Certain identified information in this agreement denoted with “[***]” has been excluded from this exhibit pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and of the type that the registrant treats as private and confidential.

Exhibit 2.1

INVESTMENT AGREEMENT

THIS INVESTMENT AGREEMENT is made October 15, 2024

AMONG:

LITHIUM AMERICAS CORP., a corporation organized and existing under the laws of the Province of British Columbia

(“LAC”)

- and -

LITHIUM NEVADA VENTURES LLC, a limited liability company organized and existing under the laws of the State of Delaware

(“Holdco”)

- and -

GENERAL MOTORS HOLDINGS LLC, a limited liability company organized and existing under the laws of the State of Delaware

(the “Investor”)

RECITALS:

A.
The Investor has agreed to make investments in LAC in the aggregate amount of up to US$650,000,000, on the terms and subject to the conditions set forth in the Master Purchase Agreement.
B.
Holdco was formed as an indirect wholly owned subsidiary of LAC on October 4, 2024, by the filing of the Certificate of Formation of Holdco with the Office of the Secretary of State of Delaware.
C.
Following the Restructuring which is contemplated to be consummated following the date hereof, Holdco will become the indirect owner of the Thacker Pass Project.
D.
The parties hereto have determined that it is in the best interest of the parties to replace the Tranche 2 Investment (as such term is defined in the Master Purchase Agreement) with an investment by the Investor in Holdco in accordance with the terms and subject to the conditions set forth in this Agreement.

E.
Concurrently with the execution and delivery of this Agreement, the parties hereto have executed and delivered (i) the Termination Agreement, pursuant to which they have agreed to terminate the Subscription Agreement, dated as of October 3, 2023, between LAC and the Investor and the Master Purchase Agreement, and (ii) the Amended and Restated Investor Rights Agreement.

NOW THEREFORE, in consideration of, and in reliance on, the premises, representations, warranties, covenants and agreements set forth in this Agreement, the parties hereby agree as follows:

Article 1
INTERPRETATION

1.1.
Definitions

In this Agreement, unless otherwise provided:

(a)
“Affiliate” means, as to any specified Person, any other Person or entity who directly, or indirectly through one or more intermediaries, (i) controls such specified Person, (ii) is controlled by such specified Person, or (iii) is under common control with such specified Person;
(b)
“Agreement” means this investment agreement, together with the Disclosure Schedule, and Exhibits attached hereto (which are hereby incorporated by reference and made a part hereof for all purposes), and all permitted amendments hereto or restatements hereof;
(c)
“Amended and Restated Investor Rights Agreement” means the amended and restated Investor Rights Agreement, dated as of the date hereof, between LAC and the Investor, in the form attached hereto as Exhibit A;
(d)
“Annual Financial Statements” means the audited consolidated financial statements of LAC for the years ended December 31, 2023, 2022 and 2021;
(e)
“Applicable Laws” means, with respect to any Person, property, transaction event or other matter, (i) all laws, statutes, codes, ordinances, decrees, rules, regulations, by-laws, Orders and principles of common law and equity enacted, promulgated, issued, released, or imposed by any Governmental Entity, including Securities Laws, and/or (ii) any policy, practice, protocol, requirement, standard or guideline of any Governmental Entity, in each case relating or applicable to such Person, property, transaction, event or other matter;
(f)
“Authorizations” means, with respect to any Person, any Order, Permit, approval, consent, waiver, license or similar authorization issued by, or required to be obtained from, any Governmental Entity having jurisdiction over the Person;

(g)
“Business Day” means any day, other than (i) a Saturday, Sunday or statutory holiday in the City of New York or the City of Detroit and (ii) a day on which banks are generally closed in the City of New York or the City of Detroit;
(h)
“CFPOA” has the meaning ascribed thereto in Section 3.1(oo);
(i)
“Claim” means any cause of action, action, claim, demand, lawsuit, audit, proceeding or arbitration, including, for greater certainty, any proceeding or investigation by a Governmental Entity;
(j)
“Closing” has the meaning ascribed thereto in Section 5.1;
(k)
“Closing Date” has the meaning ascribed thereto in Section 5.1;
(l)
“Code” has the meaning ascribed thereto in Section 3.1(vv);
(m)
“Common Shares” means common shares in the capital of LAC;
(n)
“Contract” means any agreement, indenture, contract, lease, deed of trust, license, option, instruments, arrangement, understanding or other commitment, whether written or oral;
(o)
“control” (including the terms “controlled by”, “controlling”, and “under common control with”) means the possession, directly or indirectly, of the power to direct, or cause the direction of, the management policies of a Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise;
(p)
“Direct Claim” has the meaning ascribed thereto in Section 8.3(a);
(q)
“Disclosure Documents” means all information and documents relating to LAC (and its predecessors, including Lithium Argentina which was formerly known as Lithium Americas Corp. prior to October 3, 2023) that are, or become, publicly available on SEDAR+ or with the United States Securities and Exchange Commission on EDGAR or otherwise available to the public, including financial statements, press releases, material change reports, prospectuses, information circulars and technical reports since June 30, 2023. For the avoidance of doubt, any disclosure documents of Lithium Argentina post-Separation Transaction are not applicable to this definition;
(r)
“Disclosure Schedule” has the meaning ascribed thereto in Section 3.1;
(s)
“DOE” means the U.S. Department of Energy, an agency of the United States of America;
(t)
“DOE ASA” means that certain Affiliate Support, Share Retention and Subordination Agreement, to be entered, by and among LAC, 1339480 B.C. Ltd., Lithium Nevada Corp., KV Projects LLC, the DOE, and Citibank, N.A., as collateral agent substantially in the form provided for interagency review on August 30, 2024;

(u)
“DOE Loan” means that certain Loan Arrangement and Reimbursement Agreement, to be entered by and between Lithium Nevada Corp. and the U.S. Department of Energy, substantially in the form provided for interagency review on August 30, 2024;
(v)
“DOE Loan Amendment” means the amendment to the DOE Loan in order to account for the change in the structure of Investor’s investment as set forth in this Agreement and the Related Agreements compared to the investment contemplated by the Tranche 2 Subscription Agreement, including the Restructuring, and other similar administrative amendments; provided, however, that the DOE Loan Amendment shall not amend or modify any material terms of the DOE Loan without the prior written consent of the Investor;
(w)
“Employee Plans” has the meaning ascribed thereto in Section 3.1(kk);
(x)
“Environmental Laws” means all Applicable Laws relating to worker health and safety, pollution, natural resources, protection and preservation of the natural environment or any species that might make use of it or the generation, production, import, export, use, handling, storage, treatment, transportation, disposal or release of Hazardous Materials, including under common law, and all Authorizations issued pursuant to such Applicable Laws;
(y)
“Environmental Permits” includes all Orders, Permits, certificates, approvals, consents, registrations and licenses issued by, or required to be obtained from, any authority of competent jurisdiction under any Environmental Law;
(z)
“Equity Securities” means, with respect to any Person, (i) any shares of capital stock, limited liability company interests, partnership interests or other equity interests of such Person or any subsidiary of such Person or any securities convertible into or exchangeable or exercisable for any shares of capital stock, limited liability company interests, partnership interests or other equity interests in such Person or any subsidiary of such Person, (ii) any equity-based awards, contingent value rights, “phantom” stock warrants, calls, options or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any equity interest of, or other securities or ownership interests in such Person or any subsidiary of such Person, or other rights to acquire from such Person or any subsidiary of such Person, or any other obligation or agreement of such Person or any subsidiary of such Person to issue, deliver or sell, or cause to be issued, delivered or sold, any voting securities of, or other equity interests in, such Person or any subsidiary of such Person, or (iii) any other rights, arrangements or agreements to receive cash in respect of the value of equity interests in the such Person or any subsidiary of such Person;
(aa)
“Exhibits” has the meaning ascribed thereto in Section 1.3;
(bb)
“Existing Instrument” has the meaning ascribed thereto in Section 3.1(c);
(cc)
“FCPA” has the meaning ascribed thereto in Section 3.1(oo);

(dd)
“First Amendment to Phase 1 Offtake Agreement” means the First Amendment to Lithium Offtake Agreement to be entered into by and among LAC, Lithium Nevada Corp. and the Investor, in the form attached hereto as Exhibit E-1;
(ee)
“First Assignment Agreement” means that certain Assignment of Offtake Agreement, dated as of October 3, 2023, by and among Lithium Argentina, LAC and the Investor;
(ff)
“GDPR” has the meaning ascribed thereto in Section 3.1(uu);
(gg)
“GM Letters of Credit” means one or more letters of credit delivered by the Investor in favor of Citibank, N.A. (or its successor), as collateral agent under the DOE Loan, to satisfy the Funded Completion Support Commitment (as defined in the DOE ASA);
(hh)
“Governmental Entity” means any domestic or foreign federal, provincial, regional, state, municipal or other government, governmental department, agency, authority or body (whether administrative, legislative, executive or otherwise), court, tribunal, commission or commissioner, bureau, minister or ministry, board or agency, or other regulatory authority, including any securities regulatory authorities and stock exchange;
(ii)
“Hazardous Materials” means any pollutant, contaminant or hazardous or toxic substance, material or waste that is regulated by or forms the basis of liability under, any Environmental Law, including, without limitation, (i) any material, substance or waste that is defined as a “hazardous waste”, “hazardous material”, “hazardous substance”, “extremely hazardous waste”, “restricted hazardous waste”, “pollutant”, “contaminant”, “hazardous constituent”, “special waste”, “toxic substance” or other similar term or phrase under any Environmental Law, (ii) petroleum, petroleum hydrocarbons, petroleum products, crude oil or any fraction or by-product derivatives thereof, (iii) asbestos, (iv) polychlorinated biphenyls, or (v) any radioactive substance;
(jj)
“Holdco” has the meaning ascribed thereto in the preamble;
(kk)
“Holdco 2 LLC” means Lithium Nevada Projects LLC, a Nevada limited liability company;
(ll)
“Holdco Indemnified Parties” has the meaning ascribed thereto in Section 8.2(a);
(mm)
“Holdco Subsidiaries” means Holdco 2 LLC, KV Projects LLC, and Lithium Nevada LLC, which, for the avoidance of doubt, shall be subsidiaries of Holdco after the completion of the Restructuring;
(nn)
“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board and any interpretations thereof issued by the International Financial Reporting Interpretations Committee;

(oo)
“Indemnified Party” means, in the case of Losses for which indemnification is provided under Section 8.2, any of the Holdco Indemnified Parties, or in the case of Losses for which indemnification is provided under Section 8.1, any of the Investor Indemnified Parties;
(pp)
“Indemnifying Party” means, in the case of Losses for which indemnification is provided under Section 8.2, the Investor, or in the case of Losses for which indemnification is provided under Section 8.1, LAC or Holdco, as applicable;
(qq)
“Intellectual Property” has the meaning ascribed thereto in Section 3.1(ee);
(rr)
“Interim Financial Statements” means the interim consolidated financial statements of LAC for the six months ended June 30, 2024;
(ss)
“Investor” has the meaning ascribed thereto in the preamble;
(tt)
“Investor Indemnified Parties” has the meaning ascribed thereto in Section 8.1(a);
(uu)
“Investor Rights Agreement” means the investor rights agreement, dated as of October 3, 2023, between LAC and the Investor;
(vv)
“Investor’s Initial Capital Contribution” has the meaning ascribed thereto in Section 2.1;
(ww)
“IT Systems and Data” has the meaning ascribed thereto in Section 3.1(tt);
(xx)
“Joint Venture Agreement” means the Amended and Restated Limited Liability Company Agreement of Holdco, dated as of the Closing Date, between NewCorp Inc. and the Investor, in the form attached as Exhibit B;
(yy)
“LAC” has the meaning ascribed thereto in the preamble;
(zz)
“LAC Equity Incentive Plan” means the equity incentive plan of LAC filed on SEDAR+ on October 10, 2023;
(aaa)
“LAC Financial Statements” means, collectively, the Annual Financial Statements and the Interim Financial Statements;
(bbb)
“LAC Subsidiaries” means (i) 1339480 B.C. Ltd., (ii) when applicable, NewCorp Inc. (once formed in connection with the Restructuring), (iii) U.S. Manager, LLC, (iv) LAC Exploration LLC, (v) Holdco and (vi) each of the Holdco Subsidiaries (with reference to Lithium Nevada LLC meaning Lithium Nevada Corp. (prior to the Restructuring));
(ccc)
“Lien” means any mortgage, charge, pledge, hypothec, security interest, lien (statutory or otherwise), imperfection of title, encroachment, lease, license, easement, right-of-way, condition, restriction, or adverse right or claim, or other third-party interest or encumbrance of any kind;

(ddd)
“Lithium Argentina” means Lithium Americas (Argentina) Corp.;
(eee)
“Loss” means any actual and incurred loss, liability, Claim, damage and expense whatsoever (including reasonable legal fees and expenses), including any amounts paid in settlement of any investigation, order, litigation, proceeding or Claim;
(fff)
“Management Services Agreement” means the management services agreement, dated as of the Closing Date, among U.S. Manager, LLC, Holdco, Lithium Nevada LLC, and for the purposes set forth therein, LAC, in the form attached hereto as Exhibit C;
(ggg)
“Master Purchase Agreement” means the master purchase agreement, dated as of January 30, 2023, between Lithium Argentina and the Investor, and the Joinder Agreement dated as of October 3, 2023, among LAC, Lithium Argentina and the Investor;
(hhh)
“Material Adverse Change” means any action, change, fact, event, circumstance or state of circumstances which, alone or in conjunction with other action, change, fact, event, circumstance or state of circumstances, is or could reasonably be expected to be, individually or in the aggregate, have a material adverse effect on the business, affairs, operations, properties, assets, liabilities (contingent or otherwise), capital, prospects, results of operations or condition (financial or otherwise) of LAC and the LAC Subsidiaries, taken as a whole, provided that in no event shall any matter resulting from the following be deemed a Material Adverse Change:
(i)
changes in the regulatory accounting requirements applicable to LAC or the LAC Subsidiaries;
(ii)
changes in general economic or political conditions (whether international, national or local);
(iii)
changes (including changes of Applicable Laws) generally affecting the industry or industries in which LAC or the LAC Subsidiaries operate;
(iv)
acts of war, sabotage or terrorism, pandemic, epidemic or natural disasters;
(v)
shortages or price changes with respect to raw materials, metals or products used, produced or sold in connection with the business of the members of LAC or the LAC Subsidiaries;
(vi)
the announcement or consummation of the transactions contemplated by this Agreement;
(vii)
any action taken (or omitted to be taken) at the express written request or with the express written consent of the Investor;
(viii)
any action taken by LAC or the LAC Subsidiaries that is required pursuant to this Agreement; or

(ix)
any failure by LAC or the LAC Subsidiaries to meet any internal or published projections or forecasts for any period (it being understood that the underlying cause of the failure, if any, to meet such projections or forecasts shall be taken into account in determining whether a Material Adverse Change has occurred or could occur);

provided, however, that any action, change, fact, event, circumstance or state of circumstances resulting from the matters referred to in clauses (i), (ii), (iii), (iv) and (v) above shall be excluded only to the extent such matters do not disproportionately impact LAC and the LAC Subsidiaries, taken as a whole, as compared to other Persons operating in the same industry or industries in which LAC or the LAC Subsidiaries operate;

(iii)
“Material Contract” means each Contract that is material to the business, affairs or operations of LAC and the LAC Subsidiaries, taken as a whole;
(jjj)
“Mining Rights” has the meaning ascribed thereto in Section 3.1(s);
(kkk)
“Money Laundering Laws” has the meaning ascribed thereto in Section 3.1(pp);
(lll)
“NewCorp Inc.” means the entity described on Exhibit H as “NewCorp Inc.” to be formed in connection with the Restructuring;
(mmm)
“NYSE” means the New York Stock Exchange;
(nnn)
“OFAC” has the meaning ascribed thereto in Section 3.1(qq);
(ooo)
“Order” means any order, directive, judgment, decree, injunction, decision, ruling, award or writ of any Governmental Entity;
(ppp)
“Ordinary Course”, when used in relation to the taking of any action by any Person, means that the action is consistent with the past practices of such Person, or its business, is taken in the ordinary course of normal day-to-day operations of such Person, or its business and is consistent with reasonable, industry standard actions by LAC, including in furtherance of (i) capital-raising activities of LAC, (ii) or any Specified Matters that may arise in respect of LAC;
(qqq)
“Outside Date” means February 28, 2025;
(rrr)
“Permit” means any permit, license, approval, or other authorization required to be obtained by any Governmental Entity;

(sss)
“Permitted Liens” means, in respect of LAC and the LAC Subsidiaries, any one or more of the following:
(i)
Liens or deposits for Taxes or charges for electricity, gas, power, water and other utilities (A) which are not yet due and payable or delinquent or (B) which are being contested in good faith by appropriate proceedings and in respect of which the applicable Governmental Entity is prevented from taking collection action during the valid contest of such amounts and in respect of which reserves have been provided in the most recently published consolidated financial statements of LAC in accordance with IFRS;
(ii)
inchoate or statutory Liens of contractors, subcontractors, mechanics, workers, suppliers, materialmen, carriers and others in respect of the construction, maintenance, repair or operation of the assets of LAC and the LAC Subsidiaries, provided that such Liens are related to obligations not yet due or delinquent, are not registered against title to any assets of LAC and the LAC Subsidiaries and in respect of which adequate holdbacks are being maintained as required by Applicable Laws or as imposed by any Governmental Entity having jurisdiction over real property;
(iii)
municipal by-laws, regulations, ordinances, zoning law, building or land use restrictions and other limitations imposed by any Governmental Entity having jurisdiction over real property provided that the same does not materially impair the use, marketability or development of real property as presently used or planned to be used;
(iv)
customary rights of general application reserved to or vested in any Governmental Entity to control or regulate any interest in the facilities in which LAC or the LAC Subsidiaries conduct their business, provided that such Liens, encumbrances, exceptions, agreements, restrictions, limitations, contracts and rights (A) were not incurred in connection with any indebtedness, and (B) do not materially impair or add material cost to the value or use of the subject property;
(v)
Liens incurred, created and granted in the ordinary course of business to a public utility, municipality or Governmental Entity in connection with operations conducted with respect to the assets of LAC and the LAC Subsidiaries, but only to the extent those Liens relate to costs and expenses for which payment is not yet due or delinquent;
(vi)
easements, rights of way, restrictions, restrictive covenants, servitudes and similar rights in land including rights of way and servitudes for highways and other roads, railways, sewers, drains, gas and oil pipelines, gas and water mains, electric light, power, telephone, telegraph or cable television conduits, poles, wires and cables, that in each case do not materially impair the use of such property as it is being used on the date of this Agreement;

(vii)
such other imperfections or irregularities of title or Liens as do not individually or in the aggregate materially detract from the value or materially and adversely affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties;
(viii)
any Liens, other than those described above, that are (A) registered or of record as of the date hereof against title to real property comprising the assets of LAC and the LAC Subsidiaries in the applicable land registry offices or recording offices, or (B) registered or recorded, as of the date hereof, against the assets of LAC and the LAC Subsidiaries in a public personal property registry, or similar registry systems;
(ix)
Liens granted in connection with any project financing obtained by LAC; and
(x)
Liens that could not result in an aggregate liability in excess of $[***];
(ttt)
“Person” means and includes any individual, corporation, limited partnership, general partnership, joint stock corporation, limited liability corporation, joint venture, association, corporation, trust, bank, trust corporation, pension fund, business trust or other organization, whether or not a legal entity, and any Governmental Entity;
(uuu)
“PFIC” has the meaning ascribed thereto in Section 3.1(vv);
(vvv)
“Phase 1” means Phase 1 of the Thacker Pass Project as described on Exhibit D;
(www)
“Phase 1 Offtake Agreement” means that certain Lithium Offtake Agreement, dated as of February 16, 2023, by and between Lithium Argentina and the Investor, as assigned to LAC by Lithium Argentina on October 3, 2023, pursuant to the First Assignment Agreement;
(xxx)
“Phase 1 Offtake Agreement Amendment Documents” means, collectively, the First Amendment to Phase 1 Offtake Agreement, the Second Assignment Agreement and the Second Amendment to Phase 1 Offtake Agreement;
(yyy)
“Phase 2 Offtake Agreement” means the lithium offtake agreement, dated as of the Closing Date, between Lithium Nevada LLC, LAC and the Investor, in the form attached hereto as Exhibit F;
(zzz)
“Policies” has the meaning ascribed thereto in Section 3.1(uu);
(aaaa)
“Privacy Laws” has the meaning ascribed thereto in Section 3.1(uu);
(bbbb)
“Purchased Membership Interests” has the meaning ascribed thereto in Section 2.1;
(cccc)
“Regulation M” has the meaning ascribed thereto in Section 3.1(ww);

(dddd)
“Related Agreements” means the Joint Venture Agreement, the Amended and Restated Investor Rights Agreement, the Management Services Agreement, the Phase 1 Offtake Agreement Amendment Documents, the Phase 2 Offtake Agreement and the Termination Agreement, as applicable;
(eeee)
“Release” means any release, spill, emission, leaking, pumping, pouring, injection, deposit, disposal, emptying, escaping, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the environment;
(ffff)
“Restructuring” has the meaning ascribed thereto in Section 2.2;
(gggg)
“Restructuring Documents” has the meaning ascribed thereto in Section 2.2;
(hhhh)
“Sanctioned Person” means any Person: (i) who is a restricted or prohibited Person as designated or included in any list of designated or restricted parties under any export control or economic sanctions laws of the United States or any other applicable Sanctions Authority; (ii) a Person domiciled, organized, or resident in, a Sanctioned Territory; or (iii) an entity owned or controlled by any of the foregoing Persons in clauses (i) or (ii) hereof;
(iiii)
“Sanctioned Territory” means at any time, a country or territory which is, or whose government is, the subject of Sanctions broadly prohibiting dealings with such country, territory or government (at the time of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic and the so-called Luhansk People’s Republic);
(jjjj)
“Sanctions” means the economic sanctions laws, trade embargoes, export controls or restrictive measures administered, enacted or enforced by any Sanctions Authority;
(kkkk)
“Sanctions Authority” means the United States government and any of its agencies (including, without limitation, OFAC, BIS, the U.S. State Department and the U.S. Department of Commerce), the European Union and each of its member states, the United Nations Security Council, the United Kingdom, the Canadian government, or any other Governmental Entity with jurisdiction over the parties to this Agreement;
(llll)
“Second Amendment to Phase 1 Offtake Agreement” means the Second Amendment to Lithium Offtake Agreement to be entered into by and among Lithium Nevada LLC, LAC and the Investor, in the form attached hereto as Exhibit E-3;
(mmmm)
“Second Assignment Agreement” means the Assignment of Offtake Agreement to be entered into by and among LAC, Lithium Nevada Corp. and the Investor, in the form attached hereto as Exhibit E-2.
(nnnn)
“Securities Laws” means, the securities laws, regulations and rules of each of the states, provinces and territories of Canada and the United States, and the blanket rulings and policies and written interpretations of, and multilateral or national instruments adopted by, the securities regulatory authorities of Canada and the United States and each of their respective states, provinces and territories, as well as the rules and policies of the TSX and the NYSE and any other stock or securities exchange, marketplace or trading market upon which the securities of LAC are listed for trading;
(oooo)
“Separation Transaction” has the meaning ascribed thereto in that certain Master Purchase Agreement, dated as of January 30, 2023, by and between LAC and Investor;
(pppp)
“Specified Matters” means any action, investigation, review, or inquiry involving LAC or its shareholders at any time prior to the Closing Date relating to foreign investment law matters, which for greater certainty includes (i) the receipt by LAC of any notice under the Investment Canada Act or any request for information in relation to any matter under review under Part IV.1 of the Investment Canada Act; and (ii) the receipt by LAC of any request for information from CFIUS pursuant to the Defense Production Act of 1950, as amended, and the implementing regulations thereof;
(qqqq)
“subsidiary” means, with respect to any Person, (i) any other Person of which at least a majority of (A) the economic interests in or (B) the Equity Securities, having by their terms voting power to elect a majority of the board of directors or other Persons performing similar functions of such other Person, are directly or indirectly owned by such Person or one or more subsidiaries of such Person, or a combination thereof and (ii) any partnership of which such Person or another subsidiary of such Person is the general partner;
(rrrr)
“Survival Date” has the meaning ascribed thereto in Section 8.4;
(ssss)
“Tax” or “Taxes” includes any federal, state, provincial, local, foreign and other taxes, duties, fees, premiums, assessments, imposts, levies, expansion fees and other charges of any kind whatsoever imposed by any Governmental Entity, including all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Entity in respect thereof, and including those levied on, or measured by, or referred to as, income, gross receipts, profits, windfall, royalty, capital, transfer, land transfer, sales, goods and services, harmonized sales, use, value-added, excise, stamp, withholding, business, franchising, property, development, occupancy, employer health, payroll, employment, health, social services, net proceeds, ad valorem, bank shares, alternative or add-on minimum, environmental, transaction, lease, occupation, severance, energy, unemployment, workers’ compensation, capital gains, special assessment, digital services, escheat, unclaimed property, capital stock, disability, production, utility, intangible property, estimated, education and social security taxes, all surtaxes, all customs duties and import and export taxes, countervail and anti-dumping, all license, franchise and registration fees and all employment insurance, health insurance and Canada and other pension plan premiums or contributions imposed by any Governmental Entity, and any transferee or successor liability in respect of any of the foregoing;

(tttt)
“Tax Returns” includes all returns, reports, declarations, elections, notices, filings, forms, statements and other documents (whether in tangible, electronic or other form) and including any amendments, schedules, attachments, supplements, appendices and exhibits thereto, made, prepared, filed or required to be made, prepared or filed under Applicable Law in respect of Taxes;
(uuuu)
“Termination Agreement” means the termination agreement, dated as of the date hereof, between LAC and the Investor, in the form attached hereto as Exhibit G;
(vvvv)
“Thacker Pass Project” means the lithium mine being developed by LAC and certain LAC Subsidiaries at the Thacker Pass project property located in Humboldt County, Nevada;
(wwww)
“Thacker Pass Properties” has the meaning ascribed thereto in Section 3.1(z);
(xxxx)
“Third Party” has the meaning ascribed thereto in Section 8.3(a);
(yyyy)
“Third Party Claim” has the meaning ascribed thereto in Section 8.3(a);
(zzzz)
“Threatened Release” means a substantial likelihood of a sudden Release that requires immediate action to prevent or mitigate damage to the environment that may result from such Release;
(aaaaa)
“Tranche 2 Subscription Agreement” means that certain Subscription Agreement, dated as of February 16, 2023, between LAC and Investor;
(bbbbb)
“Transfer Taxes” means sales, use, transfer, real property transfer, recording, registration, stamp, stamp duty or similar Taxes and fees, and all formalities and recording costs that are imposed by any Governmental Entity, in each case, including any interest, penalties or additions to Tax attributable thereto (or attributable to the nonpayment thereof);
(ccccc)
“TSX” means the Toronto Stock Exchange;
(ddddd)
“United States” means the United States of America, its territories and possessions, any State of the United States and the District of Columbia;
(eeeee)
“Unpatented Claims” has the meaning ascribed thereto in Section 3.1(z);
(fffff)
“U.S. Manager, LLC” means LAC Management LLC, a Nevada limited liability company;
(ggggg)
“U.S. Person” has the meaning set forth in Rule 902(k) of Regulation S under the U.S. Securities Act. Without limiting the foregoing, but for greater clarity in this Agreement, a U.S. Person includes, subject to the exclusions set forth in Regulation S, (i) any natural person resident in the United States, (ii) any partnership or corporation organized or incorporated under the laws of the United States, (iii) any estate or trust of which any executor, administrator or trustee is a U.S. Person, (iv) any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated, or (if an individual) resident in the United States, and (v) any partnership or corporation organized or incorporated under the laws of any non-U.S. jurisdiction which is formed by a U.S. Person principally for the purpose of investing in securities not registered under the U.S. Securities Act, unless it is organized or incorporated, and owned, by U.S. accredited investors who are not natural persons, estates or trusts;
(hhhhh)
“U.S. Securities Act” means the United States Securities Act of 1933, as amended;
(iiiii)
“Water Pollution Control Permit” means Permit no. NEV2O2O 104, issued by the State of Nevada, Division of Environmental Protection -- Bureau of Mining Regulation and Reclamation, dated February 25, 2022.
1.2.
Interpretation

For the purposes of this Agreement:

(a)
words (including defined terms) using or importing the singular number include the plural and vice versa, words importing one gender only shall include all genders;
(b)
the headings used in this Agreement are for ease of reference only and shall not affect the meaning or the interpretation of this Agreement;
(c)
all accounting terms not defined in this Agreement shall have the meanings generally ascribed to them under IFRS;
(d)
the phrases “to the knowledge of”, “to the best knowledge of”, or “of which they are aware”, or other similar expressions limiting the scope of any representation, warranty, acknowledgement, covenant or statement made by a party to this Agreement, means that such party has reviewed all records, documents and other information currently in their possession or under their control which would be regarded as reasonably relevant to the matter and has, where applicable, made appropriate enquiries of the senior officers of LAC;
(e)
unless otherwise specified, all references in this Agreement to the symbol “$” are to the lawful money of the United States of America;
(f)
the use of “including” or “include” will in all cases mean “including, without limitation” or “include, without limitation,” respectively;
(g)
reference to any Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable Contract, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(h)
reference to any Contract (including this Agreement), document, or instrument shall mean such Contract, document, or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of this Agreement;
(i)
reference to any statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder;
(j)
the phrases “hereunder,” “hereof,” “hereto,” and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section, paragraph, or clause of, or Exhibit or Disclosure Schedule to, this Agreement; and
(k)
references to time are to the local time in Vancouver, British Columbia.
1.3.
Exhibits

The following exhibits attached to this Agreement (the “Exhibits”) form part of this Agreement:

Exhibit A - Amended and Restated Investor Rights Agreement

Exhibit B - Joint Venture Agreement

Exhibit C - Management Services Agreement

Exhibit D - Description of Phase 1

Exhibit E-1 - First Amendment to Phase 1 Offtake Agreement

Exhibit E-2 - Second Assignment Agreement

Exhibit E-3 - Second Amendment to Phase 1 Offtake Agreement

Exhibit F - Phase 2 Offtake Agreement

Exhibit G - Termination Agreement

Exhibit H - Restructuring Step Plan

Article 2
HOLDCO INVESTMENT; RESTRUCTURING

2.1.
Holdco Investment

Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Investor agrees to subscribe for and purchase from Holdco, and Holdco agrees to sell and issue, a number of “Units” (as defined in the Joint Venture Agreement) representing 38% of the issued and outstanding limited liability company interests in Holdco as of the Closing Date (the “Purchased Membership Interest”), free and clear of all Liens (other than Liens arising out of, under or in connection with applicable Securities Laws). As total consideration for the issuance of the Purchased Membership Interests to the Investor, the Investor agrees to (i) make an initial capital contribution to Holdco of US$330,000,000 in cash on the Closing Date (the “Investor’s Initial Capital Contribution”), (ii) an additional capital contribution to Holdco of $100,000,000 in cash at FID (as defined in the Joint Venture Agreement), subject to the terms and conditions with respect to such additional capital contribution set forth in the Joint Venture Agreement, and (iii) provide the GM Letters of Credit, subject to the terms and conditions set forth in the Joint Venture Agreement.

The Investor shall pay the Investor’s Initial Capital Contribution at the Closing by wire transfer of immediately available funds to the account that Holdco designated in writing to the Investor, which such designation shall be provided at least five (5) Business Days prior to the Closing Date.

2.2.
Restructuring

LAC shall, following the date hereof, take all actions necessary to complete the restructuring of LAC and the LAC Subsidiaries as set forth on Exhibit H (collectively, the “Restructuring”). The parties hereto acknowledge and agree that (i) any document or instrument of conveyance to complete the Restructuring shall in each case be in form and substance reasonably acceptable to the Investor (collectively, the “Restructuring Documents”) and (ii) in no event shall LAC cause or allow Holdco or any of the Holdco Subsidiaries to, directly or indirectly, incur, bear or otherwise assume liability or be responsible for any costs or expenses incurred by LAC or any LAC Subsidiary in connection with the Restructuring (including any applicable Transfer Taxes).

Article 3
REPRESENTATIONS, WARRANTIES, ACKNOWLEDGMENTS
AND AUTHORIZATIONS

3.1.
Representations and Warranties of LAC and Holdco

Except as otherwise disclosed in the correspondingly numbered sections of the schedules to this Article 3 delivered to the Investor by LAC and Holdco (the “Disclosure Schedule”), each of LAC and Holdco hereby, jointly and severally, represents and warrants to the Investor as follows and acknowledges that the Investor is relying on such representations and warranties in connection with the transactions contemplated herein:

(a)
this Agreement, the Termination Agreement and, at the time of Closing, each other Related Agreement, to the extent a party to such Related Agreement, has been duly authorized, executed and delivered by LAC and Holdco and constitutes a legal, valid and binding obligation of LAC and Holdco enforceable against LAC and Holdco in accordance with its terms, and will not violate or conflict with the constating documents of LAC and Holdco or the terms of any restriction, agreement or undertaking to which LAC or Holdco is subject;
(b)
LAC and each of the LAC Subsidiaries has been duly incorporated or organized (other than NewCorp Inc. prior to the Restructuring), as the case may be, and is validly existing as a corporation, partnership or limited liability company, as applicable, in good standing under the laws of the jurisdiction of its incorporation or organization and has the power and authority (corporate or other) to own, lease and operate its properties and to conduct its business. LAC and each of the LAC Subsidiaries is qualified as a corporation, partnership or limited liability company, as applicable, to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to be so qualified or in good standing would not result in a Material Adverse Change, and has all requisite power and authority to conduct its business and to own, lease and operate its property and assets and to execute, deliver and perform its obligations under this Agreement or any Related Agreement (as applicable). All of the issued and outstanding Equity Securities of each of the LAC Subsidiaries have been duly authorized and validly issued, are fully paid and non-assessable and are owned by LAC, directly or through subsidiaries, free and clear of any Lien. After the completion of the Restructuring, all of the issued and outstanding Equity Securities of each of the Holdco Subsidiaries will be owned by Holdco, directly or through subsidiaries. None of the outstanding capital stock or equity interest in any LAC Subsidiary was issued in violation of pre-emptive or similar rights of any security holder of such LAC Subsidiary. The constitutive or organizational documents of each of the LAC Subsidiaries comply in all material respects with the requirements of applicable laws of its jurisdiction of incorporation or organization and are in full force and effect;
(c)
none of LAC or any of the LAC Subsidiaries is in violation of its charter or by-laws, partnership agreement or operating agreement or similar organizational documents, as applicable, or is in default (or, with the giving of notice or lapse of time, would be in default) under any indenture, loan, credit agreement, note, lease, license agreement, contract, franchise or other instrument (including, without limitation, any pledge agreement, security agreement, mortgage or other instrument or agreement evidencing, guaranteeing, securing or relating to indebtedness) to which LAC or any of the LAC Subsidiaries is a party or by which it or any of them may be bound, or to which any of their respective properties or assets are subject (each, an “Existing Instrument”), except for such defaults as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Change. LAC’s and Holdco’s execution, delivery and performance of this Agreement and each Related Agreement (as applicable) and the consummation of the transactions contemplated hereby and thereby, including the Restructuring, (i) have been duly authorized by all necessary corporate action and will not result in any violation of the provisions of the charter or by-laws, partnership agreement or operating agreement or similar organizational documents, as applicable, of LAC or any LAC Subsidiary, (ii) will not conflict with or constitute a breach of or default under, or result in the creation or imposition of any Lien upon any property or assets of LAC or any of the LAC Subsidiaries pursuant to, or require the consent of any other party to, any Existing Instrument, except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Change, and (iii) will not result in any violation of any Applicable Laws with respect to LAC or any of the LAC Subsidiaries that would reasonably be expected to result in a Material Adverse Change. Other than the DOE, no consent, approval, authorization or other order of, or registration or filing with, any court or other Governmental Entity is required for LAC’s or Holdco’s execution, delivery and performance of this Agreement and the Related Agreements and consummation of the transactions contemplated hereby, including the Restructuring;

(d)
the entering into of this Agreement and the Related Agreements, to the extent a party to such Related Agreement, and the exercise of the rights and performance of the obligations hereunder and thereunder by LAC and Holdco do not and will not: (i) conflict with or result in a default under any agreement, Material Contracts, mortgage, bond or other instrument to which LAC or any LAC Subsidiary is a party; or (ii) conflict with or violate any Applicable Laws, in each case other than a conflict, default or violation that would not reasonably be expected to have a Material Adverse Change;
(e)
the authorized capital of LAC consists of an unlimited number of common shares without par value. As of October 1, 2024, there were (i) 218,322,245 Common Shares issued and outstanding all of which have been authorized and validly issued and are fully paid and non-assessable, and (ii) outstanding options, restricted share units, performance share units and deferred share units under LAC Equity Incentive Plan providing for the issuance of up to 3,265,719 Common Shares upon the exercise or settlement thereof. There is no outstanding contractual obligation of LAC to repurchase, redeem or otherwise acquire any Common Shares or any convertible securities issued by LAC. Except as disclosed in the preceding sentences of this Section 3.1(e) and except as disclosed in Section 3.1(e) of the Disclosure Schedule, and subject to options, restricted share units, performance share units and deferred share units issued to new hires and other employees in the ordinary course under LAC Equity Incentive Plan, LAC and each LAC Subsidiary have no other outstanding agreement, subscription, warrant, option, right or commitment (nor has it granted any right or privilege capable of becoming an agreement, subscription, warrant, option, right or commitment) obligating LAC or any of the LAC Subsidiaries to issue or sell any Common Shares or other securities, including any security or obligation (including through voting agreements or voting trusts) of any kind convertible into or exchangeable or exercisable for any Common Shares, other securities of LAC or securities of any of the LAC Subsidiaries;
(f)
LAC legally and beneficially, directly or indirectly, owns 100% of the issued and outstanding Equity Securities of the LAC Subsidiaries;
(g)
Other than as contemplated in connection with the Restructuring, (i) no Equity Securities of Holdco are issued or outstanding, except for limited liability company interests that the books and records of the Holdco indicate are owned of record and beneficially by U.S. Manager, LLC, and (ii) Holdco (A) has not issued securities convertible into or exchangeable for any limited liability company interests of Holdco; (B) has not issued options, warrants or other rights to purchase or subscribe to limited liability company interests of Holdco or securities that are convertible into or exchangeable for any limited liability company interests of Holdco; (C) is not party to any Contract relating to the issuance, sale or transfer of limited liability company interests of Holdco, any such convertible or exchangeable securities or any such options, warrants or other rights; and (D) has not issued any equity appreciation rights, profit participation rights or similar rights with respect to limited liability company interests of Holdco. Except as imposed by Applicable Law (and for this Agreement, the Related Agreements and the DOE Loan), there are no restrictions upon, or voting trusts, proxies or other Contracts of any kind with respect to, the voting, purchase, redemption, acquisition or transfer of, or the declaration or payment of any distribution on, any limited liability company interests of Holdco to which Holdco is a party. There are no issued or authorized stock appreciation, phantom stock, profit participation or similar rights or any other equity interests with respect to Holdco. Following the Closing, after giving effect to the transactions contemplated herein, the issued and outstanding Equity Securities of Holdco shall consist solely of the limited liability company interests that are held of record by the Investor and NewCorp Inc., as reflected in the Joint Venture Agreement, and all such limited liability company interests shall be duly authorized and validly issued;
(h)
after the completion of the Restructuring, Holdco will legally and beneficially, directly or indirectly, own 100% of the issued and outstanding Equity Securities of the Holdco Subsidiaries. After the completion of the Restructuring, Holdco will not beneficially own or exercise control or direction (including through voting agreements or voting trusts) over any outstanding voting shares of any Person, other than the Holdco Subsidiaries;
(i)
each of Holdco, NewCorp, Inc. and Holdco 2 LLC is or will be a newly formed “shell” entity that has no operations and has never conducted any operations or engaged in any business, transaction, or activity. Except in connection with this Agreement or the transactions contemplated hereby, each of Holdco, NewCorp, Inc. and Holdco 2 LLC (i) does not have, and has never had, any assets, liabilities, obligations, operations, employees, customers, suppliers, Intellectual Property or rights, obligations or relationships of any kind and (ii) is not, and has never been, party to or bound by any Contract;
(j)
LAC Financial Statements have been prepared in accordance with IFRS applied on a basis consistent with those of previous periods and in accordance with Applicable Laws except (i) as otherwise stated in the notes to such statements or, in the case of the Annual Financial Statements, in the auditor’s report thereon and (ii) except that the Interim Financial Statements are prepared in accordance with IFRS applicable to the preparation of interim financial statements, including International Accounting Standard 34, Interim Financial Reporting, and are subject to normal period-end adjustments and may omit notes which are not required by Applicable Laws or IFRS. LAC Financial Statements, together with the related management’s discussion and analysis, present fairly, in all material respects, the assets, liabilities and financial condition of LAC and the LAC Subsidiaries as at the respective dates thereof and the losses, comprehensive losses, results of operations, changes in shareholders’ equity and cash flows of LAC and the LAC Subsidiaries for the periods covered thereby (subject, in the case of the Interim Financial Statements, to normal period end adjustments). There are no outstanding loans made by LAC or the LAC Subsidiaries to any director or officer of LAC or the LAC Subsidiaries. None of LAC or the LAC Subsidiaries have any liabilities, except (i) liabilities reflected on, or reserved against, in LAC Financial Statements; and (ii) except as disclosed in Section 3.1(j) of the Disclosure Schedule, liabilities that have arisen since the date of the Interim Financial Statements in the Ordinary Course consistent with past practice and the DOE Loan, none of which is a liability resulting from or arising out of any breach of contracts, breach of warranty, tort infringement, misappropriation, or violation of Applicable Law;

(k)
LAC and each of the LAC Subsidiaries make and keep accurate books and records and maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences;
(l)
since October 3, 2023, there has been no Material Adverse Change and none of LAC or the LAC Subsidiaries has:
(i)
paid or declared any dividend or incurred any material capital expenditure or made any commitment therefor, except in the Ordinary Course;
(ii)
incurred any obligation or liability, direct or indirect, contingent or otherwise, except in the Ordinary Course or as disclosed in Section 3.1(l)(ii) of the Disclosure Schedule;
(iii)
entered into any material transaction, except in each case as disclosed in the Disclosure Documents, elsewhere in this Agreement, Section 3.1(l)(iii) of the Disclosure Schedule, or in the Ordinary Course; or
(iv)
sold, leased, licensed, transferred, or otherwise disposed of, or incurred any Lien (other than a Permitted Lien or as disclosed in Section 3.1(l)(iv) of the Disclosure Schedule) on any of its properties or assets, except in the Ordinary Course;
(m)
LAC and the LAC Subsidiaries, on a consolidated basis, have established and maintain disclosure controls and procedures (as defined in applicable Securities Laws) that (i) are designed to provide reasonable assurance that information required to be disclosed by LAC in its annual filings, interim filings or other reports filed or submitted by it under applicable Securities Laws is recorded, processed, summarized and reported within the time periods specified in applicable Securities Laws and include controls and procedures designed to ensure that information required to be disclosed by LAC in its annual filings, interim filings or other reports filed or submitted under applicable Securities Laws is accumulated and communicated to LAC’s management, including its certifying officers, as appropriate to allow timely decisions regarding required disclosure; (ii) have been evaluated by management of LAC for effectiveness in accordance with applicable Securities Laws as of the end of LAC’s most recent audited fiscal year; and (iii) are effective in all material respects to perform the functions for which they were established as of the end of LAC’s most recent audited fiscal year. Since the end of LAC’s most recent audited fiscal year up to the end of LAC’s most recent reported interim financial period, other than as may be publicly disclosed by LAC, there have been no significant limitations or material weaknesses, in each case, in LAC’s design of its internal control over financial reporting (whether or not remediated) and no change in LAC’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, LAC’s internal controls over financial reporting;

(n)
PricewaterhouseCoopers LLP, Chartered Professional Accountants, which has expressed its opinion with respect to the Annual Financial Statements, are independent auditors with respect to LAC as required under applicable Securities Laws. There has not been a “reportable event” (within the meaning of National Instrument 51-102 – Continuous Disclosure Obligations) between LAC and PricewaterhouseCoopers LLP;
(o)
except provided for in the DOE Loan, no LAC Subsidiary is prohibited or restricted, directly or indirectly, from paying dividends to LAC, or from making any other distribution with respect to such LAC Subsidiary’s equity securities or from repaying to LAC or any other LAC Subsidiary any amounts that may from time to time become due under any loans or advances to such LAC Subsidiary from LAC or from transferring any property or assets to LAC or to any other LAC Subsidiary;
(p)
LAC and each of the LAC Subsidiaries have not committed an act of bankruptcy, are not insolvent, have not proposed a compromise or arrangement to creditors generally, have not had a petition or a receiving Order in bankruptcy filed against any of them, have not made a voluntary assignment in bankruptcy, have not taken any proceedings with respect to a compromise or arrangement, have not taken any proceedings to be declared bankrupt or wound-up, have not taken any proceedings to have a receiver appointed for any of property and have not had any execution or distress become enforceable or become levied upon any of property. Each of LAC and the LAC Subsidiaries has, and will at the Closing Date have, sufficient working capital to satisfy its obligations under this Agreement or under any Related Agreement, as applicable, and has sufficient capital to satisfy the “going concern” test under IFRS;
(q)
LAC and each of the LAC Subsidiaries are, and, as applicable, since June 30, 2021 have been, in material compliance with all Applicable Laws, and there is no Claim now pending or, to the knowledge of LAC, threatened, against or affecting LAC and the LAC Subsidiaries, which would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Change and none of LAC or any of the LAC Subsidiaries are, to the knowledge of LAC, under any investigation with respect to, have been charged or to the knowledge of LAC threatened to be charged with, or have received notice of, any violation, potential violation or investigation of any Applicable Law or a disqualification by a Governmental Entity. No material labor dispute with current and former employees of LAC or any of the LAC Subsidiaries exists, or, to the knowledge of LAC, is imminent and, to the knowledge of LAC, there is no existing, threatened or imminent labor disturbance or union organizing campaign by the employees of any of the principal suppliers, manufacturers or contractors of LAC that would have a Material Adverse Change;
(r)
except as set forth in Section 3.1(r) of the Disclosure Schedule, each of LAC and the LAC Subsidiaries holds all necessary and material licenses, Permits, approvals, consents, certificates, registrations and authorizations, whether governmental, regulatory or otherwise, to enable its business to be carried on as presently conducted and its property and assets to be owned, leased and operated, and the same are validly existing and in good standing and none of the same contain or is subject to any term, provision, condition or limitation which may adversely change, in a material manner, or terminate such license,

Permit, approval, consent, certification, registration or authorization by virtue of the completion of the transactions contemplated hereby;
(s)
Holdco and the Holdco Subsidiaries, taken as a whole: (i) own, lease, license, control or otherwise have legal rights to, through unpatented mining claims and millsites, fee lands, mining or mineral leases, exploration and mining permits, mineral concessions or otherwise (collectively, “Mining Rights”), all of the rights, titles and interests materially necessary or appropriate to authorize and enable the appropriate Holdco Subsidiary to access and carry on the material mineral exploration and/or mining, development and commissioning activities as currently being undertaken or as planned at the Thacker Pass Project, and (ii) are not in material default of such rights, titles and interests. All work required to be performed and payments required to be made in relation to those Mining Rights in order to maintain Holdco’s or the applicable Holdco Subsidiary’s interest therein, if any, have been paid to date, performed or are in the process of being performed in accordance with Applicable Laws and LAC and each LAC Subsidiary has complied in all material respects with all Applicable Laws in connection therewith as well as with regard to legal, contractual obligations to third parties (including third party Contracts) in connection therewith, except in respect of non-material Mining Rights that Holdco or any of the Holdco Subsidiaries intends to abandon or relinquish, and except for any non-compliance which would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Change;
(t)
all exploration and development operations on the properties of LAC and the LAC Subsidiaries, including all operations and activities relating to the construction, development and commissioning of the Thacker Pass Project, have been conducted in all material respects in accordance with good exploration, development and engineering practices, and all Applicable Laws pertaining to workers’ compensation and health and safety have been complied with in all material respects;
(u)
other than as set forth in Section 3.1(u) of the Disclosure Schedule, Holdco or the Holdco Subsidiaries own, lease, control or otherwise have legal rights to all material Mining Rights under valid, subsisting and enforceable title documents or other recognized and enforceable agreements or instruments, sufficient to permit Holdco or the Holdco Subsidiaries, as applicable, and subject to the nature and scope of the relevant project, to access, explore for, and/or mine and develop the mineral deposits relating thereto, and, other than as set forth in Section 3.1(u) the Disclosure Schedule, no material commission, royalty, license fee or similar payment to any person with respect to the Mining Rights is payable, except which would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Change. All material Mining Rights in which Holdco or the Holdco Subsidiaries hold an interest or right have been validly registered and recorded in accordance in all material respects with all Applicable Laws and are valid and subsisting. Holdco or the Holdco Subsidiaries have or expect to obtain in the Ordinary Course all necessary surface rights, access rights and other necessary rights and interests relating to the Mining Rights granting Holdco or the Holdco Subsidiaries the right and ability to access, explore for, mine and develop the mineral deposits as are appropriate in view of the rights and interests therein of Holdco or the Holdco Subsidiaries, with only such exceptions as do not unreasonably interfere with the use made by Holdco or the Holdco

Subsidiaries of the rights or interest so held; and each of the documents, agreements and instruments and obligations relating thereto referred to above is currently in good standing in the name of Holdco or the Holdco Subsidiaries, as applicable, except where the failure to be in good standing would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Change;
(v)
the disclosure of the Mining Rights of LAC and the LAC Subsidiaries as reflected in the Disclosure Documents, constitutes an accurate description, in all material respects, of all material Mining Rights held by LAC and the LAC Subsidiaries, and LAC has no knowledge of any Claim or the basis for any Claim, including a Claim with respect to aboriginal or native rights, that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Change on the right thereof to use, transfer or otherwise explore for, develop and mine mineral deposits with respect to such Mining Rights;
(w)
with respect to each Material Contract: (i) such Material Contract is in full force and effect and is a valid and binding agreement of LAC or the applicable LAC Subsidiary, enforceable in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies; (ii) none of LAC or any of the LAC Subsidiaries (as applicable) are in breach, violation or default in any material respect, nor has LAC or any LAC Subsidiary received any written notice of breach of, violation of or default under (or of any condition which with the passage of time or the giving of notice would cause a breach or default under), such Material Contract; (iii) to LAC’s knowledge, no other party is in breach or default in any material respect under such Material Contract; and (iv) none of LAC or any LAC Subsidiary (as applicable) has received any written notice from any counterparty thereto to terminate (other than Material Contracts that are expiring pursuant to their terms) or not renew any Material Contract. None of LAC or any of the LAC Subsidiaries are a party or are subject to any Contracts of any nature whatsoever to acquire, be acquired by, merge or enter into any business combination or joint venture agreement with any entity, or to acquire any other business or operations;
(x)
other than as would not result in a Material Adverse Change:
(i)
all Taxes due and payable by LAC and the LAC Subsidiaries have been paid. All Tax Returns required to be filed by LAC and the LAC Subsidiaries have been duly and timely filed with all appropriate Governmental Entities and all such Tax Returns, declarations, remittances and filings are complete and accurate in all material respects;
(ii)
no audit or examination of any Tax of LAC or any of the LAC Subsidiaries is currently in progress or, to the knowledge of LAC, threatened; and there are no material issues or disputes outstanding with any Governmental Entity respecting any Taxes that have been paid, or may be payable, by LAC or any of the LAC Subsidiaries. All deficiencies proposed as a result of any audits have been paid, reserved against, settled, or as disclosed, are being contested in good faith by appropriate proceedings. No Claim or assertion has been made, or has been threatened, by any Governmental Entity against LAC or any of the LAC Subsidiaries in any jurisdiction where LAC or such LAC Subsidiary does not currently file a Tax Return that it is or may be subject to Tax by such jurisdiction;
(iii)
none of LAC or the LAC Subsidiaries (A) have entered into a written agreement or waiver extending any statute of limitations relating to the assessment, payment or collection of Taxes or the filing of Tax Returns that has not expired or (B) is presently contesting any Tax liability before any Governmental Entity, court, tribunal or other applicable agency;
(iv)
all Taxes that LAC or any of the LAC Subsidiaries are (or were) required by Applicable Law to withhold or collect in connection with amounts paid, credited or owing to any Person (including any employee, independent contractor, creditor, stockholder, member or other third party) have been duly withheld or collected, and have been duly and timely paid over to the proper Governmental Entity to the extent due and payable. Each of LAC and the LAC Subsidiaries has properly collected and remitted sales, use, value-added, goods and services, GST/HST, property, and similar Taxes with respect to sales, services, and similar transaction;
(v)
none of LAC or the LAC Subsidiaries (A) has been a member of any affiliated group filing or required to file a consolidated, combined, unitary, or other similar Tax Return (other than any such group of which LAC or such LAC Subsidiary is the common parent) or (B) has any liability for the Taxes of any Person as a transferee or successor or by contract (other than ordinary course of business agreements, such as leases or loans, the focus of which is not Taxes);
(vi)
there are no Liens for Taxes (other than Permitted Liens) upon any of the assets of LAC or any of the LAC Subsidiaries;
(vii)
none of LAC or the LAC Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any of the following that occurred or exists on or prior to the Closing Date: (A) a change in method of accounting; (B) an agreement with any taxing authority or Governmental Entity; (C) an installment sale or open transaction; or (D) a prepaid amount;
(viii)
none of LAC or any of the LAC Subsidiaries has any permanent establishment or otherwise has become subject to Tax in a jurisdiction other than the country of its formation or where it is filing Tax returns;
(ix)
none of LAC or any of the LAC Subsidiaries is a party to, or bound by, any Tax sharing, allocation or indemnity agreement, arrangement or similar Contract, except as disclosed in Section 3.1(x)(ix) of the Disclosure Schedule;

(x)
each of LAC and the LAC Subsidiaries has complied with all transfer pricing rules (including maintaining appropriate documents for all transfer pricing arrangements for purposes of Section 482 of the Code, Section 247 of the Income Tax Act (Canada), or any similar provision in the Tax law of another jurisdiction);
(xi)
there is no power of attorney given by or binding upon LAC or any of the LAC Subsidiaries with respect to Taxes for any period for which the statute of limitations (including any waivers or extensions) has not yet expired;
(y)
each of LAC and the LAC Subsidiaries is in full compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order of a taxing authority, and the consummation of the transactions contemplated by this Agreement or any Related Agreement, will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption, Tax holiday or other Tax reduction agreement or order;
(z)
with respect to the interests in real property comprising the Thacker Pass Project (the “Thacker Pass Properties”), (i) one of the Holdco Subsidiaries has good and marketable title to all of that portion of the Thacker Pass Properties comprised of fee lands, free and clear of all Liens other than Permitted Liens, and (ii) with respect to the unpatented mining claims and millsites comprising a portion of the Thacker Pass Project (collectively, the “Unpatented Claims”), subject to the paramount title of the United States of America, one of the Holdco Subsidiaries holds good record title to and a valid possessory interest in the Unpatented Claims, free and clear of all Liens other than Permitted Liens, and (A) that one of the Holdco Subsidiaries is in exclusive possession thereof; (B) all such Unpatented Claims were located, staked, filed and recorded on available public domain land in material compliance with all Applicable Laws; (C) annual assessment work (if applicable) sufficient to satisfy the requirements of Applicable Laws was timely and properly performed on or for the benefit of all such Unpatented Claims and affidavits evidencing such work were timely recorded and filed with the appropriate Governmental Entities, or claim maintenance fees required to be paid under Applicable Laws in lieu of the performance of assessment work in order to maintain the Unpatented Claims have been timely and properly paid and affidavits or other notices evidencing such payments as required under Applicable Laws have been timely and properly filed and recorded; (D) there are no material conflicts between the Unpatented Claims and unpatented mining claims or millsites owned by third parties; and (E) there are no Claims pending or, to the knowledge of LAC or the LAC Subsidiaries, threatened against or affecting any of the Unpatented Claims;
(aa)
other than as set forth in Section 3.1(aa) of the Disclosure Schedule, with respect to the water rights for water use at the Thacker Pass Project:
(i)
one of the Holdco Subsidiaries holds good and valid title to or has an irrevocable option to purchase those water rights, free and clear of all Liens other than Permitted Liens;

(ii)
each of the water rights for Phase 1 is approved, valid and in good standing in the records of the Nevada State Engineer’s Office;
(iii)
the water rights are adequate, assuming that the existing and future sources can produce the full permitted annual volume and peak flows, for the development and operation of Phase 1 of the Thacker Pass Project as contemplated by LAC;
(iv)
one of the Holdco Subsidiaries or the current owner of the water rights has acted with reasonable diligence to work toward placing the water rights to beneficial use, and none of the water rights is presently subject to forfeiture or partial forfeiture from any non-use; and
(v)
none of the LAC Subsidiaries or LAC has received or has knowledge of any written notices from the Nevada State Engineer or any other Governmental Entities respect to any violations, deficiencies or expired deadlines concerning the water rights;
(bb)
LAC is a “reporting issuer” within the meaning of applicable Securities Laws in all provinces and territories of Canada, and not on the list of reporting issuers in default under applicable Securities Laws, and no securities commission or similar regulatory or Governmental Entity has issued any order preventing or suspending trading of any securities of LAC, and LAC is not in default of any material provision of applicable Securities Laws. The Common Shares are listed on the TSX and NYSE and trading in the Common Shares on the TSX and the NYSE is not currently halted or suspended. No delisting, suspension of trading or cease trading order with respect to any securities of LAC is pending or, to the knowledge of LAC, threatened. None of LAC or any of the LAC Subsidiaries have received notice of any Claim, inquiry, review or investigation (formal or informal) of LAC or the LAC Subsidiaries by any securities commission or similar regulatory authority under applicable Securities Laws or by the TSX or the NYSE that is in effect or ongoing or expected to be implemented or undertaken. The Common Shares are registered under Section 12(b) of the U.S. Exchange Act and LAC is in compliance in all material respects with applicable Securities Laws. None of the LAC Subsidiaries are subject to any continuous or periodic, or other disclosure requirements under any Securities Laws in any jurisdiction. LAC has filed all documents required to be filed by it in accordance with applicable Securities Laws and the rules and policies of the TSX and the NYSE. The documents and information comprising the Disclosure Documents, as at the respective dates they were filed, were in compliance in all material respects with applicable Securities Laws and, where applicable, the rules and policies of the TSX and the NYSE and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. LAC has not filed any confidential material change report that at the date hereof remains confidential;

(cc)
the proven and probable mineral reserves and mineral resources, as set forth in Section 3.1(cc) of the Disclosure Schedule, were in all material respects prepared in accordance with sound mining, engineering, geosciences and other applicable industry standards and practices, and in all material respects in accordance with all Applicable Laws, including the requirements of National Instrument 43-101 – Standards of Disclosure for Mineral Projects. There has been no material reduction in the aggregate amount of estimated mineral reserves, estimated mineral resources or mineralized material of Holdco or any of the Holdco Subsidiaries, or any of their joint ventures, taken as a whole, from the amounts most recently set forth in Section 3.1(cc) of the Disclosure Schedule;
(dd)
Section 3.1(dd) of the Disclosure Schedule sets forth a correct list of all material Permits and all such material Permits are in full force and effect, and LAC and the LAC Subsidiaries have performed all of its and their obligations under and are, other than as disclosed in Section 3.1(dd) of the Disclosure Schedule, and have been, in material compliance with all such Permits. LAC and the LAC Subsidiaries are not in violation of, or in material default under, any of the Permits and LAC and the LAC Subsidiaries have not received any written or, to its and their knowledge, oral notice from any Governmental Entity (i) indicating or alleging that LAC or the LAC Subsidiaries do not possess any material Permit required to own, lease, and operate its properties and assets or to conduct the business as currently conducted or (ii) threatening or seeking to withdraw, revoke, terminate, or suspend any of its or their material Permits. None of LAC or any of the LAC Subsidiaries’ Permits will be subject to withdrawal, revocation, termination, or suspension as a result of the execution and delivery of this Agreement, any Related Agreement or the consummation of the transactions contemplated by this herein or therein;
(ee)
each of Holdco and the Holdco Subsidiaries, as applicable, owns or possesses the right to use (i) all patents, patent applications, patent disclosures, and inventions and all improvements thereto (whether or not patentable or reduced to practice), continuations, divisionals, continuations-in-part, revisions, provisionals and patents issuing on any of the foregoing, and any renewals, reexaminations, substitutions, extensions, reissues and counterparts of any of the foregoing, together with all prosecution files, utility models and invention disclosures, (ii) all trademarks, service marks, product and service names, brands, trade dress, logos, trade names, designs, business symbols, corporate names, and other indicia of source or business identifiers, whether registered or unregistered, (including all rights to sue in passing off), and all applications, registrations and renewals and extensions of or in connection therewith and common law trademarks and service marks, together with all of the goodwill associated with any of the foregoing, (iii) all copyrights, moral rights, topography rights, rights in databases and design rights, and all applications, registrations, renewals and reversions of or in connection therewith, and all works of authorship (published and unpublished), including rights in software, (iv) domain names, domain name registrations, websites, website content, and social media identifiers, names and tags (including accounts therefor and registrations thereof), (v) all trade secrets, proprietary information, data, know-how and other confidential business or technical information (including research and development, compositions, industrial designs, industrial property, manufacturing and production processes, technical data, designs, specifications and business and marketing plans and proposals), (vi) publicity and privacy rights, (vii) all other forms of rights in technology (whether or not embodied in any tangible form) and including all tangible embodiments of the foregoing, and (viii) all other intellectual property, proprietary and other rights and forms of protection of a similar nature or having equivalent or similar effect to any of these anywhere in the world, (collectively, “Intellectual Property”) necessary to permit Holdco and the Holdco Subsidiaries to conduct their business as currently conducted and planned to be conducted. None of LAC or any of the LAC Subsidiaries has received any notice nor does or has the business of LAC or any of the LAC Subsidiaries infringed or conflicted with rights of others with respect to any Intellectual Property, and none of LAC or any of the LAC Subsidiaries have knowledge of any facts or circumstances that would render any Intellectual Property owned by LAC and the LAC Subsidiaries invalid or inadequate to protect the interests of LAC or the LAC Subsidiaries therein;
(ff)
LAC and the LAC Subsidiaries take and have taken commercially reasonable steps to protect and maintain the Intellectual Property owned by LAC and the LAC Subsidiaries and the confidentiality of trade secrets and material confidential information included therein, and none of LAC or the LAC Subsidiaries have disclosed any such confidential Intellectual Property to any third party other than pursuant to a written confidentiality agreement (and other than to legal counsel who are bound by professional obligations of confidentiality), pursuant to which such third party agrees to protect such confidential information;
(gg)
neither the execution, delivery, or performance of this Agreement or any Related Agreement, nor the consummation of any of the transactions contemplated by this Agreement or any Related Agreement will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, (i) a loss of, or Lien on, any Intellectual Property owned by LAC or any LAC Subsidiary; (ii) a breach of any Material Contract related to Intellectual Property; (iii) the release, disclosure, or delivery of any Intellectual Property owned by LAC or any LAC Subsidiary, by or to any escrow agent or other Person; or (iv) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any of the Intellectual Property owned by LAC or any LAC Subsidiary;
(hh)
all Persons who have contributed, developed or conceived any Intellectual Property owned by LAC or any LAC Subsidiary have done so pursuant to a valid and enforceable agreement or other legal obligation that protects the confidential information of LAC or any LAC Subsidiary and grants LAC or any LAC Subsidiary exclusive ownership of the Person’s contribution, development or conception;
(ii)
(i) LAC and each LAC Subsidiary, their respective properties and assets, and the business, affairs and operations of each of LAC and the LAC Subsidiaries, have been in compliance in all material respects with all Environmental Laws and Environmental Permits; (ii) none of LAC or the LAC Subsidiaries are in material violation of any regulation relating to the Release or Threatened Release of Hazardous Materials; (iii) each of LAC and the LAC Subsidiaries has complied in all material respects with all reporting and monitoring requirements under all Environmental Laws and Environmental Permits; and (iv) there are no events or circumstances that might reasonably be expected to form the basis of an order for clean up or remediation, or a Claim by any private party or Governmental Entity, against or affecting LAC or the LAC Subsidiaries relating to Hazardous Materials or any Environmental Laws; and (v) there are no Environmental Permits which either Holdco or the Holdco Subsidiaries do not have which are necessary to conduct the business, affairs and operations of each of Holdco and the Holdco Subsidiaries as presently conducted or as planned, except for such Environmental Permits which if not obtained would not have a Material Adverse Change. Except as set forth on Section 3.1(ii) of the Disclosure Schedule, Holdco and each Holdco Subsidiary has, collectively, obtained or possess all material Permits required by Applicable Law and/or expects to receive all renewals for material Permits, including all material Environmental Permits, to own, lease, and operate its properties and assets and to conduct the business as currently conducted or proposed to be conducted by Holdco and the Holdco Subsidiaries, including access to and the construction, commissioning and operation of the Thacker Pass Project. Each material Environmental Permit, is valid, subsisting and in good standing and neither Holdco nor any Holdco Subsidiary is in default or breach of any material Environmental Permit, and no proceeding is pending or, to the knowledge of LAC, threatened to revoke or limit any material Environmental Permit. No approval, consent or authorization of any aboriginal or native group is pending for the operation of the businesses carried on or proposed to be commenced by Holdco or any of the Holdco Subsidiaries, including access to and the construction, commissioning and operation of the Thacker Pass Project. None of LAC or any of the LAC Subsidiaries has used, except in material compliance with all Environmental Laws and Environmental Permits, any property or facility which it owns or leases or previously owned or leased, to generate, manufacture, process, distribute, use, treat, store, dispose of, transport or handle any Hazardous Materials, except where such use would not reasonably be expected to result in a Material Adverse Change. None of LAC or any of the LAC Subsidiaries, including if applicable, any predecessor companies, have received any notice of, or been prosecuted for an offence alleging, material non-compliance with any Environmental Law, and none of LAC or any of the LAC Subsidiaries, including if applicable, any predecessor companies, have settled any allegation of material non-compliance short of prosecution. There are no orders or directions relating to environmental matters requiring any material work, repairs, construction or capital expenditures to be made with respect to any of the assets of Holdco or any Holdco Subsidiary, nor has Holdco or any Holdco Subsidiary received notice of any of the same. Except as ordinarily or customarily required by applicable Environmental Permits, none of LAC or any of the LAC Subsidiaries has received any notice or Claim wherein it is alleged or stated that it is potentially responsible in a material amount for a federal, provincial, state, municipal or local clean-up site or corrective action under any Environmental Laws. There are no environmental audits, evaluations, assessments, studies or tests relating to LAC or any of the LAC Subsidiaries except for ongoing assessments conducted by or on behalf of LAC or a LAC Subsidiary in the ordinary course;

(jj)
in the Ordinary Course, LAC conducts a periodic review of the effect of Environmental Laws on the business, operations and properties of LAC and the LAC Subsidiaries, in the course of which it identifies and evaluates associated costs and liabilities (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws or any Permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties). No facts or circumstances have come to LAC’s attention that could result in costs or liabilities that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Change;
(kk)
(kk) none of LAC or any of the LAC Subsidiaries sponsors or maintains or has any obligation to make contributions to any “pension plan” (as defined in Section 3(2) of ERISA) subject to the standards of Section 302 of the United States Employee Retirement Income Security Act of 1974, as amended. Each material plan for bonus, stock purchase, profit sharing, stock option, deferred compensation, severance or termination pay, insurance, medical, hospital, dental, vision care, drug, sick leave, disability, salary continuation, legal benefits, unemployment benefits, vacation, incentive or otherwise contributed to, or required to be contributed to, by LAC or the LAC Subsidiaries for the benefit of any current or former director, officer or employee of LAC or the LAC Subsidiaries, as applicable (the “Employee Plans”), has been maintained in all material respects in accordance with its terms and with the requirements prescribed by any and all Applicable Laws in respect of such Employee Plans;
(ll)
other than fees to be paid to LAC’s financial advisors in connection with the advisory services rendered by them in connection with the transactions contemplated by this Agreement or any Related Agreement as disclosed in Section 3.1(ll) of the Disclosure Schedule, there is no broker, finder or other party or Person, that is entitled to receive from LAC any brokerage or finder’s fee or other fee or commission as a result of any transactions contemplated by this Agreement or any Related Agreement;
(mm)
there is no broker, finder or other party or Person, that is entitled to receive from Holdco or any of the Holdco Subsidiaries any brokerage or finder’s fee or other fee or commission as a result of any transactions contemplated by this Agreement or any Related Agreement;
(nn)
each of LAC and the LAC Subsidiaries are insured by recognized and reputable institutions with policies in such amounts and with such deductibles and covering such risks as are generally deemed adequate and customary for their businesses including, but not limited to, policies covering real and personal property owned or leased by LAC and the LAC Subsidiaries against theft, damage, destruction, acts of vandalism and earthquakes. LAC has no reason to believe that it or any of the LAC Subsidiaries will not be able (i) to renew its existing insurance coverage as and when such policies expire, or (ii) to obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted and at a cost that would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Change. None of LAC or the LAC Subsidiaries has been denied any insurance coverage which it has sought or for which it has applied;

(oo)
none of LAC or any of the LAC Subsidiaries or any director, officer, or employee of LAC or any of the LAC Subsidiaries, or to the knowledge of LAC, any agent, affiliate or other person acting on behalf of LAC or any of the LAC Subsidiaries has, in the course of its actions for, or on behalf of, LAC or any of the LAC Subsidiaries (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made or taken any act in furtherance of an offer, promise, or authorization of any direct or indirect unlawful payment or benefit to any foreign or domestic government official or employee, including of any government-owned or controlled entity or public international organization, or any political party, party official, or candidate for political office; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), the Corruption of Foreign Public Officials Act (Canada) (the “CFPOA”), the UK Bribery Act 2010, or any other applicable anti-bribery or anti-corruption law; or (iv) made, offered, authorized, requested, or taken an act in furtherance of any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment or benefit. LAC and the LAC Subsidiaries and, to the knowledge of LAC, LAC’s affiliates have conducted their respective businesses in compliance with the FCPA and CFPOA and have instituted and maintain (or are in the process of instituting and maintaining) policies and procedures designed to ensure, and which are reasonably expected to ensure, continued compliance therewith;
(pp)
the operations of LAC and the LAC Subsidiaries are, and have been conducted at all times, in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar applicable rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving LAC or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of LAC, threatened;
(qq)
none of LAC, the LAC Subsidiaries, directors, officers, or employees, or, to the knowledge of LAC, after reasonable inquiry, any agent, affiliate or other person acting on behalf of LAC or any of the LAC Subsidiaries is currently the subject or the target of any U.S. Sanctions administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) or the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury of the United Kingdom, or other relevant Sanctions Authority; nor is LAC or any of its subsidiaries located, organized or resident in a country or territory that is the subject or the target of Sanctions, including, without limitation, Crimea, Cuba, Iran, North Korea, Russia and Syria; and LAC will not directly or indirectly use the proceeds of this offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, or any joint venture partner or other person or entity, for the purpose of financing the activities of or business with any person, or in any country or territory, that at the time of such financing, is the subject or the target of Sanctions or in any other manner that will result in a violation by any person (including any person participating in the transaction whether as underwriter, advisor, investor or otherwise) of applicable Sanctions. For the past five years, LAC and its subsidiaries have not knowingly engaged in and are not now knowingly engaged in any dealings or transactions with any person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any sanctioned country;
(rr)
none of LAC, or any of the LAC Subsidiaries or their respective directors, officers, or employees, nor any direct or, to the knowledge of LAC, indirect owner of one percent (1%) or more interest in LAC as of the date of this Agreement, or any direct or, to the knowledge of LAC, indirect owner that may acquire five percent (5%) or more interest in LAC after the date of this Agreement: (i) is a Sanctioned Person; or (ii) to the best knowledge of LAC, acts under the direction of, on behalf of, or for the benefit of a Sanctioned Person;
(ss)
LAC is in compliance, in all material respects, with all applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder;
(tt)
there has been no material security breach or other material compromise of or relating to any of LAC or the LAC Subsidiaries’ information technology and computer systems, networks, hardware, software, data (including the data of their respective customers, employees, suppliers, vendors and any third party data maintained by or on behalf of them), equipment or technology (collectively, “IT Systems and Data”) and (i) LAC and each of the LAC Subsidiaries have not been notified of, and have no knowledge of any event or condition that would reasonably be expected to result in, any material security breach or other material compromise to their IT Systems and Data; (ii) LAC and each of the LAC Subsidiaries are presently in material compliance with all Applicable Laws or statutes and all judgments, orders, rules and regulations of any court or arbitrator or Governmental Entity, internal policies and contractual obligations relating to the privacy and security of IT Systems and Data and to the protection of such IT Systems and Data from unauthorized use, access, misappropriation or modification, except as would not, in the case of this clause (ii), reasonably be expected, individually or in the aggregate, to result in a Material Adverse Change; and (iii) LAC and each of the LAC Subsidiaries have implemented backup and disaster recovery technology consistent with industry standards and practices;
(uu)
LAC and each of the LAC Subsidiaries are, and at all prior times were, in material compliance with all applicable state and federal data privacy and security laws and regulations, including without limitation the Health Insurance Portability and Accountability Act of 1996, and LAC and the LAC Subsidiaries have taken commercially reasonable actions to prepare to comply with, and since May 25, 2018, have been and currently are in material compliance with, the European Union General Data Protection Regulation (“GDPR”) (EU 2016/679), to the extent the GDPR applies to LAC (collectively, the “Privacy Laws”). To ensure compliance with the Privacy Laws, LAC and each of the LAC Subsidiaries have in place, comply with, and take appropriate steps reasonably designed to ensure compliance in all material respects with their policies and procedures relating to data privacy and security and the collection, storage, use, disclosure, handling, and analysis of personal data (the “Policies”). LAC and each of the LAC Subsidiaries have at all times made all material disclosures to users or customers required by Applicable Laws and regulatory rules or requirements, and none of such disclosures made or contained in any Policy have, to the knowledge of LAC, been inaccurate or in violation of any applicable laws and regulatory rules or requirements in any material respect. LAC further certifies that neither it nor any of the LAC Subsidiaries (i) has received notice of any actual or potential liability under or relating to, or actual or potential violation of, any of the Privacy Laws, and has no knowledge of any event or condition that would reasonably be expected to result in any such notice; (ii) is currently conducting or paying for, in whole or in part, any investigation, remediation, or other corrective action pursuant to any Privacy Law; or (iii) is a party to any order, decree, or agreement that imposes any obligation or liability under any Privacy Law, except with respect to subsection (i), (ii) and (iii) as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Change;
(vv)
Based on current business plans and financial expectations, LAC reasonably believes, after receiving advice from counsel, that it will be a “passive foreign investment company” (“PFIC”) as defined in Section 1297 of the United States Internal Revenue Code of 1986, as amended (the “Code”) for its current tax year and may be a PFIC in future tax years;
(ww)
none of LAC or any of the LAC Subsidiaries have taken, directly or indirectly, any action designed to or that might reasonably be expected to cause or result in stabilization or manipulation of the price of the Common Shares or of any “reference security” (as defined in Rule 100 of Regulation M under the Exchange Act (“Regulation M”)) with respect to the Common Shares, whether to facilitate the sale or resale of the Common Shares or otherwise, and has taken no action which would directly or indirectly violate Regulation M;
(xx)
none of LAC or any of the LAC Subsidiaries is, or will be, after the consummation of the transactions contemplated hereby, required to register as an “investment company” under the Investment Company Act of 1940, as amended;
(yy)
there are no business relationships or related-party transactions involving LAC or any of the LAC Subsidiaries or any other Person required to be disclosed under Securities Laws which have not been disclosed;
(zz)
none of the directors, officers or employees of LAC or the LAC Subsidiaries or any associate or Affiliate of any of the foregoing has any interest, direct or indirect, in any material transaction or any proposed transaction with LAC or the LAC Subsidiaries;
(aaa)
LAC and the LAC Subsidiaries have to their knowledge provided truthful and materially complete information to CFIUS and Canadian Governmental Authorities with respect to inquiries or requests that LAC or the LAC Subsidiaries have received, including all Specified Matters;
(bbb)
to LAC’s knowledge, there are no undisclosed facts or circumstances which may constitute a Material Adverse Change;

(ccc)
as of the date of this Agreement, none of LAC or any of the LAC Subsidiaries is in receipt of any oral or written offer, indication of interest, proposal or inquiry relating to any (i) direct or indirect acquisition of an equity interest (whether by merger, consolidation, stock sale or other business combination) in LAC’s Thacker Pass Project or assets related thereto, (ii) acquisition of any of the voting equity interests of LAC through a primary issuance for cash proceeds, (iii) offtake or similar arrangement with respect to production at the Thacker Pass Project, (iv) tender offer or exchange offer by LAC that if consummated would result in any person or that person’s affiliates beneficially acquiring any of the voting equity interests of LAC, (v) merger, consolidation, other business combination or similar transaction involving LAC or any of the LAC Subsidiaries, pursuant to which such person would own any of the consolidated assets, net revenues or net income of LAC and the LAC Subsidiaries, taken as a whole, or (vi) liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) of LAC or the declaration or payment of an extraordinary dividend (whether in cash or other property) by LAC, in all cases of clauses (i)-(vi), where such transaction is to be entered into with any FEOC (as such term is defined in the Phase 1 Offtake Agreement);
(ddd)
pursuant to the DOE Loan, the Initial Capital Contribution (as defined in the Joint Venture Agreement) by LAC to Holdco can be reduced by the LAC 2024 Capex (as defined in the Joint Venture Agreement), and such capital contribution reduction shall not, as of the date hereof and as of the Closing Date, (i) create a funding need that requires additional capital contributions by the members of Holdco in excess of the Initial Capital Contributions (as defined in the Joint Venture Agreement) and the FID Contributions (as defined in the Joint Venture Agreement) in order to draw the DOE Loan, or (ii) delay or otherwise impact in any adverse respect the closing of the DOE Loan (as amended by the DOE Loan Amendment) or any advances by the DOE thereunder; and
(eee)
after completion of the Restructuring, Holdco or one of the Holdco Subsidiaries will own, lease, license, control or otherwise have legal rights to all of the Mining Rights held by LAC and the LAC Subsidiaries as of the Closing Date, other than Mining Rights located in California and Canada.
3.2.
Representations and Warranties of the Investor

The Investor hereby represents and warrants to LAC as follows and acknowledges that LAC is relying on such representations and warranties in connection with the transactions contemplated herein:

(a)
this Agreement, the Termination Agreement and, at the time of Closing, each other Related Agreement, to the extent a party such Related Agreement, has been duly authorized, executed and delivered by the Investor and constitutes a legal, valid and binding obligation of the Investor enforceable against the Investor in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting creditors’ rights generally, and will not violate or conflict with the constating documents of the Investor or the terms of any restriction, agreement or undertaking to which the Investor is subject;

(b)
the Investor has been duly incorporated and is validly existing as a limited liability company under the Applicable Laws of the jurisdiction in which it was formed, and no steps or proceedings have been taken by any Person, voluntary or otherwise, requiring or authorizing the dissolution or winding up of the Investor, and the Investor has the necessary corporate power and authority to execute and deliver the Agreement and to observe and perform its covenants and obligations hereunder and thereunder and has taken all necessary action in respect thereof;
(c)
the Investor is acquiring the Purchased Membership Interests for its own account and not as agent for the benefit of any other Person (within the meaning of Securities Laws) for investment purposes only and has no current intention to sell or otherwise dispose of the Purchased Membership Interests; and
(d)
the Investor is not a “bad actor” within the meaning of Rule 506(d) promulgated under the U.S. Securities Act.
3.3.
Acknowledgements and Authorizations of the Investor

The Investor hereby acknowledges and agrees that no applicable securities regulatory authority (or authorities) or regulator, agency, Governmental Entity, regulatory body, stock exchange or other regulatory body has reviewed or passed on the investment merits of the Purchased Membership Interests.

Article 4
CONDITIONS PRECEDENT TO CLOSING

4.1.
Investor’s Conditions Precedent to Closing

The Investor’s obligation under this Agreement to consummate the transactions contemplated by this Agreement, shall be subject to the following conditions (which conditions may be waived by the Investor in its sole discretion):

(a)
(i) the representations and warranties of LAC and Holdco contained in Sections 3.1(a) (Due Authorization), 3.1(b) (Organization and Existence), 3.1(g) (Holdco Capitalization), 3.1(h) (Holdco Subsidiaries) and 3.1(mm) (Brokers) of this Agreement shall be true and correct in all respects as of the Closing Date, with the same force and effect as if made on and as of the Closing Date, except for such representations and warranties which are in respect of a specific date in which case such representations and warranties shall be true and correct, in all respects, as of such date, and (ii) the other representations and warranties of LAC and Holdco contained in this Agreement shall be true and correct in all material respects (or, as regards specific representations and warranties if qualified by materiality or Material Adverse Change, in all respects) as of the Closing Date, with the same force and effect as if made on and as of the Closing Date, except for such representations and warranties which are in respect of a specific date in which case such representations and warranties shall be true and correct, in all material respects (or, as regards specific representations and warranties if qualified by materiality, in all respects), as of such date;

(b)
(i) the Amended and Restated Investor Rights Agreement and the Phase 1 Offtake Agreement shall remain in full force and effect and (ii) LAC and Holdco shall have performed or complied with, in all respects, all of its obligations, covenants and agreements under this Agreement, the Amended and Restated Investor Rights Agreement and the Phase 1 Offtake Agreement (as applicable) required to be performed or complied with prior to the Closing;
(c)
there shall be no issued Order, injunction, judgment or ruling filed, entered, issued, or imposed by any Governmental Entity reasonably expected to have the effect of enjoining, delaying, restricting, preventing, or making illegal the consummation of the transactions contemplated in this Agreement or any Related Agreement and no party shall have received any written notification from a Governmental Entity claiming that such transactions contemplated hereby or thereby are improper and no Applicable Law shall have been enacted or shall be deemed applicable to any of the transactions contemplated by this Agreement or any Related Agreement which makes the consummation of any of such transactions illegal;
(d)
Holdco or the Holdco Subsidiaries shall hold or possess the required federal and state land use permits and the Water Pollution Control Permit necessary for the development and operation of the Thacker Pass Project;
(e)
there shall not be in effect and continuing any Order, injunction, judgement or ruling imposed by any Governmental Entity which materially enjoins, restricts, prevents, or makes illegal the construction, development or operation of the Thacker Pass Project and no Applicable Law shall have been enacted or deemed applicable to the Thacker Pass Project which makes illegal the construction, development or operation of the Thacker Pass Project;
(f)
no Material Adverse Change shall have occurred;
(g)
the Restructuring shall have been completed in accordance with Section 2.2;
(h)
(i) the DOE Loan, as amended by the DOE Loan Amendment, shall remain in full force and effect, (ii) Holdco and the Holdco Subsidiaries (as applicable) shall have performed or complied with, in all respects, all of their respective obligations, covenants and agreements under the DOE Loan, as amended by the DOE Loan Amendment, required to be performed or complied with prior to the Closing, and (iii) the DOE has approved in writing the transactions contemplated by this Agreement;
(i)
the plan referred to in Section 6.6 shall have been mutually agreed to in writing by the parties hereto and the committee described in clause (a) of Section 6.6 shall have been established; provided that the Investor shall not be entitled to enforce this Section 4.1(i), and shall be deemed to have waived this condition, to the extent that the Investor has breached the covenant described in Section 6.6 in any material respect and such breach has resulted in the failure of this condition to be satisfied at the Closing;
(j)
LAC making its Initial Capital Contributions (as such term is defined in the Joint Venture Agreement);

(k)
the insurance policy referred to in Section 6.7 shall have been obtained and LAC shall have complied with such policy and satisfied on a timely basis all conditions necessary for the issuance or continuance of coverage under such policy as of the Closing;
(l)
at least five (5) Business Days prior to the Closing, the Investor shall have received a written notice from LAC setting forth a good faith estimate of the amount of LAC 2024 CapEx (as defined in the Joint Venture Agreement) together with sufficient supporting documentation; and
(m)
the Investor shall have received the closing deliveries set forth in Section 5.2.
4.2.
LAC’s and Holdco’s Conditions Precedent to Closing

LAC’s and Holdco’s obligation under this Agreement to consummate the transactions contemplated by this Agreement, is subject to the following conditions (which conditions may be waived by LAC in its sole discretion):

(a)
the representations and warranties of the Investor contained in this Agreement shall be true and correct in all material respects (or, as regards specific representations and warranties if qualified by materiality, in all respects) as of the Closing Date, with the same force and effect as if made on and as of the Closing Date, except for such representations and warranties which are in respect of a specific date in which case such representations and warranties shall be true and correct, in all material respects (or, as regards specific representations and warranties if qualified by materiality, in all respects), as of such date, after giving effect to the transactions contemplated by this Agreement;
(b)
the Investor shall have performed or complied with, in all respects, all of its obligations, covenants and agreements under this Agreement and the Related Agreements (as applicable) required to be performed or complied with prior to the Closing;
(c)
there shall be no issued Order, injunction, judgment or ruling filed, entered, issued, or imposed by any Governmental Entity reasonably expected to have the effect of enjoining, delaying, restricting, preventing, or making illegal the consummation of the transactions contemplated in this Agreement or any Related Agreement and no party shall have received any written notification from a Governmental Entity claiming that such transactions contemplated hereby or thereby are improper and no Applicable Law shall have been enacted or shall be deemed applicable to any of the transactions contemplated by this Agreement or any Related Agreement which makes the consummation of any of such transactions illegal;
(d)
the insurance policy referred to in Section 6.7 shall have been obtained; provided that LAC shall not be entitled to enforce this Section 4.2(d), and shall be deemed to have waived this condition, to the extent that LAC has breached the covenant described in Section 6.7 in any material respect and such breach has resulted in LAC being unable to obtain the insurance policy referred to in Section 6.7; and
(e)
LAC and Holdco shall have received the closing deliveries set forth in Section 5.3.

Article 5
CLOSING

5.1.
Time and Place of Closing

Unless this Agreement is earlier validly terminated pursuant to Section 7.1, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely by exchange of documents and signatures (or their electronic counterparts) at 9:00 a.m. (Pacific time), on the date that is ten (10) Business Days after the satisfaction or waiver of the conditions precedent set forth in Section 4.1 and Section 4.2 (excluding the conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or such other date, and at such other time and place, as may be agreed in writing by Investor and LAC. The date on which the Closing occurs in accordance with the preceding sentence is referred to in this Agreement as the “Closing Date.” Once the Closing occurs, the Closing, and all transactions to occur at the Closing, shall be deemed to have taken place at, and shall be effective as of, 12:01 a.m. (Pacific time) on the Closing Date.

5.2.
LAC’s and Holdco’s Closing Deliveries

At or prior to the Closing, each of LAC and Holdco, as applicable, shall deliver to the Investor the following:

(a)
a certificate of good standing of Holdco and each Holdco Subsidiary dated within ten (10) Business Days of the Closing Date issued pursuant to the Delaware Secretary of State (or other applicable Governmental Entity of the jurisdiction in which such Person is organized);
(b)
each of the Related Agreements, duly executed by LAC and the LAC Subsidiaries, to the extent applicable;
(c)
a certificate dated as of the Closing Date from a senior officer or the manager of Holdco (on Holdco’s behalf and without personal liability), in form and substance satisfactory to the Investor, acting reasonably, certifying with respect to:
(i)
the satisfaction of the conditions referred to in Sections 4.1(a) and 4.1(b) as they pertain to Holdco;
(ii)
the currently effective organizational documents of Holdco and each Holdco Subsidiary; and
(iii)
an incumbency and signatures of signing persons of authority and officers of Holdco;

(d)
a certificate dated as of the Closing Date from a senior officer of LAC (on LAC’s behalf and without personal liability), in form and substance satisfactory to the Investor, acting reasonably, certifying with respect to:
(i)
the satisfaction of the conditions referred to in Sections 4.1(a), 4.1(b) and 4.1(j) as they pertain to LAC;
(ii)
the necessary corporate approvals of LAC and the LAC Subsidiaries for the Restructuring and the other transactions contemplated by this Agreement and the Related Agreement; and
(iii)
an incumbency and signatures of signing persons of authority and officers of LAC;
(e)
a legal opinion, in a form satisfactory to the Investor, acting reasonably, as to the Applicable Laws in the State of Nevada and the ownership of the Thacker Pass Project and Holdco’s and the Holdco Subsidiaries’ interest therein;
(f)
a copy of the DOE Loan and the DOE Loan Amendment, each duly executed by the DOE and all other parties to the DOE Loan;
(g)
copies of the Restructuring Documents, duly executed by LAC and the LAC Subsidiaries, to the extent applicable;
(h)
a copy of the insurance policy referred to in Section 6.7 and reasonable evidence that the coverage under such policy has been bound; and
(i)
such further certificates and other documentation from LAC or Holdco as may be contemplated herein or as the Investor may reasonably request.
5.3.
Investor’s Closing Deliveries.

At or prior to the Closing, the Investor shall deliver to LAC and Holdco, as applicable, the following:

(a)
each of the Related Agreements, duly executed by the Investor;
(b)
the Investor’s Initial Capital Contribution in accordance with Section 2.1;
(c)
a certificate from an officer of the Investor (on the Investor’s behalf and without personal liability), in form and substance satisfactory to LAC, acting reasonably, confirming the conditions referred to in Sections 4.2(a) and 4.2(b); and
(d)
such further certificates and other documentation from the Investor as may be contemplated herein or as LAC or Holdco may reasonably request.

Article 6
COVENANTS

6.1.
Actions to Satisfy Closing Conditions

Each of the parties shall take commercially reasonable efforts to ensure satisfaction of each of the conditions for which they are responsible for performing, delivering or satisfying set forth in Article 4 and make all of their respective deliveries set forth in Article 5 as soon as practicable and prior to the Outside Date.

6.2.
Conduct of Business Pending the Closing

Except as contemplated or permitted by this Agreement, from the date hereof until the earlier of the Closing and the termination of this Agreement, LAC shall, and shall cause each of the LAC Subsidiaries to, conduct its business in the Ordinary Course in material compliance with Applicable Laws, including using commercially reasonable efforts to maintain and preserve intact the current organization and business of LAC and each of the LAC Subsidiaries in all material respects, preserve and maintain all of its Permits, and preserve the rights, goodwill and relationships of counterparties of Material Contracts. Without limiting the foregoing, LAC covenants and agrees with the Investor that LAC will not, and will cause each of the LAC Subsidiaries not to, from the date hereof and ending on the earlier of the Closing and the termination of this Agreement, except with the prior written consent of the Investor, or as set forth in Section 6.2 of the Disclosure Schedule:

(a)
authorize, issue, sell, transfer, pledge, grant, dispose of, encumber or deliver any of the Equity Securities of Holdco or the Holdco Subsidiaries;
(b)
permit Holdco or any of the Holdco Subsidiaries to cease being wholly-owned, directly or indirectly, by LAC;
(c)
adopt any amendments to organizational or governing documents of LAC or any of the LAC Subsidiaries;
(d)
perform any act or enter into any transaction or negotiation which might materially adversely interfere or be materially inconsistent with the consummation of the transactions contemplated by this Agreement and the Related Agreements;
(e)
other than as disclosed in Section 6.2(e) of the Disclosure Schedule, take any action that, if taken after the Closing, would require Specified Approval (as defined in the Joint Venture Agreement) or Supermajority Approval (as defined in the Joint Venture Agreement), would require the consent of the Investor pursuant to Section 4.5(c)(i) and (vi) of the Joint Venture Agreement or would require the approval of the Non-Conflicted Members (as defined in the Joint Venture Agreement) as a Related Party Matter (as defined in the Joint Venture Agreement), including, for the avoidance of doubt, making any material amendment to the DOE Loan (other than the DOE Loan Amendment); provided that LAC and the LAC Subsidiaries may provide intercompany funding among LAC and the LAC Subsidiaries through the issuance of equity among LAC and the LAC

Subsidiaries, notwithstanding the fact that providing such intercompany funding may constitute a matter requiring Specified Approval or Supermajority Approval; or
(f)
agree or commit to do, or enter into any Contract to take, or resolve, authorize or approve any action to do, any of the foregoing actions,

provided, however, that nothing in this Agreement shall limit or restrict LAC from undertaking the Restructuring or from undertaking a debt or equity financing of up to $200 million that: (i) does not prejudice the ability of LAC, the Investor, or their respective Affiliates to complete the transactions set forth in this Agreement and the Related Agreements; (ii) has a use of proceeds that supports LAC’s contemplated financial commitments to develop the Thacker Pass Project; and (iii) does not involve any (x) Sanctioned Person, (y) FEOC or (z) GM Competitor (in each case as defined in the Phase 1 Offtake Agreement).

6.3.
Consents, Approvals and Authorizations
(a)
Each of LAC and Holdco, as applicable, covenants that it shall prepare, file and diligently pursue until received all necessary consents, approvals and authorizations of any Person and make such necessary filings, as are required to be obtained under Applicable Laws with respect to this Agreement and the transactions contemplated hereby.
(b)
Each of LAC and Holdco, as applicable, shall keep the Investor fully informed regarding the status of such consents, approvals and authorizations, and the Investor, its representatives and counsel shall have the right to provide input into any applications for approval and related correspondence, which will be incorporated by LAC or Holdco, as applicable, acting reasonably. On the date all such consents, approvals and authorizations have been obtained by LAC or Holdco and all such filings have been made by LAC or Holdco, LAC or Holdco shall notify the Investor of same.
(c)
LAC and Holdco shall, as promptly as practicable after the date hereof, seek, and continue to use commercially reasonable efforts to seek until obtained, the consent of each Person which is required in connection with the transactions contemplated hereby.
6.4.
Confidentiality

Each party shall, and shall use commercially reasonable efforts to cause its Affiliates and its and their respective directors, partners, officers, employees, advisors and representatives to, at all times keep confidential and not divulge, furnish or make accessible to anyone, directly or indirectly the terms of this Agreement, or any confidential information, knowledge or data concerning or relating to this Agreement and the relationship of the parties contemplated hereby, except for disclosures (a) that are necessary for the procurement of any necessary consents, filings, notices or other actions with respect to, any Governmental Entity or any other Person hereunder, (b) that are required by Applicable Law, including, federal or state securities laws or the rules and regulations of any Governmental Entity or the rules and regulations of a recognized stock exchange on which any Equity Securities of the applicable party (or any of its Affiliates) are listed and (c) each party’s representatives as necessary in connection with the ordinary conduct of such party’s respective businesses (so long as such representatives agree to keep such information confidential in accordance with the terms of this Agreement).

6.5.
Notice

Until the earlier of the Closing Date and the termination of this Agreement, LAC and Holdco shall promptly notify the Investor of the occurrence, or failure to occur, of any event or state of facts which occurrence or failure would, or would be reasonably likely to:

(a)
cause any of the representations or warranties of LAC or Holdco, as applicable, contained in Section 3.1 of this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Closing Date; or
(b)
result in the failure of LAC or Holdco, as applicable, to comply in any material respect with any covenant or agreement to be complied with by LAC or Holdco, as applicable, pursuant to the terms of this Agreement.
6.6.
Human Rights Plan and Committee

LAC, Holdco and the Investor shall each use reasonable best efforts to, as promptly as practicable after the date hereof, agree on a written plan (a) establishing a committee including members of the Board of Directors (as such term is defined in the Joint Venture Agreement) to oversee Holdco’s engagement of relevant community stakeholders consistent with principles outlined in the United Nations Guiding Principles on Business and Human Rights, the United Nations Declaration on the Rights of Indigenous Peoples, and associated Applicable Laws, and (b) that outlines the general scope, objectives, membership, and procedures of such committee, including a plan for near-term and long-term engagement of relevant community stakeholders. Each of LAC, Holdco and the Investor agree to devote the necessary internal resources to develop such plan in a reasonably timely manner and to consider in good faith and reasonably accommodate the comments to such plan provided by the other parties hereto to the extent that they do not interfere with or undermine the objectives of such plan.

6.7.
Tax Insurance

LAC shall use reasonable best efforts to obtain an insurance policy insuring against the transactions provided for in this Agreement being deemed to form part of a series of transactions that includes the Separation Transaction, such that as a result of such transactions provided for in this Agreement, the Separation Transaction is no longer a tax deferred transaction, resulting in exposure to certain taxes payable relating to the Separation Transaction, which such policy shall have a coverage limit of no less than $[***] million and no greater than $[***] million; provided, however, that LAC shall not have any obligation to obtain such insurance if the policy is not available at a premium of less than or equal to [***]% of the coverage limit.

Article 7
TERMINATION

7.1.
Termination

This Agreement shall terminate upon:

(a)
the date on which this Agreement is terminated by the mutual consent of the parties;
(b)
written notice by either party to the other in the event the Closing has not occurred on or prior to the Outside Date, except that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any of its obligations or breach of any of its representations, warranties or covenants under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur by such date;
(c)
by either party if any Governmental Entity of competent jurisdiction issues an Order permanently restraining, enjoining, or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and such Order becomes final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to a party whose failure to perform its covenants or agreements contained in this Agreement has been the cause of or has resulted in the imposition of such Order or the failure of such Order to be resisted, resolved, or lifted;
(d)
by the Investor, if LAC or Holdco breaches or fails to perform in any material respect any of its representations, warranties, covenants, or agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 4.1 and (ii) (A) if capable of being cured, has not been cured by LAC or Holdco by the earlier of the Outside Date and the date that is thirty (30) days after LAC’s receipt of written notice from the Investor stating the Investor’s intention to terminate this Agreement pursuant to this Section 7.1(d) and the basis for such termination or (B) is incapable of being cured;
(e)
by LAC, if the Investor breaches or fails to perform in any material respect any of its representations, warranties, covenants, or agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 4.2 and (ii) (A) if capable of being cured, has not been cured by the Investor by the earlier of the Outside Date and the date that is thirty (30) days after the Investor’s receipt of written notice from LAC stating LAC’s intention to terminate this Agreement pursuant to this Section 7.1(e) and the basis for such termination or (B) is incapable of being cured; or
(f)
the date on which this Agreement is terminated by written notice of the Investor on the dissolution or bankruptcy of LAC or the making by LAC of an assignment under the provisions of the Bankruptcy and Insolvency Act (Canada) or the taking of any proceeding by or involving LAC under the Companies Creditors’ Arrangement Act (Canada) or any similar legislation of any jurisdiction.

7.2.
Effect of Termination

In the event of the termination of this Agreement as provided in this Article 7, this Agreement shall become void and of no further force or effect without liability of any party (or any LAC or Investor shareholder, director, officer, employee, agent, consultant or representative of such party) to any other party to in connection with this Agreement, except that no such termination shall relieve any party from liability for damages to another party resulting from a willful and material breach of this Agreement prior to the date of termination.

Article 8
INDEMNIFICATION

8.1.
Indemnification by LAC and Holdco
(a)
LAC and Holdco shall, jointly and severally, indemnify and save harmless the Investor and each of its directors, officers and employees (collectively referred to as the “Investor Indemnified Parties”) from and against any Losses which may be made or brought against the Investor Indemnified Parties, or which they may suffer or incur, directly or indirectly, as a result of or in connection with or relating to:
(i)
any non-fulfilment or breach of any covenant or agreement on the part of LAC or Holdco contained in this Agreement; or
(ii)
any misrepresentation or any incorrectness in or breach of any representation or warranty of LAC or Holdco contained in this Agreement as of the date of this Agreement or as of the Closing Date, with the same force and effect as if made on and as of the Closing Date, except for such representations and warranties which are in respect of a specific date in which case as of such date.
(b)
LAC’s and Holdco’s obligations under Section 8.1(a) shall be subject to the following limitations:
(i)
the Survival Date, in accordance with Section 8.4;
(ii)
neither LAC nor Holdco shall be liable for any special, indirect, incidental, consequential, punitive or aggravated damages, including damages for loss of profits and lost business opportunities or damages calculated by reference to any purchase price methodology; and
(iii)
neither LAC nor Holdco shall be liable for any amount under this Article 8 to the extent an Investor Indemnified Party has been fully compensated for a Loss under any other provision of this Agreement or under any other agreement or action at law or equity.

8.2.
Indemnification by the Investor
(a)
The Investor shall indemnify and save harmless LAC and Holdco and their respective directors, officers and employees (collectively referred to as the “Holdco Indemnified Parties”) from and against any Losses which may be made or brought against Holdco Indemnified Parties, or which they may suffer or incur, directly or indirectly, as a result of or in connection with or relating to:
(i)
any non-fulfilment or breach of any covenant or agreement on the part of the Investor contained in this Agreement; or
(ii)
any misrepresentation or any incorrectness in or breach of any representation or warranty of the Investor contained in this Agreement as of the date of this Agreement or as of the Closing Date, with the same force and effect as if made on and as of the Closing Date, except for such representations and warranties which are in respect of a specific date in which case as of such date.
(b)
The Investor’s obligations under Section 8.2(a) shall be subject to the Survival Date in accordance with Section 8.4.
8.3.
Indemnification Procedure
(a)
Promptly, and in any event within 20 days, after receipt by an Indemnified Party of notice of the commencement of any action, such Indemnified Party shall, if a Claim in respect thereof is to be made against any Indemnifying Party, notify the Indemnifying Party of the commencement thereof. Such notice shall specify whether the Claim arises as a result of a claim by a third party Person (a “Third Party”) against the Indemnified Party (a “Third Party Claim”) or whether the Claim does not so arise (a “Direct Claim”), and shall also include a description of the Loss in reasonable detail including the sections of this Agreement which form the basis for such Loss, copies of all material written evidence of such Loss in the possession of the Indemnified Party and the actual or estimated amount of the damages that have been or will sustained by any Indemnified Party, including reasonable supporting documentation therefor; provided that the failure to so notify the Indemnifying Party shall not relieve such Indemnifying Party of its obligations hereunder unless and to the extent the Indemnifying Party is actually and materially prejudiced by such failure to so notify.
(b)
With respect to any Direct Claim, following receipt of notice from the Indemnified Party of the Claim, the Indemnifying Party shall have sixty (60) days to make such investigation of the Claim as is considered necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim, together with all such other information as the Indemnifying Party may reasonably request. If both parties agree at or prior to the expiration of such sixty-day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the Claim. If following the expiration of the sixty-day period (or any mutually agreed upon extension thereof) the parties cannot agree to the validity and amount of such Claim, the Indemnified Party and the appropriate Indemnifying Party shall proceed to establish the merits and amount of such Claim (by confidential arbitration in accordance with Section 9.6) and, within five (5) Business Days following the final determination of the merits and amount, if any, of such Claim, the Indemnifying Party shall pay to the Indemnified Party in immediately available funds an amount equal to such Claim as determined hereunder.
(c)
With respect to any Third Party Claim, following the receipt of notice of any Third Party Claim to the Indemnifying Party under Section 8.3(a), the Indemnifying Party shall have the right, by notice to the Indemnified Party given not later than 30 days after receipt of the notice described in Section 8.3(a), to assume the control, defense, compromise or settlement of the Claim, provided that such assumption shall, by its terms, be without cost to the Indemnified Party and provided the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party in accordance with the terms of this Article 8.
(d)
Upon the assumption of control of any Claim by the Indemnifying Party as set out in Section 8.3(c), the Indemnifying Party shall diligently proceed with the defense, compromise or settlement of the Claim at its sole expense, including, if necessary, employment of counsel reasonably satisfactory to the Indemnified Party and, in connection therewith, the Indemnified Party shall cooperate fully, but at the expense of the Indemnifying Party with respect to any out-of-pocket expenses incurred, to make available to the Indemnifying Party all pertinent information and witnesses under the Indemnified Party’s control, make such assignments and take such other steps as in the opinion of counsel for the Indemnifying Party are reasonably necessary to enable the Indemnifying Party to conduct such defense. The Indemnified Party shall also have the right to participate in the negotiation, settlement or defense of any Claim at its own expense.
(e)
The final determination of any Claim pursuant to this Section 8.3, including all related costs and expenses, shall be binding and conclusive upon the parties as to the validity or invalidity, as the case may be, of such Claim against the Indemnifying Party.
(f)
If the Indemnifying Party does not assume control of a Claim as permitted in Section 8.3(c), the obligation of the Indemnifying Party to indemnify the Indemnified Party in respect of such Claim shall terminate if the Indemnified Party settles such Claim without the consent of the Indemnifying Party.
(g)
Notwithstanding anything to the contrary in this Section 8.3, the indemnity obligations in this Article 8 shall cease to apply to the extent that a court of competent jurisdiction in a final judgment that has become non-appealable shall have determined that any Losses to which an Indemnified Party may be subject were caused solely by the negligence, fraud or willful misconduct of the Indemnified Party.

(h)
Except for remedies provided for in the Joint Venture Agreement and for any Claims arising from negligence, fraud or willful misconduct of the Indemnifying Party, the rights to indemnification set forth in this Article 8 shall be the sole and exclusive remedy of the Indemnified Parties (including pursuant to any statutory provision, tort or common law) in respect of:
(i)
any non-fulfilment or breach of any covenant or agreement on the part of LAC or Holdco contained in this Agreement; or
(ii)
any misrepresentation or any incorrectness in or breach of any representation or warranty of LAC or Holdco contained in this Agreement.
(i)
An Investor Indemnified Party shall not be entitled to double recovery for any loss even though such loss may have resulted from the breach of one or more representations, warranties or covenants in this Agreement.
8.4.
Survival

Each party hereto acknowledges that the representations, warranties and agreements made by it herein are made with the intention that they may be relied upon by the other party. The parties further agree that the representations, warranties, covenants and agreements shall survive the Closing and shall continue in full force and effect for a period ending on the date that is twelve (12) months following the Closing, notwithstanding any termination of this Agreement; provided, however, that the representations and warranties of LAC and Holdco set forth in Sections 3.1(a) (Due Authorization), 3.1(b) (Organization and Existence), 3.1(g) (Holdco Capitalization) and 3.1(h) (Holdco Subsidiaries) of this Agreement and the representations of the Investor set forth in Section 3.2(a) (Due Authorization) and 3.2(b) (Organization and Existence) of this Agreement shall survive indefinitely (the survival date of each representation, warranty, covenant and agreement herein as set forth above is referred to as the “Survival Date”). This Agreement shall be binding upon and shall enure to the benefit of the parties hereto, their respective successors, assigns and legal representatives. Notwithstanding the foregoing, the provisions contained in this Agreement related to indemnification or contribution obligations shall survive and continue in full force and effect, indefinitely, provided that, no Claim for indemnity pursuant to this Article 8 may be made after the Survival Date for the applicable representation, warranty, covenant or agreement unless notice of the Claim was provided to the Indemnifying Party on or prior to the Survival Date.

8.5.
Duty to Mitigate

Nothing in this Agreement shall in any way restrict or limit the general obligation at law of a party hereto to mitigate any loss which it may suffer or incur by reason of a breach of any representation, warranty or covenant of that other party under this Agreement. If any Loss can be reduced by any recovery, settlement, or payment by or against any other Person, a party hereto shall take all appropriate steps to enforce such recovery, settlement or payment. If the Indemnified Party fails to make all commercially reasonably efforts to mitigate any Loss then the Indemnifying Party shall not be required to indemnify any Indemnifying Party for the Loss that could have been avoided if the Indemnified Party had made such efforts.

8.6.
Trustee

Each party hereto hereby acknowledges and agrees that, with respect to this Article 8, the Investor is contracting on its own behalf and as agent for the other Investor Indemnified Parties referred to in this Article 8 and each of LAC and Holdco is acting on its own behalf and as agent for the other Holdco Indemnified Parties referred to in this Article 8. In this regard, the Investor shall act as trustee for such Investor Indemnified Parties of the covenants of LAC under this Article 8 with respect to such Investor Indemnified Parties and accepts these trusts and shall hold and enforce those covenants on behalf of such Investor Indemnified Parties, and LAC shall act as trustee for such Holdco Indemnified Parties of the covenants of the Investor under this Article 8 with respect to such Holdco Indemnified Parties and accepts these trusts and shall hold and enforce those covenants on behalf of such Holdco Indemnified Parties.

Article 9
GENERAL PROVISIONS

9.1.
Expenses

Each party shall bear its own fees and expenses incurred in connection with this Agreement and the Related Agreements.

9.2.
Time of the Essence

Time shall be of the essence of this Agreement.

9.3.
Further Acts

Each of the parties shall promptly do, make, execute, deliver, or cause to be done, made, executed or delivered, all such further acts, documents and things as the other parties may reasonably require from time to time for the purpose of giving effect to this Agreement.

9.4.
Enurement

This Agreement shall enure to the benefit of and be binding upon the parties and their respective successors, permitted assigns and legal representatives.

9.5.
Governing Law

This Agreement, and the rights and liabilities of the parties hereto under this Agreement, shall be governed by and interpreted in accordance with the laws of the State of Delaware, except for its rules as to conflicts of laws that would apply the laws of another state.

9.6.
Jurisdiction and Venue

Each of the parties hereto shall use commercially reasonable efforts to resolve any dispute among the parties that relates to this Agreement and to settle any such dispute through joint cooperation and consultation. Any dispute whatsoever among any of the parties hereto with respect to the interpretation of, or relating to any alleged breach of, this Agreement that the parties are unable to settle within thirty (30) days, as set forth in the preceding sentence, shall be resolved by final and binding arbitration administered by the International Centre for Dispute Resolution in accordance with its International Arbitration Rules, before a panel of three (3) arbitrators. Any such arbitration shall be held in New York, New York unless another location is mutually agreed upon by the parties to such arbitration. Such arbitration shall be the exclusive remedy hereunder with respect to any dispute relating to this Agreement; provided, however, that nothing contained in this Section 9.6 shall limit any party’s right to bring (a) post-arbitration actions seeking to enforce an arbitration award or (b) actions seeking emergency or temporary injunctive or other similar temporary relief (pending the resolution of the arbitration contemplated herein) in the event of a breach or threatened breach of any of the provisions of this Agreement. If this Section 9.6 is for any reason held to be invalid or otherwise inapplicable with respect to any dispute, then any action or proceeding brought with respect to any dispute arising under this Agreement, or to interpret or clarify any rights or obligations arising hereunder, shall be maintained solely and exclusively in the state or U.S. federal courts in the State of Delaware. With respect to any action or proceeding that a successful party to the arbitration may wish to bring to enforce any arbitral award or to seek injunctive or other similar relief in the event of the breach or threatened breach of this Agreement (or any other agreement contemplated hereby), each party irrevocably and unconditionally (and without limitation): (i) submits to and accepts, for itself and in respect of its assets, generally and unconditionally the non-exclusive jurisdiction of the courts of the United States and the State of Delaware; (ii) waives any objection it may have now or in the future that such action or proceeding has been brought in an inconvenient forum; (iii) agrees that in any such action or proceeding it will not raise, rely on or claim any immunity (including from suit, judgment, attachment before judgment or otherwise, execution or other enforcement); (iv) waives any right of immunity which it has or its assets may have at any time; and (v) consents generally to the giving of any relief or the issue of any process in connection with any such action or proceeding including the making, enforcement or execution of any order or judgment against any of its property. Each party hereto shall use best efforts to cause any proceeding conducted pursuant to this Section 9.6 to be held in confidence by the International Centre for Dispute Resolution, the arbitrators and each of the parties to such proceeding and their respective Affiliates, and all information relating to or disclosed by any party thereto in connection with such proceeding shall be treated by the parties thereto, their respective Affiliates and the arbitrators as confidential business information and no disclosure of such information shall be made by any party thereto, its Affiliates or the arbitrator without the prior written consent of the party thereto furnishing such information in connection with the arbitration proceeding, except as required by applicable law or to enforce any award of the arbitrators. The party whom the arbitrators determine is the prevailing party in such arbitration shall receive, in addition to any other award pursuant to such arbitration or associated judgment, reimbursement from the other party of all reasonable legal fees incurred with respect to such arbitration.

9.7.
Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Applicable Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

9.8.
Entire Agreement

This Agreement, the provisions contained in this Agreement, and the agreements and other documents to be delivered pursuant to this Agreement, constitute the entire agreement between the parties with respect to the subject matter thereof and supersede all prior communications, proposals, representations and agreements, whether oral or written, with respect to the subject matter thereof.

9.9.
Notices

Any notice or other communication to be given hereunder shall be in writing and shall, in the case of notice to the Investor, be addressed to:

General Motors Holdings LLC
300 Renaissance Center
Detroit, Michigan
USA 48265-3000
Attention: Kurt Hoffman, Director, Corporate Development
Email: [***]

with copies to:

General Motors Holdings LLC
300 Renaissance Center
Detroit, Michigan
USA 48265-3000
Attention: Lead Counsel, Corporate Development & Global M&A
Email: [***]

Mayer Brown LLP
Two Palo Alto Square, #300
3000 El Camino Real
Palo Alto, California
USA 94306
Attention: Nina Flax; Peter Wolf
Email: [***]

and in the case of notice to LAC or Holdco shall be addressed to:

Lithium Americas Corp.
3260 – 666 Burrard Street
Vancouver, British Columbia
Canada V6C 2X8
Attention: Jonathan Evans, Director, President and CEO
Email: [***]

with copies to (which shall not constitute notice):

Lithium Americas Corp.
3260 – 666 Burrard Street
Vancouver, British Columbia
Canada V6C 2X8
Attention: Director, Legal Affairs and Corporate Secretary
Email: [***]

Cassels Brock & Blackwell LLP
2200 HSBC Building, 885 West Georgia Street
Vancouver, British Columbia V6C 3E8 Canada
Attention: David Redford
Email: [***]

and each notice or communication shall be personally delivered (including by courier service) to the addressee or sent by electronic transmission to the addressee, and (i) a notice or communication which is personally delivered shall, if delivered before 5:00 p.m. on a Business Day, be deemed to be given and received on that day and, in any other case, be deemed to be given and received on the first Business Day following the day on which it is delivered; and (ii) a notice or communication which is sent by electronic transmission shall, if sent on a Business Day before 5:00 p.m., be deemed to be given and received on that day and, in any other case, be deemed to be given and received on the first Business Day following the day on which it is sent. Either party hereto may at any time change its address for service from time to time by notice given in accordance with this Section 9.9.

9.10.
Amendment; Waiver

No provision of this Agreement may be amended or modified except by a written instrument signed by both parties. No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing signed on behalf of such party, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

9.11.
Assignment

This Agreement shall not be assigned by any party hereto without the prior written consent of the other party. Notwithstanding the foregoing, the Investor may assign and transfer all of its rights, benefits, duties and obligations under this Agreement in their entirety, without the consent of LAC or Holdco, to any Affiliate of the Investor; provided that no such assignment shall relieve the Investor of any of its obligations hereunder and provided that such Affiliate first agrees in writing with LAC to be bound by the terms of this Agreement.

9.12.
No Third-Party Beneficiaries

Except as provided in Article 8 with respect to indemnification, this Agreement is for the sole benefit of the parties and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.13.
Public Notices/Press Releases

The Investor and LAC shall each be permitted to publicly announce the transactions contemplated hereby following the execution of this Agreement by the Investor and LAC, and the context, text and timing of each party’s announcement shall be approved by the other party in advance, acting reasonably.

No party shall:

(a)
issue any press release or otherwise make public announcements with respect to this Agreement without the consent of the other party (which consent shall not be unreasonably withheld or delayed); or
(b)
make any regulatory filing with any Governmental Entity with respect thereto without prior consultation with the other party; provided, however, that, this Section 9.13 shall be subject to each party’s overriding obligation to make any disclosure or regulatory filing required under Applicable Laws and the party making such requisite disclosure or regulatory filing shall use all commercially reasonable efforts to give prior oral and written notice to the other party and reasonable opportunity to review and comment on the requisite disclosure or regulatory filing before it is made; provided, further, that, except as required by Applicable Law, in no circumstance shall any such disclosure by, or regulatory filing of, LAC, Holdco or any of their respective Affiliates include the name of the Investor or its Affiliates without the Investor’s prior written consent, in its sole discretion.
9.14.
Public Disclosure

During the period from the date of this Agreement to the Closing, LAC and Holdco shall provide prior notice to the Investor of any public disclosure that LAC, Holdco or any of their respective Affiliates proposes to make which includes the name of the Investor or any of its Affiliates, together with a draft copy of such disclosure; provided that, except as required by Applicable Law, in no circumstance shall any public disclosure of LAC, Holdco or any of their respective Affiliates include the name of the Investor or any of its Affiliates without the Investor’s prior written consent, in its sole discretion.

9.15.
Counterparts

This Agreement may be executed in several counterparts (including by means of electronic communication), each of which when so executed shall be deemed to be an original and shall have the same force and effect as an original, and such counterparts together shall constitute one and the same instrument.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF the parties have signed this Agreement as of the date first written above.

LITHIUM AMERICAS CORP.

Per:	/s/Jonathan Evans
Name:	Jonathan Evans
Title:	President & Chief Executive Officer

[Signature Page to Investment Agreement]

IN WITNESS WHEREOF the parties have signed this Agreement as of the date first written above.

LITHIUM NEVADA VENTURES LLC

Per:	/s/ Edward Grandy
Name:	Edward Grandy
Title:	Secretary

[Signature Page to Investment Agreement]

IN WITNESS WHEREOF the parties have signed this Agreement as of the date first written above.

GENERAL MOTORS HOLDINGS LLC

Per:	/s/ Paul Jacobson
Name:	Paul Jacobson
Title:	Chief Financial Officer

[Signature Page to Investment Agreement]

Exhibit A

Amended and Restated Investor Rights Agreement

[See attached.]

Settled Form

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

LITHIUM AMERICAS CORP.

and

GENERAL MOTORS HOLDINGS LLC

[●], 2024

ARTICLE 1 INTERPRETATION		2
1.1	Defined Terms	2
1.2	Rules of Construction	12
1.3	Entire Agreement	13
1.4	Governing Law and Submission to Jurisdiction	13
1.5	Severability	14
ARTICLE 2 BOARD OF DIRECTORS		14
2.1	Condition to Exercise of Representation Right	14
2.2	Representation Right	14
2.3	Management to Endorse and Vote	15
2.4	Directors’ Liability Insurance & Indemnification Agreement	15
2.5	Board Size and Operations	15
ARTICLE 3 PARTICIPATION AND TOP-UP RIGHTS		16
3.1	Notice of Issuances	16
3.2	Advanced Offering Notice	16
3.3	Grant of Participation Right	17
3.4	Exercise Notice	17
3.5	Issuance of Participation Right Offered Securities	18
3.6	Grant of Top-Up Right	18
3.7	Termination of Participation Right and Top-Up Right	19
ARTICLE 4 COVENANTS OF THE INVESTOR		20
4.1	Operational Support	20
4.2	[Intentionally deleted]	20
4.3	Restrictions on Transfer	20
4.4	Standstill	22
ARTICLE 5 COMPLIANCE OBLIGATIONS OF THE CORPORATION		24
5.1	Anti-bribery and Corruption Compliance	24
5.2	Trade and Sanctions Compliance	25
5.3	Anti-Money Laundering Compliance	26
ARTICLE 6 INFORMATION RIGHTS		27
6.1	Information and Inspection Rights	27
6.2	Maintenance of Internal Controls	27
6.3	Confidentiality	28
6.4	Cleansing Announcements	29
6.5	Privilege	30
ARTICLE 7 ADDITIONAL COVENANTS		30
7.1	Foreign Investment Review	30
7.2	Restrictions on Transactions with FEOCs	32
ARTICLE 8 REGISTRATION RIGHTS		32
8.1	Demand Registration Rights	32
8.2	Piggyback and Shelf Registration Rights	34
8.3	Expenses	36
8.4	Other Sales	36
8.5	Future Registration Rights	37
8.6	Preparation; Reasonable Investigation	37

8.7	Indemnification	37
8.8	Sale by Affiliates	40
8.9	Rule 144 and Regulation S	40
ARTICLE 9 MISCELLANEOUS		41
9.1	Notices	41
9.2	Changes in Capital of the Corporation or Reorganization of the Corporation	42
9.3	Non-Circumvention	42
9.4	Termination	42
9.5	Amendments and Waivers	42
9.6	Assignment	42
9.7	Successors and Assigns	43
9.8	No Third Party Beneficiaries	43
9.9	Expenses	43
9.10	Further Assurances	43
9.11	Amendment and Restatement of Original Investor Rights Agreement	43
9.12	Right to Injunctive Relief	44
9.13	Counterparts	44
SCHEDULE A REGISTRATION PROCEDURES

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

THIS AGREEMENT made as of [●], 2024.

BETWEEN:

GENERAL MOTORS HOLDINGS LLC,

a limited liability company existing under the Laws of Delaware,

(the “Investor”),

- and -

LITHIUM AMERICAS CORP.

a corporation existing under the Laws of British Columbia,

(the “Corporation”).

A.
WHEREAS Lithium Americas (Argentina) Corp. (formerly Lithium Americas Corp.) (“Lithium Argentina”) undertook a reorganization resulting in the separation of its North American business and its Argentinian business into two independent public companies (the “Separation”) consisting of the Corporation and Lithium Argentina, respectively;
B.
AND WHEREAS Lithium Argentina and the Investor entered into a master purchase agreement dated January 30, 2023 (as amended, the “Master Purchase Agreement”) pursuant to which, among other things, Lithium Argentina issued to the Investor 15,002,243 units of Lithium Argentina, each such unit consisting of one common share of Lithium Argentina and 79.26% of one common share purchase warrant of Lithium Argentina and following the completion of the Separation, the Investor agreed to subscribe for Common Shares of the Corporation pursuant to the Spinco Second Tranche Subscription Agreement (as defined herein) and the common share purchase warrants were cancelled;
C.
AND WHEREAS, in connection with the implementation of the Separation, Lithium Argentina and the Corporation entered into an arrangement agreement (as amended, supplemented or otherwise modified from time to time, the “Arrangement Agreement”) providing for an arrangement (the “Arrangement”) of Lithium Argentina under section 288 of the Act (as defined herein), pursuant to which, among other things, holders of the outstanding common shares of Lithium Argentina immediately prior to the Effective Time (as defined herein), excluding any dissenting shareholders, were issued, through a series of transactions, Common Shares (as defined herein), all on the terms and subject to the conditions to be set out in the Arrangement Agreement;
D.
AND WHEREAS after giving effect the Separation and the issuance of Common Shares thereunder, the Investor was the registered holder and sole beneficial owner of 15,002,243 Common Shares (together with any substituted, reclassified or replacement shares, the “Subject Shares”) and the Corporation granted certain rights to the Investor pursuant to the terms of an investor rights agreement dated October 3, 2023 (the “Original Investor Rights Agreement”);
E.
AND WHEREAS the parties herein subsequently determined that it is in the best interest of the parties to replace the Tranche 2 Investment (as such term is defined in the Master Purchase Agreement) with an investment by the Investor in Lithium Nevada Ventures LLC, a limited liability company organized and existing under the laws of the State of Nevada, in accordance with the terms and subject to the conditions set forth in an investment agreement dated as of October 15, 2024 (the “Investment Agreement”), and to terminate the Spinco Second Tranche Subscription Agreement and the Master Purchase Agreement;
F.
AND WHEREAS in connection with the completion of the transactions contemplated by the Investment Agreement, the parties herein have agreed to amend and restate the Original Investor Rights Agreement on the terms and subject to the conditions set out herein;
G.
AND WHEREAS as of the date of this Agreement, the Investor or its Affiliates (as defined herein) do not own directly or indirectly, nor do they have direction or control of any, Common Shares other than the Subject Shares;

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the respective covenants and agreements of the parties herein contained and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each party), the parties agree as follows:

ARTICLE 1.
INTERPRETATION

1.1.
Defined Terms

For the purposes of this Agreement, unless the context otherwise requires, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

“2.5% Threshold” means that the Investor and its Affiliates own, directly or indirectly, 2.5% or more of the issued and outstanding Common Shares excluding any Incentive Securities issued after the date of this Agreement and any Pending Top-Up Securities, in each case, on the relevant date.

“5% Threshold” means that the Investor and its Affiliates own, directly or indirectly, 5% or more of the issued and outstanding Common Shares excluding any Incentive Securities issued after the date of this Agreement and any Pending Top-Up Securities, in each case, on the relevant date.

“10% Threshold” means that the Investor and its Affiliates own, directly or indirectly, 10% or more of the issued and outstanding Common Shares excluding any Incentive Securities issued after the date of this Agreement and any Pending Top-Up Securities, in each case, on the relevant date.

“Act” means the Business Corporations Act (British Columbia).

“Advanced Offering Notice” shall have the meaning set out in Section 3.2.

“Affiliate” means, as to any specified Person, any other Person who directly, or indirectly through one or more intermediaries, (a) controls such specified Person, (b) is controlled by such specified Person, or (c) is under common control with such specified Person.

“Anti-Corruption Laws” means all applicable Laws related to the prevention of bribery, corruption (governmental or commercial), kickbacks, money laundering, or similar unlawful or unethical conduct including, without limitation, the U.S. Foreign Corrupt Practices Act (FCPA) as amended and the U.K. Bribery Act.

“Anti-Money Laundering Laws” means the Patriot Act, the Money Laundering Control Act of 1986, the Bank Secrecy Act, Proceeds of Crime (Money Laundering Act) and Terrorism Financing Act of 2001 (Canada), as amended, the regulations and rules promulgated under each of the foregoing and any other applicable Laws concerning or relating to terrorism financing or money laundering of the jurisdictions in which the Corporation or any of its Subsidiaries operate.

“Applicable Securities Laws” means, collectively, all applicable securities Laws of each of the Reporting Jurisdictions and the respective rules and regulations under such Laws together with applicable published instruments, notices and orders of the securities regulatory authorities in the Reporting Jurisdictions, and the rules and policies of the Exchanges and any other market or marketplace on which securities of the Corporation are traded, listed or quoted.

“Arrangement” shall have the meaning set forth in Recital C.

“Arrangement Agreement” shall have the meaning set forth in Recital C.

“BIS” means the U.S. Bureau of Industry and Security.

“Blackout Period” shall have the meaning set forth in Section 8.1(d)(ii).

“Board” means the board of directors of the Corporation.

“Business Day” means any day, other than (a) a Saturday, Sunday or statutory holiday in the Province of British Columbia, the City of New York or the City of Detroit and (b) a day on which banks are generally closed in the Province of British Columbia, the City of New York or the City of Detroit.

“Canadian Base Shelf Prospectus” has the meaning ascribed thereto in National Instrument 44-102 - Shelf Distributions.

“Canadian Prospectus” means a prospectus, as such term is used in National Instrument 41-101 - General Prospectus Requirements, including all amendments and supplements thereto, and includes a preliminary prospectus, a (final) prospectus and, collectively, a Canadian Base Shelf Prospectus and a Canadian Shelf Prospectus Supplement.

“Canadian Securities Authorities” means any of the securities commissions or similar securities regulatory authorities in each of the provinces and territories of Canada in which the Corporation is a reporting issuer (or analogous status).

“Canadian Securities Laws” means all applicable Canadian securities Laws, the respective regulations, rules and orders made thereunder, and all applicable policies and notices issued by the Canadian Securities Authorities in the applicable jurisdictions in Canada.

“Canadian Shelf Prospectus Supplement” has the meaning given to it in National Instrument 44-102 - Shelf Distributions.

“CFIUS” means the Committee on Foreign Investment in the United States, and each member agency thereof, acting in such capacity.

“Change of Control” means (A) the acquisition by any means, including, without limitation, acquisition of equity, a statutory plan of arrangement, merger or business combination, by any Person, directly or indirectly, of more than 50% of the total voting power of the outstanding voting stock of the Corporation, or (B) the acquisition by any Person, directly or indirectly, of the power to direct or cause the direction of the management or policies of the Corporation.

“Cleansing Announcement” means a public announcement which shall: (a) be prepared by the Corporation in consultation with the Investor; (b) contain the Cleansing Information; and (c) be generally disclosed to the marketplace in accordance with Section 6.4(a).

“Cleansing Blackout Period” shall have the meaning set forth in Section 6.4(b)(i).

“Cleansing Document” shall have the meaning set forth in Section 6.4(a).

“Cleansing Information” means any and all material non-public information relating to the Corporation or any of its Subsidiaries that: (a) is known to the Investor; and (b) could, without a Cleansing Announcement, prevent the Investor from trading its Common Shares under Applicable Securities Laws, as determined in the sole discretion of the Investor.

“Common Shares” means the common shares in the capital of the Corporation.

“Competitor” means a Person engaged, directly or indirectly (including through any partnership, limited liability company, corporation, joint venture or similar arrangement (whether now existing or formed hereafter)), in the business of the exploration, development or operation of lithium mines, provided that the Investor and its Affiliates will not in any event be deemed a Competitor.

“Confidential Information” means any and all information about the Discloser or any of its Affiliates which is furnished by it or any of its Representatives to the Recipient or any of its Affiliates or Representatives, whenever furnished and regardless of the manner in which it is furnished (orally, in writing, electronically, etc.), including information regarding the business and affairs of the Discloser and its Affiliates, their plans, strategies, operations, financial information (whether historical or forecasted), business methods, systems, practices, analyses, compilations, forecasts, studies, designs, processes, procedures, formulae, improvements, trade secrets and other documents and information prepared or furnished by the Discloser, an Affiliate of the Discloser or any of their Representatives; provided, however, that Confidential Information shall not include, and no obligation under Section 6.3 shall be imposed on, information that: (a) was known by or in the Recipient’s possession before disclosure by or on behalf of the Discloser; (b) is or becomes generally available to the public or known within either party’s industry other than as a result of a breach of this Agreement by the Recipient, its Affiliates or their Representatives; (c) is or becomes available to the Recipient or its Affiliates on a non-confidential basis from a third party; or (d) is or was independently developed by the Recipient or its Affiliates without reference to or use of the Confidential Information of the Discloser.

“Consideration Securities” means any Common Shares and/or Equity Securities issued (a) in connection with bona fide bank debt, equipment financing or non-equity interim financing transactions with lenders to the Corporation, in each case, with an equity component; or (b) in connection with bona fide acquisitions (including acquisitions of assets or rights under a license or otherwise), mergers or similar business combination transactions or joint ventures undertaken and completed by the Corporation.

“Corporation” shall have the meaning set forth in the preambles hereto.

“Corporation Information” shall have the meaning set forth in Section 6.3(c).

“Demand Registration” shall have the meaning set forth in Section 8.1(b).

“Designated Registrable Securities” shall have the meaning set forth in Section 8.1(c).

“Discloser” means the party or its Affiliate that discloses its Confidential Information to the other party or its Affiliate or Representatives (provided that providing information directly to an Affiliate or Representative of a party shall be deemed to be a provision of such information to such party).

“Distribution” means a distribution of Registrable Securities to the public by way of (a) a Prospectus under Canadian Securities Laws in any applicable jurisdictions in Canada, (b)

a Registration Statement under the U.S. Securities Laws in the United States or (c) a combination of (a) and (b).

“Effective Date” means the date on which the Arrangement becomes effective.

“Effective Time” means 12:01 a.m. (Vancouver time) on the Effective Date.

“Equity Securities” means: (a) any Common Shares, preferred shares or other equity securities of the Corporation; (b) any securities convertible, exercisable or exchangeable, with or without consideration, into any Common Shares, preferred shares or other equity securities of the Corporation; (c) any securities carrying any warrant or right to subscribe to or purchase any Common Shares, preferred shares or other equity securities of the Corporation; or (d) any such warrant or right.

“Exchanges” means the Toronto Stock Exchange, the New York Stock Exchange or such other principal stock exchange(s) on which the Common Shares are listed.

“Exercise Notice” shall have the meaning set out in Section 3.4.

“FEOC” means a (A) Person who is a “foreign entity of concern,” as such term is defined in Section 30D of the Internal Revenue Code of 1986, as amended, or (B) a Person “linked to or subject to influence by hostile or non-likeminded regimes or states,” as such concept is used in the Policy Regarding Foreign Investments from State-Owned Enterprises in Critical Minerals under the Investment Canada Act, or, in each case, under any successor or similar policies promulgated by either the Canadian or United States government in respect of critical minerals policy.

“FINRA” means the Financial Industry Regulatory Authority.

“Free Writing Prospectus” means a Corporation free writing prospectus, as defined in Rule 433 under the U.S. Securities Act, relating to an offer of the Common Shares.

“Government Official” means any official (elected or appointed), officer, or employee of a Governmental Entity or any department, agency or instrumentality thereof, including any employee, representative, or agent (paid or unpaid) of a state-owned or controlled entity, public international organization, political party or organization or candidate thereof, or any person acting in an official capacity for or on behalf of any such Governmental Entity, department, agency, instrumentality, public international organization, political party, organization, or candidate.

“Governmental Entity” means any domestic or foreign federal, provincial, regional, state, municipal or other government, governmental department, agency, authority or body (whether administrative, legislative, executive or otherwise), court, tribunal, commission or commissioner, bureau, minister or ministry, board or agency, or other regulatory authority, including any securities regulatory authorities and stock exchange.

“Incentive Securities” means any Common Shares and/or Equity Securities issued or issuable (a) pursuant to any Share Incentive Plan; or (b) on the exercise of any Right.

“Investment Agreement” shall have the meaning set forth in Recital E.

“Investor” shall have the meaning set forth in the Recital A.

“Investor Information” shall have the meaning set forth in Section 6.3(b).

“Investor Nominee” shall have the meaning set forth in Section 2.2.

“Issuance” shall have the meaning set forth in Section 3.1.

“Joint Notice” shall have the meaning set forth in Section 7.1(d).

“Joint Venture Agreement” shall have the meaning set forth in the Investment Agreement.

“Law” means any law, statute, regulation, ordinance, rule, code, requirement, executive order or rule of law (including common law) enacted, promulgated, issued, released, or imposed by any Governmental Entity.

“Lender” shall have the meaning set forth in Section 4.3(d)(iv).

“Loan” shall have the meaning set forth in Section 4.3(d)(iv).

“Lock-Up Outside Date” means the earlier of: (i) June 30, 2025; and (ii) three months following the completion of the Offering required for the Corporation to make its FID Capital Contribution (as defined in the Joint Venture Agreement).

“Losses” shall have the meaning set out in Section 8.7(a).

“Management Services Agreement” shall have the meaning set forth in the Investment Agreement.

“Master Purchase Agreement” shall have the meaning set forth in Recital A.

“MJDS” means the multijurisdictional disclosure system established by the United States and Canada.

“Notice Period” shall have the meaning set out in Section 3.4.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Offered Securities” means any Equity Securities issued by the Corporation.

“Offering” shall have the meaning set out in Section 3.1.

“Offering Notice” shall have the meaning set out in Section 3.1.

“Offtake Agreement” means the Lithium Offtake Agreement between Lithium Argentina and the Investor dated as of February 16, 2023 and assigned to the Corporation by Lithium Argentina on October 3, 2023, as amended on the date hereof.

“Offtaker” means the Investor for so long as it, or any of its Affiliates, is a party to the Offtake Agreement or has a commitment to purchase lithium-based production from the Corporation or any of its Affiliates under a long-term (greater than one year) offtake agreement for no less than [***] tonnes per annum of production.

“Offtake Cleansing Blackout Period” shall have the meaning set out in Section 7.4(b)(i).

“Original Investor Rights Agreement” shall have the meaning set forth in Recital D.

“Participation Right” shall have the meaning set out in Section 3.3.

“Participation Right Entitlement” means, in respect of each Offering in which an Offering Notice is (or is required to be) delivered, the proportion of the Offered Securities equal to the Percentage of Outstanding Common Shares.

“Pending Top-Up Securities” means Top-Up Securities in respect of which the Top-Up Right remains exercisable.

“Percentage of Outstanding Common Shares” means the percentage equal to the quotient obtained when (i) the aggregate number of Relevant Shares is divided by (ii) the aggregate number of issued and outstanding Common Shares excluding any Incentive Securities issued after the date of this Agreement and any Pending Top-Up Securities, in each case, as at the time of calculation.

“Person” means and includes any individual, corporation, limited partnership, general partnership, joint stock corporation, limited liability corporation, joint venture, association, corporation, trust, bank, trust corporation, pension fund, business trust or other organization, whether or not a legal entity, and any Governmental Entity.

“Piggyback Registrable Securities” shall have the meaning set forth in Section 8.2(a).

“Piggyback Registration” shall have the meaning set forth in Section 8.2(a).

“Prospectus” means (a) a Prospectus under Canadian Securities Laws in any applicable jurisdictions in Canada, (b)(i) the prospectus included in any Registration Statement, all amendments and supplements to such prospectus, including post-effective amendments and supplements, and all other material incorporated by reference in such prospectus, and (ii) any Free Writing Prospectus, or (c) a combination of (a) and (b).

“Purchase” shall have the meaning set forth in Section 4.3(a).

“Recipient” means the party that receives (or whose Affiliate or Representative receives) Confidential Information from the other party or its Affiliate or Representative (provided that the receipt of information by an Affiliate or Representative of a party shall be deemed to be the receipt of such information by such party).

“Registrable Securities” means:

(i)
any Common Shares issued to or held by the Investor; and
(ii)
any Common Shares issued to the Investor in connection with a stock dividend, stock split, recapitalization, conversion or other similar distribution with respect to, in exchange for, or in replacement of the securities referred to in clause (i) above.

“Registration” shall mean a Demand Registration, Piggyback Registration, or Shelf Registration, as the case may be.

“Registration Expenses” means the reasonable fees, disbursements and expenses of one set of legal counsel in each Reporting Jurisdiction to the Investor and all expenses incurred by the Corporation in connection with a Registration, including (without limitation): (i) all fees, disbursements and expenses payable to any underwriter for an underwritten offering, agent for an agency offering or their respective counsel; (ii) all fees, disbursements and expenses of counsel and the auditor to the Corporation (including the expenses of any audit and/or “comfort” letter) and fees, disbursements and expenses of any other special experts retained by the Corporation; (iii) all expenses in connection with the preparation, translation, printing and filing of any Prospectus, and the mailing and delivering of copies thereof; (iv) all qualification or filing fees of any Canadian Securities Authority and any U.S. Securities Authority, as applicable; (v) all transfer agents’, depositaries’ and registrars’ fees and the fees of any other agent appointed by the Corporation in connection with a Registration; (vi) all fees and expenses payable in connection with the listing of any Registrable Securities on any stock exchange on which the Common Shares are then listed; (vii) all printing, copying, mailing, messenger and delivery expenses; and (viii) all costs and expenses associated with the conduct of any “road show” or other marketing activities related to such Registration.

“Registration Statement” means any registration statement of the Corporation filed with, or to be filed with, the SEC under the U.S. Securities Act including the related Prospectus, amendments and supplements to such registration statement, include pre- and post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement, other than a registration statement (and related Prospectus) filed on Form S-4, Form F-4 or Form S-8 or any successor form thereto.

“Regulation FD” means Regulation FD (17 CFR §243.100, et seq.) promulgated by the SEC.

“Relevant Shares” means the aggregate number of Common Shares acquired by the Investor (which, for greater clarity includes the Subject Shares and any Common Shares issued as part of the Second Tranche Investment) and as a result of the exercise of the Participation Right and the exercise of the Top-Up Right, in each case in accordance with the provisions of this Agreement.

“Reorganization” shall have the meaning set forth in Section 9.2.

“Reporting Jurisdictions” means each of the provinces of Canada, the United States and each of the states of the United States.

“Representatives” means a party’s and its Affiliates’ directors, officers, employees, lawyers, independent accountants, financial advisors, consultants, bankers, technical advisors, or other agents.

“Request” shall have the meaning set forth in Section 8.1(c).

“Restricted Party” means any (a) Sanctioned Person, (b) a FEOC, or (c) a Competitor.

“Right” means a right granted by the Corporation to holders of Common Shares to purchase additional Common Shares and/or other securities of the Corporation.

“Rules” shall have the meaning set forth in Section 1.4(b).

“Sanctioned Person” means any Person: (a) who is a restricted or prohibited Person as designated or included in any list of designated or restricted parties under any export control or economic sanctions Laws of the United States or any other applicable Sanctions Authority; (b) a Person domiciled, organized, or resident in, a Sanctioned Territory; or (c) an entity owned or controlled by any of the foregoing Persons in clauses (a) or (b) hereof.

“Sanctioned Territory” means at any time, a country or territory which is, or whose government is, the subject of Sanctions broadly prohibiting dealings with such country, territory or government (at the time of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic and the so-called Luhansk People’s Republic).

“Sanctions” means the economic sanctions Laws, trade embargoes, export controls or restrictive measures administered, enacted or enforced by any Sanctions Authority.

“Sanctions Authority” means the United States government and any of its agencies (including, without limitation, OFAC, BIS, the U.S. State Department and the U.S. Department of Commerce), the European Union and each of its member states, the United Nations Security Council, the United Kingdom, the Canadian government, or any other Governmental Entity with jurisdiction over the parties to this Agreement.

“SEC” means the Securities and Exchange Commission or any successor agency having jurisdiction under the U.S. Securities Act.

“Second Tranche Investment” means the subscription for Common Shares pursuant to the terms of the Spinco Second Tranche Subscription Agreement.

“Separation” shall have the meaning set forth in Recital A.

“Share Incentive Plan” means any plan of the Corporation in effect from time to time pursuant to which Common Shares may be issued, or options or other securities convertible or exercisable into or exchangeable for Common Shares may be granted, to directors, officers, employees, and/or consultants, of the Corporation and/or its Subsidiaries, including, for greater certainty, the equity incentive plan approved at the annual and special meeting of Lithium Argentina shareholders held on July 31, 2023 to approve the Arrangement.

“Shelf Registration” shall have the meaning set forth in Section 8.2(b)(i).

“Shelf Registration Statement” shall have the meaning set forth in Section 8.2(b)(i).

“Shelf Underwritten Offering” shall have the meaning set forth in Section 8.2(b)(iv).

“Spinco Second Tranche Subscription Agreement” means the subscription agreement entered into between the Corporation and the Investor following completion of the Separation.

“Subject Shares” shall have the meaning set forth in Recital D.

“Subsidiary” has the meaning ascribed to such term in National Instrument 45-106 – Prospectus Exemptions.

“Top-Up Right” shall have the meaning set forth in Section 3.6(a).

“Top-Up Right Acceptance Notice” shall have the meaning set forth in Section 3.6(e).

“Top-Up Right Notice Period” shall have the meaning set forth in Section 3.6(e).

“Top-Up Right Offer Notice” shall have the meaning set forth in Section 3.6(d).

“Top-Up Securities” means any Equity Securities issued pursuant to at-the-market offerings undertaken by the Corporation.

“Transaction Agreements” means the Investment Agreement, the Joint Venture Agreement, the Management Services Agreement and this Agreement.

“Transfer” shall have the meaning set forth in Section 4.3(a).

“Triggering Transaction” means a transaction that would, if consummated, result in the issuance of Consideration Securities.

“U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“U.S. GAAP” means the United States generally accepted accounting principles in effect from time to time.

“U.S. Securities Act” means the United States Securities Act of 1933, as amended.

“U.S. Securities Authorities” means any of the securities commissions or similar securities regulatory authorities in the United States and each of the states in the United States.

“U.S. Securities Laws” means, collectively, the U.S. Securities Act, the U.S. Exchange Act, the applicable securities Laws of each of the states of the United States and the respective regulations, instruments and rules made under those securities Laws, together with all applicable published policy statements, notices, blanket orders and rulings of the U.S. Securities Authorities and the applicable rules and requirements of any United States national securities exchange.

1.2.
Rules of Construction

Except as may be otherwise specifically provided in this Agreement and unless the context otherwise requires, in this Agreement:

(a)
the terms “Agreement”, “this Agreement”, “the Agreement”, “hereto”, “hereof”, “herein”, “hereby”, “hereunder” and similar expressions refer to this Agreement in its entirety and not to any particular provision hereof;
(b)
references to an “Article” or “Section” followed by a number or letter refer to the specified Article or Section to this Agreement;
(c)
the division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement;
(d)
words importing the singular number only shall include the plural and vice versa and words importing the use of any gender shall include all genders;
(e)
the word “including” is deemed to mean “including without limitation”;
(f)
the terms “party” and “the parties” refer to a party or the parties to this Agreement;
(g)
any reference to this Agreement means this Agreement as amended, modified, replaced or supplemented from time to time;
(h)
any reference to a statute, regulation or rule shall be construed to be a reference thereto as the same may from time to time be amended, re-enacted or replaced, and any reference to a statute shall include any regulations or rules made thereunder;
(i)
all dollar amounts refer to United States dollars;
(j)
all references to a percentage ownership of shares shall be calculated on a non-diluted basis;

(k)
any time period within which a payment is to be made or any other action is to be taken hereunder shall be calculated excluding the day on which the period commences and including the day on which the period ends; and
(l)
whenever any action is required to be taken or period of time is to expire on a day other than a Business Day, such action shall be taken or period shall expire on the next following Business Day.
1.3.
Entire Agreement

This Agreement, the other Transaction Agreements and the Offtake Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings, negotiations and discussions, whether written or oral. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as provided in the aforesaid agreements.

1.4.
Governing Law and Submission to Jurisdiction
(a)
This Agreement shall be interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the Laws of the Province of British Columbia and the federal Laws of Canada applicable in that province.
(b)
Any dispute, controversy, or claim arising out of, relating to, or in connection with this Agreement, including with respect to the formation, applicability, breach, termination, validity or enforceability thereof, shall be resolved by confidential arbitration. The arbitration shall be conducted by three (3) arbitrators and administered by the International Centre for Dispute Resolution in accordance with its International Dispute Resolution Procedures in effect at the time of the arbitration, except as they may be modified herein or by mutual agreement of the parties. Each party shall designate one (1) arbitrator, with the third arbitrator to be designated by the parties by agreement, or failing such agreement, by the two party-appointed arbitrators. The seat of the arbitration shall be Toronto, Canada and it shall be conducted in the English language. Notwithstanding Section 1.4(a), the arbitration and this agreement to arbitrate shall be governed by Ontario’s International Commercial Arbitration Act, 2017, S.O. 2017, c. 2, Sched. 5. The arbitration award shall be final and binding on the parties, and the parties undertake to carry out any award without delay. Judgment upon the award may be entered by any court having jurisdiction over the award or over the relevant party or its assets. Notwithstanding the foregoing, in the event either party seeks injunctive relief, they may seek to have that dispute determined by the Ontario Superior Court of Justice or any other court of competent jurisdiction.

1.5.
Severability

If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

ARTICLE 2
BOARD OF DIRECTORS

2.1.
Condition to Exercise of Representation Right

Investor shall be entitled (but not obligated) to exercise the director representation right pursuant to this Article 2 unless and until such time as Investor fails at any time to meet the 10% Threshold.

2.2.
Representation Right

Subject to Section 2.1, the Investor shall be entitled (but not obligated) to designate one nominee (an “Investor Nominee”) for election to the Board in accordance with the following:

(a)
Investor shall, from time to time, provide notice to the Corporation of its Investor Nominee, as well as such other information as may be reasonably requested by the Corporation to effect the appointment as set out in this Section 2.2(a), and the Corporation shall thereafter take all steps as may be necessary to include the Investor Nominee on the management slate for the next election of directors of the Corporation and shall solicit proxies in favour of the election of such Investor Nominee at such meetings;
(b)
the Investor Nominee must be duly qualified to serve as a director pursuant to the Act and Applicable Securities Laws;
(c)
the Investor Nominee shall be subject to corporate Law requirements and policies applicable to directors of the Corporation;
(d)
in connection with the election of an Investor Nominee, the Corporation shall advise the Investor of the date on which proxy solicitation materials are to be mailed for the purposes of any meeting of shareholders at which directors of the Corporation are to be elected at least fifteen Business Days prior to such mailing date and the Investor shall advise the Corporation of its Investor Nominee at least ten (10) Business Days prior to the mailing date. If the Investor does not advise the Corporation of the identity of any Investor Nominee prior to such deadline, then the Investor shall be deemed to have nominated its incumbent nominee; and

(e)
in the event that any Investor Nominee shall cease to serve as a director of the Corporation, whether due to such Investor Nominee’s death, disability, resignation or removal, the Investor shall be entitled (but not obligated) to designate a replacement Investor Nominee to fill the vacancy created by such death, disability, resignation or removal and the Corporation shall take all reasonable steps as may be necessary to nominate and recommend the appointment of the Investor Nominee to the Board of the Corporation after receiving notice of such designation.
2.3.
Management to Endorse and Vote

The Corporation agrees that management of the Corporation shall, in respect of every meeting of the shareholders at which directors of the Corporation are to be elected, and at every reconvened meeting following an adjournment thereof or postponement thereof, endorse and recommend any Investor Nominee identified in the proxy materials for election to the Board.

2.4.
Directors’ Liability Insurance & Indemnification Agreement

For so long as an Investor Nominee is serving on the Board, the Corporation shall not cease to maintain a directors and officers liability insurance policy having a policy limit in an amount of at least $20 million unless approved by such Investor Nominee, shall include the Investor as an additional insured in such policy, and shall, upon Investor’s request, deliver to Investor a certification that such a directors and officers liability insurance policy remains in effect. An Investor Nominee shall be entitled to the benefit of such directors and officers liability insurance policy on the same terms and conditions to which other directors of the Corporation are entitled. Additionally, the Corporation shall enter into a customary indemnification agreement with each Investor Nominee in a form and substance reasonably acceptable to Investor.

2.5.
Board Size and Operations

The Corporation agrees and undertakes that, so long as the Investor meets the 10% Threshold:

(a)
all notices of Board meetings shall be delivered by hand or transmitted by facsimile or e-mail at least five (5) Business Days prior to the date of the Board meeting. However, emergency Board meetings may be called by the Chairman of the Board in the case of a situation involving matters upon which prompt action is deemed necessary by giving notice at least two (2) Business Days prior to the date of such Board meeting (unless less notice is required in the circumstances). All notices of Board meetings shall specify the time, date and place of the Board meeting and contain a brief but complete summary of all business on the agenda of the Board meeting;
(b)
the Investor Nominee shall be reimbursed by the Corporation for the reasonable travel and other expenses incurred in connection with attending any Board meetings;
(c)
the Investor Nominee shall be entitled to the same board compensation as other non-management board members (unless waived by the Investor);

(d)
any director may participate in a Board meeting by means of a telephonic, electronic or other communication facility. A director participating by such means is deemed to be present at the Board meeting; and
(e)
the Corporation shall not cause or allow the size of the Board to increase to more than 10 directors without the Investor’s prior written consent.

ARTICLE 3
PARTICIPATION AND TOP-UP RIGHTS

3.1.
Notice of Issuances

Subject to Sections 3.2 and 3.7 and Section 14 and Section 16.7 of the Offtake Agreement, if the Corporation proposes to issue (the “Issuance”) any Offered Securities pursuant to a debt or Equity Securities financing (public offering or a private placement) or a Triggering Transaction (each, an “Offering”) at any time after the date hereof the Corporation shall, as soon as possible, but in any event no later than the date on which the Corporation files a preliminary prospectus, Registration Statement or other offering document in connection with an Issuance that constitutes a public offering of Offered Securities, and no later than the completion date of an Issuance that constitutes a private offering of Offered Securities or closing of a Triggering Transaction, give written notice of the Issuance (the “Offering Notice”) to the Investor including, to the extent known by the Corporation, full particulars of the Offering, including the number of Offered Securities, the number of Offered Securities that would allow the Investor to maintain its Participation Right Entitlement upon completion of the Offering, the rights, privileges, restrictions, terms and conditions of the Offered Securities, the price per Offered Security to be issued under the Offering (which, in the case of a Triggering Transaction, would be equal to the price at which the Consideration Securities are issued under the Triggering Transaction, subject to compliance with Applicable Securities Laws), the expected use of proceeds of the Offering (if applicable), and the expected closing date of the Offering, together with any term sheet or other document to be utilized by the Corporation in connection with the Offering.

3.2.
Advanced Offering Notice

Subject to Section 3.7, if the Corporation proposes to conduct an Offering, the Corporation may, in advance of the Offering Notice contemplated in Section 3.1, give written notice of the proposed future Issuance (an “Advanced Offering Notice”) to the Investor. The Advanced Offering Notice must include the estimated particulars of the Offering, including the proposed size of the Offering (which can be in a range), the nature of the Offering, the rights, privileges, restrictions, terms and conditions of the Offered Securities, a proposal relating to the determination of the price per Offered Security to be issued under the Offering, the expected use of proceeds of the Offering (if applicable), and the expected closing date of the Offering. In the event such an Advanced Offering Notice is provided to the Investor, the Corporation may, at least 20 days but no later than 60 days following the Advanced Offering Notice, provide a subsequent Offering Notice with respect to the Offering that does not materially deviate from the terms set forth in the initial Advanced Offering Notice and the applicable Notice Period with respect to such Offering shall be as set out in Section 3.4(a). The Corporation may provide a maximum of two (2) Advanced Offering Notices per fiscal year of the Corporation.

3.3.
Grant of Participation Right

The Corporation agrees that, subject to Section 3.7 and the receipt of all required regulatory approvals, the Investor (directly or through an Affiliate) has the right (the “Participation Right”) upon receipt of an Offering Notice, to subscribe for and to be issued as part of an Offering at the subscription price per Offered Security pursuant to the Offering, payable in cash, and otherwise on substantially the same terms and conditions of the Offering:

(a)
in the case of an Offering of Common Shares, up to such number of Common Shares that shall allow the Investor to maintain its Participation Right Entitlement upon completion of the Offering; and
(b)
in the case of an Offering of Offered Securities (other than Common Shares), up to such number of Offered Securities that shall (assuming conversion, exercise or exchange of all of the convertible, exercisable or exchangeable Offered Securities issued in connection with the Offering and issuable pursuant to this Section 3.3) allow the Investor to maintain its Participation Right Entitlement upon completion of the Offering.

If the consideration payable in connection with the Offering is not cash, the deemed price per Common Share for such consideration will be determined by the Board of Directors of the Corporation, with reference to the relevant agreement(s) between the parties in respect of the Offering, and the Investor shall only have to pay cash equal to such deemed price per Common Share in connection with the exercise of its Participation Right.

3.4.
Exercise Notice

If the Investor wishes to exercise the Participation Right, the Investor shall give written notice to the Corporation (the “Exercise Notice”) of its intention to exercise such right and of the number of Offered Securities the Investor wishes to purchase, and shall subscribe to the Offering within:

(a)
if an Advanced Offering Notice was provided prior to the Offering Notice in accordance with Section 3.2, three (3) Business Days of an Offering Notice, or
(b)
if an Advanced Offering Notice was not provided prior to the Offering Notice, twenty (20) Business Days after the date of receipt of an Offering Notice

(in each case, the “Notice Period”),

failing which the Investor shall not be entitled to exercise the Participation Right in respect of such Offering or Issuance. The Corporation must complete the Offering within thirty (30) days of the expiry of the Notice Period; provided that the completion of such Offering is upon the same terms and conditions as those set out in the Offering Notice provided to the Investor by the Corporation and provided further that following expiry of such thirty (30) day period, the Corporation shall not thereafter proceed with such Offering without providing the Investor with another opportunity to exercise its Participation Right.

3.5.
Issuance of Participation Right Offered Securities
(a)
If the Corporation receives an Exercise Notice from the Investor within the applicable Notice Period, then the Corporation shall, subject to the receipt and continued effectiveness of all required approvals (including the approval(s) of the Exchanges and any required approvals under Applicable Securities Laws and any shareholder approval), which approvals the Corporation shall use reasonable best efforts to promptly obtain (including by applying for any necessary price protection confirmations, seeking shareholder approval (if required) in the manner described below, and shall use its commercially reasonable efforts to cause management and each member of the Board to vote their Common Shares and all votes received by proxy in favour of the issuance of the Offered Securities to the Investor), issue to the Investor, against payment of the subscription price payable in respect thereof and, subject to paragraph (b) below, concurrently with the completion of the Offering or as soon as practicable thereafter, that number of Common Shares or other Offered Securities, as applicable, set forth in the Exercise Notice.
(b)
If the Corporation is required by the Exchanges to seek shareholder approval for the issuance of the Offered Securities to the Investor, then the Corporation shall call and hold a meeting of its shareholders to consider the issuance of the Offered Securities to the Investor as soon as reasonably practicable, and in any event such meeting shall be held within 90 days after the date that the Corporation is advised that it shall require shareholder approval, and shall recommend approval of the issuance of the Offered Securities and shall solicit proxies in support thereof. The Corporation shall be entitled to complete an Offering in tranches, such that the Corporation may issue Offered Securities to non-Investor subscribers prior to fulfilling conditions imposed upon the issuance of Offered Securities to Investor (including shareholder approvals imposed by the Exchanges).
3.6.
Grant of Top-Up Right
(a)
The Investor shall have a right (the “Top-Up Right”) to subscribe for Common Shares in respect of any Top-Up Securities that the Corporation may, from time to time, issue after the date of this Agreement, subject to any approvals of the Exchanges as may then be applicable. The number of Common Shares that may be subscribed for by the Investor pursuant to the Top-Up Right shall be equal to up to the Percentage of Outstanding Common Shares expressed as a percentage of the Top-Up Securities.
(b)
The Top-Up Right may be exercised annually as set out in Section 3.6(d). The Top-Up Right shall be effected through subscriptions for Common Shares of the Corporation for a price per Common Share equal to the volume weighted average price of the Common Shares on the Toronto Stock Exchange for the five trading days preceding the delivery of the Top-Up Right Acceptance Notice to the Corporation and shall be subject to approval by the Exchanges.

(c)
In the event that any exercise of a Top-Up Right shall be subject to the approval of the Corporation’s shareholders, the Corporation shall recommend the approval of such Top-Up Right at the next meeting of shareholders that is convened by the Corporation in order to allow the Investor to exercise its Top-Up Right and shall solicit proxies in support thereof.
(d)
Within 60 days following the end of each fiscal year of the Corporation, the Corporation shall send a written notice to the Investor (the “Top-Up Right Offer Notice”) specifying: (i) the number of Top-Up Securities issued during such fiscal year; (ii) the expected use of proceeds from any exercise of the Top-Up Right by the Investor; (iii) the total number of the then issued and outstanding Common Shares (which shall include any securities to be issued to Persons having similar participation rights); and (iv) the Percentage of Outstanding Common Shares beneficially owned by the Investor (based on the last publicly reported ownership figures of the Investor and the number of issued and outstanding Common Shares in (iii) above) assuming the Investor did not exercise its Top-Up Right.
(e)
The Investor shall have a period of 15 Business Days from the date of the Top-Up Right Offer Notice (the “Top-Up Right Notice Period”) to notify the Corporation in writing (the “Top-Up Right Acceptance Notice”) of the exercise, in full or in part, of its Top-Up Right. The Top-Up Right Acceptance Notice shall specify the number of Common Shares subscribed for the by the Investor pursuant to the Top-Up Right. If the Investor fails to deliver a Top-Up Right Acceptance Notice within the Top-Up Right Notice Period, then the Top-Up Right of the Investor in respect of the issuances of Top-Up Securities during the applicable fiscal year is extinguished. If the Investor gives a Top-Up Right Acceptance Notice, the sale of the Top-Up Securities to the Investor shall be completed as soon as reasonably practicable thereafter.
3.7.
Termination of Participation Right and Top-Up Right

The Investor shall not be entitled to exercise the Participation Right and Top-Up Right under this Article 3, and all of the Investor’s rights under this Article 3 shall terminate on the later to occur of (i) the Lock-Up Outside Date, and (ii) the date on which the Investor ceases to either (i) meet the 10% Threshold, or (ii) both meet the 5% Threshold and is an Offtaker.

ARTICLE 4
COVENANTS OF THE INVESTOR

4.1.
Operational Support

The Investor shall use commercially reasonable efforts to provide the Corporation with assistance and cooperation, as may be reasonably requested by the Corporation, with respect to the Corporation’s application made to the US Department of Energy Loan Programs Office for funding to be used at its Thacker Pass Project through the Advanced Technology Vehicles Manufacturing Loan Program.

4.2.
[Intentionally deleted]

[Intentionally deleted].

4.3.
Restrictions on Transfer

The parties hereby acknowledge, agree and confirm their intention that the Separation shall have occurred on a tax deferred basis in accordance with paragraph 55(3)(b) of the Income Tax Act (Canada) and in conformity with an income tax ruling obtained from the Canada Revenue Agency by Lithium Argentina, and in furtherance thereof, the Investor hereby irrevocably and unconditionally covenants, undertakes and agrees as follows:

(a)
except as expressly permitted by Section 4.3(d), until the Lock-Up Outside Date, none of the Investor or any of its Affiliates shall, directly or indirectly, purchase or acquire any Common Shares (a “Purchase”), or assign, sell, transfer, offer, contract to sell, accept an offer to purchase, gift, pledge, encumber, hypothecate, provide a security interest in respect of, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, whether by actual disposition or effective economic disposition pursuant to any swap or other arrangement that transfers to another, in whole or in part, any interest in, or economic consequences of ownership of any of the Relevant Shares (a “Transfer”);
(b)
except as expressly permitted by Section 4.3(d), until the Lock-Up Outside Date, the Investor shall not, directly or indirectly (w) Transfer any of the Relevant Shares, (x) Transfer any property acquired in substitution for any Relevant Shares, (y) Purchase or Transfer any property 10% or more of the fair market value of which is or may be derived from any Relevant Shares (or any property acquired in substitution for such property), or (z) commence, participate in or in any way support any transaction or series of transactions pursuant to which control of the Corporation is acquired by any person or group of persons;
(c)
following the Lock-Up Outside Date and except as expressly permitted by Section 4.3(d), unless and until such time as Investor fails at any time to meet the 5% Threshold, none of the Investor or any of its Affiliates shall knowingly, Transfer:
(i)
any Relevant Shares to a Restricted Party; or

(ii)
Equity Securities representing more than 5% of the then issued and outstanding Common Shares to any one Person, including such Person’s Affiliates and any joint actors;

provided that any Transfer that takes place through the facilities of a stock exchange of which the Common Shares are listed or through a transaction facilitated by a broker dealer without disclosure being made to the Investor of the purchaser of such securities, shall not constitute a breach of this Section 4.3(c); and

(d)
the restrictions and limitations in Section 4.3(a), Section 4.3(b) and Section 4.3(c) shall not apply to:
(i)
any Transfer, from and after the Separation until the Lock-Up Outside Date, to any Affiliate of the Investor that is “related” to the Investor (as defined in the Income Tax Act (Canada)) at the time of the Transfer until the Lock-up Outside Date, provided that such Affiliate first agrees in writing with the Corporation to be bound by the terms of this Agreement;
(ii)
any Transfer pursuant to a bona fide third party “take-over bid” (as defined in National Instrument 62-104 Take-over Bids and Issuer Bids) provided that (A) such take-over bid is made to all shareholders of the Corporation, (B) the take-over bid is recommended for acceptance by the board of directors of the Corporation, and (C) in the event that the take-over bid is not completed in accordance with the terms recommended to shareholders by the board of directors of the Corporation the Relevant Shares will remain subject to the restrictions and limitations contained in Section 4.3(a), Section 4.3(b) and Section 4.3(c);
(iii)
any Transfer pursuant to or in accordance with any “business combination” (as defined in Multilateral Instrument 61-101 Protection of Minority Security Holders in Special Transactions) involving the Corporation provided that (A) such business combination is recommended for acceptance by the board of directors of the Corporation and (B) in the event that the business combination is not completed in accordance with the terms recommended to shareholders by the board of directors of the Corporation, the Relevant Shares will remain subject to the restrictions and limitations contained in Section 4.3(a), Section 4.3(b) and Section 4.3(c); and
(iv)
any Transfer in connection with the Investor pledging or hypothecating any Relevant Shares in favour of a third party lender (a “Lender”) as security for a bona fide loan (a “Loan”), provided that, any such Transfer shall be on terms and conditions acceptable to the board of directors of the Corporation, acting reasonably, and without limitation, it will be deemed to be reasonable for the board of directors of the Corporation to require, as conditions of providing consent to any such Transfer, that (i) the Lender first agrees in writing with the Corporation to be bound by the terms of this Agreement, (ii) the Corporation will have a contractual right with the

Lender to cure any default or event of default by the Investor under the Loan before the Lender will have any right to Transfer any Relevant Shares, and (iii) upon the repayment of the Loan, the Relevant Shares will remain subject to the restrictions and limitations contained in Section 4.3(a), Section 4.3(b) and Section 4.3(c).
4.4.
Standstill
(a)
Until the date that is the earlier to occur of (i) the date that is five (5) years from the date of the Separation, and (ii) the date that is one (1) year following the Phase One Effective Date (as defined in the Offtake Agreement), the Investor will not, alone or in concert with others, without the prior written consent of Corporation or as otherwise expressly permitted under this Agreement:
(i)
effect, seek, offer or propose, or in any way advise or encourage any other Person to effect, seek, offer or propose (in each case, whether publicly or otherwise):
(A)
any take-over bid, merger, amalgamation, plan of arrangement, reorganization or other business combination involving the Corporation or any of its assets;
(B)
any recapitalization, restructuring, liquidation, dissolution, disposition of a material portion of the assets or other extraordinary transaction with respect to the Corporation or any of its assets;
(ii)
directly or indirectly make, or in any way participate in, any solicitation of proxies to vote, or seek to advise or influence any other Person with respect to the voting of any voting securities of the Corporation;
(iii)
otherwise act in a manner to seek to control the management, Board or the policies of the Corporation beyond the board and committee representation provided in this Agreement;
(iv)
enter into any arrangements, understandings or agreements, whether written or oral, with, or advise, finance, aide, encourage or act in concert with, any other Persons in connection with any of the foregoing;
(v)
make any public announcement of any intention to do or take any of the foregoing or take any action that could require the Corporation to make a public announcement with respect to any of the foregoing; or
(vi)
attempt to induce any party not to make or conclude any proposal with respect to the Corporation by threatening or indicating that Investor may take any of the foregoing actions.

(b)
The Investor will not, alone or in concert with others, without the prior written consent of Corporation or as otherwise expressly permitted under this Agreement, Purchase any Equity Securities that would result in the Investor owning, or exercising control over, more than 20% of the then outstanding Common Shares.
(c)
Notwithstanding the foregoing, the limitations and prohibitions set forth in this Section 4.4 shall not apply to any confidential offer or proposal made by the Investor or its Affiliates to the Board and shall no longer apply from the earliest of (i) the date the Corporation enters into a definitive agreement with a third party that provides for an acquisition of, or business combination with, the Corporation where the securityholders of the Corporation would own less than 50% of the voting securities of the surviving Corporation, (ii) the date the Corporation enters into a definitive agreement with a third party that provides for an acquisition of all or substantially all of the assets of the Corporation; or (iii) the date a third party enters into a definitive agreement to acquire, or acquires, “beneficial ownership” (as such term is defined in the Securities Act (British Columbia), as amended) of more than 50% of the voting securities of the Corporation. In the event that the proposed transaction in (i), (ii) or (iii) is terminated, the limitations and prohibitions set forth in this Section 4.4 shall be reinstated.

ARTICLE 5

COMPLIANCE OBLIGATIONS OF THE CORPORATION

5.1.
Anti-bribery and Corruption Compliance

For so long as the Investor or any of its Affiliates is a shareholder of the Corporation, and in connection with the Corporation carrying out its related responsibilities:

(a)
the Corporation shall cause its employees, directors, officers, and to the best of its ability, agents, and any Person acting on its behalf to comply, with applicable Anti-Corruption Laws;
(b)
neither the Corporation, the Subsidiaries, nor any of its or their employees, directors, officers, or to the knowledge of the Corporation, any agents, or any Person acting on its behalf shall:
(i)
give, promise to give, or offer to give, any payment, loan, gift, donation, or anything else of value (including a facilitation payment) directly or indirectly, whether in cash or in kind, to or for the benefit of, any Government Official or any other Person while knowing or having reason to know that all or a portion of such money or thing of value will be offered, given, or promised, directly or indirectly, to any such Government Official or to any other Person for the purpose of: (A) improperly influencing any action or decision of any Government Official in their official capacity, including a decision to fail to perform official functions, (B) inducing any Government Official or other Person to act in violation of their lawful duty, (C) securing any improper advantage or (D) persuading any Government Official or other Person to use their influence with any Governmental Entity or any government-owned Person to effect or influence any act or decision of such Governmental Entity or government-owned Person;
(ii)
accept, receive, agree to accept, or authorize the acceptance of any contribution, payment, gift, entertainment, money, anything of value, or other advantage in violation of applicable Anti-Corruption Laws; and
(c)
the Corporation shall (and shall cause its Subsidiaries to) institute and maintain risk-based compliance program with policies, procedures, internal controls, training, monitoring, oversight with appropriate resourcing which is reasonably designed to ensure compliance with all applicable Anti-Corruption Laws following guidance provided by the U.S. Department of Justice including records of payments to third parties (including, without limitation, agents, consultants, representatives, and distributors) and Government Officials. As soon as practicable after the date of this Agreement, and in any event within 30 days after the date on which the Corporation adopts an anti-corruption compliance policy, the Corporation shall provide a copy of such policy to the Investor, together with the resolutions of the Board or other relevant official document evidencing the Corporation’s adoption of such policy. Upon reasonable request, the Corporation agrees to provide responsive information to the Investor concerning its compliance with Anti-Corruption Laws. The Corporation shall promptly notify the Investor if the Corporation becomes aware of any material violation of Anti-Corruption Laws.
5.2.
Trade and Sanctions Compliance
(a)
For so long as the Investor or any of its Affiliates is a shareholder of the Corporation, and in connection with the Corporation carrying out its related responsibilities:
(i)
the Corporation shall and shall cause its Subsidiaries and its and their respective employees, directors, officers, and to the best of its ability, its and their respective agents, and any Person acting on its or their behalf to comply with all applicable Sanctions;
(ii)
the Corporation shall, as soon as practicable (and in any event no later than January 1, 2024) institute and maintain a risk-based compliance program to ensure compliance with Sanctions by itself, its Subsidiaries, and each of their respective directors, officers, and employees, and any other Person acting on their respective behalf. The compliance program shall include risk-based policies, procedures, controls, training, monitoring, oversight and appropriate resourcing following guidance provided by OFAC, BIS and any other relevant Sanctions Authority. As soon as practicable after the date of this Agreement, and in any event within 30 days after the date on which the Corporation adopts such policy, the Corporation shall provide a copy of such policy to the Investor, together with the resolutions of the Board or other relevant official document evidencing the Corporation’s adoption of such policy. Upon reasonable request, the Corporation agrees to provide responsive information to the Investor concerning its compliance with Sanctions. The Corporation shall promptly notify the Investor if the Corporation becomes aware of any material violation of Sanctions;
(iii)
the Corporation shall not, and shall cause its Subsidiaries and its and their respective employees, directors or officers not to conduct any business transaction or activity with a Sanctioned Person or Sanctioned Territory; and
(iv)
neither the Corporation, nor any of its Subsidiaries or their respective directors, officers, or employees: (i) shall be a Sanctioned Person; or (ii) to the best knowledge of the Corporation, shall act under the direction of, on behalf of, or for the benefit of a Sanctioned Person.
(b)
As of the date of this Agreement:
(i)
neither the Corporation, nor any of its Subsidiaries, or its or their respective employees, directors or officers conducts any business transaction or activity with a Sanctioned Person or Sanctioned Territory; and

(ii)
neither the Corporation, nor any of its Subsidiaries or their respective directors, officers, or employees, nor any direct or, to the knowledge of the Corporation, indirect owner of one percent (1%) or more interest in the Corporation as of the date of this Agreement, or any direct or, to the knowledge of the Corporation, indirect owner that may acquire five percent (5%) or more interest in the Corporation after the date of this Agreement: (i) is a Sanctioned Person; or (ii) to the best knowledge of the Corporation, acts under the direction of, on behalf of, or for the benefit of a Sanctioned Person.
(c)
This Section 6.2 shall not be interpreted or applied in relation to the Corporation to the extent that the representations made under this Section 6.2 violate, or would result in a breach of the Foreign Extraterritorial Measures Act (Canada).
5.3.
Anti-Money Laundering Compliance

For so long as the Investor or any of its Affiliates is a shareholder of the Corporation, and in connection with the Corporation carrying out its related responsibilities:

(a)
the Corporation shall cause its employees, directors, officers, and to the best of its ability its agents, and any Person acting on its behalf to comply with all applicable Anti-Money Laundering Laws; and
(b)
the Corporation shall as soon as practicable (and in any event no later than January 1, 2024) institute and maintain policies, procedures, and internal controls designed to ensure compliance with any applicable Anti-Money Laundering Laws by itself, its Subsidiaries’ and each of their respective directors, officers, and employees, and any other Person acting on their respective behalf.

ARTICLE 6

INFORMATION RIGHTS

6.1.
Information and Inspection Rights

In the case of (x) Section 6.1(a), for so long as the Investor either (i) meets the 5% Threshold or (ii) both meets the 2.5% Threshold and is an Offtaker, (y) in the case of Section 6.1(b), for so long as the Investor must account for under the equity method under U.S. GAAP, and (z) and in the case of Section 6.1(c), for so long as the Investor or any of its Affiliates is a shareholder of the Corporation, the Corporation shall provide the Investor, its designees and its Representatives with reasonable access upon reasonable notice during normal business hours, to:

(a)
deliver to Investor, forthwith following receipt thereof, a copy of any notice, letter, correspondence or other communication from a Governmental Entity or any litigation proceedings or filings involving the Corporation, in each case, in respect of the Corporation’s potential, actual or alleged material violation of any and all Laws applicable to the business, affairs and operations of the Corporation and its Subsidiaries anywhere in the world, and any responses by the Corporation in respect thereto;
(b)
for the year ended December 31, 2023 and subsequent quarterly and annual reporting periods, deliver to the Investor, as promptly as practicable following the end of each fiscal quarter and fiscal year, an unaudited reconciliation of the Corporation’s quarterly publicly issued financial statements with respect to such fiscal quarter and audited reconciliation of the Corporation’s annually publicly issued financial statements with respect to such fiscal year to U.S. GAAP, if it was reasonably determined by the Investor in consultation with its auditor, that this information is necessary for the Investor’s financial reporting, accounting or tax purposes; and
(c)
deliver to Investor, as promptly as practicable, such information and documentation relating to the Corporation and its Affiliates as the Investor may reasonably request from the Corporation from time to time for purposes of complying with the Investor’s U.S. tax reporting obligations with respect to its ownership of the Corporation.
6.2.
Maintenance of Internal Controls

The Corporation shall, and shall cause each of its Subsidiaries to: (a) make and keep books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Corporation and such Subsidiaries; and (b) devise and maintain a system of internal controls over financial reporting sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary: (A) to permit preparation of financial statements in conformity with IFRS or any other criteria applicable to such statements and (B) to maintain accountability for assets.

6.3.
Confidentiality

Subject to any rights granted pursuant to any of the Transaction Agreements or the Offtake Agreement:

(a)
the Recipient shall hold the Confidential Information in confidence and shall not disclose the Confidential Information to third parties without the prior written consent of the Discloser provided that the Recipient may disclose the Confidential Information to its and its Affiliates’ directors, officers, employees and Representatives who have a need to know the Confidential Information. Notwithstanding the foregoing, but subject to clause (b) of this Section 6.3, no consent of the Discloser shall be required for the Recipient to disclose Confidential Information of the Discloser if such disclosure is required by Applicable Securities Laws, including, for greater certainty, the rules of any stock exchange upon which securities of the Recipient or any of its Affiliates are traded; provided, further, that the Recipient shall (i) give prior written notice to the Discloser and an opportunity for the Discloser to review and comment on the requisite disclosure before it is made, including an opportunity for the Discloser to prevent such disclosure, and (ii) use its best efforts to incorporate the Discloser’s comments or limit such disclosure, by seeking confidential treatment or otherwise. Further, in the event the Recipient is requested or required (including by interrogatories, subpoena or similar process) to disclose any Confidential Information of the Discloser, the Recipient shall provide the Discloser with prompt written notice of such request (if legally permitted) so the Discloser may consider whether it wishes to seek an appropriate protective order. In the absence of a protective order, the Recipient shall disclose only such Confidential Information as is legally required and shall use commercially reasonable efforts to ensure the confidentiality of any such Confidential Information that is disclosed;
(b)
the Corporation shall not, and shall ensure that its Affiliates shall not, publicly disclose any information regarding the Investor or Investor’s performance under the Offtake Agreement (collectively, the “Investor Information”) without the prior written consent of the Investor, provided, that no consent of the Investor shall be required for the Corporation to disclose Investor Information if such disclosure is required by Applicable Securities Laws, including, for greater certainty, the rules of any stock exchange upon which securities of the Corporation or any of its Affiliates are traded, provided that the Corporation shall (i) give prior written notice to the Investor and an opportunity for the Investor to review and comment on the requisite disclosure before it is made, including an opportunity for the Investor to prevent such disclosure and (ii) use its best efforts to incorporate the Investor’s comments or limit such disclosure, by seeking confidential treatment or otherwise;
(c)
the Investor shall not, and shall ensure that its Affiliates shall not, publicly disclose any information regarding the Corporation or Corporation’s performance under the Offtake Agreement (collectively, the “Corporation Information”) without the prior written consent of the Corporation, provided, that no consent of the Corporation shall be required for the Corporation to disclose Corporation

Information if such disclosure is required by Applicable Securities Laws, including, for greater certainty, the rules of any stock exchange upon which securities of the Investor or any of its Affiliates are traded, provided that the Investor shall (i) give prior written notice to the Corporation and an opportunity for the Corporation to review and comment on the requisite disclosure before it is made, including an opportunity for the Corporation to prevent such disclosure and (ii) use its best efforts to incorporate the Corporation’s comments or limit such disclosure, by seeking confidential treatment or otherwise;
(d)
each party’s obligations under this Section 6.3 shall survive for a period of two years following the date of termination of this Section 6.3; and
(e)
in the case where the Investor is the Recipient, the parties acknowledge that the restrictions regarding Technical Information (as such term is defined in the confidentiality agreement dated July 22, 2024 between the Investor and the Corporation) shall apply to Confidential Information provided pursuant to this Agreement.
6.4.
Cleansing Announcements
(a)
Subject to Section 6.4(b) and for so long as the Investor meets the 5% Threshold or is an Offtaker, upon receipt by the Corporation of a written notice from the Investor advising the Corporation that: (i) the Investor has determined that transacting in Equity Securities in the Corporation could reasonably be expected to trigger a violation of, or any liability to the Investor under, Applicable Securities Laws; and (ii) the Investor wishes to sell Equity Securities beneficially owned by the Investor, then, as soon as practicable, and no later than 9:00 a.m. (New York Time) on the seventh (7th) day following receipt by the Corporation of the written notice from the Investor outlining the material non-public information relating to the Corporation or any of its Subsidiaries known to the Investor, the Corporation shall, through a press release or other public announcement (each, a “Cleansing Document”) in compliance with Regulation FD, make the Cleansing Announcement, including filing a copy of the Cleansing Document on the System for Electronic Document Analysis and Retrieval.
(b)
The obligation for the Corporation to make a Cleansing Announcement under Section 6.4(a) shall not apply:
(i)
if the Board determines in good faith, after consultation with its financial and legal advisors, that the making of such Cleansing Announcement would: (A) in the case of information derived from the Investor’s role as Offtaker, have a material adverse effect on the Corporation; provided that the obligation of the Corporation to make a Cleansing Announcement in such case shall be deferred for a period of not more than ninety (90) days from the date of the receipt of the written notice from the Investor in Section 6.4(a)(ii) (such 90-day period is referred to herein as a “Offtake Cleansing Blackout Period”), provided, that after any initial Offtake Cleansing

Blackout Period, the Corporation may not invoke a subsequent Offtake Cleansing Blackout Period until 12 months have elapsed from the end of any previous Offtake Cleansing Blackout Period; or (B) in the case of information that is not derived from the Investor’s role as Offtaker, be prejudicial to the Corporation, provided that the obligation of the Corporation to make a Cleansing Announcement in such case shall be deferred for a period of not more than fourteen (14) days from the date of the receipt of the written notice from the Investor in Section 6.4(a)(ii) (such 14-day period is referred to herein as a “Cleansing Blackout Period”); provided, that after any initial Cleansing Blackout Period, the Corporation may not invoke a subsequent Cleansing Blackout Period in respect of the same matter until 12 months have elapsed from the end of any previous Cleansing Blackout Period; or
(ii)
during any periodic blackout period imposed by Corporation pursuant to its disclosure policy for as long as the Investor Nominee is serving as a director of the Corporation.
6.5.
Privilege

The provision of any information pursuant to this Article 6 shall not be deemed a waiver of any privilege, including privileges arising under or related to the attorney-client privilege or any other applicable privilege.

ARTICLE 7

ADDITIONAL COVENANTS

7.1.
Foreign Investment Review
(a)
Prior to making, or accepting, any ownership investment after the date hereof, the Corporation shall, as applicable under the relevant laws and regulations, and unless the Investor has agreed otherwise, take such steps as are at that time available under the Investment Canada Act to obtain certainty prior to completion regarding the status of the investment under the national security review provisions of the Investment Canada Act.
(b)
Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, the Corporation and its Subsidiaries agree to cooperate with any inquiry by CFIUS or Canadian Governmental Entities with respect to the Corporation’s business (or that of its Subsidiaries) or any past or new investment the Corporation or its Subsidiaries have received or undertaken, or receive or undertake, including by providing any information and documentary material lawfully required or requested by CFIUS or Canadian Governmental Entities, after due discussion with CFIUS or Canadian Governmental Entities. Without limiting the foregoing, following the conclusion of any applicable appeal or review process, the Corporation and its Subsidiaries shall take any and all actions to comply with any valid order, writ, judgment, ruling, assessment, injunction, decree, stipulation, determination, undertaking, commitment, mitigation measure, agreement, or award entered by or with CFIUS or any Canadian Governmental Entity with respect to any such investment the Corporation or its Subsidiaries have received or undertaken, or receive or undertake.
(c)
The Corporation and its Subsidiaries shall promptly inform the Investor of any such inquiry, and keep Investor reasonably informed regarding the existence of, and efforts to address and resolve, any action, investigation, review, or inquiry of any kind, including but not limited to formal, informal, written, or oral, involving the Corporation or its Subsidiaries relating to any developments in any regulatory process resulting from such inquiry.
(d)
In the event that CFIUS requests that the Corporation or its Subsidiaries submit a joint voluntary notice (“Joint Notice”) with respect to any previous investment they have received, the Corporation shall promptly inform the Investor, consult with the Investor regarding responding to CFIUS, and prepare and submit a Joint Notice to CFIUS, or take other necessary and appropriate action to respond to such request.
(e)
In the event that CFIUS initiates a unilateral review of any previous investment the Corporation or its Subsidiaries have received, the Corporation shall promptly inform the Investor, consult with the Investor in connection with responding to such action by CFIUS, and take necessary and appropriate action in order to resolve CFIUS’s concerns.
(f)
As applicable under relevant law, the Corporation and its Subsidiaries shall provide or cause to be provided commercially reasonable assurances or agreements as required by CFIUS or the President of the United States, or the applicable Minister under the Investment Canada Act, including entering into a mitigation agreement, letter of assurance, national security agreement, or other similar arrangement or agreement; provided however, that such assurance or agreement does not have a material adverse effect on the Corporation or its Subsidiaries.
(g)
The Corporation represents and warrants that it and its Subsidiaries have provided, and covenants to provide, to the best of its knowledge, truthful and complete information to CFIUS and Canadian Governmental Entities with respect to inquiries or requests that the Corporation or its Subsidiaries have received or may receive, as applicable.
(h)
The Corporation and its Subsidiaries shall promptly advise the Investor of the receipt of any communication from CFIUS or a Canadian Governmental Entity relating to the Investor and shall consult with and obtain the consent of the Investor prior to communicating with CFIUS or a Canadian Governmental Entity relating to the Investor.

7.2.
Restrictions on Transactions with FEOCs

For so long as the Investor meets the 5% Threshold, is a Member of the Company (as those terms are defined in the Joint Venture Agreement), or is an Offtaker, the Corporation shall not (a) enter into any agreement in respect of, or otherwise support or recommend, any Change of Control to a Sanctioned Person or a FEOC without the Investor’s prior written consent, or (b) conduct any business transaction or activity to the extent such business transaction or activity would cause vehicles incorporating the offtake purchased from the Corporation to be ineligible for tax credits under the Inflation Reduction Act of 2022, as amended.

ARTICLE 8

REGISTRATION RIGHTS

8.1.
Demand Registration Rights
(a)
For so long as the Investor meets the 2.5% Threshold, the Investor may require the Corporation to register all or a portion of the Registrable Securities then held by the Investor and its Affiliates by filing a Registration Statement and a Prospectus and taking such other steps as may be necessary to facilitate a Distribution of all or any portion of the Registrable Securities held by the Investor or its Affiliates.
(b)
Any such registration effected pursuant to this Section 8.1 is referred to herein as a “Demand Registration.”
(c)
Any such request shall be made by a notice in writing (a “Request”) to the Corporation and shall specify the number and the class or classes of Registrable Securities to be sold (the “Designated Registrable Securities”) by the Investor, the intended method of disposition, whether such offer and sale shall be made by an underwritten public offering and the jurisdiction(s) in which the filing is to be effected. The Corporation shall, subject to Applicable Securities Laws, use its commercially reasonable efforts to file within 30 days after receipt of the Request: (i) a Registration Statement in compliance with applicable U.S. Securities Laws and (ii) a Prospectus in compliance with applicable Canadian Securities Laws, in order to permit the Distribution of all of the Designated Registrable Securities of the Investor specified in a Request. The parties shall cooperate in a timely manner in connection with such Distribution and the procedures in Schedule A shall apply.
(d)
The Corporation shall not be obliged to effect:
(i)
more than two Demand Registrations in any twelve (12) month period; provided that for purposes of this Section 8.1, a Demand Registration pursuant to which the Designated Registrable Securities are to be sold shall not be considered as having been effected until (1) the Registration Statement has been declared effective by the SEC and (2) a receipt has been issued by the Canadian Securities Authorities for the Prospectus and has not been withdrawn or suspended; or

(ii)
a Demand Registration in the event the Corporation determines in its good faith judgment, after consultation with its financial and legal advisors, that (A) either (I) the effect of the filing of a Registration Statement and Prospectus would have a material adverse effect on the Corporation because such action would materially interfere with a material acquisition, reorganization or similar material transaction involving the Corporation; or (II) there exists at the time material non-public information relating to the Corporation the disclosure of which would be materially adverse to the Corporation, and (B) that it is therefore in the best interests of the Corporation to defer the filing of a Registration Statement and Prospectus at such time, in which case the Corporation’s obligations under this Section 8.1 shall be deferred for a period of not more than ninety (90) days from the date of receipt of the Request of the Investor (such 90-day period is referred to herein as a “Blackout Period”); provided, that after any initial Blackout Period, the Corporation may not invoke a subsequent Blackout Period until 12 months have elapsed from the end of any previous Blackout Period; provided, further, that the Corporation shall not register any securities for its own account or that of any other stockholder during such 90-day period other than pursuant to a Registration Statement on Form S-8 or other registration solely relating to an offering or sale to employees or directors of the Corporation pursuant to any employee stock plan or other employee benefit arrangement.
(e)
In the case of an underwritten public offering of Registrable Securities initiated pursuant to this Section 8.1, the Investor shall have the right to select the managing underwriter(s) or managing agent(s) and the counsel retained which shall perform such offering.
(f)
The Investor shall have the right to withdraw its request for inclusion of its Registrable Securities in any Registration Statement and Prospectus pursuant to this Section 8.1 without incurring any liability to the Corporation or any other Person by giving written notice to the Corporation of its request to withdraw; provided, however, that:
(i)
such request must be made in writing ten (10) Business Days prior to the execution of the underwriting agreement (or such other similar agreement) with respect to such offering; and
(ii)
such withdrawal shall be irrevocable.
(g)
For the avoidance of doubt, the registration rights granted pursuant to the provisions of this Section 8.1 shall be in addition to the registration rights granted pursuant to Section 8.2, below.

8.2.
Piggyback and Shelf Registration Rights
(a)
Piggyback Registration. Each time the Corporation elects to proceed with the preparation and filing of (i) a Registration Statement under any U.S. Securities Laws or (ii) a Prospectus under any Canadian Securities Laws, in each case in connection with a proposed Distribution of any of its securities, whether by the Corporation or any of its security holders, the Corporation shall give written notice thereof to the Investor as soon as practicable. In such event, the Investor shall be entitled, by notice in writing given to the Corporation within twenty (20) days (except in the case of a “bought deal” in which case the Investor shall have only twenty-four (24) hours) after the receipt of any such notice by the Investor, to require that the Corporation cause any or all of the Registrable Securities held by the Investor (the “Piggyback Registrable Securities”) to be included in such Prospectus (such qualification being hereinafter referred to as a “Piggyback Registration”). Notwithstanding the foregoing:
(i)
in the event the lead underwriter or lead agent for the offering advises the Corporation and the Investor that in its good faith opinion, the inclusion of such Registrable Securities may materially and adversely affect the price or success of the offering, the Corporation shall include in such Registration, in the following priority: (i) first, such number of securities the Corporation proposes to sell; (ii) second, a number of Piggyback Registrable Securities requested by the Investor to be included in such Piggyback Registration to the extent that such lead underwriter or lead agent reasonably believes such securities may be included in the offering without materially and adversely affecting the price or success of the offering; and (iii) third, such number of other securities requested by any other shareholder of the Corporation to be included in such Piggyback Registration to the extent that such lead underwriter or lead agent reasonably believes such securities may be included in the offering without materially and adversely affecting the price or success of the offering;
(ii)
the Corporation may at any time before the effective date of such Registration Statement, and without the consent of the Investor, abandon the proposed offering in which the Investor has requested to participate; and
(iii)
the Investor shall have the right to withdraw its request for inclusion of its Piggyback Registrable Securities in any Registration Statement and Prospectus pursuant to this Section 8.2 without incurring any liability to the Corporation or any other Person by giving written notice to the Corporation of its request to withdraw; provided, however, that:

such request must be made in writing five (5) Business Days prior to the execution of the underwriting agreement (or such other similar agreement) with respect to such offering; and

such withdrawal shall be irrevocable and, after making such withdrawal, the Investor shall no longer have any right to include its Piggyback Registrable Securities in the offering pertaining to which such withdrawal was made.

(b)
Shelf Registration
(i)
The Investor shall, subject to Section 8.1(d), have the right to require the Corporation at any time and from time to time to file a Registration Statement, including a Registration Statement covering the resale of all Registrable Securities on a delayed or continuous basis, pursuant to MJDS or on Form F-3 or Registration Statement that may be available at such time (a “Shelf Registration Statement”), and if necessary pursuant to the MJDS in connection therewith, to file a Canadian Prospectus pursuant to the provisions of National Instrument 44-102 - Shelf Distributions, which, for greater certainty, shall include BC Instrument 45-503 - Exemption from Certain Prospectus Requirements for Canadian Well-known Seasoned Issuers, and take such other steps as may be necessary to register the Distribution in the United States of all or any portion of the Registrable Securities held by the Investor (a “Shelf Registration”), by giving a notice with the information required in Section 8.1(c) to the Corporation.
(ii)
Upon exercise of a Shelf Registration right as set forth in Section 8.2(b)(i), the Corporation shall, and subject to Applicable Securities Laws, use its commercially reasonable efforts to file within 30 days after receipt of the Request a Shelf Registration Statement relating to such Shelf Registration and cause such Shelf Registration Statement to become effective under the U.S. Securities Act, and, as required, prepare and file a preliminary Canadian Base Shelf Prospectus (if applicable) and a final Canadian Base Shelf Prospectus relating to such Shelf Registration and secure the issuance of a receipt for such preliminary Canadian Base Shelf Prospectus (if applicable) and final Canadian Base Shelf Prospectus, and promptly thereafter take such other steps as may be necessary in order to permit the Distribution in the United States of all or any portion of the Registrable Securities of the shareholders requested to be included in such Shelf Registration.
(iii)
Upon filing any Shelf Registration Statement and, if required, a Canadian Base Shelf Prospectus, the Corporation shall use its commercially reasonable efforts to keep such Shelf Registration Statement effective with the SEC and, if required such Canadian Base Shelf Prospectus effective with the applicable Canadian Securities Authorities, respectively, at all times and to re-file such Shelf Registration Statement or renew such Canadian Base Shelf Prospectus upon its expiration by filing a preliminary Canadian Base Shelf Prospectus (if applicable) and final Canadian Base

Shelf Prospectus, and to cooperate in any shelf take-down, whether or not underwritten, by amending or supplementing any Shelf Registration Statement or Canadian Base Shelf Prospectus related to such Shelf Registration as may be reasonably requested by the Investor or as otherwise required, until such time as all Registrable Securities that could be sold pursuant to such Shelf Registration Statement have been sold, are no longer outstanding or otherwise cease to be “Registrable Securities”.
(iv)
For so long as the Investor meets the 2.5% Threshold, and at any time that a Shelf Registration Statement is effective, if the Investor delivers a notice to the Corporation stating that it intends to effect an underwritten public offering of all or part of the Registrable Securities included on the Shelf Registration Statement (a “Shelf Underwritten Offering”), then the Corporation shall file a prospectus supplement to the Shelf Registration Statement and any applicable Canadian Prospectus as may be necessary to enable such Registrable Securities to be distributed pursuant to the Shelf Underwritten Offering, which Shelf Underwritten Offering shall be deemed a “Demand Registration” for all purposes in this Agreement. Such notice shall include substantially the same information as required by Section 8.1(c) for a Request and shall be considered a “Request” for all purposes in this Agreement, to the extent the applicable as the context may require. The Investor’s rights to request a Shelf Underwritten Offering under the Shelf Registration Statement with respect to the Registrable Securities held by the Investor shall be in addition to the other registration rights provided in this Article 8; provided that the Corporation shall not be obligated to effect any such Shelf Underwritten Offering for any of the reasons set forth in Section 8.1(d) for a Demand Registration, mutatis mutandis. In addition, the provisions of Section 8.1(e) shall apply to any Shelf Underwritten Offering, mutatis mutandis. The Corporation and the Investor shall cooperate in a timely manner in connection with any such Shelf Underwritten Offering and the procedures in Schedule A shall apply to such Shelf Underwritten Offering.
8.3.
Expenses

All Registration Expenses incident to the performance of or compliance with this Article 8 by the parties shall be borne by the Corporation other than any and all commissions payable to any underwriter for an underwritten offering or agent for an agency offering that are attributable to the Registrable Securities to be sold by the Investor pursuant to any Demand Registration or Piggyback Registration, which commissions shall be borne by the Investor.

8.4.
Other Sales

After receipt by the Corporation of a Request, the Corporation shall not, without the prior written consent of the Investor, authorize, issue or sell any Common Shares or Equity Securities in any jurisdiction or agree to do so or publicly announce any intention to do so (except for securities issued pursuant to any legal obligations in effect on the date of the Request or pursuant to any stock option plan or equity incentive plan) until the date which is the later of (a)(i) the date on which the Registration Statement has been declared effective by the SEC and (ii) the date on which a receipt or decision document is issued for the Prospectus filed in connection with such Demand Registration, and (b) the completion of the offering contemplated by the Demand Registration; provided, however, that the Corporation further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with any underwritten offering effected pursuant to this Article 8, which agreements may subject the Corporation to a longer lock-up period.

8.5.
Future Registration Rights

The Corporation shall not (a) grant any registration rights to third parties which are more favorable than or inconsistent with the rights granted to the Investor hereunder, or (b) enter into any agreement, take any action, or permit any change to occur, with respect to its securities that violates or subordinates the rights granted to the Investor hereunder.

8.6.
Preparation; Reasonable Investigation

In connection with the preparation and filing of any Registration Statement or Prospectus as herein contemplated, the Corporation shall give the Investor, its underwriters for an underwritten offering or agents for an agency offering, and their respective counsel, auditors and other Representatives, the opportunity to participate in the preparation of such documents and each amendment thereof or supplement thereto, and shall insert therein such material, furnished to the Corporation in writing, which in the reasonable judgment of the Investor and its counsel should be included. The Corporation shall give the Investor and the underwriters or agents such reasonable and customary access to the books and records of the Corporation and its Subsidiaries and such reasonable and customary opportunities to discuss the business of the Corporation with its officers and auditors as shall be necessary in the reasonable opinion of the Investor, such underwriters or agents and their respective counsel. The Corporation shall cooperate with the Investor and its underwriters or agents in the conduct of all reasonable and customary due diligence which the Investor, such underwriters or agents and their respective counsel may reasonably require in order to conduct a reasonable investigation for purposes of establishing a due diligence defence as contemplated by the Applicable Securities Laws and in order to enable such underwriters or agents to execute any certificate required to be executed by them for inclusion in each such document.

8.7.
Indemnification
(a)
In connection with any Demand Registration, Piggyback Registration and Shelf Registration, the Corporation shall indemnify and hold harmless the Investor, each underwriter or agent involved in the Distribution of Registrable Securities thereunder, each of their respective members, directors, officers, employees and agents, and each Person, if any, who controls such Investor, underwriter or agent within the meaning of the U.S. Securities Act or the U.S. Exchange Act against any losses, claims, damages or liabilities (including reasonable counsels’ fees) (“Losses”), joint or several, to which the Investor, or such underwriter or agent or controlling Person or any of their directors, officers, employees or agents may become subject, insofar as such Losses, (or actions in respect thereof) (i) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement or Prospectus, or any amendment or supplement thereof, (ii) or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or (iii) arise out of or are based upon any violation or alleged violation by the Corporation (or any of its agents or Affiliates) of any Applicable Securities Law, and the Corporation will pay to each the Investor, underwriter, agent or controlling Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Losses may result, as such expenses are incurred; provided, however, that the Corporation shall not be liable in any such case if and to the extent that any such Losses arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by the Investor, such underwriter or agent or such controlling Person expressly for use in connection with such registration; provided further, however, that the indemnity agreement contained in this Section 8.7(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Corporation, which consent shall not be unreasonably withheld.
(b)
In connection with any Demand Registration, Piggyback Registration and Shelf Registration, the Investor shall indemnify and hold harmless the Corporation, its directors, each officer who has signed the Registration Statement, and each underwriter or agent involved in the Distribution of Registrable Securities thereunder, and each Person, if any, who controls such Investor, underwriter or agent within the meaning of the U.S. Securities Act or the U.S. Exchange Act to the same extent as the indemnity referred to in clause (a) above from the Corporation to the Investor, but only to the extent that any such Losses arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by the Investor; provided, however, that the indemnity agreement contained in this Section 8.7(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Investor, which consent shall not be unreasonably withheld; provided further, however, that in no event shall the aggregate amounts payable by the Investor by way of indemnity or contribution under Section 8.7(b) and 8.7(d) exceed the proceeds from the offering received by the Investor (net of any commissions paid by the Investor), except in the case of fraud or willful misconduct by the Investor.
(c)
Promptly after receipt by an indemnified party under this Section 8.7 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 8.7, give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action. The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Section 8.7, only to the extent that such failure materially prejudices the indemnifying party’s ability to defend such action. The failure to give notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 8.7.
(d)
To provide for just and equitable contribution to joint liability under the U.S. Securities Act in any case in which either: (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Section 8.7 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Section 8.7 provides for indemnification in such case, or (ii) contribution under the U.S. Securities Act may be required on the part of any party hereto for which indemnification is provided under this Section 8.7, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case (x) the Investor will not be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by the Investor pursuant to such Registration Statement or Prospectus, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the U.S. Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall the Investor’s liability pursuant to this Section 8.7(d), when combined with the amounts paid or payable by the Investor pursuant to Section 8.7(b), exceed the proceeds from the offering received by the Investor (net of any commission paid by the Investor), except in the case of willful misconduct or fraud by the Investor.

(e)
Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control; provided, however, that any matter expressly provided for or addressed by the foregoing provisions that is not expressly provided for or addressed by the underwriting agreement shall be controlled by the foregoing provisions.
(f)
Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Corporation and the Investor under this Section 8.7 shall survive the completion of any offering of Registrable Securities in a registration under this Article 8, and otherwise shall survive the termination of this Agreement or any provision(s) of this Agreement.
8.8.
Sale by Affiliates

If any Registrable Securities to be sold pursuant to any Demand Registration or Piggyback Registration are owned by an Affiliate of the Investor, all references to the Investor in this Article 8 and Schedule A shall be deemed, for the purpose of such Demand Registration or Piggyback Registration, to include both the Investor and/or the Affiliates.

8.9.
Rule 144 and Regulation S

The Corporation shall use commercially reasonable efforts to file the reports required to be filed by it under the U.S. Securities Act and the U.S. Exchange Act and the rules and regulations adopted by the SEC thereunder (or, if the Corporation is not required to file such reports, it will, upon the request of the Investor, make publicly available such necessary information for so long as necessary to permit sales that would otherwise be permitted by this Agreement pursuant to Rule 144 or Regulation S under the U.S. Securities Act, as such rules may be amended from time to time or any similar rule or regulation hereafter adopted by the SEC), and it will take such further action as the Investor may reasonably request, all to the extent required from time to time to enable the Investor to sell Registrable Securities without registration under the U.S. Securities Act in transactions that would otherwise be permitted by this Agreement and within the limitation of the exemptions provided by (i) Rule 144 or Regulation S under the U.S. Securities Act, as such rules may be amended from time to time, or (ii) any similar rule or regulation hereafter adopted by the SEC. Upon the reasonable request of the Investor, the Corporation will deliver to the Investor a written statement as to whether it has complied with such requirements and, if not, the specifics thereof.

ARTICLE 9

MISCELLANEOUS

9.1.
Notices
(a)
Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered in person, transmitted by fax or e-mail or similar means of recorded electronic communication or sent by registered mail, charges prepaid, addressed as follows:
(i)
in the case of the Investor:

General Motors Holdings LLC

300 Renaissance Center

Detroit, MI 48265

Attention: Kurt Hoffman

Email: [***]

With a copy (which shall not constitute notice) to:

General Motors Holdings LLC

300 Renaissance Center

Detroit, MI 48265

Attention: Lead Counsel, Corporate Development and Global M&A

Email: [***]

(ii)
in the case of the Corporation:

Lithium Americas Corp.

3260 – 666 Burrard Street

Vancouver, BC V6C 2X8

Attention: Jonathan Evans, President and CEO

E-Mail: [***]

(b)
Any such notice or other communication shall be deemed to have been given and received on the day on which it was delivered or transmitted (or, if such day is not a Business Day or if delivery or transmission is made on a Business Day after 5:00 p.m. (Toronto time) at the place of receipt, then on the next following Business Day) or, if mailed, on the third Business Day following the date of mailing; provided, however, that if at the time of mailing or within three Business Days thereafter there is or occurs a labour dispute or other event which might reasonably be expected to disrupt the delivery of documents by mail, any notice or other communication hereunder shall be delivered or transmitted by means of recorded electronic communication as aforesaid.
(c)
Either party may at any time change its address for service from time to time by giving notice to the other party in accordance with this Section 9.1.

9.2.
Changes in Capital of the Corporation or Reorganization of the Corporation

At all times after the occurrence of any event which results in a change to the Common Shares, this Agreement will forthwith be amended and modified as necessary in order that it will apply with full force and effect, with appropriate changes, to all new securities into which the Common Shares are so changed and the parties will execute and deliver a supplemental agreement giving effect to and evidencing such necessary amendments and modifications.

Concurrent with the consummation of any reorganization, spin-off, split-off, corporate rearrangement or other similar event involving the Corporation or a Subsidiary (a “Reorganization”), the Corporation shall, or shall cause its Subsidiary to, execute and deliver an agreement identical to this Agreement (other than changes necessary to reflect the parties and type of securities) to the Investor with respect to all securities received by the Investor in connection with such Reorganization.

9.3.
Non-Circumvention

The Corporation shall not take any actions or do any things for the purpose of circumventing the rights of the Investor under Article 3, including by way of the issuance of a debt or equity interest in a Subsidiary or Affiliate for the purpose of avoiding the application of Article 3. Notwithstanding the foregoing, the Investor acknowledges and agrees that an issuance of a debt or equity interest in a Subsidiary or Affiliate of the Corporation may be undertaken for a valid business purpose and will not, in itself, be a circumvention of the Investor’s rights hereunder.

9.4.
Termination

This Agreement shall terminate and neither party shall have any further rights or obligations hereunder upon the later to occur of (a) the Lock-Up Outside Date and (b) the Investor ceasing to meet the 2.5% Threshold; provided that the rights and obligations of the parties under (x) Section 6.3 and Article 7 of this Agreement shall survive so long as Investor is an Offtaker or owns Common Shares (y) Section 6.4 of this Agreement shall survive so long as Investor is an Offtaker and holds any Common Shares, and (z) Section 4.4, Section 6.1 (as it relates to clauses (d) and (e) thereto) and Article 8 shall survive for the periods set forth therein.

9.5.
Amendments and Waivers

No amendment or waiver of any provision of this Agreement shall be binding on either party unless consented to in writing by such party. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.

9.6.
Assignment

Neither party may assign any of its rights or benefits under this Agreement, or delegate any of its duties or obligations, except with the prior written consent of the other party. Notwithstanding the foregoing, the Investor may assign and transfer all of its rights, benefits, duties and obligations under this Agreement in their entirety, without the consent of the Corporation, to an Affiliate of the Investor, provided that (i) any such assignee shall, prior to any such transfer, agree to be bound by all of the covenants of the Investor contained herein and comply with the provisions of this Agreement, and shall deliver to the Corporation a duly executed undertaking to such effect in form and substance satisfactory to the Corporation, acting reasonably, and (ii) such assignment and transfer shall not release the Investor from liability for its obligations under this Agreement.

9.7.
Successors and Assigns

This Agreement shall inure to the benefit of and shall be binding on and enforceable by and against the parties and their respective successors and permitted assigns. In the event any Person acquires the Corporation, whether by merger, consolidation, sale of all or substantially all of the Corporation’s assets or similar business combination transaction and, as a result of such transaction, the Investor receives securities of the successor or acquiring Person (or one or more of its Affiliates), the successor or acquiring Person (or its applicable Affiliates) must, as a condition to the consummation of such transaction, agree in writing to assume the Corporation’s rights and obligations under Section 6.1 (as it relates to clause (d) and (e) thereto) and Article 8 of this Agreement, mutatis mutandis.

9.8.
No Third Party Beneficiaries

Except as provided in Section 2.4 and Section 2.5 (with respect to the Investor Nominee), this Agreement is solely for the benefit of the parties and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or will confer on any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

9.9.
Expenses

Except as otherwise expressly provided in this Agreement, each party shall pay for its own costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement and the transactions contemplated herein, including the fees and expenses of legal counsel, financial advisors, accountants, consultants and other professional advisors.

9.10.
Further Assurances

Each of the parties hereto shall, from time to time hereafter and upon any reasonable request of the other, promptly do, execute, deliver or cause to be done, executed and delivered all further acts, documents and things as may be required or necessary for the purposes of giving effect to this Agreement.

9.11.
Amendment and Restatement of Original Investor Rights Agreement

The Original Investor Rights Agreement is hereby amended and restated in its entirety by this Agreement and is of no further force or effect.

9.12.
Right to Injunctive Relief

The parties agree that any breach of the terms of this Agreement by either party would result in immediate and irreparable injury and damage to the other party which could not be adequately compensated by damages. The parties therefore also agree that in the event of any such breach or any anticipated or threatened breach by the defaulting party, the other party shall be entitled to equitable relief, including by way of temporary or permanent injunction or specific performance, without having to prove damages, in addition to any other remedies (including damages) to which such other party may be entitled at law or in equity.

9.13.
Counterparts

This Agreement and all documents contemplated by or delivered under or in connection with this Agreement may be executed and delivered in any number of counterparts, with the same effect as if each party had signed and delivered the same document, and all counterparts shall be construed together to be an original and shall constitute one and the same agreement.

[Signature page to immediately follow this page.]

IN WITNESS WHEREOF this Agreement has been executed by the parties.

GENERAL MOTORS HOLDINGS LLC

By:
Name:
Title:

LITHIUM AMERICAS CORP.

By:
Name:
Title:

Exhibit B
Joint Venture Agreement

[See attached.]

Final Form

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF LITHIUM NEVADA VENTURES LLC

Dated effective as of _________________, 2024

THE UNITS IN THE COMPANY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED UNDER ANY STATE SECURITIES LAWS IN RELIANCE ON EXEMPTIONS FROM REGISTRATION. NO UNIT MAY NOT BE OFFERED OR SOLD ABSENT AN EFFECTIVE REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND QUALIFICATION UNDER APPLICABLE STATE SECURITIES LAWS, UNLESS EXEMPTIONS FROM SUCH REGISTRATION AND QUALIFICATION REQUIREMENTS ARE AVAILABLE. A UNIT ALSO MAY NOT BE TRANSFERRED OR ENCUMBERED UNLESS THE PROVISIONS OF THIS AGREEMENT ARE SATISFIED.

TABLE OF CONTENTS

ARTICLE I DEFINITIONS AND INTERPRETATION		1
1.1	Definitions	1
1.2	Interpretation	1
1.3	Coordination With Schedules	2

ARTICLE II THE LIMITED LIABILITY COMPANY		2
2.1	Formation; Ratification	2
2.2	Name	2
2.3	Purposes	3
2.4	The Members	3
2.5	Term	3
2.6	Registered Agent; Offices	3
2.7	Title to Company Assets	3

ARTICLE III CAPITAL CONTRIBUTIONS; INITIAL UNIT ISSUANCES		4
3.1	Initial Capital Contributions; Initial Unit Issuances	4
3.2	Additional Required Capital Contributions	5
3.3	Additional Incremental Capital Contributions	7
3.4	Underfunding of Capital Contribution	8
3.5	Preemptive Rights	8
3.6	Loans by Members to the Company	9
3.7	Return of Contributions	9
3.8	Reserve Accounts; Withdrawal of GM Letters of Credit	10

ARTICLE IV UNITS; MEMBERS		10
4.1	Units	10
4.2	Unit Certificates	10
4.3	Limited Liability	11
4.4	Meetings; Written Consent	11
4.5	Matters Requiring Additional Approval	12
4.6	No Member Fees	15
4.7	No State Law Partnership	15
4.8	Business Opportunities	15
4.9	No Fiduciary Duties	15

ARTICLE V COMPANY MANAGEMENT		16
5.1	Management	16
5.2	Board of Directors	17
5.3	Officers	20
5.4	Related Party Matters	21
5.5	Company Employees	22

ARTICLE VI INDEMNIFICATION		23
6.1	Power to Indemnify in Actions, Suits or Proceedings	23

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6.2	Authorization of Indemnification	23
6.3	Expenses Payable in Advance	23
6.4	Non-Exclusivity of Indemnification and Advancement of Expenses	24
6.5	Survival of Indemnification and Advancement of Expenses	24
6.6	Indemnification of Employees and Agents	24
6.7	Severability	24
6.8	Limitation of Liability	24
6.9	Indemnitor of First Resort	26

ARTICLE VII PROGRAMS AND BUDGETS; ADDITIONAL COVENANTS		27
7.1	Initial Approved Program and Budget	27
7.2	Operations Under Programs and Budgets	27
7.3	Presentation of Proposed Programs and Budgets	27
7.4	Sustaining Expense	29
7.5	Amendments	29
7.6	Budget Overruns; Program Changes	29
7.7	Books, Records and Access	30
7.8	Bank Accounts	34
7.9	Compliance Covenants	34
7.10	GM Phase 2 Offtake Agreement	35
7.11	GM Life of Mine Rights	35
7.12	Stakeholder Engagement	36
7.13	Employee Non-Solicit	36
7.14	Employee Incentive Plan	36
7.15	Management Fees	37
7.16	Insurance	39

ARTICLE VIII DEFAULTS AND REMEDIES		40
8.1	Defaults	40
8.2	Notice of Default	40
8.3	Defaulting Member Right to Contest	40
8.4	Rights Upon Default	40
8.5	No Penalty	40
8.6	Suspension of Rights While a Defaulting Member	41

ARTICLE IX DISTRIBUTIONS		42
9.1	Distributions	42
9.2	Liquidating Distributions	43

ARTICLE X TRANSFERS AND ENCUMBRANCES OF UNITS		44
10.1	Restrictions on Transfer	44
10.2	Transfers to Affiliates	45
10.3	Right of First Offer	45
10.4	Drag-Along Right	47
10.5	Tag-Along Rights	49
10.6	DOE Put Right	51

Table of Contents: Page 2

10.7	GM Put Rights	51

ARTICLE XI DISSOLUTION AND LIQUIDATION		52
11.1	Liquidation	52
11.2	Termination	52

ARTICLE XII REPRESENTATIONS AND WARRANTIES		53
12.1	Member Representations and Warranties	53
12.2	Survival	53

ARTICLE XIII MISCELLANEOUS		54
13.1	Confidentiality	54
13.2	Public Announcements	55
13.3	Notices	55
13.4	Headings	55
13.5	Waiver	55
13.6	Amendment	56
13.7	Severability	56
13.8	Rules of Construction	56
13.9	Governing Law	56
13.10	Independent Expert	56
13.11	Arbitration of Disputes	58
13.12	Waiver of Jury Trial	59
13.13	Further Assurances	59
13.14	Survival	59
13.15	No Third Party Beneficiaries	59
13.16	Entire Agreement	60
13.17	Parties in Interest	60
13.18	Specific Performance	60
13.19	Counterparts	60

Schedule “A” Defined Terms		A-1
Schedule “B” Properties		B-1
Schedule “C” Members		C-1
Schedule “D” Joinder to the Limited Liability Company Agreement		D-1
Schedule “E” Tax Matters		1
Schedule “F” Project		F-1
Schedule “G” Initial Approved Program and Budget		G-1
Schedule “H” Compliance Covenants		H-1

1.1	Anti-Bribery and Corruption Compliance	H-1
1.2	Trade and Sanctions Compliance	H-2
1.3	Anti-Money Laundering Compliance	H-3
1.4	Restrictions on Transactions with an FEOC	H-3

Schedule “I” GM Phase 2 Offtake Agreement		I-1

Table of Contents: Page 3

Schedule “J” Dilution Model	J-1
Schedule “K” Life-of-Mine Rights	K-1
Schedule “L” Summary of Finalized Sources & Uses	L-1
Schedule “M” Employee Incentive Plan Summary Terms	M-1
Schedule “N” GM Supply Chain Policy	N-1
Schedule “O” Illustrative Accrued Management Costs Examples	O-1

Table of Contents: Page 4

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

LITHIUM NEVADA VENTURES LLC

This Amended and Restated Limited Liability Company Agreement (this “Agreement”) of Lithium Nevada Ventures LLC, a Delaware limited liability Company (the “Company”), dated effective as of _______________, 2024 (the “Effective Date”), is adopted, executed and agreed to by the Members (as defined below) that are signatories hereto or that execute a Joinder (as defined below) after the Effective Date.

Recitals

A. The Company was formed as a limited liability company under the Act by filing a certificate of formation with the Secretary of State of the State of Delaware on October 4, 2024 (the “Articles”).

B. On October 4, 2024, LAC Management LLC, a Nevada limited liability company, entered into the limited liability company agreement of the Company (the “Original Agreement”) as the sole member of the Company.

C. Following the Restructuring (as defined in the Investment Agreement), the sole member of the Company is LAC US Corp. (“LAC”);

D. The Parties hereto desire: (a) to enter this Agreement to provide for the governance of the Company as further contemplated by this Agreement, (b) for this Agreement to supersede and restate the Original Agreement in its entirety, and (c) to admit to the Company as Members certain parties not previously admitted as Members as provided herein.

In consideration of the covenants and agreements in this Agreement, the Parties to or bound by this Agreement hereby amend and restate the Original Agreement in its entirety and further agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

1.1.
Definitions.

As used in this Agreement, capitalized terms have the meanings given in Schedule “A”.

1.2.
Interpretation.

In interpreting this Agreement, except as otherwise indicated in this Agreement or as the context may otherwise require, (a) the words “include,” “includes,” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by those words or words of similar import, (b) the words “hereof,” “herein,” “hereunder,” and comparable terms refer to the entirety of this Agreement, including the Schedules, and not to any particular Article, Section, or other subdivision of this Agreement or Schedules to this Agreement, (c) any pronoun shall include the corresponding masculine, feminine, and neuter forms, (d) the singular includes

Limited Liability Company Agreement of Lithium Nevada Ventures LLC: Page 1

the plural and vice versa, (e) references to any agreement (including this Agreement) or other document are to the agreement or document as amended, modified, supplemented, and restated now or from time to time in the future, (f) references to any Law are to it as amended, modified, supplemented, and restated now or from time to time in the future, and to any corresponding provisions of successor Laws, (g) except as otherwise expressly provided in this Agreement, references to an “Article,” “Section,” “preamble,” “recital,” or another subdivision, or to the “Schedule”, are to an Article, Section, preamble, recital or subdivision of this Agreement, or to the “Schedule” of this Agreement, (h) references to any Person include the Person’s respective successors and permitted assigns, (i) references to “dollars” or “$” shall mean the lawful currency of the United States of America, (j) references to a “day” or number of “days” (without the explicit qualification of “Business”) refer to a calendar day or number of calendar days, (k) if interest is to be computed under this Agreement, it shall be computed on the basis of a 360-day year of twelve 30-day months, (l) if any action or notice is to be taken or given on or by a particular calendar day, and the calendar day is not a Business Day, then the action or notice may be taken or given on the next succeeding Business Day, and (m) any financial or accounting terms that are not otherwise defined herein shall have the meanings given under U.S. GAAP.

1.3.
Coordination With Schedules.

Except as otherwise provided in a Schedule, capitalized terms used in the Schedule that are not defined in the Schedule shall have the meanings given to them in this Agreement. If any provision of a Schedule conflicts with any provision in the body of this Agreement, the provision in the body of this Agreement shall control.

ARTICLE II

THE LIMITED LIABILITY COMPANY

2.1.
Formation; Ratification.
(a)
The Company has been duly organized under the Act by the filing of the Articles on October 4, 2024. The Members agree that their rights and obligations relating to the Company and the administration and termination of the Company shall be subject to and governed by this Agreement. To the fullest extent permitted by the Act, this Agreement shall control as to any conflict between this Agreement and the Act or as to any matter provided for in this Agreement that also is provided for in the Act.
(b)
The Members hereby ratify any and all acts taken or caused to be taken by LAC or any “authorized person” (within the meaning of the Act) in the name of or on behalf of the Company prior to the date hereof solely to the extent necessary to effectuate the Restructuring (as defined in the Investment Agreement), including in relation to the formation of the Company and entry into this Agreement and the transactions contemplated hereby.
2.2.
Name.

The name of the Company shall be “Lithium Nevada Ventures LLC”.

Limited Liability Company Agreement of Lithium Nevada Ventures LLC: Page 2

2.3.
Purposes.

Unless otherwise determined by the Board of Directors subject to Section 4.5(a) and/or 4.5(b), the Company is formed for the purpose of the development, construction, start-up, financing, ownership, operation and monetization of the Project, including the processing, distribution, marketing and sale of lithium products produced by the Project, and the Company is authorized to engage in any activities necessary, appropriate or incidental to any of the foregoing that are permitted by the Act.

2.4.
The Members.

The Company shall maintain a register containing the name, business address, and Units of each Member, as well as any Directors appointed by each Member, updated to reflect the admission of additional or substituted Members, changes of address, changes in Units, changes to appointed Directors and other changes in accordance with this Agreement, and shall provide the updated register to any Member promptly upon the written request of the Member.

2.5.
Term.

The Company commenced on the date the Articles were filed with the Secretary of State of the State of Delaware and shall continue in existence until it is liquidated or dissolved in accordance with this Agreement and the Act.

2.6.
Registered Agent; Offices.

The initial registered office and registered agent of the Company are identified in the Articles. The Board of Directors may from time to time designate a successor registered office and registered agent and may amend the Articles to reflect the change without the approval of the Members. The location of the principal place of business of the Company shall be at such place as the Board of Directors may designate from time to time. The Company may have such other offices as the Board of Directors may determine appropriate.

2.7.
Title to Company Assets.

Title to the Company’s assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Company (or a Subsidiary thereof) as an entity, and no Member, Manager, Director, or Officer shall have any ownership interest in such Company assets. Title to any or all of the Company’s assets may be held in the name of the Company or one or more of its Subsidiaries or one or more nominees, as the Board of Directors may determine (which determination, for the avoidance of doubt, shall be subject to Sections 4.5(a) and (b), as applicable, and may be delegated to the Manager). All Company assets shall be recorded as the property of the Company in its books and records, irrespective of the name in which record title to such Company assets is held.

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ARTICLE III
CAPITAL CONTRIBUTIONS; INITIAL UNIT ISSUANCES

3.1.
Initial Capital Contributions; Initial Unit Issuances.
(a)
As of the Effective Date, each Member has made (or has been deemed to have made) the amount of Capital Contributions set forth opposite its name on Schedule “C” under the heading “Initial Capital Contributions” (each, an “Initial Capital Contribution”). Except as set forth in Section 3.2, no Member has any obligation to make any additional Capital Contribution to the Company.
(b)
As set forth in Schedule “C”, the Initial Capital Contributions made by LAC include a cash contribution equal to $300,000,000 less the LAC 2024 CapEx. The Initial Capital Contributions made by LAC in the form of cash consideration shall be subject to adjustment as set out in this Section 3.1(b):
(i)
At least five (5) Business Days prior to the Effective Date, LAC provided GM with a written notice setting forth a good faith estimate of the amount of LAC 2024 CapEx (such estimate, the “Estimated LAC 2024 CapEx”) together with sufficient supporting documentation.
(ii)
As promptly as practicable and in any event within sixty (60) days after the Effective Date, LAC will prepare or cause to be prepared, and will provide to GM a written statement (the “CapEx Statement”) setting forth in reasonable detail LAC’s good faith determination of the amount of LAC 2024 CapEx together with sufficient supporting documentation.
(iii)
The amount of LAC 2024 CapEx set forth in the CapEx Statement will be final, conclusive and binding on the Company and the Members and constitute the “Final LAC 2024 CapEx” unless GM provides a written notice (the “CapEx Dispute Notice”) to LAC no later than thirty (30) days after LAC’s delivery of the CapEx Statement setting forth in reasonable detail any item on the CapEx Statement that GM has not received sufficient documentation to confirm or that GM believes has not been prepared in accordance with this Agreement. In the event that a CapEx Dispute Notice is delivered, the Members shall attempt to resolve the dispute in good faith for a period of thirty (30) days following the delivery of the CapEx Dispute Notice. If the Members resolve such dispute during such thirty (30) day period, the amount so agreed shall be the “Final LAC 2024 CapEx”. If the Members are unable to resolve any such dispute during such thirty (30) day period, the dispute shall be resolved pursuant to Section 13.10, and the amount determined by the Independent Expert shall be the “Final LAC 2024 CapEx”.

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(iv)
At such time as the Final LAC 2024 CapEx is finally determined in accordance with this Section 3.1(b):
(A)
if the Final LAC 2024 CapEx is greater than the Estimated LAC 2024 CapEx, the Company shall promptly (and in any event within five (5) Business Days) pay to LAC by wire transfer of immediately available funds, an amount in cash equal to the amount by which the Final LAC 2024 CapEx exceeds the Estimated LAC 2024 CapEx; and
(B)
if the Estimated LAC 2024 CapEx is greater than the Final LAC 2024 CapEx, LAC shall promptly (and in any event within five (5) Business Days) pay to the Company by wire transfer of immediately available funds, an amount in cash equal to the amount by which the Estimated LAC 2024 CapEx exceeds the Final LAC 2024 CapEx.
(v)
Any payments made by or to LAC pursuant to this Section 3.1(b) shall not result in any adjustments to the Units or Proportionate Interests issued to LAC on the Effective Date pursuant to its Initial Capital Contributions; provided, that the failure of LAC to make any payment required pursuant to this Section 3.1(b) shall result in an adjustment to the Units and Proportionate Interests in accordance with the Dilution Model.
(c)
Concurrently with the Initial Capital Contributions of the Members, the Company shall issue [●] Units in the aggregate to the Members listed on Schedule “C” in the individual amounts specified under the heading “Units”.
(d)
The Units of the Members (as well as the Proportionate Interests) shall be adjusted (i) upon the funding of any incremental Capital Contributions as provided in Section 3.2 or 3.3 (including, with respect to Capital Contributions required to be made by such Member when required to do so pursuant to Sections 3.2(a) or the provision of the GM Letters of Credit when required pursuant to Section 3.2(b), the requisite adjustments set forth in the Dilution Model), and (ii) upon the Transfer by a Member of any Units under Article X.
(e)
For the avoidance of doubt, all equity interests in the Company existing prior to the execution of this Agreement, and all agreements in connection therewith, are hereby automatically (and without action by any Person) forfeited or terminated, as the case may be, and of no further force or effect.
3.2.
Additional Required Capital Contributions.
(a)
At FID, each Member shall make the amount of Capital Contributions set forth opposite their name on Schedule “C” under the heading “FID Capital Contributions” (each, an “FID Capital Contribution”); provided that GM’s obligation hereunder to make the FID Capital Contribution is subject to the following conditions (which conditions may be waived by GM in its sole discretion): (i) (A) the GM Phase 1 Offtake Agreement and the GM Phase 2 Offtake Agreement shall remain in full force and effect; provided, that, a breach by GM of the GM Phase 1 Offtake Agreement and the GM Phase 2 Offtake Agreement or any

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remedy exercised or action taken by LAC in response to such breach shall not be deemed to be a failure of this condition, and (B) each of LAC and the Company shall have performed or complied with, in all respects, all of its obligations, covenants and agreements under this Agreement, the Investor Rights Agreement, the GM Phase 1 Offtake Agreement and the GM Phase 2 Offtake Agreement (as applicable) required to be performed or complied with prior to such contribution (other than failures to perform or comply that are curable and have been cured prior to FID), and (ii) (A) the DOE Loan shall remain in full force and effect, and (B) the Company and its Subsidiaries (as applicable) shall have performed or complied with, in all respects, all of their respective obligations, covenants and agreements under the DOE Loan required to be performed or complied with prior to FID (other than failures to perform or comply that are curable and have been cured prior to FID). On the Effective Date, each Member shall receive Units in respect of each FID Capital Contribution as if such FID Capital Contribution had been made on the Effective Date, all as set forth on Schedule “C”.
(b)
Promptly, and in any event at least sixty (60) days prior to the date the Company elects as the First Advance Date (as defined in the DOE Loan), the Company shall notify GM in writing of the First Advance Date. GM shall deliver the GM Letters of Credit, in support of its obligations under this Agreement to be posted against the Construction Contingency Reserve Account, the Ramp-Up Reserve Account, and the Sustaining Capex Reserve Account to the Company at least twenty-two (22) Business Days (a “Delivery Date”) prior to (x) with respect to the Construction Contingency Reserve Account and the Ramp-Up Reserve Account, the First Advance Date and (y) with respect to the Sustaining Capex Reserve Account, the date of Total Plant Transfer (as defined in the DOE Loan); provided, that at and as of each Delivery Date, (i) the DOE Loan, as amended by the DOE Loan Amendment, shall remain in full force and effect, and (ii) the Company Group shall have performed or complied with, in all respects, all of their respective obligations, covenants and agreements under the DOE Loan, as amended by the DOE Loan Amendment, required to be performed or complied with prior to or at such Delivery Date. The Company shall be permitted to deliver the GM Letters of Credit that are to be posted against the Construction Contingency Reserve Account and the Ramp-Up Reserve Account to the DOE on the First Advance Date only if at and as of the First Advance Date (w) the DOE Loan, as amended by the DOE Loan Amendment, shall remain in full force and effect, (x) the Company Group shall have performed or complied with, in all respects, all of their respective obligations, covenants and agreements under the DOE Loan, as amended by the DOE Loan Amendment, required to be performed or complied with prior to or at such time of delivery, and (y) all other conditions precedent to the initial funding under the DOE Loan, as amended by the DOE Loan Amendment, shall have been satisfied or waived. The Company shall be permitted to deliver the GM Letter of Credit to be posted against the Sustaining Capex Reserve Account to the DOE at Total Plant Transfer only if at and as of the date of Total Plant Transfer (w) the DOE Loan, as amended by the DOE Loan Amendment, shall remain in full force and effect, (x) the Company Group shall have performed or complied with, in all respects, all of their respective obligations, covenants and agreements under the DOE Loan, as amended by the

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DOE Loan Amendment, required to be performed or complied with prior to or at such time of delivery, and (y) all other conditions precedent to Total Plant Transfer (as defined in the DOE Loan) under the DOE Loan, as amended by the DOE Loan Amendment, shall have been satisfied or waived. Except as otherwise set forth herein, GM shall be required to deliver and maintain each GM Letter of Credit posted (or to be posted) against (A) the Construction Contingency Reserve Account and the Ramp-Up Reserve Account from the First Advance Date until the Project Completion Date (as defined in the DOE Loan), (B) the Sustaining Capex Reserve Account from Total Plant Transfer until the Release Date (as defined in the DOE Loan), (C) the Debt Service Reserve Account from the earlier of (i) the Project Completion Date and (ii) the First Principal Payment Date, until the Release Date, and (D) the O&M Reserve Account from the Project Completion Date until the Release Date. Upon the Release Date, in the event there are still any outstanding GM Letters of Credit, the Company shall promptly, and in any event within two (2) Business Days of the Release Date, notify GM in writing. Unless earlier withdrawn as set forth herein (including pursuant to this Section 3.2(b), Section 3.8 or Section 10.6), upon the receipt of written notice of the Release Date, GM shall be entitled to withdraw the outstanding GM Letters of Credit, if any, and the Company shall cause the Subsidiary Borrower to withdraw such outstanding GM Letters of Credit in accordance with the terms and obligations set forth in the DOE Loan, the DOE ASA and the Accounts Agreement. Each beneficiary of any such GM Letter of Credit, as identified in such GM Letter of Credit, shall be permitted to seek recourse under such GM Letter of Credit.
(c)
Attached hereto as Schedule “J” is an illustrative example of dilution (the “Dilution Model”). In the event that either Member fails to make the Capital Contributions required to be made by such Member when required to do so pursuant to Section 3.2(a) or GM fails to deliver the GM Letters of Credit when required to do so pursuant to Section 3.2(b), such Member shall forfeit the number of Units prescribed in the Dilution Model (and for the avoidance of doubt, shall not receive any consideration in exchange for such forfeited Units) and the other Member shall have the right to be a Contributing Member pursuant to Sections 3.4(a) and (b) based on the price per Unit as set forth in the Dilution Model.
3.3.
Additional Incremental Capital Contributions.

At such time when the Board of Directors determines additional capital is needed for an Approved Program and Budget (in accordance with Sections 4.5(a) and/or 4.5(b), to the extent applicable, and subject to Section 7.6) or the Manager determines additional capital is needed for a Sustaining Expense in accordance with the Management Services Agreement, the Board of Directors or the Manager shall submit to each Member a notice setting forth the amount each Member should contribute, based on the Members’ Proportionate Interests at such time, and the proposed Fair Market Value of a Unit for such Capital Contribution (a “Contribution Notice”). The Members shall have the right, but not the obligation, to contribute the amounts set forth in such notification within 15 Business Days after the later to occur of (i) the date such written notification is given and (ii) the determination of Final FMV of a Unit in respect of such Capital Contribution; provided that LAC and its Permitted Transferees shall be permitted to make such

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Capital Contributions in advance of the determination of Final FMV, and the other Members shall have the right to participate and make Capital Contributions on a pro rata basis promptly following the determination of Final FMV (and in any event, such Capital Contributions, if applicable, shall be made within five (5) Business Days of such determination). Each Member shall receive Units in respect of each additional Capital Contribution contemplated by this Section 3.3 based on the Final FMV of a Unit for such Capital Contribution.

3.4.
Underfunding of Capital Contribution.
(a)
If a Member fails to contribute the entire amount of capital such Member is required to contribute pursuant to Section 3.2(a), if GM fails to provide the GM Letters of Credit required to be provided pursuant to Section 3.2(b) or if a Member fails to contribute the entire amount of capital allocated to such Member as provided in a Contribution Notice delivered pursuant to Section 3.3, then such Member shall be a “Non-Contributing Member.” The aggregate amount the Non-Contributing Members failed to contribute is referred to as the “Underfunded Amount”. A member that contributed its proportionate share of the required capital pursuant to Section 3.2(a), the GM Letters of Credit pursuant to Section 3.2(b) or the capital call provided in its Contribution Notice delivered pursuant to Section 3.3, as applicable, shall be referred to as a “Contributing Member”.
(b)
The Manager shall deliver a notice to the Contributing Members the amount of the capital call which the Non-Contributing Members failed to contribute (a “Non-Contribution Notice”). A Contributing Member shall have the right (but not the obligation) to elect by notice to the Board of Directors delivered within 10 days after its receipt of the Non-Contribution Notice, to contribute an amount up to its respective Proportionate Interest (as between Contributing Members only) (an “Excess Contribution”) of the Underfunded Amount. If a Contributing Member elects to make an Excess Contribution, then it shall be treated as a Capital Contribution, in which case the Contributing Member shall receive Units corresponding to the amount of such Excess Contribution based on the Dilution Model, in respect of contributions pursuant to Sections 3.2(a) or in substitution of the GM Letters of Credit, or the Final FMV of a Unit, in respect of a contribution pursuant to Section 3.3 (and the Proportionate Interests of the Members shall be adjusted accordingly).
3.5.
Preemptive Rights.
(a)
Except for any issuance pursuant to Sections 3.1, 3.2, 3.3 and 3.4, the Company shall not issue, sell or exchange, agree to issue, sell or exchange, or reserve or set aside for issuance, sale or exchange, (i) any Equity Securities of the Company to any Person (other than a Restricted Party) or (ii) any debt securities of the Company to any Member (collectively, the “Preemptive Securities”) unless, in each case, the Company shall have first offered to sell to each Member who is a Non-Defaulting Member (each, a “Preemptive Holder”) such Preemptive Holder’s pro rata share of the Preemptive Securities, at a price and on such other terms as shall have been specified by the Company in writing delivered to each

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such Preemptive Holder (the “Preemptive Offer”), which Preemptive Offer shall by its terms remain open and irrevocable for a period of at least ten (10) calendar days from the date it is delivered by the Company (the “Preemptive Offer Period”). Each Preemptive Holder may elect to purchase all or any portion of such Preemptive Holder’s pro rata share of the Preemptive Securities as specified in the Preemptive Offer at the price and upon the terms specified therein by delivering written notice of such election to the Company as soon as practical but in any event within the Preemptive Offer Period. Each Preemptive Holder’s “pro rata share” of Preemptive Securities shall be determined as follows: the total number of Preemptive Securities, multiplied by its Proportionate Interest. To the extent a Preemptive Holder elects to purchase less than its full pro rata share of the Preemptive Securities, each other Preemptive Holder shall have an additional option to purchase all or any portion of the balance of any such remaining Preemptive Securities on the terms specified in the Preemptive Offer by delivering written notice to the Company within ten (10) calendar days of the expiration of the applicable Preemptive Offer Period of its election to exercise such option.
(b)
In lieu of complying with the timing of the Preemptive Offer set forth in Section 3.5(a), the Company may elect to deliver a Preemptive Offer to each Preemptive Holder within thirty (30) days after the issuance of the Preemptive Securities if the proceeds of such issuance are, in the reasonable determination of the Board of Directors, necessary to be raised prior to the completion of the process described in Section 3.5(a). Any such delayed Preemptive Offer shall also describe the type, price, and terms of the Preemptive Securities. Each Preemptive Holder shall have ten (10) calendar days from the date notice is given to elect to purchase up to the relevant percentage with respect to such issuance as provided in Section 3.5(a).
3.6.
Loans by Members to the Company.

Any loan by a Member to the Company made with the required consent of the Board of Directors and/or Members shall be separately entered on the books of the Company as a loan to the Company and not as a Capital Contribution and shall be evidenced by appropriate documentation approved by the Members in accordance with the provisions of this Agreement.

3.7.
Return of Contributions.

Except as expressly set forth herein, no Member shall be entitled to the return of any part of its Capital Contributions or to be paid interest on either its Capital Account or its Capital Contributions. No Capital Contribution that has not been returned shall constitute a liability of the Company or any Member. A Member is not required to contribute or to lend cash or property to the Company to enable the Company to return any Member’s Capital Contributions.

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3.8.
Reserve Accounts; Withdrawal of GM Letters of Credit.

The Company shall cause its applicable Subsidiaries to comply with all of the terms and obligations under the DOE Loan, the Accounts Agreement, the DOE ASA and each other applicable Transaction Document (as defined in the DOE Loan). While any amount of the GM Letters of Credit remains outstanding, the Company shall cause the Subsidiary Borrower to fund the DOE Reserve Accounts with any of the cash of the Subsidiary Borrower available to be used for such purpose, including any of the cash in the Restricted Payment Suspense Account (as defined in the DOE Loan), so that the cash deposited in each of the applicable DOE Reserve Accounts that requires funding pursuant to the Accounts Agreement is equal to the Account Funding Requirement (as defined in the DOE Loan) for such DOE Reserve Account, until the face amount of the GM Letters of Credit is reduced to $0. On a quarterly basis (once applicable), the Company shall, and shall cause the Subsidiary Borrower to, where applicable, request that the DOE allow for the withdrawal of the GM Letters of Credit in accordance with Section 2.04(c) of the DOE ASA and Section 2.03(f) of the Accounts Agreement. For the avoidance of doubt, the Company shall ensure that the Subsidiary Borrower does not distribute any cash to the Company, and the Company in turn does not make any distribution to Members pursuant to Sections 9.1 and 9.2, until all the GM Letters of Credit are completely withdrawn and the face amount of the GM Letters of Credit are reduced to $0. Notwithstanding the foregoing, the GM Letters of Credit shall be withdrawn no later than three (3) Business Days after notice of the Release Date, as set forth in Section 3.2(b). For the avoidance of doubt, once the face amount under any of the outstanding GM Letters of Credit is reduced, the face amount under the GM Letters of Credit shall not be increased.

ARTICLE IV
UNITS; MEMBERS

4.1.
Units.

The Board of Directors shall have the authority to issue, on behalf of the Company, an unlimited number of Units, subject to compliance with Sections 3.3, 4.5(a) and 4.5(b). Units may be issued, and the Persons to whom such Units are issued, if not already Members, may be admitted as additional Members only after, in each case (a) Board Approval thereof, (b) Supermajority Approval and/or Specified Approval, if required pursuant to this Agreement, and (c) such Person executes a Joinder and any other agreements and instruments in form and substance as the Board of Directors may deem necessary or desirable to effect such admission. Notwithstanding anything herein to the contrary, the Company may not issue Units or any Equity Securities of the Company to any Restricted Party.

4.2.
Unit Certificates.

Units may be (but need not be) represented by certificates in such form as the Board of Directors shall from time to time approve, but shall be recorded in a register thereof maintained by the Company. If the Board of Directors elects to certificate the Units and a mutilated Unit certificate is surrendered to the Company or if a Member claims and submits an affidavit or other evidence, satisfactory to the Board of Directors, to the effect that the Unit certificate has been lost, destroyed or wrongfully taken, the Company shall issue a replacement Unit certificate if the requirements of the Board of Directors are met. If required by the Board of Directors, such Member

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must provide an indemnity bond, or other form of indemnity, sufficient in the judgment of the Board of Directors to protect the Company against any loss which may be suffered. The Company may charge such Member for its reasonable out-of-pocket expenses in replacing a Unit certificate which has been mutilated, lost, destroyed or wrongfully taken. Units issued as of the Effective Date are not certificated.

4.3.
Limited Liability.

The liability of each Member shall be limited as provided by the Act. No Member shall be personally liable under any judgment of a court, or in any other manner, for any debt, obligation or liability of the Company, whether such debt, obligation or liability arises in contract, tort or otherwise, solely by reason of being a Member.

4.4.
Meetings; Written Consent.
(a)
Any Member may call a special meeting of the Members on not less than five (5) Business Days’ notice to the other Member(s). In case of emergency, reasonable notice of a special meeting shall suffice. Meetings of the Members shall be held by teleconference or at the principal office of the Company or at such other location as agreed by the Members. The Members may hold meetings without complying with the above notice requirements if all Members are present at a meeting and waive the applicable notice requirements.
(b)
There shall be a quorum at a Members’ meeting if Members holding at least 75% of the outstanding Units are present at the meeting. If a quorum is not present within 30 minutes following the time at which the meeting is scheduled to take place, any Member present may adjourn the meeting to the same day in the immediately following week (or, if that day is not a Business Day, the next following Business Day) at the same time and place. The Member adjourning the meeting shall make a good faith effort to give notice to the other Member(s) of the rescheduled meeting but otherwise shall be under no obligation to give the other Member notice thereof. Only those items included on the agenda for the original meeting may be acted upon at such a rescheduled meeting, but any additional matters may be considered with the consent of all Members; provided, that no such items may include any matter set forth in Section 4.5(a) or 4.5(b) without Supermajority Approval or Specified Approval, as applicable.
(c)
A Member may, upon notice provided to the other Member(s), invite a reasonably limited number of other persons who have a reasonable business purpose for being present, to attend the relevant portion of any meeting of the Members; provided that each other Member consents, which consent need not be in writing, may be given by acquiescence and may not be unreasonably withheld. If personnel employed by the Company Group are required to attend a Member meeting, reasonable costs incurred in connection with such attendance shall be paid for by the Company. All other costs in respect of invited persons shall be paid for by the Member who extended the invitation.

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(d)
Each notice of a meeting shall include an itemized agenda prepared by the Member responsible for calling the meeting, but any additional matters may be considered with the consent of all Members; provided, that no matter set forth in Section 4.5(a) or 4.5(b) may be considered without Supermajority Approval or Specified Approval, as applicable. The Manager shall prepare minutes of the applicable meeting, including a rescheduled meeting, and shall distribute a copy of such minutes to the Members within ten (10) days after the meeting. The minutes must be signed by the Members in attendance. The minutes shall be the official record of the decisions made by the Members and shall be binding on the Company, and the Members.
(e)
Members may attend meetings of the Members by telephone or by video conference as long as all participants are able to hear and speak to each other and decisions are confirmed in writing by the Members. Meetings of the Members shall not be required for any purpose. Any action required or permitted to be taken by Members may be taken without a meeting if the action is evidenced by a written consent describing the action taken, signed by the requisite Members.
4.5.
Matters Requiring Additional Approval.
(a)
Supermajority Approval. The Company, the Manager and the Board of Directors shall not (and shall cause the Company’s Subsidiaries not to) take any of the following actions unless Supermajority Approval is first obtained:
(i)
effecting the sale and transfer of all or substantially all of the assets of the Company (other than as part of a Drag-Along Sale);
(ii)
effecting the surrender or abandonment of any material part or parts of the Properties, including the area contemplated by Phase 1 and Phase 2;
(iii)
changing the business purpose of the Company;
(iv)
electing to permanently terminate the operations of the Project or to suspend operations or place the Project on care and maintenance; and
(v)
effecting any liquidation, insolvency, bankruptcy, creditors’ protection or any other Insolvency Event.
(b)
Specified Approval. The Company, the Manager and the Board of Directors shall not (and shall cause the Company’s Subsidiaries not to) take any of the following actions unless Specified Approval is first obtained:
(i)
changing the size or composition of the Board of Directors of the Company, subject to Sections 5.2(a)(i) and 5.2(a)(ii);
(ii)
authorizing, creating or issuing any Units or other equity securities, or reclassifying any outstanding Units into any limited liability company interest or other equity security, that is in either case senior to the Units as

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to rights and privileges with respect to distributions, liquidation or redemption;
(iii)
amending this Agreement, the Articles or any other organizational document of the Company;
(iv)
any change in the production process that is reasonably likely to result in a change to the specifications of the lithium product produced by the Project and provided to GM under any Offtake Agreements, unless GM is no longer utilizing its offtake rights under the applicable agreement evidencing such rights;
(v)
effecting the sale and transfer of assets of the Company Group having an aggregate value of greater than $5,000,000, other than (A) a Drag-Along Sale, (B) any sale of lithium in the ordinary course of business or (C) any sale of an asset that is a non-productive asset with a book value after reflecting depreciation of not greater than $10,000,000;
(vi)
incurring debt for borrowed money (excluding the DOE Loan) by the Company Group in excess of $10,000,000 on an individual basis or $30,000,000 in the aggregate, or making any material and adverse change to the terms of any such borrowed money debt;
(vii)
entering into or making material amendments to any Affiliate Contracts;
(viii)
amending the distribution policy set forth in Section 9.1;
(ix)
entering into or making any material amendments to any contract on behalf of the Company or Subsidiary which contemplates (i) aggregate payments or receipts in excess of $10,000,000 in any twelve (12) month period or (ii) a term greater than three (3) years, other than (A) any Specified Offtake Agreement, (B) any purchase order of lithium conducted on a spot basis, which, for avoidance of doubt, means at a single point in time such that only a single exchange of product takes place, so long as the price per unit within such purchase order is equal to or greater than market price, or (C) any contract in connection with a Drag-Along Sale;
(x)
effecting the settlement of any material claim or dispute that involves payment of more than $1,000,000 or that would require Specified Approval in accordance with the Human Rights Plan;
(xi)
electing to pursue the development and construction of Phase 2;
(xii)
effecting the acquisition of a material business or assets outside of the ordinary course of business;

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(xiii)
effecting the approval or amendment of an Approved Program and Budget, in each case that would increase the expenses, in the aggregate, by more than 10% as compared to the expenses as set forth in the prior Approved Program and Budget;
(xiv)
effecting the termination or cancellation of an Approved Program and Budget;
(xv)
making any material amendment to the DOE Loan, including any amendment that increases the amounts required under the Construction Contingency Reserve Account or the Ramp-Up Reserve Account, reduces any of the information provided pursuant to Section 7.7(e) or requires consent for any matter or action otherwise contemplated by this Agreement;
(xvi)
taking any action under the Employee Incentive Plan, including in relation to the economic terms thereof or the participants therein, if and to the extent such action would result in the Company being obligated to reimburse Incentive Plan Costs in any given year of an amount greater than the Incentive Plan Costs set forth in the then current Approved Program and Budget;
(xvii)
any determination subject to Specified Approval as set forth in Schedule “E”; and
(xviii)
making any expenditures that would result in the aggregate expenditures of the Company Group exceeding the aggregate expenditures set forth in the current Approved Program and Budget by more than 10% (other than Sustaining Expenses).
(c)
GM Approval. Notwithstanding anything in this Agreement to the contrary, for so long as GM and its Affiliates hold 10% or more of the issued and outstanding Units, the Company, the Manager and the Board of Directors shall not (and shall cause the Company’s Subsidiaries not to), unless the written consent of GM is first obtained, (i) effect any material tax change that could reasonably be expected to have an adverse effect in any material respect on GM or its Affiliates, (ii) eliminate the Human Rights Committee, (iii) alter the composition of the Human Rights Committee such that no GM Designee is a member, (iv) alter the general scope, objectives, or procedures of the Human Rights Committee, (v) amend the Human Rights Plan or (vi) permit any member of the Company Group to enter into any contract that would require the consent of a Third Party for the Transfer of any Units by GM or otherwise restrict any of GM’s Transfer rights under this Agreement (including GM’s put rights under Sections 7.9 and 10.6); provided, that, entering into any contract that contains a restriction on the change of Control of the Company shall not require GM’s approval under this Section 4.5(c).

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(d)
LAC Approval. Notwithstanding anything in this Agreement to the contrary, for so long as LAC and its Affiliates hold 10% or more of the issued and outstanding Units, the Company, the Manager and the Board of Directors shall not (and shall cause the Company’s Subsidiaries not to) effect any material tax change that could reasonably be expected to have an adverse effect in any material respect on LAC or its Affiliates unless the written consent of LAC is first obtained.
4.6.
No Member Fees.

No Member shall be entitled to compensation for attendance at Member meetings or for time spent in its capacity as a Member.

4.7.
No State Law Partnership.

The Members intend that the Company not be a partnership (including a limited partnership) or joint venture, and that no Member, Manager or Director be a partner or joint venturer of any other Member, Manager or Director or any purposes other than federal and state tax purposes, and this Agreement may not be construed to suggest otherwise.

4.8.
Business Opportunities.

Each of the Company and the Members (in their own name and in the name and on behalf of the Company and its Subsidiaries) acknowledges and agrees that the Company (on behalf of itself and its Subsidiaries) hereby renounces any interest or expectancy in any business opportunity, transaction or other matter in which any of the Members participates or desires to participate and that involves any aspect related to the business or affairs of any of the Company and its Subsidiaries (each, a “Renounced Business Opportunity”). None of the Members shall have any obligation to communicate or offer any Renounced Business Opportunity to the Company, its Subsidiaries or any Member thereof and may pursue any Renounced Business Opportunity solely for its own account. Notwithstanding the foregoing, or anything to the contrary in this Agreement, LAC hereby covenants and agrees, and the Company hereby acknowledges and agrees, that any business opportunity, transaction or other matter in which LAC or any of its Affiliates participates or desires to participate that involves any aspect of the Business shall solely be conducted by and through the Company and its Subsidiaries, provided, for the avoidance of doubt, nothing herein shall restrict any financing or fundraising activities of LAC and its Affiliates (excluding the Company Group) that do not involve directly the conduct of the Business or otherwise seek to circumvent the protections set forth in this Section 4.8.

4.9.
No Fiduciary Duties.

To the fullest extent permitted by the Act, a Member, in exercising any of its approval rights under this Agreement, shall (i) represent its own interests and (ii) be entitled to act or omit to act considering only such factors, including its own separate interests, as such Member chooses to consider. Notwithstanding anything to the contrary, any action of a Member or failure to act, taken or omitted in good faith reliance on the foregoing provision shall not, as between the Company and the other Members, on the one hand, and such Member, on the other hand, constitute a breach of any duty (including any fiduciary or other similar duty, to the extent that such exists under the Act or any other applicable law, rule or regulation) on the part of such Member. To the

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fullest extent permitted by the Act, each Member, in its capacity as such, shall not owe any fiduciary duties to the Company or any of the other Members.

ARTICLE V
COMPANY MANAGEMENT

5.1.
Management.
(a)
The business and affairs of the Company shall be managed by or under the direction of a board of directors (the “Board of Directors”), to whom, subject to the limitations set forth in this Agreement and as otherwise required by the Act, the Members hereby delegate, and in which is vested, the full, exclusive and complete power, authority and discretion to manage and control the administration, affairs and operations of the Company. Unless otherwise provided in this Agreement, all actions, determinations, elections, judgments, approvals, considerations, amendments, calls or designations taken or omitted to be taken by the Board of Directors pursuant to this Agreement (whether to the Board of Directors’ satisfaction, sole discretion or otherwise) shall be taken or omitted to be taken only with Board Approval and, to the extent applicable, Supermajority Approval and/or Specified Approval.
(b)
To the fullest extent permitted by the Act, a Person, in performing their duties and obligations as a Director under this Agreement, shall (i) serve in such capacity to represent the interests of the Member that designated such Director and (ii) be entitled to act or omit to act at the direction of the Members that designated such Person to serve on the Board of Directors, considering only such factors, including the separate interests of the Member that designated such Director and factors specified by such Member, as such Director chooses to consider. Notwithstanding anything to the contrary, any action of a Director or failure to act, taken or omitted in good faith reliance on the foregoing provision shall not, as between the Company and the other Members, on the one hand, and the Director or the Member designating such Director, on the other hand, constitute a breach of any duty (including any fiduciary or other similar duty, to the extent that such exists under the Act or any other applicable law, rule or regulation) on the part of such Director or such designating Member or any other Director or Member. To the fullest extent permitted by the Act, none of the Directors shall owe any fiduciary duties to the Company or any of the Members; provided, however, that the Board of Directors shall act in accordance with the implied contractual covenant of good faith and fair dealing consistent with the terms of this Agreement.
(c)
Unless explicitly provided otherwise in this Agreement, including Sections 4.5(a) and 4.5(b), the Board of Directors shall have the power, right and authority on behalf and in the name of the Company and its Subsidiaries to carry out any and all of the objects and purposes of the Company and its Subsidiaries and to perform all acts which the Board of Directors, in its sole discretion, may deem necessary or desirable.

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(d)
The Company is solely responsible for the operation, maintenance and control of the Company’s assets and facilities. Nothing herein shall be taken to impose any duties, responsibilities or obligations, express or implied, on the Members or their respective Affiliates (other than the Company) in connection with, or relating to, compliance with, or liability under, applicable laws relating, in full or in part, to the protection of the environment, natural resources or human health or safety, including those laws relating to the storage, generation, use, handling, manufacture, processing, transportation, treatment, release and disposal of hazardous substances or petroleum or any fraction thereof. Notwithstanding the foregoing, the Manager in its capacity as such shall have such duties, responsibilities and obligations as set forth in the Management Services Agreement.
(e)
Pursuant to the Management Services Agreement, the Board of Directors and the Members have delegated to the Manager the authority to perform the Services (as defined in the Management Services Agreement) and, subject to the terms of the Management Services Agreement and this Agreement (including any matter requiring Board Approval, Supermajority Approval, or Specified Approval), no additional delegation of authority or approval of the Board of Directors, the Members, or any other Person shall be required for the Manager to perform the Services in the manner required or contemplated by the Management Services Agreement.
5.2.
Board of Directors.
(a)
Organization and Composition. The Board of Directors shall initially consist of five Directors, three of whom shall be appointed by LAC (the “LAC Designees”) and two of whom shall be appointed by GM (the “GM Designees”), subject to adjustment as set forth pursuant to Sections 5.2(a)(i) and 5.2(a)(ii) below.
(i)
For so long as any Member holds a majority of the Proportionate Interests, such Member shall be entitled to appoint such number of Directors that would result in the minimum number of Directors necessary for such Member to hold a majority of the Board of Directors. Neither LAC nor GM shall be entitled to appoint a Director if the aggregate of the Proportionate Interest held by such Member together with any of its Permitted Transferees is less than 10%.
(ii)
Each Member admitted after the funding of the Initial Capital Contributions with a Proportionate Interest equal to or greater than 20% shall be entitled to appoint one Director. No such Member shall be entitled to appoint a Director if the aggregate of the Proportionate Interest held by such Member together with any of its Permitted Transferees is less than 20%.

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(iii)
If at any time a Member’s Proportionate Interest decreases such that the number of such Member’s appointees then in office as Directors exceeds the number of Directors that such Member is entitled to appoint, a sufficient number of Directors appointed by it shall be automatically removed as a Director so that the number of Directors appointed by that Member equals the number of Directors that such Member is entitled to appoint.
(iv)
Each Member may remove any Director appointed by it at any time with or without cause, effective upon written notice to Company by the appointing Member and, following any such removal, the appointing Member may appoint another Director (to the extent such appointing Member is otherwise entitled to do so in accordance with this Section 5.2).
(v)
The Company and Members may not appoint or remove Directors except in accordance with the appointment rights provided by this Section 5.2.
(vi)
Each Director appointed pursuant to this Section shall be an individual who is an employee of its appointing Member or such Member’s Controlled Affiliates and is qualified to act as a Director under all applicable Legal Requirements, but shall not be required to be a Member of the Company.
(vii)
Each Director may provide its appointing Member with any information acquired by the Director in their capacity as a Director of the Company.
(b)
Voting. For purposes of determining whether the voting thresholds referenced in this Agreement have been satisfied, (i) the vote of all Directors who were appointed by the same Member shall be cast in the same manner (either for or against a measure, or otherwise) and (ii) any single Director may exercise all of the voting power of the Directors appointed by the same Member. In the event that there are two Members, each Director shall have one vote. In the event that there are three or more Members, each Director shall have the number of votes equal to the Proportionate Interest of the Member who appointed such Director (and if a Member is entitled to appoint multiple Directors, then the collective vote of the Directors who were appointed by the same Member shall be equal to the Proportionate Interest of the Member who appointed such Directors as of the time of the applicable vote).
(c)
Meetings. Meetings of the Board of Directors shall be held at least quarterly, at such times and at such place outside of Canada as the Board of Directors shall determine. The Manager, on behalf of the Board of Directors, shall give not less than 10 Business Days’ notice to the Directors of such regular meetings. In addition to regularly scheduled meetings, any Director may call a special meeting of the Board of Directors upon five Business Days’ notice. In case of emergency, reasonable notice of a special meeting shall suffice. There shall be a quorum if at least one Director appointed by each designating Member is present; provided that a majority of Directors may constitute a quorum without at least one Director appointed by each Member if all Directors received proper notice of such meeting

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in accordance with this Section 5.2(c); provided further, that notwithstanding any such majority quorum, matters set forth in Section 4.5(a) or 4.5(b) may not be considered without the presence of Directors that may provide Supermajority Approval or Specified Approval, as applicable. Each notice of a special meeting shall include an agenda or statement of the purpose of the meeting prepared by the Director calling the meeting, but any matters may be considered at the meeting; provided, matters set forth in Section 4.5(a) or 4.5(b) may not be considered without the presence of Directors that may provide Supermajority Approval or Specified Approval, as applicable. If a quorum is not present within 30 minutes following the time at which the meeting is scheduled to take place, the meeting shall be adjourned to the same day in the immediately following week (or, if that day is not a Business Day, the next following Business Day) at the same time and place. The Manager, on behalf of the Board of Directors, shall give notice to the Directors of the rescheduled meeting. Only those items included on the agenda for the original meeting may be acted upon at such a rescheduled meeting, but any additional matters may be considered with the consent of all Directors; provided, matters set forth in Section 4.5(a) or 4.5(b) may not be considered without the presence of Directors that may provide Supermajority Approval or Specified Approval, as applicable. For the avoidance of doubt, in no event shall any matter requiring Supermajority Approval or Specified Approval be voted on at a meeting where the requisite Directors are not present. Attendance of a Director at any meeting of the Board of Directors (including by telephone) shall constitute a waiver of notice of such meeting, except where such Director attends the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened and notifies the other Directors at such meeting of such purpose.
(d)
Reliance on Books, Reports and Records. Each Director shall, in the performance of their duties, be fully protected in relying in good faith upon the books of account or reports made to the Company by any of its Officers, the Manager, or by an independent certified public accountant or by an appraiser selected with reasonable care by the Board of Directors, or in relying in good faith upon other records of the Company. Furthermore, each Director (in such Person’s capacity as a Director) may rely, and shall incur no liability in acting or refraining from acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, paper, document, signature or writing reasonably believed by it to be genuine, and may rely on a certificate signed by an officer, agent or representative of any Person in order to ascertain any fact with respect to such Person or within such Person’s knowledge, in each case unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of such reliance, action or inaction, such Director engaged in bad faith, fraud or willful or intentional misconduct or criminal wrongdoing.

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(e)
Costs and Expenses. The Company shall pay or reimburse the reasonable and documented out-of-pocket expenses of the Directors in connection with the participation of the Directors in meetings of the Board of Directors (and committees thereof).
(f)
Conduct of Meetings.
(i)
Meetings of the Board of Directors may be held by means of conference telephone or other communications equipment by means of which all Persons participating in the meeting can hear each other, and participation in a meeting by such communications equipment shall constitute presence in person at the meeting.
(ii)
A Director may, upon notice provided to the other Directors, invite a reasonably limited number of other persons who have a reasonable business purpose for being present, to attend the relevant portion of any meeting of the Board of Directors; provided that the Director(s) representing the other Member(s) consent, which consent need not be in writing, may be given by acquiescence and may not be unreasonably withheld. If personnel employed by the Company Group are required to attend a meeting of the Board of Directors, reasonable costs incurred in connection with such attendance shall be paid for by the Company. All other costs in respect of invited persons shall be paid for by the Member whose appointed Director extended the invitation.
(g)
Action Without a Meeting. Any action required or permitted to be taken at a meeting of the Board of Directors may be taken without a meeting and without prior notice if the action is evidenced by a written consent describing the action taken and signed by Directors representing the requisite number of votes that would be required to take the applicable action at a meeting of the Board of Directors and, when so signed, such written consent shall constitute Board Approval, Supermajority Approval and/or Specified Approval, as applicable, of such action, and notice of any such action taken shall be provided to those Directors who have not consented in writing promptly following the taking of such action.
5.3.
Officers.

The Board of Directors may appoint such officers of the Company, including the chief executive officer of the Company, as the Board of Directors may deem necessary or advisable (collectively, the “Officers”), and such Officers shall have the power, authority and duties delegated herein or otherwise in writing by the Board of Directors. Officers may be given titles or may be designated as “authorized persons.” To the extent authorized by the Board of Directors, any Officer may act on behalf of, bind and execute and deliver documents in the name and on behalf of the Company and its Subsidiaries, in each case, consistent with Approved Program and Budget and subject to Section 4.5. Each Officer (in such Person’s capacity as an Officer) shall have such fiduciary duties that an officer of the Company would have if the Company were a corporation organized under the laws of the State of Delaware.

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5.4.
Related Party Matters.
(a)
Related Party Matters. “Related Party Matters” shall include any member of the Company Group, on the one hand, entering into any Affiliate Contract with any Member or Affiliate of such Member (in its capacity as counterparty to the applicable Affiliate Contract, arrangement or dealing, a “Related Party”, and any Member who is, or whose Affiliate is, the Related Party, the “Conflicted Member”), on the other hand, and any decision or action by a Company Group member to:
(i)
amend any Affiliate Contract with any Related Party;
(ii)
affirmatively waive or release any of its rights or remedies in respect of a breach of, or a failure by any Related Party to comply with the terms of such Affiliate Contract;
(iii)
affirmatively waive or release any of its rights or remedies in respect of any liabilities owed to the Company Group under such Affiliate Contract;
(iv)
declare a default or exercise remedies after a default under such Affiliate Contract or exercise remedies of the Company Group member under such Affiliate Contract, or terminate, give notice to terminate or extend any such Affiliate Contract;
(v)
defend any claim brought against a Company Group member by a Related Party under any such Affiliate Contract; or
(vi)
bring any claim in respect of a breach or otherwise against a Related Party under any such Affiliate Contract.
(b)
Approval Required. Neither the Company nor any Subsidiary of the Company shall take any action in respect of, and neither the Board of Directors nor any Member shall approve, a Related Party Matter without the prior approval of each Member that is not a Conflicted Member (each, a “Non-Conflicted Member”) and that holds, together with its Affiliates, a Proportionate Interest of at least 10%.
(c)
Process in Respect of Related Party Matters.
(i)
If this Agreement provides, or the Company Group (or any Member) identifies, that a Related Party Matter has arisen or a course of action with respect to a Related Party Matter needs to be decided upon, the Board of Directors (through the Manager, acting on behalf of the Company) or the relevant Member becoming aware of the same shall promptly give a notice in writing to the other Members. Any such notice shall identify and explain the nature of the Related Party Matter and the proposed course of action, together with reasonable supporting documents, materials or information to enable the Non-Conflicted Member(s) to develop an informed view of such

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Related Party Matter and a proposed course of action for such Related Party Matter.
(ii)
The Members shall cooperate in good faith to agree on the course of action to be taken by the Company Group with respect to the relevant Related Party Matter no later than fifteen (15) Business Days after the date on which notice was served on the Members in accordance with Section 5.4(c)(i).
(iii)
Notwithstanding anything to the contrary in this Agreement, (i) any Related Party Matter shall not require the consent, authorization or approval of any Conflicted Member or the Board of Directors, and (ii) the Non-Conflicted Member(s) may conduct or cause to be conducted any such Related Party Matter on behalf of the Company; provided that the Non-Conflicted Member(s) act in good faith and in the best interest of the Company.
(iv)
If there are two or more Non-Conflicted Members, and such Non-Conflicted Members are unable to agree on a course of action pursuant to Section 5.4(c)(ii) in a manner that would satisfy Section 5.4(b), then any Non-Conflicted Member may refer the matter to an Independent Expert. Each such Non-Conflicted Member shall propose a course of action (solely with respect to the Related Party Matter) to the Independent Expert, who shall determine which proposed course of action is in the best interests of the Company, and the Company shall implement such action or course of action.
(v)
Prior to a Non-Conflicted Member exercising its rights under Section 5.4(c)(iii) with respect to any Related Party Matter, all Non-Conflicted Members must agree on the applicable action pursuant to Section 5.4(c)(ii) or such Non-Conflicted Member must follow the course of action determined by the Independent Expert in accordance with Section 5.4(c)(iv). Any Non-Conflicted Member so taking any action with respect to any Related Party Matter, such Non-Conflicted Member shall provide written notice to the Company, and the Company shall have ten (10) days to take, or cause the applicable Subsidiary to take, such action.
5.5.
Company Employees. By no later than April 30, 2027, LAC shall, and shall cause the Company to, implement a roles and responsibilities organizational chart that has all employees of the Company Group reporting, directly or indirectly, to the General Manager.

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ARTICLE VI
INDEMNIFICATION

6.1.
Power to Indemnify in Actions, Suits or Proceedings.

The Company shall indemnify any Covered Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such Person is a Covered Person (each, a “Proceeding”), against any and all losses, claims, expenses (including attorneys’ fees), costs, liabilities, damages, judgments, fines and amounts paid in settlement actually and reasonably incurred by such Covered Person in connection with such Proceeding; provided, however, that such Covered Person shall not be indemnified by the Company if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which such Covered Person is seeking indemnification hereunder, and taking into account the acknowledgments and agreements set forth in this Agreement, such Covered Person committed bad faith, fraud or willful or intentional misconduct or criminal wrongdoing or, in the case of an Officer (in such Person’s capacity as such), such Officer did not meet the applicable standard of conduct under Section 6.8. Any indemnification provided hereunder shall be satisfied solely out of the assets of the Company (including available insurance coverage, if any), as an expense of the Company and, accordingly, no Covered Person shall be subject to personal liability by reason of these indemnification provisions.

6.2.
Authorization of Indemnification.

Except as provided in Section 6.3, any indemnification under this Article VI (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of a Covered Person is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Section 6.1. The determination of whether a Covered Person has met the standard of conduct that entitled it to indemnification hereunder shall be made by the Board of Directors. To the extent that a Covered Person has been successful on the merits or otherwise in defense of any Proceeding referred to in Section 6.1, or in defense of any claim, issue or matter therein, he, she or it shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him, her or it in connection therewith, without the necessity of authorization in the specific case.

6.3.
Expenses Payable in Advance.

Upon written request by a Covered Person, the Company shall pay reasonable expenses incurred (or reasonably expected to be incurred) by such Covered Person in defending or investigating a Proceeding in advance of (a) the final disposition of such Proceeding and (b) the determination of whether such Covered Person has met the standard of conduct that entitles such Covered Person to indemnification hereunder; provided, however, prior to payment (or advancement) by the Company of any such expenses, the Covered Person shall provide an unsecured undertaking to the Company to repay all such amounts if it shall ultimately be determined that such Covered Person is not entitled to be indemnified by the Company as authorized by this Article VI; provided, further, that in no event shall the Company be required to pay or advance to any Covered Person that is not an employee, director or officer of LAC or its

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Affiliates any amounts in connection with a Proceeding initiated by (i) such Covered Person or (ii) the Company or any of its Subsidiaries.

6.4.
Non-Exclusivity of Indemnification and Advancement of Expenses.

The indemnification and advancement of expenses provided by or granted pursuant to this Article VI shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any agreement, contract, a vote of Members or Board of Directors or pursuant to the direction (howsoever embodied) of any court of competent jurisdiction or otherwise, both as to action in their official capacity and as to action in another capacity while holding such office, it being the policy of the Company that indemnification of the Persons specified in Section 6.1 shall be made to the fullest extent permitted by applicable law. The provisions of this Article VI shall not be deemed to preclude the indemnification of any Person who is not specified in Section 6.1, but whom the Company has the power or obligation to indemnify under the provisions of the Act or otherwise.

6.5.
Survival of Indemnification and Advancement of Expenses.

The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VI shall, unless otherwise provided when authorized or ratified, inure to the benefit of the heirs, executors and administrators of a Covered Person. Any amendment, modification or repeal of this Section 6.5 or any provision hereof shall be prospective only and shall not in any way affect the limitations on liability of the Covered Persons, or terminate, reduce or impair the right of any past, present or future Covered Person, under and in accordance with the provisions of this Article VI as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

6.6.
Indemnification of Employees and Agents.

The Company may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and the advancement of expenses to employees and agents of the Company Group similar to those conferred in this Article VI to Covered Persons.

6.7.
Severability.

The provisions of this Article VI are intended to comply with the Act. To the extent that any provision of this Article VI authorizes or requires indemnification or the advancement of expenses contrary to the Act or the Articles, the Company’s power to indemnify or advance expenses under such provision shall be limited to that permitted by the Act and the Articles and any limitation required by the Act or the Articles shall not affect the validity of any other provision of this Article VI.

6.8.
Limitation of Liability.
(a)
Each Covered Person may rely, and shall incur no liability in acting or refraining from acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, paper, document, signature or

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writing reasonably believed by it to be genuine, and may rely on a certificate signed by an officer, agent or representative of any Person in order to ascertain any fact with respect to such Person or within such Person’s knowledge, in each case unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of such reliance, action or inaction, such Covered Person committed bad faith, fraud or willful or intentional misconduct or criminal wrongdoing.
(b)
To the maximum extent permitted by applicable law, no Covered Person shall be liable to the Company or to any Member for losses sustained or liabilities incurred as a result of any act or omission (in relation to the Company, any transaction, any investment or any business decision or action, including for breach of duties including fiduciary duties) taken or omitted by such Covered Person, unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of such act or omission, and taking into account the acknowledgments and agreements set forth in this Agreement, such Covered Person engaged in bad faith, fraud or willful or intentional misconduct or criminal wrongdoing.
(c)
To the maximum extent permitted by applicable law, no Officer (in such Person’s capacity as such) shall be liable to the Company or to any Member for losses sustained or liabilities incurred as a result of any act or omission (in relation to the Company, any transaction, any investment or any business decision or action, including for breach of duties including fiduciary duties) taken or omitted by such Officer (in such Person’s capacity as such), unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of such act or omission, and taking into account the acknowledgments and agreements set forth in this Agreement, such Officer (in such Person’s capacity as such) would have had such liability for such act or omission that an officer of the Company would have if the Company were a corporation organized under the laws of the State of Delaware.
(d)
NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, TO THE FULLEST EXTENT PERMITTED BY LAW, NO MEMBER (IN THEIR CAPACITY AS A MEMBER) OR DIRECTOR (IN THEIR CAPACITY AS A DIRECTOR) SHALL BE LIABLE TO THE COMPANY, TO ANY MEMBER OR TO ANY OTHER PERSON MAKING CLAIMS ON BEHALF OF THE FOREGOING FOR CONSEQUENTIAL, EXEMPLARY, PUNITIVE, INCIDENTAL, INDIRECT OR SPECIAL DAMAGES, INCLUDING DAMAGES FOR LOSS OF PROFITS, LOSS OF USE OR REVENUE OR LOSSES BY REASON OF COST OF CAPITAL, ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE BUSINESS OF THE COMPANY OR ANY OF ITS CONTROLLED AFFILIATES, REGARDLESS OF WHETHER SUCH CLAIMS ARE BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, VIOLATION OF ANY APPLICABLE DECEPTIVE TRADE PRACTICES ACT OR SIMILAR LAW OR ANY OTHER LEGAL OR EQUITABLE DUTY OR PRINCIPLE, AND THE

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COMPANY AND EACH MEMBER HEREBY RELEASE EACH OTHER MEMBER (IN THEIR CAPACITY AS A MEMBER) AND DIRECTOR (IN THEIR CAPACITY AS A DIRECTOR) FOR ANY SUCH DAMAGES; PROVIDED, HOWEVER, THAT THE LIMITATIONS SET FORTH IN THIS SECTION 6.8(D) SHALL NOT APPLY WITH RESPECT TO DAMAGES ARISING FROM ANY FAILURE BY A MEMBER TO MAKE ANY CAPITAL CONTRIBUTION REQUIRED TO BE MADE IN ACCORDANCE WITH SECTION 3.2(a) OR SECTION 3.2(b).
(e)
Notwithstanding anything in this Agreement to the contrary, nothing in this Section 6.8 shall limit or waive any claims against, actions, rights to sue, other remedies or other recourse the Company, any Member or any other Person may have against any Member, Director or Officer for a breach of contract claim relating to any binding agreement, including this Agreement.
6.9.
Indemnitor of First Resort.

As a result of agreements or obligations arising outside of this Agreement, it may be the case that certain of the Covered Persons have certain rights to indemnification, advancement of expenses or insurance provided by a Member and/or certain of its Affiliates (collectively, the “Member Indemnitors”). However, regardless of whether or not there are any such rights to indemnification, advancement of expenses or insurance provided by any Member Indemnitor, (a) the Company is the indemnitor of first resort (i.e., the Company’s obligations to the Covered Persons are primary and any obligation of the Member Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any Covered Persons are secondary), (b) the Company shall be required to advance the full amount of expenses incurred by the Covered Persons and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement (or any other agreement between the Company and the Covered Persons) and (c) the Company hereby irrevocably waives, relinquishes and releases each of the Member Indemnitors from any and all claims against any of the Member Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. Regardless of any advancement or payment by the Member Indemnitors on behalf of any Covered Person with respect to any claim for which a Covered Person has sought indemnification from the Company, (i) the foregoing shall not be affected and (ii) the Member Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Covered Person against the Company.

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ARTICLE VII
PROGRAMS AND BUDGETS; ADDITIONAL COVENANTS

7.1.
Initial Approved Program and Budget.

The initial Approved Program and Budget set forth on Schedule “G” hereto and covering (a) the Budget Period from the Effective Date until December 31, 2024; provided, that, if the Effective Date is not on the first day of a calendar month, the Approved Program and Budget for the first calendar month shall be divided by the number of days in such calendar month, and such amount shall be multiplied by the number of remaining days in such calendar month; provided further that, for the avoidance of doubt, nothing in this Section 7.1 shall impact the calculation of LAC 2024 CapEx, (b) the Budget Period from anticipated FID until Total Plant Transfer and (c) the Budget Period from Total Plant Transfer until 12 months thereafter is hereby approved for such applicable Budget Period (and solely for such Budget Period). For the avoidance of doubt, following the date the Total Plant Transfer occurs, only the Program and Budget set forth in Section 7.1(c) shall be considered the then Approved Program and Budget.

7.2.
Operations Under Programs and Budgets.

Except as otherwise provided in Sections 7.4 and 7.6, the operations of the Company Group shall be conducted, expenses shall be incurred, and Assets shall be acquired consistent with Approved Programs and Budgets. For clarity, subject to Sections 4.5(a) and 4.5(b), the Board of Directors has sole and final approval of Programs and Budgets, and any such approved Program and Budget shall be deemed to be an “Approved Program and Budget” for the purposes of this Agreement. Each Program and Budget shall be for a Budget Period of a calendar year (other than prior to FID, in which case such Programs and Budgets shall include both an aggregated annual budget as well as detailed budgets for each month comprising such fiscal year) and shall provide for: (a) accrual of reasonably anticipated Environmental Compliance expenses for all Company Group operations contemplated under the Program and Budget; (b) in reasonable detail, the scope, direction and nature of Company Group operations to be undertaken in respect of such period; (c) payment of all obligations of the Company under Underlying Agreements; and (d) in reasonable detail, the coverage and terms of the applicable insurance policies for the Company Group. The Manager shall send to the Members each Approved Program and Budget. The Manager shall have the right to spend such amounts notwithstanding such Approved Program and Budget within the parameters provided for in Section 7.4 and Section 7.6.

7.3.
Presentation of Proposed Programs and Budgets.
(a)
Not later than 60 days (or, prior to FID, 30 days) before the expiration of the then current Approved Program and Budget, the Manager shall prepare a proposed Program and Budget for the succeeding calendar year or longer such period approved by the Board of Directors, and submit the proposed Program and Budget for such calendar year or other period to the Board of Directors and, if applicable, the Members, for review. The proposed Program and Budget shall be accompanied by a notice of the date and time of the meeting to be held by the Board of Directors and, if applicable, the Members to consider the proposed Program and Budget, which date shall not be less than 10 days after the submission of the proposed

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Program and Budget to Board of Directors and, if applicable, the Members. The Directors and, if applicable, the Members may approve the proposed Program and Budget, propose modifications to the proposed Program and Budget or reject the proposed Program and Budget. If the Board of Directors unanimously approves or the Members unanimously approve such proposed Program and Budget, then such proposed Program and Budget shall be the Approved Program and Budget for such period. If such proposed Program and Budget is not so unanimously approved, for the next following 10 days, the Manager shall negotiate in good faith with the Board of Directors to derive a revised Program and Budget. At the end of such negotiation period, the Manager shall submit a revised Program and Budget for such calendar year or other period to the Board of Directors and, if applicable, the Members for review. The revised Program and Budget shall be accompanied by a notice of the date and time of the meeting to be held by the Board of Directors and, if applicable, the Members to consider the proposed Program and Budget, which date shall not be less than 10 days after the submission of the proposed Program and Budget to Board of Directors and, if applicable, the Members.
(b)
In the event that Specified Approval is not obtained for any revised Program and Budget or any increase in the Management Fees (as defined in the Management Services Agreement) following the negotiation period set forth in Section 7.3(a), and the submission of such revised Program and Budget in accordance with Section 7.3(a), (i) with respect to all items other than the Management Fees, (A) if such revised Program and Budget would not increase the expenses, in the aggregate, by more than 10% as compared to the expenses as set forth in the prior Approved Program and Budget, the Board of Directors may approve such amended Program and Budget by Board Approval other than the Management Fees, and (B) if such revised Program and Budget would increase the expenses, in the aggregate, by more than 10% as compared to the expenses as set forth in the prior Approved Program and Budget, until the required Specified Approval is obtained, the Manager shall, and shall cause the Company Group to, continue to operate under the prior Approved Program and Budget (increased by CPI), which shall be deemed to be the Approved Program and Budget under this Agreement until a new Approved Program and Budget is adopted in accordance with this Agreement, and (ii) with respect to any increase in the Management Fees, until the required Specified Approval is obtained, the Manager shall, and shall cause the Company Group to, continue to operate under the prior Approved Program and Budget’s Management Fees (increased by CPI), which shall be deemed to be the Approved Management Fee (as defined in the Management Services Agreement) under the Management Services Agreement until a new Approved Management Fee is adopted in accordance with this Agreement (it being understood and acknowledged that a modification of Incentive Plan Costs from a “non-cash” item in a Program and Budget to a “cash” item in a subsequent Program and Budget shall not be deemed to be an increase in expenses for the purposes of this Section 7.3(b), provided that any related payments are made in accordance with and subject to Section 7.14).

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7.4.
Sustaining Expense.

Notwithstanding anything to the contrary in this Agreement, the Manager shall be entitled to conduct such operations and to make such expenditures (on behalf of the Company) as are necessary, in the Manager’s judgement, to (i) respond to an Emergency, (ii) comply with any change in Law or enforcement of such Law since the date of the last Approved Program and Budget, for which the Board of Directors reasonably determines spending cannot wait until completion of the amendment process set forth in Section 7.5 or the next budget approval process as set forth in Section 7.3 or (iii) make any indemnification payment required under any agreement that has been finally determined pursuant to such agreement (including, to the extent applicable, the receipt of Specified Approval for any applicable settlement) (x) to which the Company or any of its subsidiaries is a party and (y) is not an Affiliate Contract, in each case, so long as the Manager has acted in accordance with this Agreement and the Management Services Agreement (each of the foregoing, a “Sustaining Expense”). The Manager shall promptly notify the Board of Directors and the Members of each Sustaining Expense and shall use commercially reasonable efforts to continue to operate within the Approved Program and Budget, notwithstanding such Sustaining Expense, and to avoid issuing any Contribution Notice in respect of such Sustaining Expense.

7.5.
Amendments.

During the applicable Budget Period, the Manager may propose amendments (the “Amendments”) to any currently Approved Program and Budget from time to time. If applicable, at the meeting to vote on the Amendment (taking into account any revisions made by the Manager during the negotiation period), the Members shall vote to either accept or reject the revised Amendment in accordance with Section 4.5(b)(xiii).

7.6.
Budget Overruns; Program Changes.

During the applicable Budget Period, the Manager shall immediately notify the Board of Directors of any actual or anticipated material departure from an Approved Program and Budget. If the actual or anticipated departure from the Approved Program and Budget (a) results in less than a 10% increase, in the aggregate, of the expenses as compared to the then-current Approved Program and Budget and (b) is not an increase of the Management Fees paid pursuant to the Management Services Agreement, the Manager can proceed with Board Approval and such budget overruns shall be charged to the Company. If the actual or anticipated departure from the Approved Program and Budget involves an increase (i) in the Management Fees paid pursuant to the Management Services Agreement or (ii) of more than 10%, in the aggregate, of the expenses as compared to the then-current Approved Program and Budget, the Manager can proceed with Specified Approval (as and to the extent set forth in such Specified Approval) and such budget overruns shall be charged to the Company. Notwithstanding the foregoing, the Manager shall be able to proceed with any overruns without approval to the extent such costs and expenses are directly caused by a Sustaining Expense.

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7.7.
Books, Records and Access.
(a)
The Company shall, and shall cause its Subsidiaries to, prepare and maintain proper, accurate and complete books and records of accounts, taxes, financial information and all matters pertaining to the Company (and its Subsidiaries) including all costs and expenses incurred, all charges made, all credits made and received and all income derived in connection with the operations of the Company, in each case to the extent required in accordance with U.S. GAAP (other than with respect to the 2024 fiscal year, for which IFRS Accounting Standards shall be applied (the “IFRS Accounting Year”)), and maintain a system of internal accounting controls over financial reporting which provides reasonable assurance that: (i) transactions are executed in accordance with management’s authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements in accordance with U.S. GAAP (other than with respect to the 2024 fiscal year, for which IFRS Accounting Standards shall be applied) and to maintain accountability for its assets; and (iii) none of the Company Group maintains off-the-books accounts. The consolidated financial statements of the Company and its Subsidiaries shall be audited annually by a reputable firm of independent certified public accountants as shall be appointed from time to time by the Board of Directors, including to determine compliance with applicable Laws. The fact that such independent certified public accountants may audit the financial statements of one or more of the Members or their Affiliates shall not disqualify such accountants from auditing the Company’s and its Subsidiaries’ financial statements. Any related costs incurred by an auditor (other than pursuant to Section 7.7(g)) shall be borne by the Company.
(b)
At a minimum, the Company shall keep at its principal place of business the following records: (i) a current list of the full name and last known business, residence, or mailing address of each Member, Director and Officer (in each case both past and present); (ii) a copy of this Agreement, the organizational documents of the Company and each Subsidiary, and all amendments to any of the foregoing, together with executed copies of any powers of attorney pursuant to which any such document has been executed; (iii) copies of the income tax returns and reports of the Company and each Subsidiary, and all supporting work papers, if any, for ten (10) years after the due date for filing (including extensions) the Company’s or such Subsidiary’s annual or short period tax returns (and the Company shall provide each Member with an opportunity, at the expense of such Member, to obtain a complete set of such tax returns, and supporting workpapers, prior to their destruction and upon the dissolution of the Company); (iv) copies of the currently effective written agreements of the Company and each Subsidiary and copies of books and records of account and any financial statements of the Company and each Subsidiary for ten (10) years after the due date for filing (including extensions) the Company’s or such Subsidiary’s related SEC filing and reports (and the Company shall provide each Member with an opportunity, at the expense of such Member, to obtain a complete set of such files and records prior to their destruction and upon the dissolution of the Company); (v) minutes of every meeting of the Members; (vi) minutes of every meeting of the Board of Directors; (vii) any written consents obtained from the Members or the Board of Directors for actions taken by the

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Members or the Board of Directors without a meeting; and (viii) such other books and records as may be required by applicable Law.
(c)
The Members shall have the reasonable right (i) to consult from time to time with the Officers and the supervisors or independent certified public accountants of the Company (and its Subsidiaries) at their respective places of business regarding operating and financial matters and (ii) to visit and inspect any of the properties or assets of the Company or any of its Subsidiaries (no more than quarterly). The requesting Member shall use commercially reasonable efforts to prevent any such inspections from unreasonably interfering with Operations or the other business and operations of the Company.
(d)
The Company shall provide to each Member the following reports:
(i)
(x) within 120 days of the year-end for the year ending December 31, 2024 and (y) within ninety (90) days of the year-end for each year thereafter, audited consolidated financial statements of the Company Group audited by and certified by the Company’s independent certified public accountants, along with such auditor’s report (the Annual Audited Financial Statements) including:
(A)
the consolidated balance sheet of the Company Group as of the close of such year-end;
(B)
a consolidated statement of income of the Company Group for such year-end;
(C)
a consolidated statement of the Company Group’s cash flows for such year-end; and
(D)
a consolidated statement of the Company Group’s shareholder’s equity for such year-end; and
(E)
a disclosure of such Member’s Capital Account as of the close of such Fiscal Year, and changes therein during such year-end;
(ii)
within sixty (60) days of the end of any fiscal quarter, quarterly unaudited consolidated financial statements (balance sheets, statements of income, statement of cash flows, and statement of equity) of the Company Group for the previous quarter, certified by the Chief Financial Officer of the Company; provided, however, that in the event that, after the Commencement of Commercial Production (as defined in the GM Phase 1 Offtake Agreement), GM’s investment in the Company is deemed to be a “material investment” (as determined by GM in good faith pursuant to its accounting practices) (“GM Material Investment Determination”) and GM delivers written notice to the Company of such GM Material Investment Determination, then ninety (90) days after delivery of such written notice to the Company, (a) preliminary completed drafts of such

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quarterly unaudited consolidated financial statements, subject to final adjustments and incorporating all financial data and records the Company is aware of at the time, shall be delivered within thirty (30) days of the end of any fiscal quarter, and (b) final quarterly unaudited consolidated financial statements shall be delivered on the earlier of (x) promptly following the relevant information becoming available to the Company, and (y) prior to the applicable reporting deadline imposed on LAC under any applicable Securities Laws;
(iii)
within sixty (60) days of the end of each fiscal quarter during the IFRS Accounting Year, and within ninety (90) days of the end of the IFRS Accounting Year, an unaudited reconciliation of the Company Group’s quarterly unaudited consolidated financial statements with respect to such fiscal quarter and an audited reconciliation of the Company Group’s annually audited consolidated financial statements with respect to such fiscal year, in each case, to U.S. GAAP, if it was reasonably determined by GM in consultation with its auditor, that this information is necessary for GM financial reporting, accounting or tax purposes;
(iv)
within forty-five (45) days of the end of each month, unaudited monthly financial statements (balance sheets, statements of income, and cash flows) of the Company Group for the previous month; provided, however, in the event of a GM Material Investment Determination and GM delivers written notice to the Company of such GM Material Investment Determination, then ninety (90) days after delivery of such written notice to the Company, such unaudited monthly financial statements shall be delivered on the earlier of (a) promptly following the relevant information becoming available to the Company and (b) thirty (30) days following the end of each month; and
(v)
in the event of a GM Material Investment Determination and GM delivers written notice to the Company of such GM Material Investment Determination, then ninety (90) days after delivery of such written notice to the Company, no later than three (3) Business Days after the end of each quarter, an estimate of earnings of the Company Group in the form of a preliminary income statement.
(e)
For so long as a Member Group holds at least 10% of the outstanding Units and the DOE Loan is outstanding, each Member in such Member Group shall have the right to receive:
(i)
within five (5) days after the same is provided to the DOE pursuant to Section 8.02(a) of the DOE Loan, the Omnibus Annual Report (as defined in the DOE Loan);

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(ii)
within five (5) days after the same is provided to the DOE pursuant to Section 8.02(b) of the DOE Loan, each Quarterly Certificate (as defined in the DOE Loan);
(iii)
within five (5) days after the same is provided to the DOE pursuant to Section 8.02(c) of the DOE Loan, each Community Benefits Plan and Justice40 Annual Report (as defined in the DOE Loan);
(iv)
within five (5) days after the same is provided to the DOE, each environmental report provided to the DOE pursuant to Section 8.02(f) of the DOE Loan;
(v)
within five (5) days after the same is provided to the DOE, each monthly report provided to the DOE pursuant to Section 8.02(d) of the DOE Loan;
(vi)
within five (5) days after the same is provided to the DOE, each monthly update and monthly performance report provided to the DOE pursuant to Section 8.02(e) of the DOE Loan;
(f)
For so long as a Member Group holds at least 10% of the outstanding Units, each Member in such Member Group shall have the right to receive:
(i)
if the DOE Loan is no longer outstanding, promptly following internal preparation thereof, any reports produced by, or on behalf of the Company Group, with substantially similar information previously provided under Section 7.7(e)(i) through Section 7.7(e)(vi) and, if no such reports are so produced, such Member shall discuss in good faith with the Company and agree on the information, form, and cadence of the reports to be delivered to such Member by the Company Group;
(ii)
promptly upon request to the extent available, the then-current Approved Program and Budget;
(iii)
promptly following receipt thereof, a copy of any notice, letter, correspondence or other communication from a Governmental Authority or any litigation proceedings or filings involving the Company or any of its Subsidiaries, in each case, in respect of the Company’s potential, actual or alleged material violation of any and all Laws applicable to the business, affairs and operations of the Company and its Subsidiaries, and any responses by the Company; and
(iv)
such other financial statements, information and reports at such times and in such forms as any such Member may reasonably request in order to enable such Member or any of its Affiliates to prepare financial or other reports required by applicable Law.
(g)
For so long as a Member Group holds at least 10% of the outstanding Units, each Member in such Member Group shall have the right to visit the Properties, facilities,

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and Assets of the Company Group at its own expense and no more frequently than once during any calendar quarter, unless there has been an Emergency, then in such event, such Member in a Member Group shall have the additional right to visit the Properties, facilities, and Assets of the Company Group once for each Emergency during such calendar quarter, so long as the exercise of such right does not unreasonably interfere with the business and operations of the Company Group. In addition to the other rights specifically set forth in this Agreement, subject to Section 7.7(h) each such Member is entitled to, at its option and at its own expense, from time to time but no more frequently than once per calendar year, conduct internal audits of the books, records and accounts of the Company and the Subsidiaries, which audits may be conducted by employees or agents approved by the Board of Directors upon the reasonable request of any such Member at any reasonable time during normal business hours.
(h)
Notwithstanding anything in this Section 7.7 to the contrary, the Company shall not be required to provide any Member with access to, or to disclose any information to, a Member if such disclosure would reasonably be expected to result in the sharing of pricing and key sales terms of any purchasers of the offtake of the Project; provided, that such restriction shall not restrict a Member from receiving aggregate, de-identified sales numbers and financial statements otherwise required to be provided in this Section 7.7.
(i)
Provided that there is no conflict with any other agreement between the Company and any third Person, except to the extent set forth in Section 7.7(h), none of the Company, the Manager or the Board of Directors (on behalf of the Company) shall have the right to keep confidential from the Members any information that the Board of Directors would otherwise be permitted to keep confidential from the Members pursuant to Section 18-305(c) of the Act.
(j)
The rights set forth in this Section 7.7 are intended to be the sole information rights of the Members as permitted by the Act.
7.8.
Bank Accounts.

The Board of Directors shall cause the Company to establish and maintain one or more separate bank and investment accounts for Company funds in the Company’s name with such financial institutions and firms as the Board of Directors may select and designate signatories thereon. The Company may not commingle the Company’s funds with the funds of any other Person other than, as determined by the Board of Directors, the Company’s Subsidiaries.

7.9.
Compliance Covenants.

For so long as GM or an Affiliate thereof is a Member, the Company shall, and shall cause each of its Subsidiaries to, comply with each of the policies attached as Schedule “H” (the “Compliance Covenants”), the Compliance Covenants may not be amended without GM’s consent. In the event of a breach by the Company of the Compliance Covenants that is not Cured or cannot be Cured and GM is not then a Defaulting Member, GM and its Affiliates shall have the

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right to, in its sole discretion, pursue one or more of the following remedies: (a) (i) for so long as the DOE Loan is outstanding, sell a portion or all of their Units to the Company (and the Company shall buy such Units) for an aggregate purchase price of up to $[***], or (ii) if the DOE Loan has been terminated, sell a portion or all of their Units to the Company (and the Company shall buy such Units) for a purchase price per Unit (the “Compliance Put Purchase Price”) equal to the highest of (1) the Fair Market Value of a Unit, (2) the book value of a Unit, and (3) the GM Aggregate Contribution Amount divided by the total number of Units held by GM and its transferees immediately prior to GM exercising any of its remedies under this Section 7.9, in each of clause (i) or (ii) by delivery of a written notice (the “Compliance Put Notice” and the date for such sale set forth therein the “Compliance Put Closing Date”) to the Company requesting such sale (provided that such Compliance Put Notice is delivered within 120 days following the date on which GM notifies the Company of such breach); provided that if the Company, in good faith, demonstrates that it cannot pay such price out of funds available to the Company in excess of an amount sufficient for the Company to continue as a going concern, without raising additional funds through debt or equity financing or selling any assets (“Available Funds”), then the Compliance Put Purchase Price shall be reduced to the maximum amount the Company is able to pay at such time out of Available Funds (as agreed between the Company and GM), (b) Transfer its Units to any Third Party without being required to comply with any of the restrictions or limitations set forth in this Agreement other than Sections 10.1(c), 10.1(d), 10.1(g)(i), 10.1(g)(ii) and, only with respect to material Governmental Authorizations, 10.1(g)(iv); or (c) pursue any other remedy available to it pursuant to Section 13.11, and in each of clause (a) or (b) any outstanding and undrawn GM Letters of Credit shall be withdrawn. By way of example, GM may elect to put to the Company a portion of its Units and Transfer the remainder of GM’s Units to a Third Party. The Company shall, and shall cause its Subsidiaries to, comply with the GM Supply Chain Policy, the Company shall incorporate, and shall cause its Subsidiaries to incorporate, and shall require each third-party service provider to incorporate, to the extent applicable, the GM Supply Chain Policy in its or its Subsidiaries’ contract for goods or services, unless the Company determines in good faith, after receiving advice from counsel, that (x) a third-party service provider maintains its own code of conduct and/or other supply chain policy(s) and (y) such code and/or other policy(s) are substantially similar in all material respects to the applicable portions of the GM Supply Chain Policy.

7.10.
GM Phase 2 Offtake Agreement.

Upon the Effective Date, the Company and GM (or an Affiliate thereof) shall enter into an additional offtake agreement (or agreements) in substantially the form of Schedule “I” (the “GM Phase 2 Offtake Agreement”).

7.11.
GM Life of Mine Rights.

Following the expiry of the (a) GM Phase 1 Offtake Agreement, with respect to the volumes from Phase 1 of the Project, and (b) GM Phase 2 Offtake Agreement, with respect to the volumes from Phase 2 of the Project, in each case, GM shall have life of mine offtake rights, at market price, for a percentage of all volumes from Phase 1 and Phase 2 of the Project, as applicable, equal to GM’s Proportionate Interest as of the applicable date of determination in accordance with the process and procedures set forth on Schedule “K” (“Life-of-Mine Rights”). Notwithstanding the foregoing, if the DOE Loan is terminated prior to FID and GM exercises its rights under Section

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10.6 and pursuant to a DOE Put Notice, GM shall have no further Life-of-Mine Rights, which shall be null and void. For the avoidance of doubt, the Life-of-Mine Rights shall be transferrable (in whole or in part) to any transferee of Units from GM and shall be exercisable by any such transferee.

7.12.
Stakeholder Engagement.

As of the Effective Date, the Members have established a committee (the “Human Rights Committee”), which includes at least one GM Designee and one LAC Designee, to oversee the Company’s engagement of relevant community stakeholders consistent with principles outlined in the United Nations Guiding Principles on Business and Human Rights, the United Nations Declaration on the Rights of Indigenous Peoples, and associated applicable Laws. The Company and the Members shall also implement and execute the agreed-upon plan for stakeholder engagement consistent with principles outlined in the United Nations Guiding Principles on Business and Human Rights, the United Nations Declaration on the Rights of Indigenous Peoples, and associated applicable Laws (the “Human Rights Plan”).

7.13.
Employee Non-Solicit.

Each Member (other than any Member that is an Affiliate of LAC) hereby agrees, on behalf of itself and its Affiliates, that, without LAC’s prior written consent, such Member and its Affiliates shall not, for so long as such Member is a member of the Company, directly or indirectly solicit for employment or engagement, or employe or engage, any employee of LAC or its Affiliates (including Manager) who provides services to the Company Group; provided, however, that such Member and its Affiliates shall not be prohibited from: (a) employing or engaging any such Person who contacts such Member or its Affiliates on his or her own initiative and without any direct or indirect solicitation by such Member or its Affiliates; (b) conducting generalized solicitations for employees (which solicitations are not specifically targeted at employees of LAC or its Affiliates (including Manager) and employing or engaging any Person that responds to such solicitations); (c) soliciting for employment or employing any Person who (i) has been terminated by LAC or its Affiliates and has not been solicited for employment in breach of this Section 7.13 by such Member or its Affiliates prior to such termination or (ii) has not been employed or engaged by LAC or its Affiliates sixty (60) consecutive days, or (d) soliciting for employment or engagement any employee of LAC or its Affiliates with the express consent of LAC.

7.14.
Employee Incentive Plan.
(a)
Following the Effective Date, LAC Parent may issue restricted stock units to employees of the Company Group (in addition to any such issuances that may exist as of the Effective Date) pursuant to the terms and conditions of its existing equity incentive plan, a copy of which is attached as Schedule “M” (the “Employee Incentive Plan”). Unless otherwise determined by LAC in its sole discretion, the Company shall reimburse LAC Parent for any costs of, and costs associated with, the issuance of restricted stock units under the Employee Incentive Plan to the extent recorded in the books and records of LAC Parent in accordance with U.S. GAAP (such costs, the “Incentive Plan Costs”); provided, that, any reductions to such costs associated with the termination of employees and the forfeiture of

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unvested restricted stock units (such reductions, “Incentive Plan Cost Reductions”), shall be offset against the Incentive Plan Costs incurred for that current calendar year (or if such Incentive Plan Cost Reduction happens in a subsequent calendar year, then shall reduce the Incentive Plan Costs for such calendar year).
(b)
Prior to Production Commencement, the Company shall not reimburse LAC Parent for any Incentive Plan Costs incurred, but such costs shall accrue, as adjusted for any Incentive Plan Cost Reductions (“Accrued Incentive Plan Costs”) and shall be paid in accordance with Section 9.1(a)(ii).
(c)
In the event of a material change to LAC Parent that results in the restricted stock units of LAC Parent issued under the Employee Incentive Plan no longer being a directly aligned incentive for performance by the employees of the Company Group, GM shall have the right to request that the Company revisit, amend, and/or terminate issuances of restricted stock units to employees of the Company Group under the Employee Incentive Plan and adopt an alternative employee incentive plan implemented solely by the Company, which shall be subject to Specified Approval.
7.15.
Management Fees.
(a)
The Manager acknowledges and agrees that, (i) prior to Production Commencement, all Approved Management Fees and Approved Third Party Expenses (each as defined in the Management Services Agreement) shall not be paid in cash by the Company and (ii) in the event the Company does not have sufficient cash on hand to pay the Approved Management Fees or Approved Third Party Expenses as required under the Management Services Agreement, no Contribution Notice shall be submitted or delivered to the Members to request additional capital to be contributed to the Company in order to fund such costs, but, in each case, the Approved Management Fees or Approved Third Party Expenses shall instead accrue as an amount owed by the Company to the Manager (collectively, the “Accrued Management Costs”) and shall be paid in accordance with Section 9.1(a)(ii); provided, however, that in the event a Contribution Notice is delivered to the Members (x) in accordance with Section 3.3 and this Section 7.15 and (y) after the second anniversary of the Effective Date, then (A) each Member that is not an Affiliate of the Manager shall fund an additional amount of the capital contribution requested in the Contribution Notice, up to a maximum of the total amount requested in the Contribution Notice, equal to the amount of the Accrued Management Costs that is attributable to such Member’s Proportionate Interest (“Management Catch-up Amount”), and the Accrued Management Costs shall be decreased by an amount equal to the aggregate Management Catch-up Amount, divided by the percentage of the aggregate Proportionate Interests of the Members that are not an Affiliate of the Manager, and (B) the aggregate Management Catch-up Amount shall be deemed contributed by LAC (and for the avoidance of doubt, shall not be deemed contributed by the applicable Member making such contribution). As an illustrative example, if a Contribution Notice was

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properly delivered three (3) years after the Effective Date pursuant to Section 3.3 and this Section 7.15, with a request for $[***]of capital contributions from the Members (with GM and LAC being the only Members), and the Accrued Management Costs was $[***]in the aggregate, which would mean that GM’s portion of the Accrued Management Costs was $[***]and GM’s Management Catch-up Amount was $[***], then GM’s capital contribution under such Contribution Notice would be $[***] (assuming that GM’s Proportionate Interest is 38% of the Company and with $[***] of such amount being deemed as contributed by LAC) and LAC’s capital contribution under such Contribution Notice would be $[***], and after such capital contributions were completed, the Accrued Management Costs would be $[***]. As an additional illustrative example, if a Contribution Notice was properly delivered three (3) years after the Effective Date pursuant to Section 3.3 and this Section 7.15, with a request for $[***]of capital contributions from the Members (with GM and LAC being the only Members), and the Accrued Management Costs was $[***]in the aggregate, which would mean that GM’s portion of the Accrued Management Costs was $[***]and GM’s Management Catch-up Amount would be $[***], then GM’s capital contribution under such Contribution Notice would be $[***] (assuming that GM’s Proportionate Interest is 38% of the Company and $[***]of such amount being deemed as contributed by LAC) and LAC’s capital contribution under such Contribution Notice would be $[***], and after such capital contributions were completed, the Accrued Management Costs would be decreased by $[***]in connection with such Contribution Notice (as calculated by $[***] divided by [***]), and the remaining Accrued Management Costs would be $[***]. The calculations for such illustrative examples are set forth on Schedule “O” as Illustrative Examples #1 and #2.
(b)
Subject to Section 7.15(c), in the event that, in connection with a Contribution Notice properly delivered pursuant to Section 3.3 and this Section 7.15, (i) the Members that are not Affiliates of the Manager fail to fully contribute the aggregate Management Catch-up Amount and (ii) the Members that are the Manager or Affiliates of the Manager make a Capital Contribution equal to at least its Proportionate Interest of the Contribution Notice amount, then, in addition to the amount of the Capital Contribution made by the Members that are the Manager or Affiliates of the Manager, LAC shall also be deemed to have made an additional Capital Contribution equal to (x) the difference between the aggregate Management Catch-Up Amount and the portion of the aggregate Management Catch-Up Amount contributed by the Members that are not Affiliates of the Manager, (y) divided by the percentage of the aggregate Proportionate Interests of the Members that are not an Affiliate of the Manager, and such deemed Capital Contribution shall be included for the purposes of acquiring Units in accordance with Section 3.3, and the Accrued Management Costs shall also be reduced by an amount equal to the aggregate Management Catch-Up Amount, divided by the percentage of the aggregate Proportionate Interests of the Members that are not an Affiliate of the Manager. Illustrative examples for such Capital Contributions are set forth in Schedule “O” as Illustrative Examples #3 through #6.

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(c)
In the event that, in connection with a Contribution Notice properly delivered pursuant to Section 3.3 and this Section 7.15, (i) the Members that are not Affiliates of the Manager fail to fully contribute at least their collective Proportionate Interest of the Contribution Notice amount and (ii) subject to Section 7.15(d) the Members that are the Manager or Affiliates of the Manager do not make any Capital Contribution under the Contribution Notice, then (A) the Members that are not Affiliates of the Manager shall be deemed to have contributed an amount equal to the actual amount contributed multiplied by their collective Proportionate Interest, (B) LAC shall be deemed to have contributed the difference between actual amount contributed by such other Members and the amount deemed contributed pursuant to clause (A), and (C) the Accrued Management Costs shall be reduced by an amount equal to (x) the amount deemed contributed pursuant to clause (B) divided by (y) the collective Proportionate Interest of the Members that are not Affiliates of the Manager. Illustrative examples for such Capital Contributions are set forth in Schedule “O” as Illustrative Example #7.
(d)
In the event that, in connection with a Contribution Notice properly delivered pursuant to Section 3.3 and this Section 7.15, the Members that are not Affiliates of the Manager fail to fully contribute at least their collective Proportionate Interest of the Contribution Notice amount, LAC shall have 5 Business Days to make a Capital Contribution following the deadline for such Capital Contribution set forth in such Contribution Notice.
7.16.
Insurance.

The Company shall, directly or indirectly, maintain the appropriate insurance coverage as required under the DOE Loan during the term of the DOE Loan. Upon the termination of the DOE Loan, the Members shall discuss in good faith and agree upon the appropriate insurance coverage necessary for the Company moving forward, and the Company shall maintain such agreed upon insurance coverage as agreed upon by the Members.

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ARTICLE VIII
DEFAULTS AND REMEDIES

8.1.
Defaults.

The occurrence of any one or more of the following shall, so long as it subsists, constitute an “Event of Default” by a Member (the “Defaulting Member” and the other Member shall be referred to as a “Non-Defaulting Member”), but only it its capacity as a Member:

(a)
a Member suffering an Insolvency Event;
(b)
a Member failing to make FID Capital Contributions when required to do so pursuant to Section 3.2(a);
(c)
any breach by a Member of Section 3.2(b);
(d)
a Member breaching any of the Transfer restrictions set forth in Article IX; and
(e)
a Member taking any action requiring Supermajority Approval or Specified Approval hereunder without such required approval that is not Cured or cannot be Cured; provided that any action taken by or at the express direction of the Manager shall be deemed to be an action taken by the Member that is an Affiliate of the Manager for purposes of this Section 8.1(e).
8.2.
Notice of Default.

The Company shall give the Defaulting Member a written notice of default (a “Notice of Default”), which shall describe the default in reasonable detail.

8.3.
Defaulting Member Right to Contest.

Contemporaneously with the delivery of the Notice of Default, the Non-Defaulting Member shall have the rights specified in Section 8.6. If the Defaulting Member in good faith contests whether the alleged default has in fact occurred, the Defaulting Member shall give notice thereof to the Non-Defaulting Member and the provisions of Section 13.2 shall then be applicable (except as otherwise provided herein) and pending such dispute resolution by agreement or a final ruling, Section 8.6 shall not be operative. If the ruling confirms that a default has occurred or there is agreement of the Parties, Section 8.6 shall be operative.

8.4.
Rights Upon Default.

The Company, after providing a Notice of Default, shall have the right (but not the duty) to exercise any remedy available to it at law or equity.

8.5.
No Penalty.

The Members acknowledge and agree that the rights and remedies conferred by this Article VIII do not constitute a penalty, unlawful forfeiture or penalty interest rates, and that such rights

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and remedies are necessary to ensure that the interests of the Members are appropriately balanced. Each Member covenants that it shall not raise any prohibition against penalty clauses as a defense to the dilution contemplated by Section 3.2.

8.6.
Suspension of Rights While a Defaulting Member.

In addition to the remedies set forth above or available at applicable Law, if an Event of Default subject to the provisions of Section 8.3 occurs and is continuing, the Defaulting Member’s:

(a)
voting rights in the Company will be suspended and quorum for Member meetings will be adjusted to not require the attendance of the Defaulting Member;
(b)
Directors designed by the Defaulting Member will not be entitled to vote and quorum and voting thresholds for meetings of the Board of Directors will be proportionally adjusted to not require attendance of such Directors;
(c)
rights to Transfer its Units will be suspended; and
(d)
rights to receive distributions will be suspended.

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ARTICLE IX
DISTRIBUTIONS

9.1.
Distributions.
(a)
Regular Distributions. Except with the Specified Approval of the Members or pursuant to Section 3.1(b), subject to Section 8.6(d) and Section 9.1(c), and in compliance with the terms of the DOE Loan, all Available Cash of the Company shall be distributed to the Members on a quarterly basis (within fifteen Business Days following the commencement of each calendar quarter), or at such additional time or times as the Board of Directors determines, as follows:
(i)
first, in the event that any amount (A) under any GM Letter of Credit is drawn, to GM until such time as GM has received aggregate distributions equal to such drawn amount (and such distributions shall reduce the drawn amount thereunder) or (B) under any LAC Guarantee is called and paid by LAC, and (1) if no amount under any GM Letter of Credit has been drawn and remains outstanding, to LAC until such time as LAC has received aggregate distributions equal to (x) such called and paid amount, multiplied by (y) the Proportionate Interests of Members other than LAC and its Affiliates or (2) if both amounts under a LAC Guarantee have been called and paid and amounts under the GM Letter of Credit have been drawn and such amounts are outstanding, to LAC and GM pro rata in proportion to the amounts required to be paid to LAC and GM until such time as both LAC and GM have received aggregate distributions equal to such respective amounts (and with respect to such distributions to GM, shall reduce the drawn amount under the GM Letter of Credit);
(ii)
second, to LAC until LAC has received an amount equal to the Accrued Incentive Plan Costs and Accrued Management Costs, if any;
(iii)
third, only if such distribution is for the last calendar quarter of the calendar year, to LAC, an amount equal to the Net Incentive Plan Costs for such calendar year; provided, however, that in the event that there is not sufficient Available Cash to distribute an amount to LAC equal to the Net Incentive Plan Costs for such calendar year, the remainder of such Net Incentive Plan Costs shall be deemed to be Accrued Incentive Plan Costs in the immediately subsequent quarter for purposes of this Section 9.1(a); and
(iv)
thereafter, any remaining amount of Available Cash shall be distributed pro rata in proportion to their respective Proportionate Interests.
(b)
Tax Distributions. Subject to Section 9.1(a)(i) and 9.1(c), and in compliance with the terms of the DOE Loan, Available Cash shall be distributed to each Member with respect to each fiscal year in an amount equal to any federal, state or local income taxes payable by such Member (or the direct or indirect owners of such Member) with respect to the taxable income allocated by the Company to such Member for federal, state and local income tax purposes for such fiscal year (net of losses allocated by the Company to such Member for

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federal, state or local income tax purposes in prior fiscal years that have not been offset by prior allocations of taxable income, to the extent such prior losses would be available to offset such taxable income allocated to such Member in such fiscal year) pursuant to Section 3.3 and Section 3.4 of Schedule “E”, assuming that the taxable income (and loss) allocated by the Company to such Member were the only items of taxable income and loss recognized by such Member and based on the highest applicable combined federal and state income tax rate applicable to a corporation resident in New York, New York (such amount, a Member’s “Tax Distribution”); provided, that, in the event that any amount was paid by LAC under a LAC Guarantee or any amount was drawn on a GM Letter of Credit, all Available Cash shall be distributed to LAC and GM under Section 9.1(a)(i), until such time LAC and GM, as applicable, have received aggregate distributions equal to such respective amounts. The Company shall make quarterly distributions based on estimates of the required Tax Distribution to each Member in a manner sufficient to allow such Member to timely satisfy its quarterly estimated tax payment obligations, with a true-up to the amount of such Tax Distribution to be made to such Member on or before the due date for the payment of tax for such fiscal year. In the event the Company does not have sufficient Available Cash to make a Tax Distribution to a Member, the unpaid amount will be carried forward and added to the amount of Tax Distribution owed to such Member in the succeeding fiscal year. Any distributions made to a Member pursuant to this Section 9.1(b) shall be treated as an advance against, and shall reduce on a dollar-for-dollar basis, the next succeeding distribution otherwise payable by the Company to such Member pursuant to Section 9.1(a)(iv).
(c)
No Distributions In Kind. During the existence of the Company, no Member shall be entitled or required to receive as distributions from the Company of any asset other than cash unless otherwise determined by the Board of Directors.
9.2.
Liquidating Distributions.

Upon the dissolution of the Company, sole and plenary authority to effectuate the liquidation of the assets of the Company shall be vested in the Board of Directors, who shall have full power and authority to sell, assign and encumber any and all of the Company’s assets and to wind up and liquidate the affairs of the Company in an orderly and business-like manner. The proceeds of liquidation of the assets of the Company distributable upon a dissolution and winding up of the Company shall be applied in the following order of priority:

(a)
first, to the creditors of the Company, including creditors who are Members, in the order of priority provided by applicable law, in satisfaction of all liabilities and obligations of the Company (of any nature whatsoever, including fixed or contingent, matured or unmatured, legal or equitable, secured or unsecured), whether by payment or the making of reasonable provision for payment thereof; and
(b)
thereafter, to the Members in accordance with Section 9.1.

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ARTICLE X
TRANSFERS AND ENCUMBRANCES OF UNITS

10.1.
Restrictions on Transfer.
(a)
No Member shall, or shall permit their Affiliates to, and no Member shall Transfer, directly or indirectly, its Units except, subject to Section 7.9, in full compliance with the provisions of this Article X. Without limiting the generality of the foregoing, the Members acknowledge and agree that an Indirect Transfer of an equity interest in a Member (including through any change of Control of such Member (including through any change of Control of any parent company of such Member) other than a Parent Change of Control) (the “Indirect Interest”) is a Transfer and is subject to the provisions of this Article X. For the avoidance of doubt, nothing in this Agreement restricts in any manner any Parent Change of Control.
(b)
Any purported Transfer in violation of this Article X shall be void ab initio and of no force or effect.
(c)
No Transfer shall be effective and no transferee of a Member’s Units shall have the rights of such Member hereunder unless (i) the Transfer was completed in compliance herewith; (ii) the transferor Member has provided to the other Member a minimum of five (5) Business Days notice of such intended Transfer; and (iii) the transferee, as of the effective date of the Transfer, has executed a Joinder. With respect to an Indirect Transfer, the transferee shall confirm the Joinder.
(d)
Except as set forth in Section 7.9, the transferor Member and the transferee of any Units (as well as any Indirect Interests) shall be responsible for payment of any taxes, fees, levies or other governmental charges payable under applicable Law in respect of the Transfer and shall indemnify and hold harmless the other Members and the Company in respect thereof.
(e)
The Members agree to ensure that the Company will not cause or permit, and the Company agrees not to permit or effect, the Transfer of Units to be made on its books unless the Transfer is permitted or required by the provisions of this Agreement.
(f)
The Members shall take, or shall cause the Company to take, any actions as may be required to approve any Transfers of Units that are authorized in accordance with Section 7.9 or the provisions of this Article X.
(g)
Except as set forth in Section 7.9, no Member shall complete a Transfer (i) to a Restricted Party, (ii) that would violate or is prohibited (A) by any Law or (B) by the terms of any agreement or other instrument affecting the Company Group or the Assets (x) pursuant to Section 10.01 of the DOE Loan or (y) that was expressly approved by (A) Specified Approval, (B) GM pursuant to Section 4.5(c) or (C) prior written consent of GM pursuant to Section 6.2(e) of the Investment Agreement, (iii) that would result in the assignment or termination of a GM Letter

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of Credit, unless such transferee delivers one or more replacement letters of credit acceptable to the DOE and at no cost to the Company, (iv) that would result in the cancellation of any Governmental Authorization applicable to the Company or the Assets, (v) to any Person that is not Creditworthy or (vi) in the event that LAC is the transferor Member, unless (x) LAC continues to Control the Company or (y) the transferee of the Units is a Qualified Operator and such transferee, upon consummation of such Transfer, will Control the Company; provided, that if in connection with any such Transfer, the transferee or its Affiliate is bound by the Management Services Agreement, and such party is reasonably capable of performing the services contemplated thereby in substantially the same manner, and at substantially the same price, as during the preceding twelve (12) months, then such transferee shall be deemed to satisfy clauses (a) and (b) of the definition of Qualified Operator. For the avoidance of doubt, (A) GM and its Affiliates shall be permitted to Transfer to any GM Competitor and (B) LAC and its Affiliates shall be permitted to Transfer to any LAC Competitor.
10.2.
Transfers to Affiliates.

Each Member may Transfer its Units to an Affiliate, provided that:

(a)
such Affiliate is wholly owned by (i) such Member, (ii) in the case of GM, GM Parent or (iii) in the case of LAC, LAC Parent;
(b)
such Affiliate shall assume the obligations of the Member and become a Party to this Agreement by signing a Joinder; and
(c)
such Affiliate shall covenant and agree (A) to remain an Affiliate of the transferring Member for so long as it continues to hold any Units; and (B) that, prior to ceasing to be an Affiliate of such Member, it will Transfer all of its Units to the Member or another Affiliate of such transferring Member.
10.3.
Right of First Offer.
(a)
ROFO Offer. Subject to Section 10.1, if any Member (a “Selling Member”) desires to Transfer all or a portion of its Units (the “Subject Units”), then the Selling Member shall first provide written notice to each other Member (the “ROFO Members”) and the Company (such notice, a “ROFO Notice”) of its intent to Transfer the Subject Units and specifying the amount of the Subject Units and the material terms and conditions pursuant to which the Selling Member proposes to Transfer the Subject Units, including the price at which the Selling Member is willing to Transfer the Subject Units (the “Seller’s Price”).
(b)
Exercise. During the 45-day period following the receipt of a ROFO Notice by the Company and the ROFO Members (the “Offer Period”), each ROFO Member shall have the right, at its option and at any time prior to the expiration of the Offer Period, to deliver to the Selling Member an offer (a “Purchase Offer”) to purchase for cash (payable at closing) all (but not less than all) of the Subject Units on the terms and conditions set forth in such Purchase Offer. The delivery of a Purchase

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Offer by a ROFO Member shall constitute an irrevocable commitment by such ROFO Member for a 30-day period (the “ROFO Period”) to purchase the Subject Units on the terms and conditions set forth in such Purchase Offer upon acceptance by the Selling Member. Prior to the end of the ROFO Period, the Selling Member shall have the right to accept the offer set forth in a Purchase Offer by delivering written notice (the “Acceptance Notice”) of such acceptance to the applicable ROFO Member; provided that, if two (2) or more ROFO Members deliver Purchase Offers, the Selling Member may only accept the offer with the greatest aggregate purchase price; provided further that, if two (2) or more ROFO Members deliver Purchase Offers offering the same aggregate purchase price and the Selling Member accepts such offer, the ROFO Members shall each be allocated their proportionate share of the Subject Units (calculated based on the number of Units owned by each such ROFO Member at the time of the proposed Transfer relative to the number of Units owned by all such ROFO Members who delivered Purchase Offers offering the same aggregate purchase price); provided further that, the Selling Member shall be required to accept any Purchase Offer at a price equal to or greater than the Seller’s Price. The Selling Member and the applicable ROFO Members shall use commercially reasonable efforts to complete the Transfer within 30 days of delivery of the Acceptance Notice, subject to reasonable extension for the parties to obtain any regulatory approvals required in connection with such Transfer. If the Selling Member fails to elect to accept the offer set forth in any Purchase Offer within the applicable ROFO Period, such Selling Member shall be deemed to have declined such offer. If the Selling Member accepts a Purchase Offer, Selling Member and the applicable ROFO Members shall use commercially reasonable efforts to complete the Transfer within 30 days of delivery of the Acceptance Notice, subject to reasonable extension for the parties to obtain any regulatory approvals required in connection with such Transfer.
(c)
Sale to a Third Party. If (i) no ROFO Member delivers a Purchase Offer within the Offer Period, or (ii) the Selling Member does not accept any of the offers set forth in the Purchase Offers within the ROFO Period, then, subject to Section 10.1 the Selling Member may Transfer the Subject Units to a Third Party (the “Third-Party Purchaser”); provided, however, that (w) such Transfer must be consummated within 3 months after the expiration of the Offer Period; (x) if a Purchase Offer was timely delivered, the aggregate purchase price at which the Subject Units are Transferred must be equal to at least the highest aggregate purchase price set forth in any Purchase Offer that was timely delivered; (y) if a Purchase Offer was not timely made, the aggregate purchase price at which the Subject Units are Transferred must be equal to at least the Seller’s Price; and (z) the Transfer must be for cash and the other terms and conditions of such Transfer shall not be more favorable to the Third-Party Purchaser, taken as a whole, than the terms and conditions set forth in the ROFO Notice. If the Selling Member shall fail to complete a transaction with a Third-Party Purchaser within the time period set forth in this Section 10.3(c) above, the Selling Member shall again be required to comply with all the provisions of this Agreement, including Section 10.1 and this Section 10.3 with respect to any proposed Transfer; provided, that a Selling Member and

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its Affiliates shall not be permitted to deliver more than one (1) ROFO Notice in any six (6)-month period.
10.4.
Drag-Along Right.
(a)
Drag-Along Sale. If at any time, a Member Group holding an aggregate of 85% or more of the issued and outstanding Units receive a bona fide offer from a Third Party or group of Third Parties acting in concert (collectively, a “Drag-Along Transferee”) to acquire all of the Units of the Members (or to acquire all or substantially all of the assets of the Company) (a “Drag-Along Sale”), then, subject to Board Approval, such Members (the “Initiating Drag Members”) may require the Company to send a written notice to the other Members (the “Drag Along Right Exercise Notice”) requiring each other Member (a “Drag-Along Member”) to participate in such Drag-Along Sale in the manner set forth in this Section 10.4.
(b)
Drag-Along Notice. The Drag Along Right Exercise Notice shall be delivered to each Drag-Along Member at least thirty (30) days prior to the date on which the Initiating Drag Members expect to consummate the Drag-Along Sale. The Drag Along Right Exercise Notice shall set forth: (i) the name of the Drag-Along Transferee, (ii) the proposed amount and form of consideration and material terms and conditions of payment offered by the Drag-Along Transferee in connection with the Drag-Along Sale, (iii) all other material terms of the Drag-Along Sale, including the expected closing date of the transaction, and (iv) a copy of any form of agreement proposed to be executed by the Company or the Drag-Along Members in connection with the Drag-Along Sale.
(c)
Units to be Sold. Subject to Section 10.5(d):
(i)
notwithstanding anything herein to the contrary, if the Drag-Along Sale requires Member approval or Board approval (including pursuant to Section 4.5), each Drag-Along Member shall, or shall cause its appointed Managers to, vote in favor of such Drag-Along Sale with respect to all Units that such Drag-Along Member owns and shall waive any dissenters’ rights, appraisal rights or similar rights it may have in connection with such Drag-Along Sale;
(ii)
each Drag-Along Member shall execute and deliver all related transaction agreements and take such other action in support of the Drag-Along Sale as shall reasonably be requested by the Company or the Initiating Drag Members in order to consummate such Drag-Along Sale in accordance with the terms, and subject to the conditions, set forth in this Section 10.4, including executing and delivering instruments of conveyance and transfer, and any purchase agreement, merger agreement, any associated indemnity agreement, or escrow agreement, any associated voting, support, or joinder agreement, consent, waiver, governmental filing, and any similar or related documents.

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(iii)
Each Drag-Along Member agrees to refrain from asserting any claim or commencing any suit or other legal challenge with respect to such Drag-Along Sale or alleging any breach of fiduciary duty of the Initiating Drag Members or the Board of Directors in connection with the evaluation, negotiation, and entry into such Drag-Along Sale.
(d)
Conditions of Sale. The consideration to be received by a Drag-Along Member shall be the same form and amount of consideration to be received by the Initiating Drag Members (or, if the Initiating Drag Members are given an option as to the form and amount of consideration to be received, the same option shall be given) with the aggregate consideration payable in such Drag-Along Sale allocated among the Initiating Drag Members and the Drag-Along Members pro rata in proportion to the number of Units sold in such Drag-Along Sale by each such Member, and the terms and conditions of such sale shall, except as otherwise provided in the immediately succeeding sentence, be the same as those applicable to the Initiating Drag Members. Each Drag-Along Member shall make or provide the same representations, warranties, covenants, indemnities, and agreements as the Initiating Drag Members make or provide in connection with the Drag-Along Sale (except that in the case of representations, warranties, covenants, indemnities, and agreements pertaining specifically to an Initiating Drag Member, each Drag-Along Member shall make the comparable representations, warranties, covenants, indemnities, and agreements pertaining specifically to itself); provided, that all representations, warranties, covenants, and indemnities shall be made by each Initiating Drag Members and each Drag-Along Member severally and not jointly and any indemnification obligation shall be pro rata based on the consideration received by each Initiating Drag Member and each Drag-Along Member (other than any indemnification obligation pertaining specifically to an Initiating Drag Member or a Drag-Along Member, which obligation shall be the sole obligation of such Initiating Drag Member or Drag-Along Member), in each case in an amount not to exceed the aggregate proceeds received by each such Initiating Drag Member and Drag-Along Member in connection with the Drag-Along Sale. Each Drag-Along Member shall not be required to agree to any restrictive covenant in connection with the Drag-Along Sale (including, without limitation, any covenant not to compete or covenant not to solicit customers, employees or suppliers of any party to the Drag-Along Sale) or any release of claims other than a release in customary form of claims arising solely in such Member’s capacity as a member of the Company.
(e)
GM Conditions of Sale. If GM is not an Initiating Drag Member, then as additional conditions to the Drag-Along Sale, (i) GM shall retain its right to receive the Life of Mine Rights equal to its ownership percentage immediately prior to the Drag-Along Sale and (ii) GM shall not be required to, in connection with its participation in the Drag-Along Sale, amend or terminate any existing offtake or similar agreement between GM or its Affiliates, on the one hand, and the Company or its Affiliates, on the other hand.

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(f)
Expenses. The fees and expenses of the Initiating Drag Members incurred in connection with a Drag-Along Sale and for the benefit of all Members, to the extent not paid or reimbursed by the Company or the Drag-Along Transferee, shall be shared by the Initiating Drag Members on a pro rata basis, based on the consideration received by each such Initiating Drag Member.
(g)
Cooperation. Each Member shall take all actions as may be reasonably necessary to consummate the Drag-Along Sale, including entering into agreements and delivering certificates and instruments, in each case consistent with the agreements being entered into and the certificates being delivered by the Initiating Drag Members.
(h)
Application of Transfer Restrictions. If the Initiating Drag Members exercise their rights under this Section 10.4, the Drag-Along Members shall not be entitled to exercise their rights under Section 10.5 with respect to such Drag-Along Sale.
10.5.
Tag-Along Rights.
(a)
Tag Along Sale. If, at any time, a Member Group, with an aggregate Proportionate Interest of 70% or more elects to, with respect to 70% or more of the outstanding Units held by such Member Group, Transfer such Units to any Third Party or any group of Third Parties acting in concert (collectively, a “Tag-Along Transferee”) in a bona fide arm’s-length transaction or series of related transactions (a “Tag-Along Sale”), then, subject to (i) the other provisions of this Section 10.5, and (ii) the Tag-Along Transferee’s agreement to consummate such Tag-Along Sale, each other Member (each, a “Tag-Along Member”) shall be entitled to Transfer all or any portion of its Units pursuant to such Tag-Along Sale in the manner set forth in this Section 10.5.
(b)
Tag-Along Sale Notice. Prior to the consummation of any Tag-Along Sale, the Selling Member shall promptly give written notice of such Tag-Along Sale (the “Tag-Along Notice”) to each Tag-Along Member at least thirty (30) days prior to the date on which the Selling Member expects to consummate the Tag-Along Sale. The Tag-Along Notice shall set forth: (i) the name of the Tag-Along Transferee, (ii) the number of Units to be sold by the Selling Member, (iii) the proposed amount and form of consideration and material terms and conditions of payment offered by the Tag-Along Transferee in connection with the Tag-Along Sale (the consideration per Unit being the “Tag-Along Unit Price”), (iv) all other material terms of the Tag-Along Sale, including the expected closing date of the transaction, and (v) a copy of any form of agreement to be executed by the Tag-Along Members in connection with the Tag-Along Sale.

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(c)
Exercise by Tag-Along Member. Each Tag-Along Member shall have the right to Transfer in a Tag-Along Sale all or any portion of its Units in connection with the Tag-Along Sale, exercisable by notice within thirty (30) days following its receipt of the Tag-Along Notice, to notify the Selling Member of its election to participate in such Tag-Along Sale (each such electing Tag-Along Member, a “Participating Tag-Along Member”) and specifying the number of Units it desires to Transfer in such Tag-Along Sale. With respect to any Tag-Along Sale, each Participating Tag-Along Member shall Transfer its applicable Units in such Tag-Along Sale free and clear of all Encumbrances (other than those arising under applicable securities laws or this Agreement or those that will be released on or prior to consummation of the Tag-Along Sale). If any applicable Tag-Along Member fails to elect to participate in any Tag-Along Sale following receipt of a Tag-Along Notice within the applicable time period specified in this Section 10.5(c), such Tag-Along Member shall be deemed to have elected not to participate in such Tag-Along Sale.
(d)
Conditions of Sale. The consideration to be received by a Participating Tag- Along Member shall be the same form and amount of consideration to be received by the Selling Member (or, if the Selling Member is given an option as to the form and amount of consideration to be received the same option shall be given) with the aggregate consideration payable in such Tag-Along Sale allocated among the Selling Member and the Participating Tag-Along Members pro rata in proportion to the number of Units sold in such Tag-Along Sale by each such Member, with the price per Unit received by the Selling Members and each Participating Tag-Along Member being no less than the Tag-Along Unit Price, and the terms and conditions of such sale shall, except as otherwise provided in the immediately succeeding sentence, be the same as those applicable to the Selling Member. Each Participating Tag-Along Member shall make or provide the same representations, warranties, covenants, indemnities, and agreements as the Selling Member makes or provides in connection with the Tag-Along Sale (except that in the case of representations, warranties, covenants, indemnities, and agreements pertaining specifically to the Selling Member, each Participating Tag-Along Member shall make the comparable representations, warranties, covenants, indemnities, and agreements pertaining specifically to itself); provided, that all representations, warranties, covenants, and indemnities shall be made by the Selling Member and each Participating Tag-Along Member severally and not jointly and any indemnification obligation shall be pro rata based on the consideration received by the Selling Member and each Participating Tag-Along Member (other than any indemnification obligation pertaining specifically to the Selling Member or a Participating Tag-Along Member, which obligation shall be the sole obligation of the Selling Member or such Participating Tag-Along Member), in each case in an amount not to exceed the aggregate proceeds received by the Selling Member and each such Participating Tag-Along Member in connection with the Tag-Along Sale.

Limited Liability Company Agreement of Lithium Nevada Ventures LLC: Page 50

(e)
GM Conditions of Sale. If GM is a Participating Tag-Along Member as additional conditions to such Tag-Along Sale, (i) if any other Member retains any offtake or similar rights in connection with a Tag-Along Sale, then GM shall be entitled to retain or receive, as applicable, a proportionate amount of substantially comparable offtake or similar rights as the rights retained by such other Member and (ii) GM shall not be required to, in connection with its participation in the Tag-Along Sale, amend or terminate any existing offtake or similar agreement between GM or its Affiliates, on the one hand, and the Company or its Affiliates, on the other hand.
(f)
Expenses. The fees and expenses of the Selling Member incurred in connection with a Tag-Along Sale and for the benefit of the Selling Member and all Participating Tag-Along Members, to the extent not paid or reimbursed by the Company or the Tag-Along Transferee, shall be shared by the Selling Member and all of the Participating Tag-Along Members on a pro rata basis, based on the consideration received by each such Member.
(g)
Cooperation. The Selling Member and each Participating Tag-Along Member shall take all actions as may be reasonably necessary to consummate the Tag-Along Sale, including entering into agreements and delivering certificates and instruments, in each case consistent with the agreements being entered into and the certificates being delivered by the Selling Member.
(h)
Application of Transfer Restrictions. This Section 10.5 shall only apply to Transfers in which (i) the Members have not exercised their rights in full under Section 10.3 to purchase all of the Selling Member’s Units, and (ii) the Selling Members have not, or are not able to, exercise their rights under Section 10.4.
10.6.
DOE Put Right.

If the DOE Loan is terminated prior to FID and such termination is not caused, directly or indirectly, by GM or its Affiliates (including the failure to declare FID in accordance with this Agreement), then GM and its Affiliates shall have the option, in GM’s sole discretion, to sell all, but not less than all, of their Units to the Company and the Company shall have the obligation to purchase all such Units exercisable by providing written notice to the Company (the “DOE Put Notice” and the date for such sale set forth therein the “DOE Put Closing Date”). The consideration to be received by GM and its Affiliates shall be an amount (the “DOE Put Purchase Price”) equal to (a) all Capital Contributions made in respect of their Units prior to the Put Closing Date, less (b) ten million dollars ($10,000,000).

10.7.
GM Put Rights.

Any purchase by the Company in relation to a GM Put Notice will be on an “as is, where is” basis (except that GM shall make customary title representations with the respect to the Units, including the absence of any encumbrances thereon), without any representations or warranties of any kind regarding the Company or any of its Subsidiaries and without any conditions to consummating such purchase and sale other than the receipt of (a) any material Governmental Authority approvals required under applicable Law to consummate such purchase and sale and (b) any contractual consent required by a material contract the was the subject of Specified Approval

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or was entered into when GM or its Affiliate Controlled the Company, or (c) as otherwise required pursuant to Section 7.9. The Put Closing Date shall be extended to the extent necessary for the Company to secure any material Governmental Authority approval or consent required to consummate such purchase and sale to a date five (5) days following receipt of such approval or consent so long as such the Company is using commercially reasonable efforts to pursue the approval or consent and every thirty (30) days during the extension delivers to the other Member a certificate that such approval is being so pursued. On the Put Closing Date, (x) GM and its Affiliates shall assign to the Company all right, title and interest in their Units, free and clear of all encumbrances, by executing such documents as may be necessary to effect the sale, and (y) the Put Purchase Price shall be paid by the Company by wire transfer of immediately available funds. In addition, on the DOE Put Closing Date only, GM shall execute such documents as may be necessary to surrender its rights to Phase 2 offtake. Each Member and the Manager hereby agrees to cooperate with, to take all actions as may be reasonably necessary to consummate and to not take any action that would reasonably be expected to delay, the closing of the sale.

ARTICLE XI
DISSOLUTION AND LIQUIDATION

11.1.
Liquidation.
(a)
Dissolution. The Company shall be dissolved upon Specified Approval.
(b)
Effect of Dissolution. Upon dissolution, the Company shall cease carrying on its business but shall not terminate until the winding up of the affairs of the Company is completed, the assets of the Company shall have been distributed as provided below and a certificate of cancellation of the Company under the Act has been filed with the Secretary of State of the State of Delaware.
(c)
Liquidation Upon Dissolution. The proceeds of liquidation of the assets of the Company distributable upon a dissolution and winding up of the Company shall be applied in accordance with Section 9.2.
(d)
Negative Capital Accounts. No Member shall be liable to the Company or to any other Member for any negative balance outstanding in each such Member’s Capital Account, whether such negative Capital Account results from the allocation of losses or other items of deduction and loss to such Member or from distributions to such Member, and such Member shall not have any obligation to make any contribution to the capital of the Company with respect to such deficit and such deficit shall not be considered a debt owed to the Company or, except as required by the Act, to any other Person for any purpose whatsoever.
11.2.
Termination.

The winding up of the Company shall be completed when all of its debts, liabilities and obligations have been paid and discharged or reasonably adequate provision therefor has been made, and all of the remaining property and assets of the Company have been distributed to the Members (or have otherwise been abandoned). Upon the completion of the winding up of the

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Company, a certificate of cancellation of the Company shall be filed with the Secretary of State of the State of Delaware.

ARTICLE XII
REPRESENTATIONS AND WARRANTIES

12.1.
Member Representations and Warranties.

Each Member hereby represents and warrants to the Company and each other Member that:

(a)
if such Member is a corporation, limited liability company, partnership or other entity, such Member is duly incorporated, organized or formed (as applicable), validly existing, and (if applicable) in good standing under the laws of the jurisdiction of its incorporation, organization or formation; and such Member has full corporate, limited liability company, partnership or other applicable power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and all necessary actions by its board of directors, stockholders, managers, members, partners, trustees, beneficiaries or other applicable Persons necessary for the due authorization, execution, delivery, and performance of this Agreement by such Member have been duly taken;
(b)
such Member has duly executed and delivered this Agreement and the other documents contemplated herein, and, assuming due execution by the other parties hereto and thereto, such documents constitute the legal, valid and binding obligation of such Member enforceable against such Member in accordance with the terms of each such document (except as may be limited by bankruptcy, insolvency or similar laws of general application and by the effect of general principles of equity, regardless of whether considered at law or in equity); and
(c)
such Member’s authorization, execution, delivery and performance of this Agreement does not and shall not (A) conflict with, or result in a breach, default or violation of, (x) the organizational documents of such Member, (y) any contract, obligation or agreement to which such Member is a party or is otherwise subject or (z) any law, order, judgment, decree, writ, injunction or arbitral award to which such Member is subject; or (B) require any consent, approval or authorization from, filing or registration with, or notice to, any Governmental Authority or other Person, unless such requirement has already been satisfied.
12.2.
Survival.

The representations and warranties contained in Section 12.1 shall survive the execution of this Agreement and shall continue in full force and effect for a period of two years from the date of this Agreement,

Limited Liability Company Agreement of Lithium Nevada Ventures LLC: Page 53

ARTICLE XIII
MISCELLANEOUS

13.1.
Confidentiality.
(a)
Subject to Section 13.1(c), each Member shall keep confidential and not use, reveal, provide or transfer to any third Person any Confidential Information that it obtains or has obtained concerning the Company Group or the other Members without the prior written consent of the applicable other Member, which consent shall not be unreasonably withheld or delayed, except (i) to the extent that disclosure to a third Person is required by Law or pursuant to any stock exchange or securities commission rule or disclosure requirement of the SEC, (ii) information that, at the time of disclosure, is generally available to the public (other than as a result of a breach of this Agreement or any other confidentiality agreement to which such Person is a party or of which it has knowledge), as evidenced by generally available documents or publications, and (iii) information that was in the disclosing party’s possession before the Effective Date (as evidenced by appropriate written materials) and was not acquired directly or indirectly from the Company or the other Member.
(b)
Notwithstanding Section 13.1(a), Confidential Information may be disclosed without consent to (i) a consultant, contractor, subcontractor, officer, director or employee of the Company, the Manager or any Member or any of their respective Affiliates that has a bona fide need to be informed of the Confidential Information, (ii) any third Person to whom the disclosing Member contemplates a Transfer of all or any part of its Units (or Indirect Interest), (iii) any actual or potential lender, underwriter or investor for the sole purpose of evaluating whether to make a loan to or an investment in the disclosing Member or the Company, or (iv) in connection with a press release or public announcement under Section 13.2.
(c)
As to any disclosure under clause (i), (ii) or (iii) of Section 13.1(a), (i) the disclosing Member shall give notice to the other Member concurrently with the making of the disclosure, (ii) only such Confidential Information as the recipient has a legitimate business need to know shall be disclosed, (iii) the recipient shall first agree in writing to protect the Confidential Information from further disclosure to the same extent as the Members are obligated under this Section 13.1, and (iv) the disclosing Member shall be responsible and liable for any use or disclosure by any such recipient that would constitute an impermissible use or disclosure by the disclosing Member.
(d)
A Member shall continue to be bound by this Section 13.1 until the earlier of the date that is 2 years after the resignation or deemed resignation of such Member or the Transfer by such Member of all of its Units, provided that with respect to any Confidential Information that constitutes “trade secrets” or a Member of the Company under the Uniform Trade Secrets Act or similar applicable Laws, the provisions of this Section 13.1 shall survive indefinitely.

Limited Liability Company Agreement of Lithium Nevada Ventures LLC: Page 54

13.2.
Public Announcements.

No Member shall, alone or in concert with others, without the prior written consent of the Company or as otherwise expressly permitted under this Agreement, make, publish, issue or release (and each Member shall procure that none of its relevant Affiliates and use reasonable best efforts to procure that none of its or such Affiliates’ Representatives shall make, publish, issue or release) any press release or other similar public announcement in connection with this Agreement or the transactions contemplated hereby, except as may be required by applicable Law or pursuant to any stock exchange or securities commission rule or disclosure requirement of the SEC (based upon the reasonable advice of counsel), court process or by obligations pursuant to any listing agreement with any securities exchange or securities quotation system; provided that, the disclosing Person shall provide prior notice to each Member of any public disclosure that it proposes to make which includes the name of the Company, such Member or any of its Affiliates, together with a draft copy of such disclosure; provided further that, except as required by applicable Law (based upon the reasonable advice of counsel), in no circumstances shall any public disclosure of the Company or any of its Affiliates include the name of a Member or any of its Affiliates without such Member’s prior written consent, in its sole discretion. The restrictions contained in this Section 13.2 shall survive any termination of the membership of any Member in the Company or of this Agreement. Each Member acknowledges that damages may not be an adequate remedy for breach of this Section 13.2 and that injunctive relief may be an appropriate remedy.

13.3.
Notices.

Any notice or other communication that is required or permitted to be given hereunder shall be sent to or made at the Company’s principal office or the addresses set forth in Schedule “C”. All notices shall be in writing and shall be given (i) by personal delivery or overnight courier, (ii) by electronic communication; or (iii) by registered mail. All notices shall be effective and shall be deemed delivered (a) if by personal delivery or by overnight courier, on the date of delivery if delivered before 5:00 p.m. local destination time on a Business Day, otherwise on the next Business Day after delivery, (b) if by electronic communication on the Business Day after receipt of the electronic communication, and (c) if solely by registered mail, on the Business Day after actual receipt. A Member may change its address by written notice to the other Members.

13.4.
Headings.

The subject headings of the Articles, Sections and subsections of this Agreement and the Schedules to this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of their provisions.

13.5.
Waiver.

Except for waivers specifically provided for in this Agreement, rights under this Agreement may not be waived except by an instrument in writing signed by the Member to be charged with the waiver. The failure of a Member to insist on the strict performance of any provision of this Agreement or to exercise any right, power or remedy upon a breach of this Agreement shall not

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constitute a waiver of any provision of this Agreement or limit the Member’s rights thereafter to enforce any provision or exercise any right.

13.6.
Amendment.

Except for administrative updates to the Schedules by the Company to reflect the accurate nature of such Schedules, notwithstanding the definition of “limited liability company agreement” contained in the Act or any other contrary provision of the Act, no amendment, restatement, modification, or supplement of or to this Agreement shall be valid or shall constitute part of the “limited liability company agreement” of the Company unless it is made in a writing duly executed by each Member with Specified Approval, which writing specifically indicates that it is amending, restating, modifying or supplementing this Agreement. Notwithstanding the foregoing, this Agreement shall not be amended or modified in a manner that is disproportionate and adverse to a Member in its capacity as a holder of a class of Units relative to the other Members holding the same class of Units without the consent of the Member disproportionately and adversely affected (other than in connection with the issuance of additional Units approved in accordance with this Agreement).

13.7.
Severability.

If at any time any covenant or provision contained in this Agreement is deemed in a final, non-appealable ruling of an arbitrator or to the extent applicable a court of competent jurisdiction, to be invalid or unenforceable, such covenant or provision shall be considered divisible and shall be deemed immediately amended and reformed to include only such portion of such covenant or provision as such arbitrator has held to be valid and enforceable. Such covenant or provision, as so amended and reformed, shall be valid and binding as though the invalid or unenforceable portion had not been included in this Agreement.

13.8.
Rules of Construction.

Each Member acknowledges that it has been represented by counsel during the negotiation, preparation and execution of this Agreement or the acquisition of its Units or other interest in the Company. Each Member therefore waives the application of any Law or rule of construction providing that ambiguities in an agreement or other document shall be construed against the drafter of the agreement or document.

13.9.
Governing Law.

This Agreement, and the rights and liabilities of the Members under this Agreement, shall be governed by and interpreted in accordance with the Laws of the State of Delaware, except for its rules as to conflicts of Laws that would apply the Laws of another state.

13.10.
Independent Expert.
(a)
Disputes with respect to Fair Market Value, LAC 2024 CapEx, and any matter described in Section 5.4(c)(iv) shall be referred to an Independent Expert for resolution. If a Member wishes to refer any of the foregoing matters to an

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Independent Expert for resolution in accordance with the terms of this Agreement, such Member shall give written notice to the other Members of such intention.
(b)
Within thirty (30) days after a written notice has been served by any Member pursuant to Section 13.10(a) notifying the other Members of its decision to refer a matter to an Independent Expert, the Members shall use reasonable efforts to jointly select and retain an appropriate Independent Expert mutually acceptable to the Members.
(c)
Each Member shall (A) reasonably cooperate with the Independent Expert, (B) have the opportunity to make presentations and provide supporting material to the Independent Expert in defense of its positions (which supporting material shall also be provided to the other Member), in a manner established by the Independent Expert in consultation with the Members, (C) subject to customary confidentiality and indemnity agreements, provide the Independent Expert with access to their (and their applicable Affiliates’) respective, and cause the Company Group to provide access to their, books, records, and Representatives, and such other information, in each case as the Independent Expert may reasonably request in order to render its determination, and (D) not engage in ex parte communications with the Independent Expert. The Independent Expert shall be instructed to resolve any dispute within twenty (20) Business Days after its engagement on such dispute (provided that such twenty (20) Business Day period may be extended by the Independent Expert with the consent of the Members, and the failure of the Independent Expert to deliver its resolution of the dispute within a required period of time shall not be grounds to object to the confirmation or enforcement of such resolution).
(d)
The resolution of any dispute by the Independent Expert (A) shall be set forth in writing and (B) shall be final and binding upon the Members, the Company and each Subsidiary of the Company, except in the case of fraud, bad faith, manifest error, or if it is later determined that the Independent Expert had a conflict of interest.
(e)
The Independent Expert shall act as an expert and not as an arbitrator.
(f)
For any disputes related to the determination of Fair Market Value and LAC 2024 CapEx, the disputing parties shall bear and pay the fees and expenses of the Independent Expert in inverse proportion as they may prevail on disputed matters resolved by the Independent Expert, which proportionate allocations shall be determined by the Independent Expert at the time the determination is rendered. For any disputes related to Related Party Matters, the Independent Expert shall apportion the fees and expenses among the disputing parties.
(g)
All aspects of any dispute resolution conducted pursuant to this Section 13.10, including the underlying dispute, the existence of resolution proceedings with an Independent Expert, the merits of the resolution proceedings with the Independent Expert and the determination by the Independent Expert, shall, in each case, be

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considered Confidential Information. Any documentation or information provided to, or received by any Member from, the Independent Expert shall also be considered Confidential Information.
13.11.
Arbitration of Disputes.

Each of the Members shall use commercially reasonable efforts to resolve any dispute among the Members that relates to this Agreement and to settle any such dispute through joint cooperation and consultation. Subject to Sections 13.10 (which shall apply to any dispute hereunder relating to Related Party Matters, LAC 2024 CapEx or Fair Market Value and this Section 13.11 shall not apply to such matters) and 13.18, any dispute whatsoever among any of the Members with respect to the interpretation of, or relating to any alleged breach of, this Agreement that the Members are unable to settle within thirty (30) days, as set forth in the preceding sentence, shall be resolved by final and binding arbitration administered by the International Centre for Dispute Resolution in accordance with its International Arbitration Rules, before a panel of three (3) arbitrators. Any such arbitration shall be held in New York, New York unless another location is mutually agreed upon by the parties to such arbitration. Such arbitration shall be the exclusive remedy hereunder with respect to any dispute relating to this Agreement; provided, however, that nothing contained in this Section 13.11 shall limit any Member’s right to bring (a) post-arbitration actions seeking to enforce an arbitration award or (b) actions seeking emergency or temporary injunctive or other similar temporary relief (pending the resolution of the arbitration contemplated herein) in the event of a breach or threatened breach of any of the provisions of this Agreement. If this Section 13.11 is for any reason held to be invalid or otherwise inapplicable with respect to any dispute, then any action or proceeding brought with respect to any dispute arising under this Agreement, or to interpret or clarify any rights or obligations arising hereunder, shall be maintained solely and exclusively in the state or U.S. federal courts in the State of Delaware. With respect to any action or proceeding that a successful party to the arbitration may wish to bring to enforce any arbitral award or to seek injunctive or other similar relief in the event of the breach or threatened breach of this Agreement (or any other agreement contemplated hereby), each party irrevocably and unconditionally (and without limitation): (i) submits to and accepts, for itself and in respect of its assets, generally and unconditionally the non-exclusive jurisdiction of the courts of the United States and the State of Delaware; (ii) waives any objection it may have now or in the future that such action or proceeding has been brought in an inconvenient forum; (iii) agrees that in any such action or proceeding it will not raise, rely on or claim any immunity (including from suit, judgment, attachment before judgment or otherwise, execution or other enforcement); (iv) waives any right of immunity which it has or its assets may have at any time; and (v) consents generally to the giving of any relief or the issue of any process in connection with any such action or proceeding including the making, enforcement or execution of any order or judgment against any of its property. Each Member shall use best efforts to cause any proceeding conducted pursuant to this Section 13.11 to be held in confidence by the International Centre for Dispute Resolution, the arbitrators and each of the parties to such proceeding and their respective Affiliates, and all information relating to or disclosed by any party thereto in connection with such proceeding shall be treated by the parties thereto, their respective Affiliates and the arbitrators as confidential business information and no disclosure of such information shall be made by any party thereto, its Affiliates or the arbitrator without the prior written consent of the party thereto furnishing such information in connection with the arbitration proceeding, except as required by applicable law or to enforce any award of the arbitrators. The party whom the

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arbitrators determine is the prevailing party in such arbitration shall receive, in addition to any other award pursuant to such arbitration or associated judgment, reimbursement from the other party of all reasonable legal fees incurred with respect to such arbitration.

13.12.
Waiver of Jury Trial.

EACH PARTY TO THIS AGREEMENT HEREBY KNOWINGLY AND VOLUNTARILY WAIVES ITS RIGHTS TO TRIAL BY JURY IN ANY LITIGATION INVOLVING OR IN ANY WAY RELATING TO A DISPUTE ARISING HEREUNDER.

13.13.
Further Assurances.

Each Member agrees to take from time to time such actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purpose of this Agreement.

13.14.
Survival.
(a)
Resignation, Relinquishment, Redemption and Transfer. After the resignation or deemed resignation of a Member, the relinquishment or redemption of a Member’s Units, or the Transfer by a Member of all of its equity interests in the Company, such former Member shall have no further rights or obligations as a Member of the Company relating to periods after the date of the resignation, deemed resignation, relinquishment, redemption or Transfer; provided, that after such resignation, deemed resignation, relinquishment, redemption or Transfer, such former Member shall not be released, either in whole or in part, from any liability of such Member to the Company or the other Member under this Agreement or otherwise relating to periods through the date of such resignation, deemed resignation, relinquishment, redemption or Transfer, unless each other Member agrees in writing to any such release.
(b)
Dissolution, Liquidation and Termination. After the dissolution, liquidation and termination of the Company, each Person that was a Member as of the date of the dissolution, liquidation or termination of the Company shall be entitled to copies of all information acquired by or on behalf of the Company on or before the date of dissolution, liquidation or termination and not previously furnished to such Person.
(c)
Survival of Provisions. The provisions of this Agreement shall survive any event described in Section 13.14(a) and (b) to the fullest extent necessary for the enforcement of such provisions and the protection of the Members, the Manager or other Persons in whose favor such provisions run.
13.15.
No Third Party Beneficiaries.

Except to the extent specifically provided in this Agreement with respect to Covered Persons (who are express third party beneficiaries of this Agreement solely to the extent provided in this Agreement), this Agreement is for the sole benefit of the Members and no other Person (including any creditor of the Company) is intended to be a beneficiary of this Agreement or shall

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have any rights under this Agreement. Except as specifically provided in this Agreement, no Person (including any named third-party beneficiary) shall have a right to approve any amendment or modification, or waiver under, this Agreement.

13.16.
Entire Agreement.

This Agreement contains the entire understanding of the Members with respect to the Company and supersedes all prior agreements, understandings and negotiations relating to the subject matter of this Agreement.

13.17.
Parties in Interest.

This Agreement shall inure to the benefit of the permitted successors and permitted assigns of the Members and shall be binding upon the successors and permitted assigns of the Members.

13.18.
Specific Performance.

Each Member agrees that the other Members would be damaged irreparably and would have no adequate remedy at law in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. Accordingly, each Member shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement by the other Members and to enforce specifically this Agreement and the terms and provisions hereof, this being in addition to any other remedies to which such Member is entitled at law or in equity, without proof of actual damages or any obligation to post any bond or other security as a prerequisite to obtaining equitable relief. Each Member agrees not to dispute or resist any such application for relief on the basis that another Member has an adequate remedy at law or that damage arising from such non-performance or breach is not irreparable.

13.19.
Counterparts.

This Agreement may be executed in multiple counterparts, including by electronic signature and all such counterparts taken together shall constitute the same document.

[Signatures on Next Page]

Limited Liability Company Agreement of Lithium Nevada Ventures LLC: Page 60

The Parties have executed this Agreement on the dates indicated below to be effective for all purposes as of the Effective Date.

MEMBERS:

GENERAL MOTORS HOLDINGS LLC

By:
Name:
Title:
Date:

Signature Page to Limited Liability Company Agreement of Lithium Nevada Ventures LLC

The Parties have executed this Agreement on the dates indicated below to be effective for all purposes as of the Effective Date.

MEMBERS:

LAC US CORP.

By:
Name:
Title:
Date:

Signature Page to Limited Liability Company Agreement of Lithium Nevada Ventures LLC

EXHIBIT C

Management Services Agreement

[See attached.]

Final Form

MANAGEMENT SERVICES AGREEMENT

THIS MANAGEMENT SERVICES AGREEMENT (this “Agreement”) is made the [●] day of [●], 2024 (the “Effective Date”) among:

• LAC Management LLC, a corporation existing under the Laws of the State of Nevada (“Manager”);

• Lithium Nevada Ventures LLC, a limited liability company existing under the Laws of the State of Delaware (“Company”);

• Lithium Nevada LLC, a limited liability company existing under the Laws of the State of Nevada (“LNC”); and

• for purposes of Section 9, Lithium Americas Corp., a corporation organized and existing under the laws of the Province of British Columbia (“LAC”).

WHEREAS Company and its subsidiaries, including LNC, are engaged in the business of the development, construction, start-up, financing, ownership, operation and monetization of the Thacker Pass lithium project (the “Project”); and

WHEREAS Company wishes to retain Manager and desires Manager to provide the Services (as hereinafter defined), and Manager is willing to perform such Services under the terms and subject to the conditions of this Agreement.

NOW THEREFORE in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

1.
Rules of Construction. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references herein to Sections, unless the context requires a different construction, shall be deemed to be references to the Sections of this Agreement. In this Agreement, unless a clear contrary intention appears, the word “including” (and with correlative meaning “include”) means including, without limiting the generality of any description preceding such term. Words, terms and phrases used, but not specifically defined, in this Agreement shall have the meanings commonly ascribed to such words, terms or phrases. The headings of the various sections of this Agreement are for convenience only and shall not affect the meaning of the terms and conditions of this Agreement. No provision of this Agreement shall be interpreted or construed against any party solely because that party or its legal representative drafted such provision. Each reference in this Agreement to a party shall be construed to include its successors and permitted assigns. Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the amended and restated limited liability company agreement of Company dated [●], 2024 (the “Company LLC Agreement”).

2.
Term and Termination.
2.1.
The term of this Agreement shall commence as of the Effective Date and, unless terminated earlier pursuant to Section 2.2 or Section 2.3 or extended by mutual agreement by the parties, end on the earlier of (a) regulatory approval of final reclamation and closure of the Project in Humboldt County, Nevada and (b) the date when Manager ceases to, directly or indirectly, own any equity interests of Company (the “Term”), in each case, subject to Section 2.4.
2.2.
Subject to Sections 2.3 and 2.4, this Agreement may only be terminated during the Term by mutual written agreement between the parties, other than as set forth below.
(a)
Termination by Manager. Subject to Section 2.4, Manager may terminate this Agreement immediately upon written notice to Company in the event of any of the following trigger events by Company:
(i)
Company fails to pay to Manager any amounts due under this Agreement (other than any amounts which are the subject of a bona fide dispute) for ninety (90) days or more after such payment is due; provided this termination right shall not be available to Manager unless Manager has provided Company with notice of such payment failure at least sixty (60) days prior to termination under this Section 2.2(a)(i);
(ii)
a material default or material breach by Company under this Agreement that (A) is not reasonably curable or (B) if reasonably curable, is not cured by Company within sixty (60) days after written notice thereof from Manager to Company;
(iii)
Manager and its Affiliates collectively hold Proportionate Interests of less than [***]% and Manager has provided Company with at least ten (10) business days’ written notice of its intention to terminate this Agreement;
(iv)
a dissolution, liquidation or winding up of Company;
(v)
commencement of proceedings by Company to be adjudicated a voluntary bankrupt, or Company’s consent to the filing of a bankruptcy proceeding against it;
(vi)
Company files a petition, proposal or answer or consent seeking reorganization, readjustment, arrangement, composition or similar relief under any bankruptcy Law or makes an assignment for the benefit of its creditors generally;

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(vii)
Company consents to the appointment of a receiver, liquidator, trustee or assignee in bankruptcy over all or substantially all of its assets;
(viii)
any proceeding with respect to Company is commenced under Chapter 11 of the United States Bankruptcy Code or similar legislation relating to a compromise or arrangement with creditors or claimants, and such proceeding has not been stayed or terminated prior to the expiry of thirty (30) days after such proceeding has been commenced; or
(ix)
Company purports to assign or transfer this Agreement or any right or interest herein except in accordance with Section 16.
(b)
Termination by Company. Subject to Section 2.4, Company may terminate this Agreement immediately upon written notice to Manager in the event of any of the following trigger events by Manager:
(i)
a material default or material breach by Manager under this Agreement that (A) is not reasonably curable or (B) if reasonably curable, is not cured by Manager within sixty (60) days after written notice thereof from Company to Manager;
(ii)
Manager and its Affiliates collectively hold Proportionate Interests of less than [***]% and Company has provided Manager with at least ten (10) business days’ written notice of its intention to terminate this Agreement;
(iii)
a dissolution, liquidation or winding up of Manager;
(iv)
commencement of proceedings by the Manager to be adjudicated a voluntary bankrupt, or the Manager’s consent to the filing of a bankruptcy proceeding against it;
(v)
Manager files a petition, proposal or answer or consent seeking reorganization, readjustment, arrangement, composition or similar relief under any bankruptcy Law or makes an assignment for the benefit of its creditors generally;
(vi)
Manager consents to the appointment of a receiver, liquidator, trustee or assignee in bankruptcy over all or substantially all of its assets;
(vii)
any proceeding with respect to the Manager is commenced under Chapter 11 of the United States Bankruptcy Code or similar legislation relating to a compromise or arrangement with creditors or claimants, and such proceeding has not been stayed or terminated

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prior to the expiry of thirty (30) days after such proceeding has been commenced;
(viii)
Manager’s failure to comply with the compliance covenants set forth on Schedule B (the “Compliance Covenants”), to the extent such failure is not (1) cured or corrected in all material respects within 30 days of the earlier of Manager’s receipt of notice or knowledge of same, or (2) if such incident of non-compliance (A) is not material, (B) is solely related to non-compliance with Section 1.1(c), Section 1.2(a)(ii) or Section 1.3(b) of the Compliance Covenants and (C) was not subject to a cure period under applicable Law but cannot be reasonably cured within such 30 day period, (x) the preparation and adoption by Manager of a bona fide plan within such 30 day period to cure such incident of non-compliance as soon as reasonably practicable and (y) the curing of such incident of non-compliance is within 60 days of the earlier of Manager’s receipt of notice or knowledge of same;
(ix)
a Parent Change of Control if it results in (A) the LAC Parent becoming a Sanctioned Person, FEOC or GM Competitor or (B) Manager not being reasonably capable of performing the Services contemplated hereby in substantially the same manner, and at substantially the same price, as during the twelve (12) months preceding such Parent Change of Control; or
(x)
Manager purports to assign or transfer this Agreement or any right or interest herein except in accordance with Section 16.
2.3.
Any termination of this Agreement shall not affect any rights of any party that have accrued prior to the date of termination, nor relieve a party from any of its obligations or liabilities that have arisen hereunder prior to the date of termination, nor will it affect any obligations and rights contained in this Section 2.3 or in any of the other provisions of this Agreement that survive termination of this Agreement.
2.4.
In the event of Manager’s removal or resignation pursuant to Section 2.2(a)(iii) or Section 2.2(b), then notwithstanding the provisions thereof, this Agreement shall be extended for a period of time not to exceed six (6) months (any such extension, and the period of such extension, at the Company’s sole discretion) (the “Transition Period”). During the Transition Period, and as part of the Services provided by Manager during the Transition Period in exchange for the Management Fee, Manager shall provide the Company Group and their respective designee(s) with reasonable transition services to facilitate an orderly transition from Manager’s Services (the “Disengagement Services”), to the extent such Disengagement Services are reasonably requested by Company. The parties shall cooperate and use commercially reasonable efforts to effectuate a smooth transition throughout the Transition Period, and, to the extent reasonably practical, without

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any (unless pre-approved by the Company in writing, in its sole discretion): (a) interruption of Services; (b) adverse impact on the provision of Services; or (c) interruption of any Services provided by Service Providers.
3.
Services.
3.1.
During the Term of this Agreement and subject to the terms and conditions of this Agreement, Manager shall provide LNC or the Company and its other wholly-owned subsidiaries (collectively, the “Company Group” and each, a “Company Group Member”), with the services described in Schedule A-1 (the “Services”). LNC hereby acknowledges that Manager is not in the business of providing such Services other than under this Agreement. Notwithstanding the foregoing or anything herein to the contrary, the provision of the Services hereunder and the payment of any amounts by any Company Group Member to Manager hereunder shall be deemed to have been made in accordance with the Payment Principles attached as Schedule F.
3.2.
Manager shall provide personnel reasonably required to staff and perform the Services which may be accomplished to the extent necessary by employees of Manager or its Affiliates (“Personnel”); provided, however, that the employees of Manager or its Affiliates utilized by Manager for the performance of the Services shall not be required to be dedicated solely to providing the Services and may, at the discretion of Manager, be employed by Manager or its Affiliates to perform duties unrelated to the Services.
3.3.
Manager may have portions of the Services specifically identified on Schedule A-2, as amended from time to time pursuant to the terms set forth herein, performed by subcontractors pursuant to contracts for the provision of Services with Service Providers (such contracts, “Service Contracts”) to the extent consistent with Approved Third-Party Expenses. Manager shall ensure that all Service Contracts that are entered into following the Effective Date are entered into directly with the Company Group, other than any Service Contracts that Manager determines in good faith would be more beneficial to the Company Group if entered into by the Manager and or any of its Affiliates because of a group or volume discount or similar benefit, or that are “enterprise-level” agreements, including software licenses or relating to cybersecurity incident response, that would otherwise be impractical to enter into on a standalone basis in respect of the Company Group. With respect to the Services set forth on Schedule A-2 (Third-Party Services) marked with an asterisk for which a Service Contract is already in effect as of the Effective Date, Manager shall either (a) arrange for the Service Contract to be assigned to the Company Group, (b) cause the Company Group to enter into a new Service Contract with the applicable Service Provider consistent with Approved Third-Party Expenses, or (c) ensure that such existing Service Contract names the Company as an intended third-party beneficiary with all rights of enforcement thereunder. Manager shall provide copies of all Service Contracts to the Company.

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3.4.
Manager shall oversee and review the performance of all contractors of Manager or its Affiliates and all other direct suppliers, vendors and any other counterparty to the Service Contracts (collectively, the “Service Providers”, and each, a “Service Provider”). Manager shall incorporate, and require each Service Provider to incorporate, to the extent applicable any GM Supply Chain Policy in its contract for goods or services used in connection with this Agreement, unless Manager determines in good faith, after receiving advice from counsel, that (i) the Service Provider maintains its own code of conduct and/or other supply chain policy(s) and (ii) such code and/or other policy(s) are substantially similar in all material respects to the applicable portions of the GM Supply Chain Policies.
3.5.
Manager shall cause the Services to be provided by Manager (i) in accordance with the terms and subject to the conditions set forth in Schedules A-1 and A-2 and this Agreement; (ii) in good faith and with the best interests of the Project and the Company Group, and in connection therewith shall exercise the standard and degree of care, diligence and skill that a reasonably prudent Person would exercise in comparable circumstances; (iii) in compliance in all material respects (and require such compliance of others doing work on behalf of Manager) with the requirements of all applicable Laws, rules, codes, regulations, ordinances, and other legal and governmental requirements of any local, provincial, territorial, federal or international jurisdiction in providing the Services (including any applicable professional licensing or permitting Laws), as well as in compliance with the Compliance Covenants; (iv) in compliance with good mining standards and practices within the North American mining industry, (v) in compliance with any Offtake Agreement with GM and (vi) in compliance with the policies set forth on, and attached to, Schedule E (the “GM Supply Chain Policies”). In the performance of this Agreement and the Services hereunder, Manager shall provide the Services as an independent contractor and shall have authority to select the means, methods and manner of performing the Services (in compliance with this Agreement).
3.6.
During the Term, Manager will direct the Personnel on a “day-to-day” basis, and the Personnel shall be subject to, and be treated by Manager in compliance with, all of the local jurisdiction’s rules and policies that apply to Manager. For greater certainty, and without limitation, (i) Manager will set overall policy and make all material decisions with respect to the Personnel providing the Services; (ii) Manager will retain ultimate authority over the Personnel during the Term; (iii) the Personnel will be under the exclusive supervision, direction and control of the board of directors of Manager; (iv) with respect to the performance of the Services, Manager will ensure that the Personnel complies with all requirements of the Company as set forth in the Company LLC Agreement and any Offtake Agreement with GM or with respect to any applicable GM Supply Chain Policy; and (v) the Company Group will not have or exercise any control or supervision over the Personnel providing the Services.
3.7.
Subject to Section 3.2, neither party will make any changes to Schedule A-1 or Schedule A-2 except with the prior consent of the other party.

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3.8.
Manager shall be responsible for the maintenance of all required personnel records for the Personnel.
3.9.
Unless expressly authorized by the Company in writing (pursuant to a Specified Approval) or pursuant to an Approved Third Party Expense, in performing the Services and within its scope of authority, Manager shall not act as the Company Group’s agent. All Services provided by the Manager shall be for the account of the Company Group.
3.10.
Notwithstanding anything in this Agreement to the contrary but subject to Section 3.11, Manager may not take any action in connection with the Services that would require approval of the Board of Directors of the Company, Specified Approval or Supermajority Approval pursuant to the Company LLC Agreement without obtaining the applicable required approval. Manager shall timely seek Company Consent from the Company as necessary to timely or properly perform its obligations hereunder. The Company shall review and promptly respond to all requests from Manager for the prior written consent of the Company for any required Board of Directors approval, Specified Approval or Supermajority Approval (the “Company Consent”). For the avoidance of doubt, Manager shall not seek Company Consent to add new Services under this Agreement other than in connection with the review and approval of the Programs and Budgets as set forth in Section 7.2 of the Company LLC Agreement.
3.11.
In the event of an Emergency, Manager shall, subject to Section 3.10 but notwithstanding anything else in this Section 3 to the contrary, (i) take action to prevent or mitigate any actual or threatened damage, injury or loss arising out of such Emergency, and may commit funds and incur expenses that, in Manager’s discretion, are required to respond to or otherwise address such Emergency, including the safeguarding of life and property, and to comply with applicable Law, and (ii) commence, or cause to be commenced, any required remediation, maintenance or repair work necessary to keep the Project operating safely (or to restore the Project to safe operating condition) and in compliance with all applicable Law (“Emergency Expenses”). Manager shall take reasonable steps to mitigate any and all Emergency Expenses.
3.12.
During the Term, Manager shall keep in full force and effect and maintain at its sole cost and expense the policies of insurance covering the insurance categories set forth in Schedule C-1 (Manager-Only Insurance Requirements) in respect of the Manager, with the specified minimum limits of liability specified therein, and shall keep in full force and effect and maintain the policies of insurance covering the insurance categories set forth in Schedule C-2 (Shared Insurance Requirements) in respect of the Company Group (and such policies may also cover Manager and its Affiliates), with the specified minimum limits of liability specified therein, subject to the allocation of costs between Manager and the Company Group in accordance with Approved Third-Party Expenses. Manager shall ensure that all Service Providers are contractually obligated to Manager to maintain the applicable policies of insurance as required by industry best practices.

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4.
Relationship of the Parties. In the exercise of their respective rights and the performance of their respective obligations hereunder, the parties hereto are and shall remain independent parties. The parties are not and shall not be deemed to be partners or joint venturers with one another and nothing herein shall be construed so as to impose any liability as such on any of them. During the Term, all Personnel shall be employees of Manager and its Affiliates and shall not have any employment relationship with the Company Group while performing the Services (it being acknowledged that certain Personnel may serve as directors or officers of a Company Group Member). Subject to the terms of this Agreement, Manager shall be solely responsible for the performance of the Services. Manager shall be entirely and solely in control of its acts and the acts of its and its Affiliates’ employees and agents while engaged in the performance of the Services. For purposes of this Agreement, “Affiliate” means with respect to a Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with, the subject Person. Notwithstanding the previous sentence, Manager shall not be considered an Affiliate of the Company Group Members (other than as used in Section 2.2).
5.
Fees and Invoicing.
5.1.
Company shall pay or cause to be paid to the Manager a fee of USD$[***]per month for the Services performed by Manager hereunder (the “Management Fee”), which amount shall be adjusted annually with the Specified Approval of the Company (any such approved Management Fee, an “Approved Management Fee” and, together with the Management Fee, the “Management Fees”); provided that until the required Specified Approval of the Company is obtained for any revised Management Fee, the Company shall continue to pay or cause to be paid to the Manager the prior Approved Management Fee (increased by CPI), which shall be deemed to be the Approved Management Fee under this Agreement until a new Approved Management Fee is adopted in accordance with this Agreement. Manager shall not charge or collect any fees in excess of the Management Fee or, from and after approval thereof, an Approved Management Fee (it being understood that the Manager shall have no right to adjust the Management Fee pursuant to Section 7.6 of the Company LLC Agreement or otherwise), and the Manager acknowledges and agrees that in no event shall any Emergency Expense or Sustaining Expense adjustment constitute a portion of the Management Fee for the purposes of any CPI increases pursuant to this Section 5.1. The Manager acknowledges and agrees that (a) Approved Management Fees prior to Production Commencement shall not be paid in accordance with Section 5.3, and (b) in the event the Company does not have sufficient cash on hand to pay the Approved Management Fees, no Contribution Notice shall be submitted or delivered to the Members to request additional capital to be contributed to the Company in order to fund such Approved Management Fees, but instead, in each case, such amount shall be accrued by the Company and such accrued and unpaid Management Fees shall be subject to Sections 7.15 and 9.1(a)(ii) of the Company LLC Agreement. For the avoidance of doubt, no payment is required for any Approved Management Fees under this Agreement if such Approved Management Fees are properly accrued in accordance with Section 7.15 of the Company LLC Agreement, and any Approved

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Management Fees that are deemed paid pursuant to Section 7.15 of the Company LLC Agreement shall be deemed paid pursuant to this Agreement.
5.2.
In addition to the Management Fees, the Company will reimburse Manager for (a) Emergency Expenses and Sustaining Expenses, and (b) the amount of the Approved Third-Party Expenses incurred by Manager in connection with the Services performed by third-party Service Providers and consistent with the then Approved Third-Party Expenses. As of the Effective Date, the Approved Third-Party Expenses for the Services are set forth on Schedule A-2, and shall not exceed an aggregate amount of (a) for the period from the Effective Date through December 31, 2024, USD$[***] divided by 365, then multiplied by the number of days between the Effective Date and December 31, 2024, and (b) for the period from January 1, 2025 through December 31, 2025, USD$[***]. Subject to Section 3.3, Approved Third-Party Expenses may be incurred by Manager in the name of the Company Group or incurred in the name of Manager, and Company shall pay or reimburse such Approved Third-Party Expenses promptly after receiving an invoice therefore together with reasonable supporting documentation (including, if applicable, regarding allocation between the Manager and its Affiliates, on the one hand, and the Company Group, on the other hand). “Approved Third-Party Expenses” means all amounts to be paid to third parties (including Governmental Authorities), including Service Providers, in connection with the provision of the Services that have been approved by the Company by Specified Approval or are set forth in an Approved Program and Budget. Manager acknowledges and agrees that to the extent any Approved Third-Party Expenses are not included in an Approved Program and Budget, such Approved Third-Party Expenses may not be incurred unless (and then only to the extent) expressly approved by Specified Approval. The Management Fee and detail of Approved Third-Party Expenses as of the Effective Date are set forth on Schedule D. In connection with seeking any approval of an Approved Program and Budget or other adjustment to the Management Fees or the Approved Third-Party Expenses, Manager shall provide to the Company such documentation as the Company may reasonably request. The Manager acknowledges and agrees that (a) Approved Third-Party Expenses prior to Production Commencement shall not be paid in accordance with Section 5.3 and (b) in the event the Company does not have sufficient cash on hand to pay the Approved Third-Party Expenses, no Contribution Notice shall be submitted or delivered to the Members to request additional capital to be contributed to the Company in order to fund such Approved Third-Party Expenses, but instead, in each case, such amount shall be accrued by the Company and such accrued and unpaid Approved Third-Party Expenses shall be subject to Sections 7.15 and 9.1(a)(ii) of the Company LLC Agreement. For the avoidance of doubt, no payment is required for any Approved Third-Party Expenses under this Agreement if such Approved Third-Party Expenses are properly accrued in accordance with Section 7.15 of the Company LLC Agreement, and any Approved Third-Party Expenses that are deemed paid pursuant to Section 7.15 of the Company LLC Agreement shall be deemed paid pursuant to this Agreement.

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5.3.
Manager shall, within fifteen (15) days after the end of each month, invoice Company in U.S. dollars for outstanding Management Fees and Approved Third-Party Expenses due to Manager for the prior month, and Company shall pay each invoice in U.S. dollars within thirty (30) days of the date of invoice. All applicable sales, goods and services, harmonized sales and value-added taxes charged by Manager shall be separately identified on the invoice and such invoices shall contain all information required by applicable Law including any prescribed information. In the event a jurisdiction requires Company to withhold tax from a payment to Manager, Company shall provide Manager with appropriate documentation and shall apply the tax withholding as a payment.
5.4.
Manager shall keep books of account and such other records as appropriate to accurately provide the Services (including as necessary for the Company to comply with its obligations under Section 7.7 of the Company LLC Agreement) and to record the Services and related costs provided pursuant to this Agreement and all costs and expenses incurred by Manager in connection therewith, including itemized lists of costs and expenses and allocation percentages with written description and justification of such allocations. Such books of account and other records shall be open to inspection by Company.
6.
Intellectual Property.

6.1 Manager, on behalf of itself and its Affiliates, hereby grants to the Company and each Company Group Member a non-exclusive, worldwide, royalty free, irrevocable, non-transferable, non-sublicensable (except in connection with the receipt of the Services), limited license to use any Intellectual Property owned by Manager that is provided or otherwise made available by Manager to the Company or any other Company Group Member as part of the Services. Except as expressly set forth in this Section 6, nothing in this Agreement shall be construed to grant any Company Group Member or any other Person any rights in or to any Intellectual Property of Manager or its Affiliates. “Intellectual Property” means all (a) patents and pending patent applications, including provisionals, continuations, divisionals, continuations-in-part, reissues, or re-examinations thereof, (b) trademarks, (c) copyrights and works of authorship, (d) trade secrets, know-how, inventions, discoveries, formulae, practices, processes, procedures, ideas, specifications, engineering data, databases, and data collections, and (e) any other proprietary right, whether registered or unregistered.

6.2 During the Term, any Intellectual Property developed or conceived of by or for the Company Group, whether developed or conceived of solely by or for a Company Group Member or jointly by a Company Group Member with Manager or an Affiliate of Manager, including enhancements, modifications, derivatives, variants and improvements to any aspect of the Intellectual Property (collectively, “New IP”), will be considered to be a work made for hire or developed under a contract of services by Manager for the Company Group. Manager hereby assigns to Company, and shall cause any Affiliate to assign to Company, and Company shall own, all right, title and interest to all New IP. For clarity, Intellectual Property independently conceived of by Manager or any of its Affiliates,

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including any enhancements, modifications, derivatives, variants and improvements to Manager’s Intellectual Property, shall not be considered New IP.

7.
Ownership of Other Property. Except as otherwise contemplated by Section 6, all of the assets and properties owned, purchased, leased, developed, constructed and otherwise acquired or entered into in connection with the performance of the Services pursuant to this Agreement shall be and remain the sole property of the Company Group. During the term of this Agreement, Manager shall not, and shall cause its Affiliates to not, hold any such assets or properties in the name of the Manager or its Affiliates, it being understood that all such assets and properties shall be held in the name of a Company Group Member.
8.
Indemnification.
8.1.
Manager’s Indemnity. Manager shall indemnify, defend and hold harmless the Company Group and their respective successors and assigns and officers, directors, Affiliates, shareholders, partners, members, managers, representatives and agents (collectively, but excluding the Manager Indemnified Parties, the “Company Indemnified Parties”) from and against any and all claims, losses, damages, charges, liabilities, obligations and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) against or incurred by a Company Indemnified Party directly attributable to the negligence, willful misconduct or fraud of Manager during the term of this Agreement; provided, however, that nothing contained herein shall be deemed to render Manager liable for, or obligated to indemnify any Company Indemnified Party against, any Losses to the extent attributable to or resulting from, the negligence or willful misconduct of any Company Indemnified Party or their respective agents or authorized representatives, Affiliates, subcontractors (other than Manager) and employees at any time during the term of this Agreement.
8.2.
Company’s Indemnity. The Company shall indemnify, defend and hold harmless Manager and its successors and assigns and officers, directors, Affiliates, shareholders, partners, members, managers, representatives and agents (collectively, but excluding the Company Indemnified Parties, the “Manager Indemnified Parties”) from and against any and all Losses against or incurred by a Manager Indemnified Party arising in connection with this Agreement or in relation to the provision of the Services other than Losses for which the Manager is obligated to indemnify the Company Indemnified Parties pursuant to Section 8.1.
8.3.
Procedures. If any claim is brought against a party hereto (the “Indemnified Party”), then the other party hereto (the “Indemnifying Party”) shall be entitled to participate in, and, unless a conflict of interest between the parties may exist with respect to such claim, assume the defense of such claim, with counsel reasonably acceptable to Indemnified Party. If Indemnifying Party does not assume the defense of Indemnified Party, or if a conflict precludes counsel for Indemnifying Party from providing the defense, then Indemnifying Party shall reimburse Indemnified Party on a monthly basis for the reasonable cost of Indemnified Party’s defense through separate counsel of Indemnified Party’s choice. If Indemnifying Party assumes the

11

defense of Indemnified Party with acceptable counsel, Indemnified Party, at its sole option and expense, may participate in the defense with counsel of its own choice without relieving Indemnifying Party of any of its obligations hereunder. Indemnifying Party shall not settle any claim without the prior written approval of Indemnified Party, which approval shall not be unreasonably withheld, delayed or conditioned.
8.4.
Limitation of Liability. Except in the case of fraud, willful misconduct or negligence, neither party hereto shall be liable for any consequential, special, exemplary or indirect losses or damages whatsoever, whether based in contract, in tort (including negligence and strict liability) or on any other legal or equitable theory, except to the extent such damages (a) constitute direct damages or (b) are awarded in connection with a third-party claim.
8.5.
Sole Remedy. The indemnities set forth in this Section 8 and any right to terminate this Agreement, constitute the Indemnified Parties’ sole and exclusive remedies under or in connection with this Agreement and the transactions contemplated by this Agreement (including for any breach of or failure to perform any covenant or agreement set forth in this Agreement or for any other reason and regardless of the theory upon which any claim may be based, whether contract, equity, tort, fraud, warranty, strict liability, or any other theory of liability). Any and all claims arising out of or in connection with this Agreement and the transactions contemplated by this Agreement must be brought under and in accordance with the terms of this Agreement. To the extent that any Indemnified Party incurs any losses for which it would otherwise be entitled to assert any claim to indemnification, contribution, or recovery against the other party hereto or any of its Affiliates, or its and their respective shareholders, members, directors, managers, officers, employees, agents, advisors or representatives, in connection with this Agreement or the transactions contemplated by this Agreement, other than pursuant to the exclusive remedies described in this Section 8, such party hereby waives, releases, and agrees not to assert such claim, and such party agrees to cause each of its other Indemnified Parties, to waive, release, and agree not to assert such claim, in each case regardless of the theory upon which any claim may be based, whether contract, equity, tort, fraud, warranty, strict liability or any other theory of liability.
9.
Guarantee.
9.1.
LAC hereby, unconditionally and irrevocably, as primary obligator and not merely as surety, guarantees the full and timely performance of all obligations and liabilities of Manager (including any obligation or liability resulting from any indemnification, dispute resolution, mediation or arbitration) under this Agreement (the “Obligations”).

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9.2.
In furtherance of the foregoing, if at any time Manager fails, neglects or refuses to timely or fully perform any of the Obligations in accordance with the terms and conditions set forth in this Agreement, then upon receipt of written notice from Company or any member of the Company Group with a claim or demand (any such Person, a “Claimant”), specifying the failure, LAC shall perform, or cause to be performed, any such obligation, responsibility, or undertaking as required pursuant to the terms and conditions of this Agreement, including all payment obligations of the Manager under this Agreement. LAC acknowledges that the Company may, in its sole discretion, and including on behalf of any other Company Group Member, bring and prosecute a separate action or actions against LAC in respect of any or all of the Obligations, regardless of whether action is brought against Manager or whether Manager is joined in any such action or actions (but, for the avoidance of doubt, without any right to duplicative recovery). Subject to the immediately preceding sentence, with respect to any claim, action or proceeding against LAC in connection with this Section 9, LAC shall be entitled to assert only those defenses which Manager would be able to assert if such claim, action or proceeding were to be asserted or instituted against Manager.
9.3.
Except as to applicable statutes of limitations, the Obligations of LAC shall not be released or discharged, in whole or in part, or otherwise affected by (i) the failure of any Claimant to assert any claim or demand or to enforce any right or remedy against Manager, (ii) any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of this Agreement (other than in connection with an assignment permitted by Section 16 or an amendment of this Section 9 in accordance with Section 21), (iii) any change in the organizational existence, structure or ownership of Manager or LAC, (iv) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Manager or LAC, (v) the existence of any claim, set-off or other right which Manager or LAC may have at any time against any Claimant, whether in connection with the Obligations or otherwise, (vi) the value, genuineness, validity or enforceability of this Agreement or (vii) any other act or omission that may in any manner or to any extent vary the risk of or to LAC or otherwise operate as a discharge of LAC as a matter of law or equity; provided that LAC shall be entitled to assert, as a defense to any payment or performance by LAC under this Agreement, any contractual claim or defense that Manager could assert against the Claimant under the terms of, or with respect to, this Agreement to the extent that such claim or defense would, under the terms of this Agreement, relieve LAC of the applicable Obligations.
9.4.
To the fullest extent permitted by Law, LAC hereby expressly waives any and all rights or defenses arising by reason of any Law which would otherwise require any election of remedies by any Claimant, including any right to require any Claimant to proceed against any additional or substitute obligors or guarantors or to pursue or exhaust any other remedy available to any Claimant. LAC waives diligence, all defenses which may be available by virtue of any valuation, stay, moratorium Law or other similar Law now or hereinafter in effect, any right to require the marshalling of any assets and all suretyship defenses generally. LAC acknowledges

13

that it has and will continue to receive substantial direct and indirect benefits from the transactions contemplated by this Agreement and that the waivers set forth in this Section 9.4 are knowingly made in contemplation of such benefits.
9.5.
No delay on the part of any Claimant in the exercise of any right or remedy shall operate as a waiver thereof, and no single exercise by any Claimant of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy; nor can any modification or waiver of any provision of this Section 9 be binding upon any Claimant (other than any amendment in accordance with Section 21). Each and every right, remedy and power hereby granted to any Claimant or allowed it by Law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by such Claimant at any time or from time to time.
10.
Confidentiality. All non-public, confidential or proprietary information of Company (“Confidential Information”), including, but not limited to, specifications, samples, patterns, designs, plans, drawings, documents, data, business operations, lists, pricing, discounts or rebates disclosed by Company to Manager, whether disclosed orally or disclosed or accessed in written, electronic or other form or media, and whether or not marked, designated or otherwise identified as “confidential,” in connection with this Agreement is confidential, solely for Manager’s use in performing this Agreement and may not be disclosed or copied unless authorized by Company in writing. Confidential Information does not include any information that: (a) is or becomes generally available to the public other than as a result of Manager’s breach of this Agreement; (b) is obtained by Manager on a non-confidential basis from a third party that was not legally or contractually restricted from disclosing such information; or (c) Manager establishes by documentary evidence was in Manager’s possession prior to Company’s disclosure hereunder. Manager shall use the same degree of care, but no less than reasonable care, to protect the Company’s Confidential Information as it uses to protect its own Confidential Information. Notwithstanding the foregoing, Confidential Information may be disclosed by the Manager in accordance with Section 13.1(b) of the Company LLC Agreement, mutatis mutandis. Upon Company request, Manager shall promptly return all documents and other materials received from the disclosing party. Company shall be entitled to injunctive relief for any violation of this Section 9.
11.
Compliance with Law. Manager shall comply with all applicable Laws, regulations and ordinances in all material respects. Manager has and shall maintain in effect all licenses, permissions, authorizations, consents and permits that it needs to carry out its obligations under this Agreement.
12.
Force Majeure. In the event Manager is rendered unable, wholly or in part, by Force Majeure to carry out its obligations under this Agreement, Manager shall give notice in writing to the Company promptly after the occurrence of such event, setting out the extent to which the ability of Manager to perform the Services has been affected by such Force Majeure, and the obligations of Manager, so far as and to the extent that they are affected by such Force Majeure, shall be suspended during the continuance of any inability so caused. As soon as practicable, Manager shall send Company a report on the actions needed

14

to be taken to overcome the effects of the Force Majeure and estimates of the costs entailed in and time required for overcoming the effects of the event of Force Majeure. “Force Majeure” means any cause or causes not reasonably within the control of Manager, and which, by the exercise of reasonable diligence, Manager is unable to prevent or overcome, including, in each case, to the extent satisfying the foregoing, strikes; lockouts or other industrial disturbances; acts of the public enemy; acts of terror; sabotage; wars; blockades; military action; insurrections; riots; epidemics; pandemics; landslides; lighting; earthquakes; fires; storms; floods; washouts; civil disturbances; explosions or other casualty events; breakage or accident to, or partial or total failure of, machinery or equipment; the necessity for testing, inspections or making repairs or alterations to machinery or equipment; act action or restraint by any Governmental Authority; and any changes in applicable Law imposed after the Effective Date.
13.
Entire Agreement. This Agreement, including and together with any related schedules, attachments and appendices, constitutes the sole and entire agreement of the parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, regarding such subject matter.
14.
Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.
15.
Waiver. No waiver by any party of any of the provisions of this Agreement shall be effective unless explicitly set forth in writing and signed by the party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
16.
Assignment. No party may assign any or all of their rights, benefits and obligations under this Agreement to any other person without the prior written consent of the other party hereto and provided that such assigning party remains liable to observe and perform all of its obligations and covenants hereunder and such assignee agrees in writing with the other party to be bound by the terms and provisions of this Agreement; provided, that, the Company may assign this Agreement without the consent of Manager to a third party purchaser of all or substantially all of the Company’s assets. Manager shall not, without the prior written consent of the Company, permit, directly or indirectly, a (a) change of Control (other than a Parent Change of Control) or (b) transfer of any direct Equity Securities of Manager to (i) a Sanctioned Person, (ii) a FEOC or (iii) a GM Competitor. In the event there is a change of Control of Company resulting from a transfer pursuant to the requirements set forth in the Company LLC Agreement, in connection with the consummation of the applicable transfer, Manager shall assign all of its rights, benefits and obligations under this Agreement to the transferee (or an Affiliate) and shall ensure that an

15

entity with the appropriate financial wherewithal assumes the guarantee obligations of LAC set forth in Section 9.
17.
No Third-Party Beneficiaries. This Agreement benefits solely the parties to this Agreement and their respective permitted successors and assigns and nothing in this Agreement, express or implied, confers on any other person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
18.
No Set Off. Regardless of any other rights under any agreements, neither Manager nor Company shall have the right to set-off the amount of any claim it may have under this Agreement, whether contingent or otherwise, against any amount owed by such party to the other party, whether under this Agreement or otherwise.
19.
Survival. The terms and provisions of the obligations or agreements of the parties hereto under Section 1, Section 6 and Sections 8 through 25 shall survive any termination of this Agreement and will be construed as agreements independent of any other provisions of this Agreement.
20.
Notice. Any notices required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given when delivered or sent if delivered in person or sent by facsimile or electronic transmission (provided confirmation is obtained), on the third business day after dispatch by registered or certified mail, or on the next business day if transmitted by national overnight courier, in each case as follows: (a) if to Manager: LAC Management LLC, 5310 Kietzke Lane, Suite 200, Reno, Nevada 89511, Attention: General Counsel, Email: [***]; and (b) if to Company: HoldCo 1 LLC, 5310 Kietzke Lane, Suite 200, Reno, Nevada 89511, Attention: General Manager, Email: [***].
21.
Amendment of Agreement. No modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless it is in writing and signed by the parties hereto.
22.
Governing Law. This Agreement, and the rights and liabilities of the parties hereto under this Agreement, shall be governed by and interpreted in accordance with the Laws of the State of Nevada, except for its rules as to conflicts of laws that would apply the Laws of another state.
23.
Arbitration. Each of the parties hereto shall use commercially reasonable efforts to resolve any dispute among them that relates to this Agreement and to settle any such dispute through joint cooperation and consultation. Any dispute whatsoever among any of the parties with respect to the interpretation of, or relating to any alleged breach of, this Agreement that the parties are unable to settle within thirty (30) days, as set forth in the preceding sentence, shall be resolved by final and binding arbitration administered by the International Centre for Dispute Resolution in accordance with its International Arbitration Rules, before a panel of three (3) arbitrators. Any such arbitration shall be held in New York, New York unless another location is mutually agreed upon by the parties to such arbitration. Such arbitration shall be the exclusive remedy hereunder with respect to any dispute relating to this Agreement; provided, however, that nothing contained in this

16

Section 23 shall limit any party’s right to bring (a) post-arbitration actions seeking to enforce an arbitration award or (b) actions seeking emergency or temporary injunctive or other similar temporary relief (pending the resolution of the arbitration contemplated herein) in the event of a breach or threatened breach of any of the provisions of this Agreement. If this Section 23 is for any reason held to be invalid or otherwise inapplicable with respect to any dispute, then any action or proceeding brought with respect to any dispute arising under this Agreement, or to interpret or clarify any rights or obligations arising hereunder, shall be maintained solely and exclusively in the state or U.S. federal courts in the State of Nevada. With respect to any action or proceeding that a successful party to the arbitration may wish to bring to enforce any arbitral award or to seek injunctive or other similar relief in the event of the breach or threatened breach of this Agreement (or any other agreement contemplated hereby), each party irrevocably and unconditionally (and without limitation): (i) submits to and accepts, for itself and in respect of its assets, generally and unconditionally the non-exclusive jurisdiction of the courts of the United States and the State of Nevada; (ii) waives any objection it may have now or in the future that such action or proceeding has been brought in an inconvenient forum; (iii) agrees that in any such action or proceeding it will not raise, rely on or claim any immunity (including from suit, judgment, attachment before judgment or otherwise, execution or other enforcement); (iv) waives any right of immunity which it has or its assets may have at any time; and (v) consents generally to the giving of any relief or the issue of any process in connection with any such action or proceeding including the making, enforcement or execution of any order or judgment against any of its property. Each party shall use best efforts to cause any proceeding conducted pursuant to this Section 23 to be held in confidence by the International Centre for Dispute Resolution, the arbitrators and each of the parties to such proceeding and their respective Affiliates, and all information relating to or disclosed by any party thereto in connection with such proceeding shall be treated by the parties thereto, their respective Affiliates and the arbitrators as confidential business information and no disclosure of such information shall be made by any party thereto, its Affiliates or the arbitrator without the prior written consent of the party thereto furnishing such information in connection with the arbitration proceeding, except as required by applicable law or to enforce any award of the arbitrators. The party whom the arbitrators determines is the prevailing party in such arbitration shall receive, in addition to any other award pursuant to such arbitration or associated judgment, reimbursement from the other party of all reasonable legal fees incurred with respect to such arbitration.
24.
Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY KNOWINGLY AND VOLUNTARILY WAIVES ITS RIGHTS TO TRIAL BY JURY IN ANY LITIGATION INVOLVING OR IN ANY WAY RELATING TO A DISPUTE ARISING HEREUNDER.
25.
No Recourse. No Person who is not a named party to this Agreement, including without limitation any director, officer, employee, incorporator, member, partner, stockholder, Affiliate, financing source, attorney or representative of any named party to this Agreement (“Non-Party Affiliates”) shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of this

17

Agreement or its negotiation or execution; and each party hereto waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliates.
26.
Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Any such counterpart may be delivered by electronic mail and each party waives any defense that delivery by electronic mail affects the enforceability of this Agreement.

[Signatures on the following page]

18

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives on the Effective Date.

LAC Management LLC

By:
Name:
Title:

Lithium Nevada Ventures LLC

By:
Name:
Title:

Lithium Nevada LLC

By:
Name:
Title:

Lithium Americas Corp.

By:
Name:
Title:

[Signature Page to Management Services Agreement (Thacker Pass)]

EXHIBIT D

Description of Phase 1

Processing facilities and 2,250 tonne-per-day sulfuric acid plant targeting to produce 40,000 tonnes per year of battery grade lithium carbonate, including associated mine development, infrastructure and support.

EXHIBIT E-1

First Amendment to Phase 1 Offtake Agreement

[See attached.]

THIS FIRST AMENDMENT TO LITHIUM OFFTAKE AGREEMENT is made with effect as of [●], 2024 (the “First Amendment Agreement”).

AMONG:

LITHIUM AMERICAS CORP., a corporation incorporated under the laws of the Province of British Columbia

(“LAC Parent”)

– and –

LITHIUM NEVADA CORP., a corporation incorporated under the laws of Nevada

(“LAC Nevada”)

– and –

GENERAL MOTORS HOLDINGS LLC, a limited liability company organized and existing under the laws of Delaware

(on behalf of itself and its affiliates and subsidiaries, collectively “GM”)

WHEREAS, Lithium Americas (Argentina) Corp. (“LAC Argentina”) and GM entered into a lithium offtake agreement dated as of February 16, 2023 (the “Offtake Agreement”);

WHEREAS, as of October 3, 2023, 1397468 BC Ltd. (referred to as “Spinco” in the Offtake Agreement) changed its name to Lithium Americas Corp., which is one of the counterparties to this Agreement and referred to herein as LAC Parent;

WHEREAS, pursuant to an assignment agreement dated October 3, 2023 (the “First Assignment Agreement”), LAC Argentina assigned the Offtake Agreement to LAC Parent;

WHEREAS, pursuant to an assignment agreement dated [●], 2024 (the “Second Assignment Agreement”), LAC Parent assigned the Offtake Agreement to LAC Nevada, the execution and delivery of the Second Assignment Agreement being conditioned on the simultaneous execution and delivery of this First Amendment Agreement;

WHEREAS, GM has agreed to in good faith consider providing support to LAC Parent and LAC Nevada with respect to any loan that LAC Nevada may obtain from the United States Department of Energy in consideration for the extension of the term of the Offtake Agreement as contemplated herein; and

WHEREAS, the parties hereto, being LAC Parent, LAC Nevada and GM (collectively, the “Parties”, and individually, a “Party”), wish to set out the terms and conditions of certain amendments to the Offtake Agreement, as assigned, references in this First Amendment

Agreement to the Offtake Agreement being to the Offtake Agreement, as so assigned by the provisions of the First Assignment Agreement and the Second Assignment Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties hereto, the Parties mutually agree as follows:

1. Definitions and Interpretation. All terms used but not otherwise defined herein and defined in the Offtake Agreement shall have the same meaning herein as in the Offtake Agreement. As used herein, the singular shall include the plural and the plural shall include the singular as the context may require.

2. Joinder. By its execution and delivery of this First Amendment Agreement (and notwithstanding the First Assignment Agreement), LAC Parent agrees to join into the Offtake Agreement for the purposes set forth in this First Amendment Agreement. As a result of this joinder provision, LAC Parent is now an additional party to the Offtake Agreement, together with LAC Nevada, although its obligations are not joint and several. Notwithstanding such joinder, as a result of the Second Assignment Agreement, LAC Nevada is the “Supplier” under the Amended Offtake Agreement (as defined below).

3. Amendment to the Offtake Agreement. Pursuant to Section 16.4 of the Offtake Agreement, the Parties hereby agree to amend the Offtake Agreement to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~), add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) and move the single-underlined text (indicated textually in the same manner as the following example: single-underlined text) as set forth in the pages of the Offtake Agreement attached as Exhibit A hereto (the Offtake Agreement, as so joined in and amended by this First Amendment Agreement and as may be further amended, supplemented or otherwise modified or restated from time to time, the “Amended Offtake Agreement”).

4. Acknowledgement. The Parties acknowledge that, except as otherwise expressly indicated herein, the Amended Offtake Agreement shall continue unamended and without novation and remain in full force and effect and, except as amended and supplemented by this First Amendment Agreement, is in all respects confirmed, ratified and preserved.

5. Further Assurances. The Parties shall at all times hereafter at the reasonable request of any other Party execute and deliver all such further documents and instruments and shall do and perform such acts as may be necessary to give full effect to the intent and meaning of this First Amendment Agreement.

6. Successors and Assigns. This First Amendment Agreement shall be binding upon and enure to the benefit of the Parties and their respective successors and permitted assigns.

7. Severability. The provisions of this First Amendment Agreement are intended to be severable. If any provision hereof is held to be invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

8. Modifications; Waiver. Any amendment or modification or waiver of any right under any provision hereof shall be in writing and signed by the Parties. Any waiver hereunder shall be effective only for the specific purpose for which it is given and for the specific time period, if any, contemplated in such waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver of such right, power or privilege and any waiver of any breach of the provisions hereof shall be without prejudice to any rights with respect to any other further breach.

9. Notices. All notices hereunder shall be given and received as provided in Section 16.2 of the Amended Offtake Agreement, provided that the address of Supplier and LAC Parent are as follows:

If given to the LAC Parent:	Lithium Americas Corp.
3260 - 666 Burrard Street
Vancouver, British Columbia V6C 2X8
Canada
Attention: Jonathan Evans, President and CEO
Email: [***]

If given to the Supplier:	Lithium Nevada Corp.
5310 Kietzke Lane, Suite 200
Reno, Nevada 89511
Attention: General Counsel
Email: [***]

10. Governing Law. This First Amendment Agreement is governed by, and is to be interpreted, construed and enforced in accordance with, the laws of the State of New York, excluding the provisions of the United Nations Convention on Contracts for the International Sale of Goods and without regard to its conflict of laws principles.

11. Counterparts. This First Amendment Agreement may be executed in counterparts and by different Parties in separate counterparts, each of which when so executed shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have executed this First Amendment Agreement as of the day and year first written above.

LITHIUM AMERICAS CORP.

By:
Name:
Title:

LITHIUM NEVADA CORP.

By:
Name:
Title:

GENERAL MOTORS HOLDINGS LLC

By:
Name:
Title:

[Signature Page to First Amendment to Lithium Offtake Agreement]

EXHIBIT E-2

Second Assignment Agreement

[See attached.]

Execution Version

ASSIGNMENT OF OFFTAKE AGREEMENT

RE:	LITHIUM OFFTAKE AGREEMENT BETWEEN LITHIUM AMERICAS (ARGENTINA) CORP. AND GENERAL MOTORS HOLDINGS LLC DATED FEBRUARY 16, 2023 (THE “AGREEMENT”)

1.
For an agreed consideration, with effect as of the date hereof, Lithium Americas Corp., a corporation organized and existing under the laws of British Columbia (the “Assignor”). hereby assigns all of its rights, title and interest in, and all of its obligations and liabilities under, the Agreement as “Supplier” (the “Assigned Interest”) to Lithium Nevada Corp., a corporation organized and existing under the laws of the State of Nevada (“Lithium Nevada”).
2.
Lithium Nevada accepts the foregoing transfer and assignment of the Assigned Interest and acknowledges and agrees that it assumes all rights, title and interest of the Assignor in, and all obligations and liabilities of the Assignor under, the Agreement and will observe and perform all of the terms, covenants and conditions contained in the Agreement to be observed and performed by the Assignor as of the date hereof.
3.
From the date hereof, all references to the “Supplier” in the Agreement shall hereafter be construed and understood to refer to Lithium Nevada.
4.
The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this assignment of the Assigned Interest (this “Assignment Agreement”) and to consummate the transactions contemplated hereby.
5.
Lithium Nevada (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby and to become the Supplier under the Agreement, (ii) from and after the date hereof, it shall be bound by the provisions of the Agreement as the Supplier thereunder and, to the extent of the Assigned Interest, shall have the obligations of the Supplier thereunder, (iii) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person (as defined in the Agreement) exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (iv) it has received a copy of the Agreement and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment Agreement and to purchase the Assigned Interest, and (v) it has, independently and without reliance upon any other Person (as defined in the Agreement) and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment Agreement and to acquire the Assigned Interest; and (b) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Agreement are required to be performed by it as the Supplier.

6.
This Assignment Agreement is governed by, and is to be interpreted, construed and enforced in accordance with, the laws of the State of New York, excluding the provisions of the United Nations Convention on Contracts for the International Sale of Goods and without regard to its conflict of laws principles.
7.
This Assignment Agreement may be executed in counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument.

DATED [●], 2024

LITHIUM AMERICAS CORP.

By:
Name:
Title:

LITHIUM NEVADA CORP.

By:
Name:
Title:

The assignment of the Agreement is hereby acknowledged and accepted by the undersigned.

GENERAL MOTORS HOLDINGS LLC

By:
Name:
Title:

[Signature Page to Assignment of Offtake Agreement]

EXHIBIT E-3

Second Amendment to Phase 1 Offtake Agreement

[See attached.]

THIS SECOND AMENDMENT TO LITHIUM OFFTAKE AGREEMENT is made with effect as of [●], 2024 (the “Second Amendment Agreement”).

AMONG:

LITHIUM AMERICAS CORP., a corporation incorporated under the laws of the Province of British Columbia

(“LAC Parent”)

– and –

LITHIUM NEVADA LLC., a limited liability company organized under the laws of Nevada

(“LAC Nevada”)

– and –

GENERAL MOTORS HOLDINGS LLC, a limited liability company organized and existing under the laws of Delaware

(on behalf of itself and its affiliates and subsidiaries, collectively “GM”)

WHEREAS, Lithium Americas (Argentina) Corp. (“LAC Argentina”) and GM entered into a lithium offtake agreement dated as of February 16, 2023 (the “Offtake Agreement”);

WHEREAS, as of October 3, 2023, 1397468 BC Ltd. (referred to as “Spinco” in the Offtake Agreement) changed its name to Lithium Americas Corp., which is one of the counterparties to this Agreement and referred to herein as LAC Parent;

WHEREAS, pursuant to an assignment agreement dated October 3, 2023 (the “First Assignment Agreement”), LAC Argentina assigned the Offtake Agreement to LAC Parent;

WHEREAS, pursuant to an assignment agreement dated [●], 2024 (the “Second Assignment Agreement”), LAC Parent assigned the Offtake Agreement to LAC Nevada;

WHEREAS, the parties hereto, being LAC Parent, LAC Nevada and GM (collectively, the “Parties”, and individually, a “Party”), entered into the First Amendment to Lithium Offtake Agreement dated [●], 2024 (the “First Amendment Agreement”, and the Offtake Agreement, as amended by the First Amendment Agreement, the “First Amended Offtake Agreement”); and

WHEREAS, the Parties wish to set out the terms and conditions to certain amendments to the First Amended Offtake Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties hereto, the Parties mutually agree as follows:

1.
Definitions and Interpretation. All terms used but not otherwise defined herein and defined in the First Amended Offtake Agreement shall have the same meaning herein as in the First Amended Offtake Agreement. As used herein, the singular shall include the plural and the plural shall include the singular as the context may require.
2.
Amendment to the First Amended Offtake Agreement. Pursuant to Section 16.4 of the First Amended Offtake Agreement, the Parties hereby agree to amend the First Amended Offtake Agreement to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~), add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) and move the single-underlined text (indicated textually in the same manner as the following example: single-underlined text) as set forth in Exhibit A hereto (the First Amended Offtake Agreement, as amended by this Second Amendment Agreement, the “Second Amended Offtake Agreement”).
3.
Acknowledgement. The Parties acknowledge that, except as otherwise expressly indicated herein, the First Amended Offtake Agreement shall continue unamended and without novation and remain in full force and effect and, except as amended and supplemented by this Second Amendment Agreement, is in all respects confirmed, ratified and preserved.
4.
Further Assurances. The Parties shall at all times hereafter at the reasonable request of any other Party execute and deliver all such further documents and instruments and shall do and perform such acts as may be necessary to give full effect to the intent and meaning of this Second Amendment Agreement.
5.
Successors and Assigns. This Second Amendment Agreement shall be binding upon and enure to the benefit of the Parties and their respective successors and permitted assigns.
6.
Severability. The provisions of this Second Amendment Agreement are intended to be severable. If any provision hereof is held to be invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.
7.
Modifications; Waiver. Any amendment or modification or waiver of any right under any provision hereof shall be in writing and signed by the Parties. Any waiver hereunder shall be effective only for the specific purpose for which it is given and for the specific time period, if any, contemplated in such waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver of such right, power or privilege and any waiver of any breach of the provisions hereof shall be without prejudice to any rights with respect to any other further breach.
8.
Governing Law. This Second Amendment Agreement is governed by, and is to be interpreted, construed and enforced in accordance with, the laws of the State of New York, excluding the provisions of the United Nations Convention on Contracts for the International Sale of Goods and without regard to its conflict of laws principles.

9.
Counterparts. This Second Amendment Agreement may be executed in counterparts and by different Parties in separate counterparts, each of which when so executed shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have executed this Second Amendment Agreement as of the day and year first written above.

LITHIUM AMERICAS CORP.

By:
Name:
Title:

LITHIUM NEVADA LLC

By:
Name:
Title:

GENERAL MOTORS HOLDINGS LLC

By:
Name:
Title:

[Signature Page to Second Amendment to Lithium Offtake Agreement]

EXHIBIT F

Phase 2 Offtake Agreement

[See attached.]

LITHIUM OFFTAKE AGREEMENT (PHASE TWO)

by and between

LITHIUM NEVADA LLC

LITHIUM AMERICAS CORP.

and

GENERAL MOTORS HOLDINGS LLC

[ ], 202[ ]

LITHIUM OFFTAKE AGREEMENT (PHASE TWO)

This Lithium Offtake Agreement (Phase Two) (this “Agreement”) is dated [ ], 202[ ] (the “Execution Date”) and is among General Motors Holdings LLC (“GM”), Lithium Americas Corp. (“LAC Parent”), and Lithium Nevada LLC (“Supplier”). GM, LAC Parent and Supplier are sometimes referred to in this Agreement individually as a “Party” or collectively as the “Parties”.

RECITALS

A.
LAC Parent is developing a lithium mine at the Thacker Pass lithium project in Thacker Pass, Nevada, (the “Project”) the initial phase (“Phase One”) of which is expected to, at optimal anticipated production capacity, have an output of approximately 40,000 tonnes of lithium product per year and GM, Supplier and LAC Parent have entered into that certain Lithium Offtake Agreement dated February 16, 2023, for the Product produced at Phase One (the “Phase One Product”), which was assigned by LAC Parent to Supplier and was amended (as such agreement may be further amended, assigned or supplemented from time to time, the “Phase One Offtake Agreement”).
B.
Supplier is developing an expansion phase at the Project which is anticipated to be a second production facility on or around the site of Phase One, such expansion is currently contemplated to have an optimal anticipated production capacity of approximately an additional 40,000 tonnes of lithium product per year (“Phase Two”).
C.
GM desires to, directly and indirectly through its Designated Purchasers (as defined below), purchase lithium carbonate (“Product”) from Phase Two of the Project (the “Phase Two Product”) from Supplier.
D.
The Parties desire to establish and structure a supply relationship such that GM and/or its Designated Purchasers will purchase from Supplier, and Supplier will produce, sell, and deliver to GM and/or its Designated Purchasers, the Product, on the terms and conditions set forth in this Agreement and all exhibits hereto including, but not limited to, the General Terms and Conditions attached hereto as Exhibit A (the “General Terms”).
E.
LAC Parent or one of its subsidiaries and GM are joint venture participants in the Supplier pursuant to that certain limited liability company agreement of Lithium Nevada Ventures LLC (the “JV Agreement”).
F.
LAC Parent and Supplier are collectively referred to herein as the “LAC Parties”.
G.
The Supplier has obtained debt financing in connection with developing Phase One pursuant to a Loan and Reimbursement Agreement dated [ ], 2024 (the “DOE Loan”), obtained from the Advanced Technology Vehicles Manufacturing Loan Program administered by the Loan Programs Office of the Department of Energy (“DOE”).

BASED UPON THE FOREGOING RECITALS and other good and valuable consideration, the receipt and adequacy of which are acknowledged, the Parties agree as follows:

TERMS AND CONDITIONS

1.
Term and conditions precedent.

The effective date of this Agreement shall be the Execution Date. The commercial terms of purchase and sale set forth in this Agreement shall become operative as of the Phase Two Effective Date (as defined below), provided that:

1.1.
Phase Two Share; Adjustment based on Incremental Funding Obligation. GM shall be entitled to thirty-eight percent (38%) of the Phase Two Product, unless (a) LAC Parent or one of its subsidiaries has not completed its FID Capital Contribution (as defined in the JV Agreement) by the date that is the nine (9) month anniversary of the Execution Date or (b) immediately after such FID Capital Contribution, LAC Parent does not hold at least $51,000,000 of cash net of any financing fees required to be paid by LAC or any of its affiliates, in which case GM shall be entitled to forty-eight percent (48%) of the Phase Two Product (the “Phase Two Share”).
1.2.
Definition of Commencement of Commercial Production. “Commencement of Commercial Production” means and shall be deemed to have been achieved on the day on which the production facility to be developed for Phase Two (the “Production Facility”) has operated for a period of thirty (30) consecutive days at an annualized rate during such period of at least 80% of its final anticipated nameplate capacity per year, as agreed by the Parties at the time of the final investment decision with respect to Phase Two (the “Minimum Annualized Production Rate”).
1.3.
Phase Two Effective Date. The Phase Two effective date shall commence on the date of the Commencement of Commercial Production (the “Phase Two Effective Date”) and shall continue for twenty (20) years after the Phase Two Effective Date (the “Phase Two Term”); provided, however, that, other than with respect to the Stub Period (as defined below), the Phase Two Term shall be extended by an equivalent amount of time for each calendar year in which the Annual Production Forecast (as defined below) (the “MAPR Extension”) is less than the Minimum Annualized Production Rate. If there is an MAPR Extension, references to the Phase Two Term shall be to the Phase Two Term as extended by the MAPR Extension (if any).
1.4.
[reserved].
1.5.
Progress Updates. Supplier will provide to GM written notice of the projected Commencement of Commercial Production at least one hundred eighty (180) days prior to the Commencement of Commercial Production, and thereafter will provide monthly progress updates including any revisions to the projected Commencement of Commercial Production. Supplier shall provide GM with written notice of the Commencement of Commercial Production within five (5) Business Days thereof. For purposes of this Agreement, “Business Day” means any day that is not a

Saturday, Sunday or other day on which national banks in New York, New York, are authorized or required by law to remain closed.
1.6.
Purchase Prior to Commencement of Commercial Production. Provided that (a) the Phase One Offtake Agreement has not terminated and (b) GM’s currently binding Annual Purchase Forecast for Phase One is equal to the then-binding Annual Production Forecast for Phase One (subsections (a) and (b) together are referred to as the “Phase One Volume Requirement”), GM (for itself or through a Designated Purchaser) shall have the right to purchase up to its full Phase Two Share of all Phase Two Product prior to the Commencement of Commercial Production, in accordance with the provisions of this Agreement but based upon such minimum aggregate shipment quantities and such shipment delivery schedules as well as provisions as to chemical specifications as Supplier and GM shall reasonably agree. Commencing two (2) calendar months prior to the first month in which Supplier reasonably expects the Commencement of Commercial Production for Phase Two Product to occur, by no later than the fifth Business Day of such calendar month and each calendar month thereafter prior to the Commencement of Commercial Production, Supplier will provide to GM a production forecast (the “Monthly Production Forecast”) for the second succeeding calendar month (the “Relevant Month”), which identifies, among other things, Supplier’s total forecast production of the aggregate quantity of Product expected to be produced in the Relevant Month and the shipping schedule for the Relevant Month (the “Monthly Shipping Schedule”). Within thirty (30) Business Days after receipt of the Monthly Production Forecast, GM must notify Supplier in the form agreed by the Parties from time to time, as to the amount of the consolidated quantity of the Product all GM Buyers elect to acquire in the Relevant Month and confirm the Monthly Shipping Schedule for the Relevant Month and provide Supplier with the amount of Product to be shipped to each GM Buyer. If GM does not give notice within the timeframe specified above, GM, for and on behalf of itself and all of the GM Buyers, shall be deemed to have declined to purchase the Product during the Relevant Month. If GM and/or its Designated Purchasers decline (or have been deemed to decline) to purchase all or any portion of its Phase Two Share of the Phase Two Product produced prior to the Commencement of Commercial Production, Supplier shall be entitled (but not obligated), in its discretion, to sell such Product to any Person. The ROFO Provisions set forth in Section 3 are not applicable to any sales described in this Section 1.6.
1.7.
Evaluation of Lithium Hydroxide. The Parties will evaluate the technical and financial feasibility for Supplier to conduct operations to further process the Product to produce lithium hydroxide. If the Parties agree to the development of a lithium hydroxide production facility, the Parties will amend this Agreement to establish mutually agreed upon terms for the purchase and sale of lithium hydroxide. In the event the Parties are unable to reach agreement on such amended terms to be made to this Agreement, the Parties agree to resolve any differences in accordance with the dispute resolution procedures set forth in Section 18 of the General Terms.

1.8.
Operational Details. The Parties will also work together throughout the Phase Two Term, each acting in good faith to agree on, as needed, further operational details regarding, among other things, the purchase process, logistics, sampling, transportation and delivery of the Product; provided, however, that any such additional details shall not supersede the terms of this Agreement unless agreed by the Parties in writing.
2.
Volumes.
2.1.
GM Buyers.
(A)
Supplier shall sell the Phase Two Share to GM or any purchaser (for the avoidance of doubt, which may include GM affiliates or tiered suppliers) designated by GM and pre-approved in writing by Supplier (such approved purchasers, the “Designated Purchasers” and, collectively with GM, the “GM Buyers” or each a “GM Buyer”).
(B)
Supplier shall not unreasonably refuse or delay approval of a Designated Purchaser designated by GM. For clarity, if Supplier has terminated a Designated Purchaser Agreement (as defined below) as a result of a default of the applicable Designated Purchaser, such Designated Purchaser will no longer be deemed to be a Designated Purchaser that has received the approval of Supplier, and Supplier will provide GM with written notice thereof. If GM determines that a Designated Purchaser shall no longer be a Designated Purchaser pursuant to this Agreement, GM will provide notice of such termination to Designated Purchaser and Supplier.
2.2.
Option Phase Two Volume. For each year during the Term that GM is satisfying any then applicable Phase One Volume Requirement, Supplier grants to GM an option for GM Buyers to purchase up to its Phase Two Share of all Product that Supplier produces for the Phase Two Production Facility (the “Phase Two Volume”). It is understood and agreed by GM that during any period that GM purchases Phase Two Volume pursuant to this Agreement, GM will purchase a minimum volume of Product equal to the lesser of: (i) the lithium carbonate equivalent of [***] percent of GM’s requirements for lithium that is necessary for use in the production of battery cells manufactured by GM or its affiliates, subsidiaries, or joint venture partners in North America ([***] percent is an aggregated figure under this Agreement and the Phase One Offtake Agreement); or (ii) [***] percent of the Phase Two Volume. For clarity, upon termination of the Phase One Offtake Agreement, the Phase One Volume Requirement will be zero when considering if GM is eligible to exercise its option to the Phase Two Volume and if GM exercises such option, each reference to [***] percent in clause (i) above will be [***] percent such that GM’s minimum purchase obligation will be [***] of GM’s requirements for lithium that is necessary for use in the production of battery cells manufactured by GM or its affiliates, subsidiaries, or joint venture partners in North America.
2.3.
Annual Production Forecast. If GM exercises its option consistent with the requirements of Section 2.2 above, Supplier will, not later than ninety (90) days prior to the Phase Two Effective Date (with respect to the period of time from the Phase Two Effective Date through December 31 of the year in which the Phase Two Effective Date occurs (the “Stub Period”)); and thereafter by July 31 of each year of the Phase Two Term, provide to GM the estimated total Phase Two Volume multiplied by the Phase Two Share for the following [***] calendar years (the “Annual Production Forecast”). The [***] of each Annual Production Forecast shall represent the binding forecast from Supplier for the subsequent [***], which shall be delivered to GM in accordance with the Shipping Schedule (as defined below) set forth in Section 2.5 below. The [***] of each Annual Production Forecast is non-binding. Reference is made to Exhibit G for a summary of the provisions of Sections 2.3 through 2.7 (although such Exhibit G does not modify such Sections but is merely intended to be a shorthand summary for ease of reference purposes).
2.4.
Annual Purchase Forecast. GM will, not later than: (i) forty-five (45) days after receipt of the Annual Production Forecast (with respect to the Stub Period); or (ii) August 31 of each year of the Phase Two Term, notify Supplier of the quantity of Product which GM Buyers will purchase in each quarter of the Stub Period or the subsequent [***] calendar years, as applicable (the “Annual Purchase Forecast”). The [***] of each Annual Purchase Forecast shall constitute a firm obligation of GM to (directly or in combination with the Designated Purchasers) purchase that quantity of Product during the applicable [***] (the “Annual Quantity”). The [***] of each Annual Production Forecast shall not constitute a firm obligation of GM to purchase that quantity of Product.
2.5.
Seller Quarterly Production Forecast. Supplier will, no later than the fifth Business Day of each calendar quarter (each, a “Quarter”), provide to GM a rolling twelve (12)-month production forecast (the “Seller Quarterly Production Forecast”) that is consistent with the Annual Production Forecast and identifies, among other things: (A) Supplier’s total forecast production of the aggregate quantity of Product expected to be produced for the next four (4) Quarters multiplied by the Phase Two Share; and (B) the shipping schedule for the next Quarter. The shipping schedule will identify each relevant GM Buyer based on the prior Quarter’s Buyer Quarterly Purchase Forecast provided by GM under Section 2.6 (“Shipping Schedule”). In no event shall the Shipping Schedule for the first Quarter provide for a shortfall of more than [***]% from the quantity set forth in any Seller Quarterly Production Forecast and a shortfall of more than [***]% from the quantity in Quarters two, three and four of the Seller Quarterly Production Forecast (each, the “Permitted Variance”). Reference is made to Exhibit E for an example of a Seller Quarterly Production Forecast. Any shortfall in a Shipping Schedule shall not reduce the binding annual quantity of Product set forth in an Annual Production Forecast and

Annual Purchase Forecast, and any such shortfall in one Quarter shall be made up by Supplier in a subsequent Quarter.
2.6.
Buyer Quarterly Purchase Forecast. GM must, within twenty (20) Business Days after receipt of the Seller Quarterly Production Forecast: (A) notify Supplier in the form agreed by the Parties from time to time, as to the amount of the consolidated quantity of the Product all GM Buyers elect to acquire in each Quarter identified in the Seller Quarterly Production Forecast (the “Buyer Quarterly Purchase Forecast”); and (B) confirm (or, in accordance with Section 2.7, request changes to) the Shipping Schedule for the next Quarter and provide Supplier with the amount of Product to be shipped to each GM Buyer. Reference is made to Exhibit E for an example of a Buyer Quarterly Purchase Forecast. If GM does not give notice within the timeframe specified above, GM, for and on behalf of itself and all of the GM Buyers, is deemed to have elected to exercise its option to purchase the same proportion of its Phase Two Share of the available Product that was exercised by all GM Buyers in the prior Quarter and to accept the Shipping Schedule for the next Quarter.
2.7.
Modifications to Quantity of Product. Supplier will have five (5) Business Days following receipt of each Buyer Quarterly Purchase Forecast in which to notify Buyer that Supplier confirms, or proposes modifications to, the quantity of Product set out for the first Quarter in each Buyer Quarterly Purchase Forecast based upon operational timelines at the Production Facility. Any modifications proposed by Supplier shall be set out in such notice. If Supplier so confirms, or does not give any such notice within such five (5) Business Day period, the quantity of Product set out for the first Quarter in such Buyer Quarterly Purchase Forecast will constitute the firm order quantity of Product to be shipped during that Quarter (the quantities for the other four (4) Quarters being estimates only) (the “Quarterly Delivery Quantity”). If Supplier has notified GM within the above five (5) Business Day period of proposed modifications to the Quarterly Delivery Quantity, the Parties shall promptly discuss and resolve any such proposed quantity modifications.
2.8.
Unallocated Phase Two Product. Supplier agrees that all Product produced from the Supplier’s Phase Two Production Facility at the Project during the Phase Two Term shall be allocated and sold pursuant to this Agreement. If GM declines (or is not eligible to exercise due to a failure to purchase the Phase One Volume Requirement) its option to purchase any of the Phase Two Share of the Phase Two Product in accordance with this Agreement (or is deemed to have done so), Supplier shall have the full and unrestricted right to sell all or part of such Phase Two Share of the Phase Two Product to other purchaser(s) on any terms that Supplier is able to negotiate. For the avoidance of doubt, GM declining to purchase its Phase Two Share of any specific Phase Two Product shall have no impact on GM’s option to purchase its subsequent Phase Two Share of available Phase Two Product, and Supplier shall not have the full and unrestricted right to sell the Phase Two Share of any Phase Two Product to other purchaser(s) until GM declines its option to purchase its Phase Two Share of such specific Phase Two Product. The ROFO

Provisions set forth in Section 3 are not applicable to any sales described in this Section 2.8.
2.9.
Purchase Orders. With respect to all purchases of Product by GM Buyers pursuant to this Agreement:
(A)
The GM Buyer will issue to Supplier, and Supplier will accept, one or more blanket purchase orders for purchase of the Product pursuant to which Supplier will produce and deliver Product in accordance with the firm portion of the Annual Purchase Forecast and the Seller Quarterly Production Forecast and releases to be communicated to Supplier setting forth the quantities of Product to be delivered and the delivery dates in accordance with the Shipping Schedule and subject to the Permitted Variance in Quarterly Shipping Schedules set forth in Section 2.5 (all such purchase orders, together with any related releases or agreements, each a “Purchase Contract”). Such Purchase Contract will be made pursuant to the terms and conditions of this Agreement including the General Terms and shall not modify the terms of this Agreement.
(B)
Payment terms for each release of Product under a Purchase Contract shall be net [***] days following the GM Buyer’s receipt of the Product at the GM Buyer’s facility but not later than [***] days after first loading of the Product at the Project or the Alternate Location (as defined in the General Terms).
2.10.
Designated Purchasers.
(A)
For the avoidance of doubt, the volumes of Product in this Agreement are in the aggregate and apply to all purchases made under this Agreement, whether by GM or any other Designated Purchaser.
(B)
A GM Buyer that is identified in the Buyer Quarterly Purchase Forecast will be responsible for issuing Purchase Orders, making payment and receiving Product, all subject to the terms of this Agreement with respect to GM or the Designated Purchaser Agreement with respect to any Designated Purchaser. GM will provide any Designated Purchaser written notice of the price to be paid by Designated Purchaser to Supplier for the Product pursuant to this Agreement, with a copy of such notice to be provided by GM to Supplier.
(C)
Following the notification by GM to Supplier of any Designated Purchaser: (i) sales to such Designated Purchaser will be subject to the Designated Purchaser entering into a direct agreement with Supplier substantially in the form attached to this Agreement as Exhibit B (the “Designated Purchaser Agreement”), which such Designated Purchaser Agreement may be modified prior to its execution by mutual agreement by Supplier and GM.

(D)
Any Purchase Contract or order placed by a Designated Purchaser shall create an independent contractor relationship between Supplier and such Designated Purchaser, and GM shall not guaranty any obligations of any Designated Purchaser and Supplier’s sole remedy for any breach of a Designated Purchaser Agreement by a Designated Purchaser shall be to enforce Supplier’s rights against a Designated Purchaser pursuant to such Designated Purchaser Agreement and under applicable law.
(E)
In the event that Supplier assigns its rights under this Agreement as contemplated by Section 16.7, Supplier will provide notice of such assignment within five (5) Business Days to all Designated Purchasers with whom Supplier has executed a Designated Purchaser Agreement, and shall contemporaneously provide a written copy of such notice to GM.
2.11.
Right to Phase Two Product. In the event that Supplier or any affiliate sells any Phase Two Product to another Person other than GM and/or its Designated Purchasers in accordance with this Agreement, and Supplier is unable to provide GM and/or its Designated Purchasers with the quantity of Product set forth in the Buyer Quarterly Purchase Forecast—whether due to a force majeure event (as defined in the General Terms) or otherwise—Supplier and its affiliates shall allocate any Phase Two Product such that GM receives not less than its pro rata share of actually produced Phase Two Product; provided that, if GM and/or its Designated Purchasers have purchased lithium carbonate from one or more third parties to replace undelivered Product under this Agreement during a force majeure event impacting Supplier, this Section 2.11 shall not apply to the extent of such purchases from third parties.
3.
Right of First Offer for Phase Two Product.
3.1.
Certain Defined Terms. For the purposes of this Section 3: (i) “Trigger Point” is the date upon which Supplier reasonably anticipates is 16 months prior to the final investment decision with respect to Phase Two and provides GM with written confirmation of its development plan for Phase Two; and (ii) “ROFO Provisions” are the provisions of this Section 3 pursuant to which Supplier grants to GM a right of first offer with respect to the remaining Phase Two Product not covered by GM’s Phase Two Share.
3.2.
Notice of Trigger Point. Supplier agrees to send a written notice to GM advising of the Trigger Point as and when the same has been reasonably ascertained. If the Trigger Point is subject to change, Supplier shall promptly send one or more written notices to GM updating the Trigger Point.
3.3.
Compliance with ROFO Provisions. During any period that GM is in compliance with the Phase One Volume Requirement and additionally GM has committed in the then-binding Annual Purchase Forecast to purchase the entire Phase Two Share identified in the binding Annual Production Forecast of the Phase Two Product, Supplier (directly or through an affiliate) cannot offer to sell the remaining Phase

Two Product not covered by GM’s Phase Two Share to a third Person (a “Phase Two Product Transaction”) unless and until Supplier has first complied with the provisions of this Section 3. For clarity, without the prior written consent of GM, Supplier cannot implement the ROFO Provisions or enter into a Phase Two Product Transaction prior to the Trigger Point.
3.4.
ROFO Notice. If, after the Trigger Point, Supplier (directly or through an affiliate) desires to enter into a Phase Two Product Transaction, Supplier shall first deliver a notice in writing (the “ROFO Notice”) to GM whereby the Supplier offers to enter into a Phase Two Product Transaction with GM on the terms and conditions set out in the ROFO Notice (the “Sale Terms”).
3.5.
Sale Terms. The Sale Terms shall include, to the extent applicable, the price for the Phase Two Product as well as any attendant investment in and/or provision of capital or other consideration to either Supplier and/or the Project as well as all other material terms and conditions in reasonable detail.
3.6.
Evaluation Period. For a period of twenty (20) Business Days after receipt of the ROFO Notice (the “Evaluation Period”), GM shall have the right to send a written notice to Supplier (the “Offer Response”). If, during the Evaluation Period, Supplier amends or modifies the terms and conditions set forth in the ROFO Notice prior to receiving the Offer Response from GM, the Evaluation Period shall reset. The Offer Response shall set out whether: (i) GM is not interested in pursuing the Phase Two Product Transaction; (ii) GM is willing to pursue the Phase Two Product Transaction on the terms and conditions set out in the ROFO Notice, including without limitation, the Sale Terms; or (iii) GM is willing to pursue the Phase Two Product Transaction, but with alterations/amendments/revisions to the terms and conditions set out in the ROFO Notice, including without limitation, the Sale Terms (the “Suggested Revised Terms”). If no Offer Response is sent by GM to Supplier within the Evaluation Period, then GM is deemed to have elected the option described in Subsection 3.6(i).
3.7.
Non Response – Offeree Commercial Agreement. If the Offer Response is as set out in Subsection 3.6(i) or is deemed to be as set out in Subsection 3.6(i), Supplier (directly or through an affiliate) shall have a period of one hundred eighty (180) days after the receipt (or non-receipt) of such Offer Response to negotiate with a third Person (the “Offeree”) a Phase Two Product Transaction and to enter into a binding agreement of purchase and sale or other form of commercial agreement, as the case may be (the “Commercial Agreement”) with the Offeree, which binding Commercial Agreement, for clarity, may provide that closing is conditional upon the satisfaction of conditions precedent. If the Commercial Agreement is not executed and delivered within such time frame then the ROFO Provisions shall reset and again be applicable to any subsequent contemplated Phase Two Product Transaction.

3.8.
Standard ROFO Negotiation Period. If the Offer Response is as set out in Subsection 3.6(ii), Supplier and GM shall, each acting in good faith, for a period of a further one hundred sixty (160) days (the “Standard ROFO Negotiation Period”) negotiate the binding Commercial Agreement, based on the Sale Terms, which binding Commercial Agreement, for clarity, may provide that closing is conditional upon the satisfaction of conditions precedent.
3.9.
End of Standard ROFO Negotiation Period – Offeree Commercial Agreement. If, by the end of the Standard ROFO Negotiation Period, Supplier and GM have not executed and delivered a binding Commercial Agreement based on the Sale Terms, which binding Commercial Agreement, for clarity, may provide that closing is conditional upon the satisfaction of conditions precedent, then Supplier shall have a period of one hundred eighty (180) days after the last day of the Standard ROFO Negotiation Period, to negotiate with an Offeree a Phase Two Product Transaction on terms and conditions that are materially better (considered as a whole package) to Supplier than those set out in the ROFO Notice and to enter into a binding Commercial Agreement with the Offeree, which binding Commercial Agreement, for clarity, may provide that closing is conditional upon the satisfaction of conditions precedent. Supplier shall not disclose to an Offeree any of the information provided by GM to Supplier in the Offer Response or during the Standard ROFO Negotiation Period. In considering whether the terms and conditions are materially better, the Parties shall take into consideration, among other things, the offtake price, volume, investment quantum, form of investment, timing, execution risk, and government relations. If the Commercial Agreement is not executed and delivered within such time frame, then the ROFO Provisions shall reset and again be applicable to any subsequent contemplated Phase Two Product Transaction.
3.10.
Revised ROFO Negotiation Period. If the Offer Response is as set out in Subsection 3.6(iii), Supplier and GM shall, each acting in good faith, for a period of a further one hundred sixty (160) days (the “Revised ROFO Negotiation Period”) negotiate mutually acceptable alterations/amendments/revisions to the terms and conditions set out in the ROFO Notice, including without limitation, the Sale Terms (the “Revised Terms”) as well as, to the extent applicable, the binding Commercial Agreement, based on such mutually acceptable Revised Terms, which binding Commercial Agreement, for clarity, may provide that closing is conditional upon the satisfaction of conditions precedent.
3.11.
End of Revised ROFO Negotiation Period – Offeree Commercial Agreement. If by the end of the Revised ROFO Negotiation Period, Supplier and GM have not negotiated mutually acceptable alterations/amendments/revisions to the terms and conditions set out in the ROFO Notice, including, without limitation, mutually acceptable Revised Terms, or, have not executed and delivered a binding Commercial Agreement based on the mutually acceptable Revised Terms, which binding Commercial Agreement, for clarity, may provide that closing is conditional upon the satisfaction of conditions precedent, then Supplier (directly or through an affiliate) shall have a period of one hundred eighty (180) days after the last day of the Revised ROFO Negotiation Period, to negotiate with an Offeree a Phase Two Product Transaction on terms and conditions that are materially better (considered as a whole package) to Supplier (directly or through an affiliate) than the Suggested Revised Terms set out in the Offeree Notice and to enter into a binding Commercial Agreement with the Offeree, which binding Commercial Agreement, for clarity, may provide that closing is conditional upon the satisfaction of conditions precedent. Supplier (directly or through an affiliate) shall not disclose to an Offeree any of the information provided by GM to Supplier in the Offer Response or during the Revised ROFO Negotiation Period. In considering whether the terms and conditions are materially better, the Parties shall take into consideration, among other things, the offtake price, volume, investment quantum, form of investment, timing, execution risk, and government relations. If the Commercial Agreement is not executed and delivered within such time frame then the ROFO Provisions shall reset and again be applicable.
3.12.
Clarification as to Due Diligence. For clarity, it is understood and agreed that the fact that an Offeree may have a right to conduct a due diligence investigation of the Supplier (and/or its applicable affiliates) and/or the Project and to receive customary representations and warranties and indemnities from Supplier shall not be considered for purposes of determining whether the terms are materially better (considered as a whole package) to Supplier.
3.13.
Limitation on Term of Commercial Agreement with Third-Party. Notwithstanding anything herein to the contrary, if, consistent with the ROFO Provisions set forth above, Supplier enters into a Commercial Agreement with an Offeree for Product beginning prior to or at the Effective Date, the term of such Commercial Agreement shall not exceed (i) twelve (12) years if such Commercial Agreement is entered into in connection with the financing or funding for Phase Two or (ii) five (5) years if not required to support the financing or funding for Phase Two. For Commercial Agreements with an Offeree entered into after the Effective Date, the term of such Commercial Agreement shall not, without GM consent, exceed three (3) years from the date that GM declines (or is deemed to decline or not entitled) to exercise the ROFO.
4.
Pricing.
4.1.
Quarterly Price. Pricing for the Phase Two Product, including any Phase Two Product produced at the Production Facility prior to the Commencement of Commercial Production, will be set Quarterly (the “Quarterly Price”), as set forth in Section 4.2. Once the Quarterly Price is established, such price will be fixed for the duration of the relevant Quarter, and GM will communicate the Quarterly Price in writing to all GM Buyers purchasing Product during such Quarter, and shall provide a copy of such notice to Supplier. The Quarterly Price shall not include duties, tariffs, taxes, or other government-imposed charges applied to the sale of the Product hereunder, all of which will be invoiced by Supplier and paid by GM or the Designated Purchaser, as applicable.

4.2.
Fastmarkets MB Price. The Quarterly Price will be the average Fastmarkets MB Price (the “Fastmarkets MB Price”) price per tonne for lithium carbonate, averaged over the prior Quarter (the “Reference Price”), less a discount as calculated in accordance with Section 4.3 (the “Discount”). The Fastmarkets MB Price shall be the average of the daily average price published by Fastmarkets MB LI-0029: Lithium Carbonate 99.5% Li2CO3 min, Battery Grade Spot Price CIF China, Japan and Korea Index ($ per kg) during the applicable reference period. Supplier shall convert the $ per kg reported by Fastmarkets MB to $ per tonne. In the event that (a) the Fastmarkets MB Price ceases to be published, or (b) in the reasonable opinion of either GM or Supplier (i) the Fastmarkets MB Price (or individual transactions within the index) cease to represent, or (ii) an alternative index becomes commercially available that more accurately represents an appropriate arms’ length price for the sale and purchase of lithium carbonate of similar quality and in a similar location as the Product, GM and Supplier will negotiate and agree in good faith to a replacement index, the exclusion of certain transactions for a relevant period, or other mutually acceptable means of objectively determining an arms’ length basis for pricing of the Product. The Phase Two Product will not have a floor price.
4.3.
Discount. The Discount will be calculated using a weighted average cumulative tiered structure based on the following.

Reference Price (US $/t)	Discount
$15,000 - $24,999	[***]%
$25,000 - $34,999	[***]%
> $35,000	[***]%

For illustration purposes only, if the Reference Price for Product for the prior calendar quarter was $37,500 per tonne, the Discount would be calculated as follows:

Discount = (24,999-15,000)*[***]% + (34,999-25,000)*[***]% + (37,500-35,000)*[***]% = $[***] or [***]%

Discount selling price = $37,500 - $[***] = $[***] per tonne

4.4.
Renegotiate Pricing. GM and Supplier shall meet periodically in good faith to discuss and potentially renegotiate the pricing structure set forth in this Section 4 (upward or downward) based on Supplier’s actual operating results and reasonable transparency, with consideration to global inflation, operational and investment efficiencies, and other relevant factors over time.

5.
Delivery Location, Title, and Incoterms. Product shall be delivered in accordance with Section 2 of the General Terms. If and only if GM and Supplier agree to an Alternate Location (as defined in the General Terms), GM will provide written notice of such Alternate Location to any Designated Purchaser and will provide a copy of such written notice to Supplier.
6.
Product Specification.
6.1.
Chemical Specifications. The initial specification, packaging, and concentration requirements for the Product are set forth in Exhibit C (collectively, the “Specifications”). Final chemical specifications, including inert chemical specifications, will be provided by the GM Buyer no later than twelve (12) months before the Commencement of Commercial Production. Supplier will provide a Certificate of Analysis (“COA”) with all deliveries of Product to GM Buyers. The required contents of the COA will be defined in the Specifications, including the results of any required chemical, physical or other performance testing.
6.2.
Changes to Specifications. Following the final investment decision with respect to Phase Two, GM and Supplier shall discuss on an annual basis any proposed changes to the Specifications for the following year, in all cases upon at least twelve (12) months’ prior written notice. Any changes to the Specifications and timing of implementation of such changes shall be as agreed in writing by the Parties. Any additional processing costs arising from changes to the Specifications requested by GM shall be paid by GM or the Designated Purchaser.
7.
Confidentiality.
7.1.
Non-Agreement Information. GM does not expect to receive any confidential technical or related information (the “Non-Agreement Information”) from Supplier or LAC Parent, and GM will not be subject to confidentiality or nondisclosure obligations with respect to any such Non-Agreement Information (including Section 15 of the General Terms) unless Supplier and LAC Parent on the first hand and GM on the second hand have agreed to confidentiality and nondisclosure obligations in a writing signed by their respective authorized representatives that expressly applies to such Non-Agreement Information (a “Standalone CA”). Supplier and LAC Parent agree not to assert any claim (other than for breach of a Standalone CA) with respect to any Non-Agreement Information that Supplier or LAC Parent has disclosed or may hereafter disclose to GM, the Designated Purchasers, or their respective affiliates and subsidiaries.
7.2.
GM Information. Supplier and LAC Parent shall not, and shall ensure that their respective affiliates shall not, publicly disclose any information regarding GM or any of its affiliates, GM’s purchase of its Phase Two Share of the Phase Two Product under this Agreement, or the Designated Purchasers under the Designated Purchaser Agreements (collectively, “GM Information”) without the prior written consent of GM, provided, that no consent of GM shall be required for Supplier or LAC Parent to disclose GM Information if such disclosure is required: (i) by applicable securities laws, including, for greater certainty, the rules of any stock exchange upon which securities of Supplier or LAC Parent or any of their respective affiliates are traded; or (ii) to the extent necessary to enforce this Agreement including without limitation for the purposes of dispute resolution as set forth in Section 18 of the General Terms; provided that Supplier or LAC Parent, as the case may be shall (x) to the extent feasible in accordance with the requirements of applicable law, give prior written notice to GM and an opportunity for GM to review and comment on the requisite disclosure before it is made, including an opportunity for GM to prevent such disclosure and (y) use commercially reasonable efforts to incorporate GM’s comments or limit such disclosure, by seeking confidential treatment or otherwise. Any disclosures made by Supplier or LAC Parent pursuant to Section 15 of the General Terms shall comply with the terms of this Section 7.2. This Section 7.2 shall survive for a period of two years following the expiration or termination of this Agreement.
7.3.
Notice to Designated Purchaser. Any notice required to be provided by Supplier to a Designated Purchaser pursuant to Section 15 of the General Terms (as will be incorporated into the General Terms attached to any Designated Purchaser Agreement) will contemporaneously be provided by Supplier to GM, and GM shall have all of the same rights as the Designated Purchaser with respect to the disclosure of such confidential information.
8.
Sampling and Testing; Material Origin; Special Warnings and Instructions.
8.1.
Responsible and Ethical. Supplier represents and warrants that the lithium material mined and supplied to GM will be sourced in a responsible and ethical manner. Supplier will undergo a third party Environmental Social, and Governance (“ESG”) independent assessment at Supplier’s mining facility pursuant to one of the following two approved responsible sourcing frameworks: (i) the Responsible Minerals Initiative: The Responsible Minerals Assurance Process (“RMAP”); or (ii) the Initiative for Responsible Mining Assurance (“IRMA”) Standard for Responsible Mining. In the event that (a) the RMAP or IRMA assessments are no longer available, or (b) in the reasonable opinion of either GM or Supplier (i) the RMAP or IRMA assessment ceases to be a credible independent assessor of responsible sourcing framework, or (ii) another independent, credible assessor becomes available, GM and Supplier will discuss in good faith and may agree in writing to an alternative third party ESG assessment/protocol of Supplier.
8.2.
RMAP Assessment. If Supplier selects the RMAP assessment for their mining facility/operations, Supplier will schedule the assessment within six (6) months from the Phase Two Effective Date and begin that assessment within one (1) year from the Phase Two Effective Date. Supplier shall be fully conformant or carry an active status to this framework throughout the Phase Two Term starting one (1) year after the Phase Two Effective Date. In each RMAP assessment, Supplier shall incorporate the Responsible Minerals Initiative Environmental, Social and Governance add-on assessment. The results of this ESG assessment will be shared with GM, and GM and Supplier will mutually agree upon any necessary corrective action plan (including timing) to address gaps identified during such assessment.
8.3.
IRMA Engagement. If Supplier selects the IRMA Standard for Responsible Mining for its mining facility/operations, the IRMA engagement must include a completed IRMA approved independent third-party audit at Supplier’s mine site. This audit shall be completed by eighteen (18) months from the Phase Two Effective Date. Following this independent third-party audit, Supplier shall share with GM the results (audit report) of their IRMA audit. GM and Supplier shall mutually agree upon a timeline for resolving (i.e., corrective action plan) any critical requirements that were not fully met during the audit to ensure continuous ESG improvement at the mine site during the Phase Two Term.
8.4.
Feedstock Supplemented. If, during the Phase Two Term, the mine source (feedstock) changes from the initial mine site, or if the initial mine source (feedstock) is supplemented with another mine site, Supplier shall notify GM immediately and shall work with GM to ensure that the responsible sourcing standards set forth in this Section 8 are incorporated at all additional mine site(s).
9.
Audit.
9.1.
Responsible and Ethical. Supplier represents and warrants that the Product will be processed in a responsible and ethical manner throughout the term of this Agreement. Supplier agrees that its mineral processing facility will be conformant and actively engaged to one of the following two approved independent third party responsible sourcing (i.e., ESG) frameworks (i.e., Standards): (i) the RMAP by the Responsible Minerals Initiative (“RMI”); or (ii) the IRMA Mineral Processing Standard by the Initiative for Responsible Mining Assurance. In the event that (a) the RMAP or IRMA assessments are no longer available, or (b) in the reasonable opinion of either GM or Supplier (i) the RMAP or IRMA assessment ceases to be a credible independent assessor of responsible sourcing framework, or (ii) another independent, credible assessor becomes available, GM and Supplier will discuss in good faith and may agree in writing to an alternative third party ESG assessment/protocol of Supplier.
9.2.
Responsible Sourcing. If Supplier elects to satisfy its commitment to responsible sourcing at its mineral processing facility through the RMI framework, Supplier agrees to meet the obligations set forth by the RMI to be conformant or active to the RMAP. Thus, on an annual basis, Supplier agrees to procure an independent third-party responsible sourcing assessment (i.e., audit) at Supplier’s mineral processing (i.e., smelting/refining) facility, that will demonstrate to GM that Supplier’s management systems and sourcing practices are in conformance with the RMAP standards. The approved responsible sourcing assessment is conducted by the RMI. Through successful completion (conformant or active status) of this assessment, the Supplier will demonstrate alignment to the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict Affected and High-Risk Areas (“OECD Guidance”) and the commitments adopted by the RMI in the RMI’s Global Responsible Sourcing Due Diligence Standard for Mineral Supply Chains All Minerals, and be assessed by an independent, RMI-approved third-party auditor.Supplier agrees that its processing facility shall be fully conformant or carry an active status to this framework throughout the term of this Agreement starting one (1) year after the Execution Date.
9.3.
RMI ESG Add On Assessment. In each RMAP assessment, Supplier also agrees to incorporate at its mineral processing facility the RMI ESG add-on assessment. The results of this ESG assessment will be shared with GM, and GM and Supplier will mutually agree upon any necessary corrective action plan (including timing) to address gaps identified during such assessment.
9.4.
Engagement with IRMA. If Supplier chooses to satisfy its commitment to responsible sourcing at its mineral processing facility through active engagement with the IRMA Mineral Processing Standard, such commitment shall require completion of IRMA’s Mineral Processing Standard by an independent third-party auditor (i.e., not a self-assessment) at Supplier’s mineral ore processing facility. This audit shall be completed by eighteen (18) months after the Phase Two Effective Date. Following this third-party audit, Supplier shall share with GM the results (audit report) of the IRMA audit. GM and Supplier shall mutually agree upon a timeline for resolving (i.e., corrective action plan) any critical requirements that were not fully met during the audit to ensure continuous ESG improvement at the mineral processing facility over the term of this Agreement.
9.5.
Artisanal or Small Scale Mining. Supplier will: (a) promptly notify GM if Supplier becomes aware of any instance of artisanal or small-scale mining lithium or lithium-containing product entering Supplier’s operations or supply chain related to this Agreement; (b) promptly notify GM if Supplier becomes aware of any instance of a subcontractor of Supplier providing any materials or services related to this Agreement failing to comply with any material provision of Supplier’s standards; (c) promptly notify GM of the occurrence of any event where Supplier’s compliance officer is notified of any event that is likely to negatively affect people, environment or company reputation relating to this Agreement together with an explanation of Supplier’s prevention and mitigation plan for same; and (d) promptly notify GM of any NGO or media requests relating to Supplier’s supply of Product to GM, and will fully cooperate with GM in preparing a response thereto.
9.6.
Media Requests. If GM notifies Supplier of any NGO or media requests relating to Supplier’s supply of Product to GM, Supplier will fully cooperate with providing to GM such information as GM reasonably requests for GM’s use in preparing a response thereto. The Parties will mutually agree on any information provided by Supplier in accordance with this provision prior to disclosure of such information.

10.
Inflation Reduction Act Considerations.
10.1.
Lithium Processing Location. Supplier acknowledges that the Product will be used to manufacture or assemble Lithium-Ion Batteries that will ultimately be incorporated by GM into vehicles that may be eligible for a “Clean Vehicle Credit” under Section 30D of the Internal Revenue Code of 1986, as amended (the “Code”). The lithium is processed into carbonate in Thacker Pass, Nevada. Supplier will not change the lithium processing location without first obtaining GM’s advance written consent which shall not be unreasonably delayed or withheld. The Parties agree that GM may reasonably consider such alternate location’s impact on the GM vehicles into which the Product is incorporated qualifying for the Clean Vehicle Credit. For clarity, written consent to relocate the lithium carbonate processing must be obtained directly from GM notwithstanding any agreement(s) pursuant to which a Designated Purchaser actually purchases the Product. Supplier covenants and agrees that the Product will not be extracted, processed or recycled by a foreign entity of concern, as described in Section 30D of the Code. Supplier agrees to provide GM with information and detail as is reasonably requested by GM to support GM’s calculations and certifications in order for GM to maximize the Clean Vehicle Credits under Section 30D of the Code. Supplier further agrees to exercise reasonable effort in good faith to enable GM to maximize the Clean Vehicle Credits under Section 30D of the Code.
10.2.
Lithium Extraction Attestations.

Supplier covenants and agrees that no portion of the lithium will be extracted, processed or recycled by a foreign entity of concern, as such term is defined in Section 30D of the Code. Supplier will provide attestations, signed by an officer of Supplier, that such lithium was not extracted, processed or recycled by a foreign entity of concern under Section 30D of the Code. Such attestation shall be in form and substance acceptable to GM and consistent to satisfy GM’s obligations under Section 30D of the Code, including any regulations, notices or guidance thereunder.

11.
Access to Information, ESG Committee and Annual Review.
11.1.
Access to Information.

GM will have access and information rights to Supplier’s Phase Two Production Facility and mine location and Supplier will permit GM and the Designated Purchasers a minimum of four (4) aggregated and a maximum of eight (8) aggregated site visits to the Phase Two Production Facility (only) per year. GM will comply with all health and safety regulations of Supplier. Such site visits will be at the sole risk, cost and expense of GM. GM shall give Supplier a minimum of 72 hours prior written notice in advance of each site visit. Each such site visit shall not interfere with the operations of Supplier. To the extent Supplier changes or adds a new lithium processing location in accordance with Section 10.1 of this Agreement, GM’s rights pursuant to this Section 11.1 shall also apply to such additional locations. These access and information rights shall include access to Supplier’s premises and books and records for the purpose of auditing Supplier’s compliance with the terms of this Agreement and any Designated Purchaser Agreement (including, without limitation, charges under this Agreement and any Designated Purchaser Agreement) or inspecting or conducting an inventory of finished Products, work-in-process, raw materials, and all work or other items to be provided pursuant to this Agreement located at Supplier’s premises. Supplier will cooperate with GM and the Designated Purchasers so as to facilitate such audit, including, without limitation, by segregating and promptly producing such records as GM and any Designated Purchaser may reasonably request, and otherwise making records and other materials accessible to GM and any Designated Purchaser. Supplier will preserve all records pertinent to this Agreement and any Designated Purchaser Agreement, and Supplier’s performance under this Agreement and any Designated Purchaser Agreement, for a period of not less than one year after any GM Buyer’s final payment to Supplier under this Agreement and any Designated Purchaser Agreement. Any such audit or inspection conducted by GM and any Designated Purchaser or their representatives will not constitute acceptance of any Products (whether in progress or finished), relieve Supplier of any liability under this Agreement or any Designated Purchaser Agreement or prejudice any rights or remedies available to GM.

11.2.
ESG Committee.

GM and Supplier will establish an ESG committee (the “ESG Committee”) to collaborate on key initiatives such as responsible sourcing. The ESG Committee will meet at least once per Quarter, unless otherwise mutually agreed by the Parties.

11.3.
Annual Review Meetings.

The Supplier and GM shall meet at least once per calendar year during the Phase Two Term as reasonably appropriate on a date and location mutually agreeable to the Supplier and GM (each a “Review Meeting”). At each Review Meeting the Supplier and GM shall seek to address and discuss any outstanding issues under this Agreement, including without limitation, the reconciliation of purchase orders with respect to the then current Annual Quantity.

12.
Compliance Obligations.

Supplier will use all reasonable endeavors to at all times comply with GM’s Supplier Code of Conduct, GM’s Human Rights Policy and GM’s Responsible Minerals Sourcing Policy, attached to this Agreement as Exhibit D. Supplier also agrees to trace the source and origin of all components of the Product, and to provide to GM all information and documentation reasonably requested by GM resulting from such supply chain mapping.

13.
Order of Precedence.

To the extent of any inconsistency between this Agreement, the Designated Purchaser Agreements, and the General Terms, such agreements will have the following order of precedence: (i) first, this Agreement, (ii) second, the General Terms, and (iii) third, the Designated Purchaser Agreements.

14.
Termination.
14.1.
Termination for Cause. The occurrence of any one or more of the following events will be an “Event of Default” upon the defaulting Party’s receipt of written notice of the occurrence of such event from another Party and the expiration of any applicable cure period provided below.
(A)
Events of Default as set forth in Section 17 of the General Terms.
(B)
Supplier fails to comply with any of its obligations set forth in Section 8 or Section 9 of this Agreement and such failure continues for at least thirty (30) Business Days and, if Supplier is diligently pursuing such a cure at the expiration of such thirty (30) Business Day period, Supplier shall be granted an additional thirty (30) Business Day period to effect such cure.
(C)
Upon the occurrence of a Change of Control of any LAC Party to a Restricted Person which occurs without the consent of GM. To the extent that the foregoing occurs without the prior written consent of GM, GM shall have thirty (30) Business Days from the date GM becomes aware of the foregoing to provide the LAC Parties with notice of termination pursuant to this Section 14.1(C).

Upon the occurrence of an Event of Default by a Party, the non-defaulting Party (i.e. the Parties for the purposes of this Section, being the LAC Parties on the first hand and GM on the second hand) may elect to terminate this Agreement, for cause, in whole or in part, by notice of termination to the defaulting Party.

14.2.
[Reserved].
15.
Default By Designated Purchaser.

Any Event of Default by a Designated Purchaser pursuant to the terms of a Designated Purchaser Agreement shall not constitute a default by GM under this Agreement, and shall not constitute grounds for Supplier to terminate this Agreement.

16.
General Terms.
16.1.
Interpretation. All references to dates or time of day are references to the date or time of day in New York, New York. “Dollars” and “$” means United States Dollars.

16.2.
Notices. All notices, requests, and other communications that are required or may be given under this Agreement must be in writing by electronic transmission and will be deemed received as of the date following the day the electronic transmission is dispatched. Any addresses set forth in this Section may be changed, from time to time, by notice given in the manner provided in this Section.

If given to GM:	General Motors Holdings LLC Cole Engineering Center 29755 Louis Chevrolet Road Warren, MI 48093 Attention: Jeffrey Morrison Email: [***]

and

General Motors Holdings LLC Cole Engineering Center 29755 Louis Chevrolet Road Warren, MI 48093 Attention: Aaron Silver Email: [***]

If given to LAC Parent:	Lithium Americas Corp. Suite 300, 900 W Hastings Street Vancouver, BC V6C 1E5 Attention: Jonathan Evans, President and CEO Email: [***]

If given to Supplier:	Lithium Nevada LLC 5310 Kietzke Lane, Suite 200 Reno, Nevada 89511 Attention: General Counsel Email: [***]

16.3.
Entire Agreement. This Agreement and any schedules, exhibits, or other documents executed in connection with this Agreement, together with any agreements expressly incorporated into this Agreement and all recitals in this Agreement (which recitals are incorporated as covenants of the Parties), constitute the entire understanding of the Parties in connection with the subject matter of this Agreement and supersedes all prior proposals, negotiations, representations, understandings, commitments, and agreements, whether oral or written, with regard to the subject matter and provisions of this Agreement.
16.4.
Modification. This Agreement may not be modified, altered, or amended except by an agreement in writing signed by all Parties.

16.5.
Authority. Each of the representatives executing this Agreement on behalf of the Parties represents and warrants that he or she possesses the corporate power and authority to execute this Agreement on behalf of the respective Parties and that this Agreement has been duly authorized by the Parties. Each of the Parties represents and warrants that the execution and delivery by that Party of this Agreement, or compliance or performance by that Party with any of the provisions of this Agreement will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under any provision of the certificate of incorporation and by-laws or comparable organizational documents of that Party, any material contract of that Party, any judicial order applicable to that Party, or any applicable law, in each case, in existence as of the Execution Date.
16.6.
No Contra Proferentem. The Parties are competent and experienced in business, and have negotiated and reviewed this Agreement with their counsel. Any ambiguous language in this Agreement should therefore not be construed against any Party as the drafter of that language.
16.7.
Permitted Transfers/ Successors and Assigns.
(A)
The following definitions are used for the purposes of this Section 16.7 and as applicable, throughout the other provisions of this Agreement.
(1)
“affiliate” means, as to any specified Person, any other Person who directly, or indirectly through one or more intermediaries, (a) controls such specified Person, (b) is controlled by such specified Person, or (c) is under common control with such specified Person. Under this Agreement LAC Parent and Supplier are not affiliates.
(2)
“Change of Control” means (A) the acquisition by any means, including, without limitation, acquisition of equity, a statutory plan of arrangement, merger or business combination, by any Person, directly or indirectly, of more than 50% of the total voting power of the outstanding voting stock of either Supplier or LAC Parent, or (B) the acquisition by any Person, directly or indirectly, of the power to direct or cause the direction of the management or policies of either Supplier or LAC Parent.
(3)
“FEOC” means a (A) Person who is a “foreign entity of concern,” as such term is defined in Section 30D of the Code or (B) a Person “linked to or subject to influence by hostile or non-likeminded regimes or states,” as such concept is used in the Policy Regarding Foreign Investments from State-Owned Enterprises in Critical Minerals under the Investment Canada Act, or, in each case, under any successor or similar policies promulgated by either the Canadian or United States government in respect of critical minerals policy.

(4)
“GM Competitor” means any OEM or any affiliate of any OEM.
(5)
“GM Competitor Nominee” means a third party that is acting for the benefit of a GM Competitor in connection with a Project Sale transaction.
(6)
“Governmental Entity” means any domestic or foreign federal, provincial, regional, state, municipal or other government, governmental department, agency, authority or body (whether administrative, legislative, executive or otherwise), court, tribunal, commission or commissioner, bureau, minister or ministry, board or agency, or other regulatory authority, including any securities regulatory authorities and stock exchange.
(7)
“Non Permitted Party” means a non-Party that is not a Permitted Party.
(8)
“OEM” means (i) an original equipment manufacturer of vehicles (whether gas or electric powered) that are used primarily on public roads, streets, or highways (whether sold direct or through franchised dealers), or any Person that controls or owns substantially all of the equity interests in an original equipment manufacturer of, vehicles (whether gas or electric powered) that are used primarily on public roads, streets, or highways (whether sold direct or through franchised dealers) including, without limitation, any affiliate, subsidiary, or entity similar to or in competition with an entity that has a trademark, service mark, or brand owned or operated by Payment terms for each release of Product under a Purchase Contract shall be net [***] days following the GM Buyer’s receipt of the Product at the GM Buyer’s facility but not later than [***] days after first loading of the Product at the Project or the Alternate Location (as defined in the General Terms); or (ii) a distributor, seller, contract manufacturer, or other entity that manufactures, has manufactured, or otherwise purchases vehicles that are used to provide (whether directly or through independent contractors) services to, or deliver goods for, third parties including, without limitation, such services that qualify or otherwise constitute transportation as a service, mobility as a service, shared autonomous vehicles, logistics, transportation, or other types of services.
(9)
“Permitted Party” means any non-Party that is not: (i) a GM Competitor; (ii) to the knowledge of the Supplier, at the applicable time the Project Sale is entered into by the Supplier, a GM Competitor Nominee; (iii) a Sanctioned Person, or (iv) an FEOC.

(10)
“Person” means and includes any individual, corporation, limited partnership, general partnership, joint stock corporation, limited liability corporation, joint venture, association, corporation, trust, bank, trust corporation, pension fund, business trust or other organization, whether or not a legal entity, and any Governmental Entity.
(11)
“Restricted Person” means a non-Party that is (i) a Sanctioned Person; or (ii) an FEOC.
(12)
“Sanctioned Person” means a Person (a) who is a restricted or prohibited Person as designated or included in any list of designated or restricted parties under any export control or economic sanctions laws of the United States or any other applicable Sanctions Authority; (b) a Person domiciled, organized, or resident in a Sanctioned Territory; or (c) an entity owned or controlled by any of the foregoing Persons in clauses (a) or (b) hereof.
(13)
“Sanctioned Territory” means at any time, a country or territory which is, or whose government is, the subject of Sanctions broadly prohibiting dealings with such country, territory or government (at the time of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic and the so-called Luhansk People’s Republic).
(14)
“Sanctions Authority” means the United States government and any of its agencies (including, without limitation, OFAC, BIS, the U.S. State Department and the U.S. Department of Commerce), the European Union and each of its member states, the United Nations Security Council, the United Kingdom, the Canadian government, or any other Governmental Entity with jurisdiction over the Parties to this Agreement.
(15)
“Subject North American Business” means all of the businesses carried on by the Supplier and its affiliates (excluding LAC Parent) in North America with respect to the exploration and development of the Project and includes all the assets pertaining to the foregoing or otherwise held by any of them immediately prior to the Execution Date.
(B)
Certain of the permitted transfers, assignments and other transactions pertaining to the Supplier, and the Project (which may result in a corresponding assignment of this Agreement by the Supplier) and the restrictions on other transfers, assignments and other transactions pertaining to the Supplier and the Project (which may result in a corresponding assignment of this Agreement by the Supplier) are set out in this Section 16.7 (in addition to those contemplated in Section 14). However, for clarity if a transfer or assignment is not expressed as being specifically prohibited pursuant to the terms of this Agreement, then it is not prohibited hereunder.
(C)
GM shall not have the right to sell, assign or transfer, directly or indirectly, in whole or in part, its rights and obligations under this Agreement, other than to a Designated Purchaser as provided herein.
(D)
Save and except as expressly permitted by the provisions of Section 14.1, Supplier shall not have the right to sell, assign or transfer, directly or indirectly, in whole or in part, its rights and obligations under this Agreement.
(E)
This Agreement and all of the Parties’ obligations are binding upon their respective successors and permitted assigns, and, together with the rights and remedies of the Parties under this Agreement, inure to the benefit of the Parties and their respective successors and permitted assigns.
(F)
Change of Control of Supplier. Neither Supplier nor LAC Parent shall, without the prior written consent of GM, solicit offers for, participate in discussions or negotiations relating to, furnish any documentation or other information relating to, or enter into a Change of Control of Supplier or LAC Parent to a Non Permitted Party.
(G)
Injunctive Relief. Supplier and LAC Parent acknowledge and agree that money damages will not be a sufficient remedy for any actual or threatened breach of this Section 16.7 by Supplier or LAC Parent and that, in addition to all other rights and remedies that GM may have, GM will be entitled to specific performance and temporary, preliminary and permanent injunctive relief in connection with any action to enforce this Section 16.7, without any requirement of a bond or other security to be provided by GM.
16.8.
No Third-Party Beneficiaries. Except as otherwise provided herein, the Parties agree that this Agreement is intended to benefit solely the Parties to this Agreement and is not intended for the benefit of any third parties.
16.9.
No Waiver. The failure of a Party at any time to require performance by another Party of any provision of this Agreement will in no way affect the right to require such performance at any time thereafter, nor will the waiver of a Party of a breach of any provision of this Agreement constitute a waiver of any succeeding breach of the same or any other provision.
16.10.
Cumulative Remedies. The rights and remedies specified in this Agreement are cumulative and not exclusive of any rights or remedies that a Party would otherwise have.

16.11.
Survival. Any Sections that expressly or by their nature survive expiration or termination shall survive the expiration or termination of this Agreement.
16.12.
Severability. If any term of this Agreement is invalid or unenforceable under applicable law or regulation, such term will be deemed reformed or deleted, as the case may be, but only to the extent necessary to comply with such applicable law or regulation, and the remaining provisions of this Agreement will remain in full force and effect.
16.13.
No Agency. Supplier on the one hand and GM on the other hand are independent contracting parties and nothing in this Agreement will make either such Party the agent or legal representative of the other for any purpose whatsoever, nor does it grant either such Party any authority to assume or to create any obligation on behalf of or in the name of the other.
16.14.
Cooperation. Each of the Parties agrees to reasonably cooperate with the other Parties and to take all additional actions that may be reasonably necessary to give full force and effect to this Agreement.
16.15.
Counterparts. This Agreement may be executed in any number of duplicate originals or counterparts, and each duplicate original or counterpart will be deemed an original and taken together will be one and the same instrument. The Parties agree that their respective signatures may be electronically delivered, and that such electronic transmissions will be treated as originals for all purposes.
16.16.
General Terms. References in the General Terms to the “Contract” shall mean this Agreement, including, without limitation, all terms, provisions, sub-parts, sections and exhibits, and any documents incorporated by reference herein including, but not limited to, the General Terms. References in the General Terms to “Buyer” shall mean the applicable GM Buyer. Capitalized terms used in the General Terms but not defined therein shall have the meanings given to such terms in this Agreement.
16.17.
Traceability. Supplier must trace the source and origin of all goods and materials to be used in connection with this Agreement and make such information available to GM for prior written approval before any such direct or indirect supplier may be used in connection with this Agreement (the “Supply Chain Map”). Supplier will not change the source or origin of any goods or materials identified in the Supply Chain Map without first obtaining GM’s advance written consent. For clarity, written consent to change the source or origin of any goods or materials identified in the Supply Chain Map must be obtained directly from GM.

Supplier will put policies and process in place to obtain sourcing and origin information from sub-tier suppliers and include all such information in the Supply Chain Map upon receipt. Supplier will proactively, and on an ongoing basis, monitor the source and origin of all goods and material used in connection with this Agreement. Supplier must obtain GM’s prior written consent to the procurement of any goods or materials used in connection with this Agreement that originate or are otherwise extracted, processed, recycled, manufactured or assembled, in whole or in part:

(i)
by an FEOC; or
(ii)
in a territory identified in Country Group D, Supplement No. 1 to 15 C.F.R. Part 740: (see https://www.bis.doc.gov/index.php/documents/regulation-docs/2255-supplement-no-1-to-part-740-country-groups-1/file). Egypt, Israel, United Arab Emirates, Uzbekistan and Vietnam are excluded from the Country Group D supplement. GM may, in its discretion, authorize purchases from such other Group D territories for which a risk mitigation plan is approved by GM.

Supplier will comply with all applicable GM policies, as amended, relating to supply chain resiliency and compliance. Supplier will incorporate, and require its subcontractors at all tiers to incorporate, these terms and any applicable GM policy in its contract for goods or materials used in connection with this Agreement.

17.
REPRESENTATIONS. THE PARTIES ACKNOWLEDGE THAT THEY HAVE BEEN GIVEN THE OPPORTUNITY TO CONSULT WITH COUNSEL OF THEIR CHOICE BEFORE EXECUTING THIS AGREEMENT AND ARE DOING SO WITHOUT DURESS, INTIMIDATION, OR COERCION AND WITHOUT RELIANCE UPON ANY REPRESENTATIONS, WARRANTIES, OR COMMITMENTS OTHER THAN THOSE REPRESENTATIONS, WARRANTIES, OR COMMITMENTS SET FORTH IN THIS AGREEMENT.

[Signature Page Follows]

THEREFORE, the Parties have executed and delivered this Agreement as of the date and year first above written.

Signed by:

Lithium Americas Corp.

By:

Name:

Title:

Lithium Nevada LLC

By:

Name:

Title:

General Motors Holdings LLC

By:

Name:

Title:

EXHIBIT G

Termination Agreement

[See attached.]

EXECUTION VERSION

TERMINATION AGREEMENT

TO:	LITHIUM AMERICAS CORP. (THE “COMPANY”)
LITHIUM AMERICAS (ARGENTINA) CORP. (“LAAC”)

RE:	MASTER PURCHASE AGREEMENT (THE “MASTER PURCHASE AGREEMENT”) DATED JANUARY 30, 2023 BETWEEN LAAC AND GENERAL MOTORS HOLDINGS LLC (“GM”)

AND RE:	SUBSCRIPTION AGREEMENT DATED OCTOBER 3, 2023 BETWEEN THE COMPANY AND GM (THE “SPINCO TRANCHE 2 SUBSCRIPTION AGREEMENT”)

DATED:	OCTOBER 15, 2024

WHEREAS:

A.
LAAC and the Company have completed the Separation Transaction (as such term is defined in the Master Purchase Agreement);
B.
As part of the Separation Transaction, the Company became a party to the Master Purchase Agreement;
C.
The Tranche 2 Closing (as such term is defined in the Spinco Tranche 2 Subscription Agreement) did not occur prior to the completion of the Separation Transaction; and
D.
The Company and GM subsequently determined that it is in their best interest to replace the Tranche 2 Investment (as such term is defined in the Master Purchase Agreement) with an investment by GM in Lithium Nevada Ventures LLC, a limited liability company organized and existing under the laws of the State of Delaware (“Holdco”), in accordance with the terms and subject to the conditions set forth in an investment agreement dated as of the date hereof (the “Investment Agreement”), and to terminate the Spinco Tranche 2 Subscription Agreement and the Master Purchase Agreement simultaneously with execution of such Investment Agreement;

NOW THEREFORE in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, GM, LAAC and the Company hereby acknowledge and agree as follows:

1.
The Company and GM hereby agree to (a) terminate the Spinco Tranche 2 Subscription Agreement in accordance with Section 7.1(a) of the Spinco Tranche 2 Subscription Agreement and (b) irrevocably and unconditionally waive, release, and discharge any claim each may have against the other with respect to the Spinco Tranche 2 Subscription Agreement; provided, that such release shall not affect any rights, duties or obligations of the Company and GM with respect to any obligations due on or prior to the date hereof under the terms of the Spinco Tranche 2 Subscription Agreement.
2.
Subject to Section 10.5 of the Master Purchase Agreement providing for the survival of those provisions that expressly or by their nature survive expiration or termination, the Company, LAAC and GM hereby agree to (a) terminate the Master Purchase Agreement in accordance with Section 9.1(a) of the Master Purchase Agreement and (b) irrevocably and unconditionally waive, release, and discharge any claim each may have against the other with respect to the Master Purchase Agreement; provided, that such release shall not affect any rights, duties or obligations of LAAC and GM with respect to any obligations due on or prior to the date hereof under the terms of the Master Purchase Agreement.
3.
The terminations set out in Clauses 1 and 2 above shall be conditional on the Investment Agreement being duly executed in accordance with the terms thereof.
4.
Each of the Parties represents and warrants that this Agreement has been duly authorized, executed and delivered by it.
5.
This Agreement shall be construed and governed by the laws of the Province of British Columbia and the federal laws of Canada applicable in that province.
6.
This Agreement enures to the benefit of and is binding upon the Parties and, as applicable, their respective successors and assigns.
7.
This Agreement, the provisions contained in this Agreement, and the agreements and other documents to be delivered pursuant to this Agreement, constitute the entire agreement between the parties with respect to the subject matter thereof and supersede all prior communications, proposals, representations and agreements, whether oral or written, with respect to the subject matter thereof.
8.
This Agreement may be executed in several counterparts (including by means of electronic communication), each of which when so executed shall be deemed to be an original and shall have the same force and effect as an original, and such counterparts together shall constitute one and the same instrument.

[Signature page follows]

GENERAL MOTORS HOLDINGS LLC

By:
Name:
Title:

LITHIUM AMERICAS CORP.

By:
Name:
Title:

LITHIUM AMERICAS (ARGENTINA) CORP.

By:
Name:
Title:

[Signature Page – Termination Agreement]

EXHIBIT H

Restructuring Step Plan

[***]